As filed with the Securities and Exchange Commission on November 10, 2020
Registration No. 333-249279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Axovant Gene Therapies Ltd.*
(Exact Name of Registrant as Specified in Its Charter)

Bermuda* (state or other jurisdiction of incorporation or organization)	Clarendon House 2 Church Street Hamilton HM 11, Bermuda (833) 296-8268	98-1333697 (I.R.S. employer identification no.)
(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road
Wilmington, DE 19808
(866) 846-8765
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
John T. McKenna
Alison A. Haggerty
Milson C. Yu
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
(650) 843-5000

Approximate date of commencement of proposed sale to the public: The domestication described herein will be effective on, or as soon as practicable after, the date that this registration statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
						Emerging growth company	☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee (1)
Common Stock, par value $0.00001 per share	47,249,729	(2)	$4.68	(3)	$221,128,731.72	(3)	$24,126
Common Stock, par value $0.00001 per share	1,218,193	(2)	$2.01	(4)	$2,448,567.93	(4)	$268
Pre-funded Warrants to purchase Common Stock	3,301,998	(5)	$—		$—		$—
Common Stock underlying Pre-funded Warrants to purchase Common Stock	3,301,998	(6)	$4.68	(6)	$15,453,350.64	(6)	$1,686
(1)    Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions. The Registrant previously paid a registration fee of $25,812 on connection with the initial filing of this Registration Statement. The Registrant is paying an additional filing fee in the amount of $268 in connection with the filing of this Amendment No. 1 to the Registration Statement to reflect the addition of 1,218,193 additional shares of common stock in accordance with Rule 457(c).
(2)    Consists of the shares of common stock of Sio Gene Therapies Inc. into which all common shares of Axovant Gene Therapies Ltd. that are issued and outstanding, based on shares outstanding as of November 1 0, 2020, will convert upon the Domestication (as hereinafter defined).
(3)    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) for shares outstanding as of September 30, 2020 , based on the average of the high and low prices of the common shares of Axovant Gene Therapies Ltd. on the Nasdaq Global Select Market on October 1, 2020 ($4.68 per share).
(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) for additional shares issued and outstanding from October 1, 2020 through the date of this Amendment No. 1 to the Registration Statement, based on the average of the high and low prices of the common shares of Axovant Gene Therapies Ltd. on the Nasdaq Global Select Market on November 9, 2020 ($2.01 per share).
(5)    Pursuant to the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the pre-funded warrants has been allocated to the shares of underlying common stock issuable upon the Domestication, and such fee has been included in the registration fee for the shares of common stock of Sio Gene Therapies Inc. registered hereby. As a result, no additional fee is payable for the pre-funded warrants.
(6)    Represents shares of common stock that may be issued upon exercise of outstanding pre-funded warrants to purchase common shares of Axovant Gene Therapies Ltd. immediately prior to the Domestication and that will automatically be converted by operation of law in the Domestication into pre-funded warrants to purchase shares of common stock of Sio Gene Therapies Inc. Pursuant to Rules 457(f)(1) and (g), the proposed maximum aggregate offering price for the pre-funded warrants and underlying shares of common stock is equal to the product obtained by multiplying (a) the maximum aggregate price per warrant and underlying share of common stock, equal to the sum of (i) the exercise price per warrant of $0.00001 and (ii) the price per common share of Axovant Gene Therapies Ltd. of $4.68 as determined pursuant to Rule 457(f)(1), by (b) the maximum number of shares of common stock issuable upon exercise of the pre-funded warrants.
*    The Registrant intends to effect a domestication under Section 388 of the General Corporation Law of the State of Delaware and a discontinuance under Sections 132G and 132H of the Companies Act 1981 of Bermuda, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from Bermuda to the State of Delaware.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 10 , 2020
PRELIMINARY PROSPECTUS

Shares of Common Stock
DOMESTICATION IN DELAWARE

Axovant Gene Therapies Ltd. is an exempted company incorporated under the laws of Bermuda. We are proposing to change our jurisdiction of incorporation by discontinuing from Bermuda and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, we will file a notice of discontinuance with the Bermuda Registrar of Companies and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation with the name “Sio Gene Therapies Inc.” We refer to the domesticated Delaware entity as “Sio Gene Therapies.” On the effective date of the Domestication, each of our currently issued and outstanding common shares will automatically convert by operation of law, on a one-for-one basis, into shares of Sio Gene Therapies common stock. Under Bermuda law and our current bye-laws, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal as a result of the Domestication.
We are not asking you for a proxy and you are requested not to send us a proxy. No shareholder action is required to effect the Domestication. See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”
Our common shares are currently listed on The Nasdaq Global Select Market under the symbol “AXGT.” We expect the shares of common stock of Sio Gene Therapies to trade under the symbol “SIOX” after the Domestication.
Investing in the common stock of Sio Gene Therapies involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus will not be filed with the Bermuda Registrar of Companies. Neither the Bermuda Monetary Authority nor the Bermuda Registrar of Companies accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and, as such, are subject to reduced public company reporting requirements.

Prospectus dated , 2020

We have not authorized anyone else to provide you with information that is in addition to or different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information other than the information contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

1

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations, although not all forward-looking statements contain these identifying words. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.
The forward-looking statements appearing in a number of places throughout this prospectus include, but are not limited to, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things:
•    the success and timing of our ongoing development and potential commercialization of our product candidates;
•    our relationships under our license agreements;
•    the success of our interactions with the U.S. Food and Drug Administration (“FDA”) and international regulatory authorities;
•    the anticipated start dates, durations and completion dates of our ongoing and future nonclinical studies and clinical trials, as well as subsequent portions or cohorts of our ongoing clinical trials;
•    the receipt of approvals or endorsements by data monitoring or other committees necessary for commencement or continuation of clinical trials;
•    the anticipated designs of our future clinical studies;
•    anticipated future regulatory submissions and the timing of, and our ability to, obtain and maintain regulatory approval for our product candidates;
•    the rate and degree of market acceptance and clinical utility of any approved product candidate;
•    our ability to identify and in-license or acquire additional product candidates;
•    our commercialization, marketing and manufacturing capabilities and strategy;
•    continued service of our executive officers or other key scientific or management personnel;
•    our ability to obtain, maintain and enforce intellectual property rights for our product candidates;
•    our anticipated future cash position;
•    our estimates regarding our results of operations, financial condition, liquidity, capital requirements, prospects, growth and strategies;
•    our ability to maintain and operate our business in light of the COVID-19 pandemic;
•    the anticipated timing and effects of the Domestication, including its tax treatment;
•    the success of competing therapies that are or may become available; and
•    our stated objective of building the world’s leading gene therapy company for the treatment of neurological diseases.

We have based these forward-looking statements largely on our current expectations and projections about future events, including the responses we expect from the FDA and other regulatory authorities and financial trends that we believe may affect our financial condition, results of operations, business strategy, nonclinical studies and clinical trials and financial needs. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors known and unknown that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified herein, and those discussed in the section titled “Risk Factors” set forth on page 6 of this prospectus and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks are not exhaustive. You should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements as predictions of future events.
II-2

SUMMARY
This summary provides an overview of selected information. Because this is only a summary, it may not contain all the information that may be important to you in understanding the Domestication. You should carefully read this entire prospectus, including the section titled “Risk Factors.” See the section of this prospectus titled “Where You Can Find More Information.” Unless the context otherwise requires, in this prospectus, the terms the “Company,” “Axovant,” “we,” “us” and “our” refer to Axovant Gene Therapies Ltd. as it currently exists under Bermuda law and will continue under Delaware law after the Domestication, and the terms “Axovant” and “Sio Gene Therapies” refer to the Company prior to and after the Domestication, respectively.
Axovant Gene Therapies Ltd.
We are a clinical-stage company focused on developing innovative gene therapies for neurodegenerative diseases. We currently have three clinical-stage programs: (i) the AXO-Lenti-PD program for the treatment of Parkinson's disease, which is comprised of the first generation ProSavin® in which 15 patients were previously dosed in a Phase 1/2 study, and the second generation AXO-Lenti-PD in which we have dosed two patients in Cohort 1 of the dose-escalation study and four patients in Cohort 2; (ii) the AXO-AAV-GM1 program for the treatment of GM1 gangliosidosis in which five patients have been dosed in the juvenile (Type II) low-dose cohort of stage 1, and we have dose d the first juvenile (Type II) patien t in the higher dose cohort of the study and expect to continue to dose Type II patients and initiate the low-dose infantile (Type I) patients in calendar year 2020; and (iii) the AXO-AAV-GM2 program for the treatment of GM2 gangliosidosis (including Tay-Sachs and Sandhoff diseases) in which two expanded access patients have been dosed under an investigational new drug ("IND") application sponsored by the University of Massachusetts Medical School ("UMMS"). In addition, in November 2020, we obtain ed clearance from the United States Food and Drug Administration ("FDA") for our I N D application , which will allow us to dose patients beginning in calendar 2021 .
We are dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need and extending the reach of gene therapies to highly prevalent neurodegenerative disorders like Parkinson's disease. We have assembled a portfolio of gene therapies in partnership with leading scientific institutions and have built a team with extensive experience in the gene therapy space. Our team pursues new innovations in vector design and delivery to optimize our investigational gene therapy products for safety, potency, durability, and immunologic response. We will continue to build integrated internal development capabilities from product development through commercialization and focus on accelerating the pace of product development in the clinic. As part of our ongoing business strategy, we continue to explore potential opportunities to acquire or license new product candidates as well as opportunities for partnership or collaboration on our existing products in development. Our vision is to build the world's leading gene therapy company for the treatment of neurodegenerative diseases by progressing our current programs and identifying, developing and commercializing other novel gene therapy treatments for neurodegenerative diseases.
Axovant’s principal executive offices and registered offices are l ocated at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Axovant’s telephone number at its principal executive offices is 1-833-296-8268 . Following the Domestication, the principal executive offices and registered offices of Sio Gene Therapies Inc. will be located at 11 Times Square, 33rd Floor, New York, New York 10036. Sio Gene Therapies’ telephone number at its principal executive offices following the Domestication will be 1-877-746-4891.

The Domestication
We intend to change our jurisdiction of incorporation from Bermuda to Delaware, and we refer to this change as the “Domestication.” We will effect the Domestication by filing in Delaware a certificate of corporate domestication and a certificate of incorporation of Sio Gene Therapies, and by filing in Bermuda a notice of discontinuance and a copy of the certified copy of the certificate of corporate domestication of Axovant issued by the Secretary of State of the State of Delaware. The Domestication does not require shareholder approval. We anticipate that the Domestication will become effective on or about November 12 , 2020, upon receipt of the certificate of discontinuance from the Bermuda Registrar of Companies, which we expect will provide that the effective time of the discontinuance of Axovant under the Companies Act 1981 of Bermuda is the effective time of Sio Gene Therapies’s domestication and continuance in Delaware under Delaware law (we refer to the latest of these effective times as the “Effective Time”). See “Description of Capital Stock—Effective Time” below.
In connection with the Domestication, we also intend to complete a corporate reorganization to align our corporate structure with current and future business activity. See “The Domestication—General.” We refer to these steps in this prospectus as the “Reorganization.”

Comparison of Shareholder Rights
The Domestication will change our jurisdiction of incorporation from Bermuda to Delaware and, as a result, our organizational documents will change and will be governed by Delaware law rather than Bermuda law. There are differences between the governing corporate law of Axovant and Sio Gene Therapies. For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided under Bermuda law. No similar right is available under Delaware law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law. Additionally, there are differences between the new organizational documents of Sio Gene Therapies and the current organizational documents of Axovant. For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the Delaware General Corporation Law, the new Sio Gene Therapies bylaws will not contain provisions similar to the business combination provisions in our current bye-laws. In addition, while our current bye-laws require approval of our shareholders to amend any provision of the bye-laws, the new Sio Gene Therapies bylaws may generally be amended by the board of directors of Sio Gene Therapies, as permitted under the DGCL.However, our stockholders will have substantially similar voting rights because the provisions of Section 203 will apply upon effectiveness of the Domestication.
We describe these and other changes in more detail under “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies” below. However, our consolidated business, operations, assets and liabilities, as well as our board of directors and executive officers, will be the same upon completion of the Domestication as they are prior to the Domestication. The fiscal year end of Sio Gene Therapies Inc. following the Domestication will remain at March 31.
Share Exchange
We are authorized to issue up to 1,000,000,000 common shares, $0.00001 par value per share. As of June 30, 2020 and September 30, 2020, we had 40,973,380 and 47,249,729 common shares outstanding, respectively.
In the Domestication, each common share of Axovant that is issued and outstanding immediately prior to the Effective Time will automatically convert by operation of law into one share of common stock of Sio Gene Therapies. Similarly, outstanding options, warrants and other rights to acquire Axovant shares will become options, warrants or rights to acquire the corresponding stock of Sio Gene Therapies. It is not necessary for shareholders of Axovant who currently hold share certificates to exchange their existing share certificates for certificates of shares of common stock of Sio Gene Therapies. See “The Domestication—Domestication Share Conversion” below.
Reasons for the Domestication and Reorganization
Axovant has historically maintained a corporate structure of seven direct and indirect subsidiaries in various jurisdictions, including the United Kingdom, Switzerland, Bermuda and the United States for various financial, legal and tax reasons. Axovant Gene Therapies Ltd., while incorporated in Bermuda, oversaw the global operations through the exercise of central management and control in the U.K. and conducted regular board of director and shareholder meetings in the U.K. Axovant’s Swiss subsidiary owned all of our intellectual property; governed, exploited and protected the intellectual property for development and commercialization through such subsidiary’s board of directors and management. Maintaining this structure is a time-consuming, expensive operation, which has become less justifiable after the failure of our clinical trials for, and the discontinuation of development of, intepirdine and nelotanserin in 2018. This led to a dramatic shift in our strategy and business plan toward becoming a company focused on development of gene therapies.
Our board of directors believes that the Domestication and Reorganization will, among other things:
•Simplify our corporate holding and governance structure that was previously established by Roivant Sciences Ltd. when it was our controlling shareholder;
•Reduce the number of subsidiaries within our corporate structure, resulting in more efficient and less costly governance and administration (such as conducting operations, payroll and intellectual property management from one subsidiary);

•Reduce our exposure to the potential consequences of certain tax regimes, such as the U.K. tax regime, in connection with the simplification of our corporate holding and governance structure;
•Relocate our jurisdiction of organization to one that has a body of law more familiar to our officers, our employees, our board of directors and many of our shareholders; and
•Provide legal, administrative and other similar efficiencies.
Summary of Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties that you should be aware of in evaluating our business. These risks include, but are not limited to, the following:
• Our business, operations and clinical development plans and timelines could be adversely impacted by the effects of health epidemics, including the recent COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturers, contract research organizations, or CROs, shippers and others.
• We have a limited operating history and have never generated any product revenues.
• We are in the process of implementing a business plan that may continue to evolve as we integrate our newly licensed gene therapy product candidates. Our business plan may lead to the initiation of one or more development programs, the discontinuation of one or more development programs, or the execution of one or more transactions that you do not agree with or that you do not perceive as favorable to your investment.
• We are heavily dependent on the success of our gene therapy product candidates, which are still in early stages of clinical or preclinical development. If we are unable to successfully develop and commercialize any of our product candidates, our business will be harmed.
• We may be required to make significant payments to third parties under the agreements pursuant to which we acquired our gene therapy product candidates.
• Clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.
• If we are not able to obtain required regulatory approvals, we will not be able to commercialize our gene therapy product candidates, and our ability to generate revenue will be materially impaired.
• The intended tax effects of our corporate structure prior to and following the Domestication and our corporate reorganization to align our corporate structure with current and future business activity (the "Reorganization"), and intercompany arrangements prior to the Domestication and Reorganization, depend on the application of the tax laws of various jurisdictions and on how we operate our business.
• We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
• We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our product candidates.
• Interim "top-line" and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
• Gene therapies are novel, complex and difficult to manufacture. We do not have our own manufacturing capabilities and will rely on third parties to produce clinical and commercial supplies of our product candidates.
• Our gene therapy product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.

• Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.
• If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our product candidates, even if approved.
• If the market opportunities for any product candidates we may develop are smaller than we believe they are, our revenues, if any, may be adversely affected, and our business may suffer. Because the target patient populations for many of the product candidates we may develop are small, we must be able to successfully identify patients and achieve a significant market share to achieve and maintain profitability and growth.
• We face significant competition from other biotechnology and pharmaceutical companies, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours and our operating results will suffer if we fail to compete effectively.
• We may not be able to protect our intellectual property rights throughout the world, which could impair our business.
• Third-party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate patents or other proprietary rights may delay or prevent the development and commercialization of our product candidates.
• The market price of our common stock has been and is likely to continue to be highly volatile, and you may lose some or all of your investment.
The summary risk factors described above should be read together with the text of the full risk factors below, in the section titled “Risk Factors”. The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not precisely known to us, or that we currently deem to be immaterial may also harm our business, financial condition, results of operations and future growth prospects.
Material U.S. Federal Income Tax Consequences of the Domestication
See “Material U.S. Federal Income Tax Consequences of the Domestication” for more information.
No Vote or Dissenters’ Rights of Appraisal in the Domestication
Under Bermuda and Delaware law and our current bye-laws, we do not need shareholder approval of the Domestication, and our shareholders do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Domestication. See “The Domestication—No Vote or Dissenters’ Rights of Appraisal in the Domestication.”
Summary Financial Data
The following tables summarize our consolidated financial data. The summary consolidated statement of operations data for the years ended March 31, 2020 and 2019 have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated balance sheet data as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated statement of operations data for the three months ended June 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements included in our Form 10-Q, which is incorporated by reference in this prospectus.

You should read the following summary consolidated financial data together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and unaudited condensed consolidated financial statements and the related notes, each included elsewhere in this prospectus. The summary data in this section is not intended to replace such financial statements and the related notes and are qualified in their entirety by such financial statements and the related notes included elsewhere in this prospectus. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal recurring nature that are necessary for a fair statement of our unaudited condensed consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected for any future periods, and the results for the three months ended June 30, 2020 are not necessarily indicative of the results to be expected for the full year or any other period.

	Three Months Ended June 30,		Year Ended March 31,
Consolidated statement of operations data:	2020	2019	2020	2019
	(In thousands, except share and per share amounts)
Operating costs and expenses:
Research and development	$5,194	$21,090	$47,110	$87,552
General and administrative	4,640	6,468	22,061	39,466
Total operating expenses	9,834	27,558	69,171	127,018
Interest expense	796	1,558	4,377	7,530
Other income	(2,066)	(1,097)	(1,358)	(5,616)
Loss before income tax expense	(8,564)	(28,019)	(72,190)	(128,932)
Income tax expense	30	38	438	133
Net loss	$(8,594)	$(28,057)	$(72,628)	$(129,065)
Net loss per common share -basic and diluted	$(0.20)	$(1.23)	$(2.93)	$(8.02)
Weighted average common shares outstanding - basic and diluted	43,287,222	22,780,114	24,812,536	16,100,686

	As of June 30,
Consolidated balance sheet data:	2020	2019
	(In thousands)
Cash and cash equivalents	$55,482	$80,752
Total assets	71,036	93,680
Total liabilities	12,455	32,122
Accumulated deficit	(767,238)	(758,644)
Shareholders' equity	58,581	61,558

RISK FACTORS
Any investment in our securities involves a number of risks and uncertainties, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below are not the only ones we face. Additional risks that are currently unknown to us or that we currently consider to be immaterial may also impair our business or adversely affect our financial condition or results of operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Risks Relating to the Domestication and Reorganization
The Domestication may result in adverse tax consequences for you.
As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Domestication” below, we intend to take the position that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Axovant common shares or warrants will be subject to Section 367(b) of the Code and, as a result, such U.S. holders may be subject to U.S. federal income tax as a result of the Domestication depending on their status. Although it is not entirely free from doubt, because the warrants are pre-funded warrants, we believe the warrants should be treated as Axovant common shares for U.S. federal income tax purposes and a holder of warrants should generally be taxed in the same manner as a holder of Axovant common shares, as described below. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and all references to Axovant common shares include warrants (including with respect to the determination of percentage ownership of a holder).
If you are a U.S. holder who owns Axovant common shares that have a fair market value of less than $50,000 at the time of the Domestication, you generally will not recognize any gain or loss and will not be required to include any part of Axovant’s earnings in income.
If you are a U.S. holder who owns Axovant common shares with a fair market value of $50,000 or more, but less than 10% (actually or constructively) of (i) the total combined voting power of all classes of our shares entitled to vote at general meetings of Axovant on the day of the Domestication and (ii) the total value of all classes of our shares at the time of the Domestication, then except as noted below, you must generally recognize gain (but not loss) with respect to such common stock of Sio Gene Therapies received in the Domestication, even if you continue to hold your stock and have not received any cash as a result of the Domestication. As an alternative to recognizing gain, however, such U.S. holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its common shares in Axovant provided certain other requirements are satisfied. The income so included pursuant to this election generally would be treated as dividend income. Notwithstanding the foregoing, however, we, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication, in which case, the amount of the inclusion could potentially be zero; however, we cannot guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. If our cumulative earnings and profits are not greater than zero through the day of the Domestication, the making of an election to include the person’s share of the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to the conversion of the Axovant common shares in the Domestication. THE TAX CONSEQUENCES OF THE DOMESTICATION ARE COMPLEX AND WILL DEPEND ON A HOLDER’S PARTICULAR CIRCUMSTANCES. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION” BELOW, AS WELL AS TO CONSULT ITS OWN TAX ADVISOR FOR A FULL DESCRIPTION OF THE TAX CONSEQUENCES OF THE DOMESTICATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

If a U.S. holder owns Axovant common shares with 10% (actually or constructively) or more of the total combined voting power of all classes of our shares entitled to vote at general meetings of Axovant on the day of the Domestication or 10% or more of the total value of all classes of our shares at the time of the Domestication, such U.S. holder will generally be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its common shares in Axovant. As noted above, we, in consultation with our tax return preparer, do not expect that our cumulative earnings and profits will be greater than zero through the day of the Domestication; however, we cannot guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares for U.S. federal tax purposes. EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.
If we are (or were at any time during such U.S. holder’s holding period) characterized as a passive foreign investment company (“PFIC”), U.S. holders of our common shares may suffer adverse tax consequences in connection with the Domestication. In addition, special information reporting may be required. We do not believe that we will be currently (for our taxable year ending on the date of the Domestication), or have been, characterized as a PFIC; however, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. See “Material U.S. Federal Income Tax Consequences of the Domestication.”
If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of our common shares or warrants, you may become subject to withholding tax on any dividends paid on the common shares of Sio Gene Therapies subsequent to the Effective Time. Please read the following information which provides more details on the potential tax consequences of the Domestication.
For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Domestication.” THE TAX CONSEQUENCES OF THE DOMESTICATION ARE COMPLEX AND WILL DEPEND ON A HOLDER’S PARTICULAR CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL DESCRIPTION OF THE TAX CONSEQUENCES OF THE DOMESTICATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.
Currently, your rights as a shareholder of Axovant arise under Bermuda law as well as our existing Bermuda memorandum of continuance and bye-laws. Upon effectiveness of the Domestication, your rights as a stockholder of Axovant will arise under Delaware law as well as our new Delaware certificate of incorporation and bylaws.
Upon effectiveness of the Domestication, the rights of stockholders of Sio Gene Therapies will arise under the new certificate of incorporation and bylaws of Sio Gene Therapies as well as Delaware law. Those new organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided under Bermuda law. No similar right is available under Delaware law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law. This change could increase the likelihood that we become involved in costly litigation, which could harm our business. Additionally, there are differences between the new organizational documents of Sio Gene Therapies and the current organizational documents of Axovant. For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), the new Sio Gene Therapies bylaws will not contain provisions similar to the business combination provisions in our current bye-laws. In addition, while our current bye-laws require approval of our shareholders to amend any provision of the bye-laws, the new Sio Gene Therapies bylaws may generally be amended by the board of directors of Sio Gene Therapies, as permitted under the DGCL. However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication. There can be no assurance that the rights afforded by Section 203 of the DGCL will not be changed or rescinded by the Delaware legislature or courts in the future.

For a more detailed description of your rights as a stockholder of Sio Gene Therapies and how they may differ from your rights as a shareholder of Axovant, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies” in this prospectus. Forms of the new certificate of incorporation and bylaws of Sio Gene Therapies are attached as Appendix A and Appendix B to this prospectus, and we urge you to read them.
Risks Relating to Our Business, Financial Position and Capital Requirements
We have a limited operating history and have never generated any product revenues.
We are a clinical-stage gene-therapy company with a limited operating history. Our operations to date have been limited to organizing and staffing our company, raising capital, acquiring product candidates and advancing our product candidates into clinical development. We have not yet demonstrated an ability to successfully complete a registration-enabling pivotal clinical trial, obtain marketing approval, manufacture a clinical-stage or commercial-scale product, or arrange for a third-party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, we have no meaningful operations upon which to evaluate our business and predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing pharmaceutical products.
In addition, the failure of our clinical trials for, and the discontinuation of development of, intepirdine and nelotanserin has required us to reevaluate our business and led to dramatic shifts in our strategy and business plan. Our new strategy and business plan have not yet been proven and we may never be successful in developing or commercializing any of our gene therapy product candidates, including our newly licensed gene therapy product candidates, which remain in early stages of clinical development.
Our ability to generate revenue and become profitable depends upon our ability to successfully complete the development of our product candidates and to obtain the necessary regulatory approvals for their commercialization. We have never been profitable, have not generated any revenue from product sales, and have no products approved for commercial sale.
Even if we receive regulatory approval for our product candidates, we do not know when those candidates will generate revenue, if at all. Our ability to generate product revenue depends on a number of factors, including our ability to:
•successfully commence and complete clinical trials and obtain regulatory approval for the marketing of our gene therapy product candidates;
•establish effective sales, marketing and distribution systems for our gene therapy product candidates;
•add operational, financial and management information systems and personnel, including personnel to support our clinical, manufacturing and planned future commercialization efforts and operations as a public company;
•initiate and continue relationships with third-party suppliers and manufacturers, including Oxford BioMedica (UK) Ltd. (“Oxford”) , Viralgen Vector Core, S.L. and other third-party cGMP manufacturers, and have clinical and commercial quantities of our gene therapy product candidates manufactured at acceptable cost and quality levels;
•attract and retain an experienced management and advisory team;
•raise additional funds when needed and on terms acceptable to us;
•achieve broad market acceptance of our products in the medical community and with third-party payors and consumers;
•launch commercial sales of our products, whether alone or in collaboration with others;
•compete effectively with other biotechnology and gene therapy companies targeting neurological diseases; and
•obtain, maintain, expand and protect necessary intellectual property rights.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. Our expenses could increase beyond expectations if we are required by the United States Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), Japan's Pharmaceutical and Medical Devices Agency (“PMDA”) or comparable regulatory authorities in other countries, to perform studies or clinical trials in addition to those that we currently anticipate. Even if our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with their commercial launch. If we cannot successfully execute any one of the foregoing, our business may not succeed, and your investment will be adversely affected.
Our business, operations and clinical development plans and timelines could be adversely impacted by the effects of health epidemics, including the recent COVID-19 pandemic, on the manufacturing, clinical trial and other business activities performed by us or by third parties with whom we conduct business, including our contract manufacturers, contract research organizations, or CROs, shippers and others.
Our business could be harmed by health epidemics wherever we have clinical trial sites or other business operations. In addition, health epidemics could cause significant disruption in the operations of third-party manufacturers, CROs and other third parties upon whom we rely. For example, in December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries worldwide, including the United States. Axovant Sciences, Inc. is based in New York City, we have business operations in North Carolina and certain of our contract manufacturers are located in Europe. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Numerous U.S. state governments, including the State of New York and surrounding states, have imposed continuing aggressive orders, health directives and recommendations to reduce the spread of the disease, including shelter-in-place directives and executive orders directing that all non-essential businesses close their physical operations and implement work-from-home schedules. We have implemented work-from-home policies for all employees of Axovant Sciences, Inc. The effects of these orders and our work-from-home policies may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition.
We are dependent on an international supply chain for products to be used in our clinical trials and, if approved by the regulatory authorities, for commercialization. Quarantines, shelter-in-place and similar government orders, or the expectation that such orders, shutdowns or other restrictions could occur, whether related to COVID-19 or other infectious diseases, could impact personnel at third-party manufacturing facilities or the availability or cost of materials, which could disrupt our supply chain. Any manufacturing supply interruption of our product candidates could harm our ability to conduct ongoing and future clinical trials of our product candidates. In addition, closures of transportation carriers and modal hubs could materially impact our clinical development and any future commercialization timelines.
If our relationships with our suppliers or other vendors are terminated or scaled back as a result of the COVID-19 pandemic or other health epidemics, we may not be able to enter into arrangements with alternative suppliers or vendors or do so on commercially reasonable terms or in a timely manner. Switching or adding additional suppliers or vendors involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new supplier or vendor commences work. As a result, delays occur, which could adversely impact our ability to meet our desired clinical development and any future commercialization timelines. Although we carefully manage our relationships with our suppliers and vendors, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects.

In addition, our clinical trials may be affected by the COVID-19 pandemic. Clinical trial progression, dosing, patient enrollment and related activities may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic, and reporting of some clinical data may be incomplete or delayed if patients enrolled in our clinical trials are unable to fully participate in all necessary measurement protocols as a result of any such hospital resource prioritization, patient participation concerns or other factors associated with the COVID-19 pandemic. Federal, state, and local guidelines for reopening in the United States and United Kingdom, where our clinical trials are being run, may negatively impact our ability to enroll additional patients in any of our clinical programs. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. For example, patients in our clinical trials for AXO-AAV-GM1 and AXO-AAV-GM2 are infants, often with advanced disease, who may not be able to safely participate in clinical trials for these product candidates during the COVID-19 pandemic. Additionally, our clinical trial for AXO-Lenti-PD can involve elderly patients with advanced disease who may be unable to participate in clinical assessments at our research sites in the United Kingdom. For example, because of the COVID-19 pandemic and a patient refusal, two out of four patients in the second cohort of our Phase 2 clinical trial of AXO-Lenti-PD at our United Kingdom clinical trial sites were unable to participate in Unified Parkinson’s Disease Rating Scale assessments and the mandatory washout of background levodopa therapy at the six-month time point. However, all four of these subjects were able to complete all other efficacy assessments at the six-month time point, including the patient recorded Hauser diaries. The Company is working with sites and investigators to ensure safe and ethical data collection at future time points through the pandemic in accordance with regulatory guidance. Similarly, our inability to successfully recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 or experience additional restrictions by their institutions or local, state or national governments, could adversely impact our clinical trial operations.
The spread of COVID-19, which has caused a broad impact globally, may materially affect us economically. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could harm our business and the value of our common shares.
The global pandemic of COVID-19 continues to evolve rapidly. The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, these effects could harm our operations, and we will continue to monitor the COVID-19 situation closely.
We are in the process of implementing a business plan that may continue to evolve as we integrate our newly licensed gene therapy product candidates. Our business plan may lead to the initiation of one or more development programs, the discontinuation of one or more development programs, or the execution of one or more transactions that you do not agree with or that you do not perceive as favorable to your investment.
In June 2018, we announced that we received from Oxford a worldwide exclusive license to develop and commercialize AXO-Lenti-PD and its predecessor product candidate ProSavin® and related gene therapy products (the “Oxford Agreement”). In July 2018, we announced that we received from Benitec Biopharma Limited (“Benitec”) a worldwide exclusive license to develop and commercialize investigational gene therapy AXO-AAV-OPMD and related gene therapy products (the “Benitec Agreement”). In December 2018, we announced that we had received from the University of Massachusetts Medical School (“UMMS”) a worldwide exclusive license to develop and commercialize gene therapy product candidates AXO-AAV-GM1 and AXO-AAV-GM2 (the “UMMS Agreement”). We are pursuing a strategy to leverage our clinical experience and expertise for the clinical development and regulatory approval of our gene therapy product candidates. As part of our ongoing business strategy, we continue to explore potential opportunities to acquire or license new product candidates and to collaborate on our existing products in development.
We cannot be certain that our newly licensed product candidates will be successfully developed, or that the early clinical trial results of these product candidates will be predictive of future clinical trial results. We may determine at any time that one or more of our in-licensed product candidates is not suitable for continued development due to cost, feasibility of obtaining regulatory approvals or any other reason, and may terminate the related license. For example, in June 2019, we decided to terminate the Benitec Agreement following our decision to no longer pursue development of AXO-AAV-OPMD and related gene therapy product candidates. In addition, we have limited data from small, uncontrolled clinical trials, performed by or on behalf of Oxford, regarding the safety and tolerability of ProSavin, as the predecessor product candidate to AXO-Lenti-PD, in patients with advanced Parkinson’s disease, as well as nonclinical in vitro experiments with AXO-Lenti-PD. Prior ProSavin trials were not powered to demonstrate the efficacy of the therapy with statistical significance. Given the information above, these trials could be underpowered to demonstrate a potential clinical benefit for AXO-Lenti-PD in these indications.

This business plan requires us to be successful in a number of challenging, uncertain and risky activities, including pursuing development of our newly licensed gene therapy product candidates in indications for which we have limited or no human clinical data, designing and executing a nonclinical and/or clinical development program for our newly licensed product candidates, building internal or outsourced gene therapy capabilities, converting early stage gene therapy research efforts into clinical development opportunities, identifying additional promising new assets for development that are available for acquisition or in-license and that fit our strategic focus and identifying potential partners to collaborate on our products. We may not be successful at one or more of the activities required for us to execute this business plan. In addition, we are also continuing to consider other strategic alternatives, such as mergers, acquisitions, divestitures, joint ventures, partnerships and collaborations. We cannot be sure when or if any type of transaction will result. Even if we pursue a transaction, such transaction may not be consistent with our shareholders’ expectations or may not ultimately be favorable for our shareholders, either in the shorter or longer term.
Our growth prospects and the future value of our company are primarily dependent on the progress of our ongoing and planned clinical development programs for our product candidates as well as the outcome of our ongoing business development efforts and pipeline expansion activities, together with the amount of our remaining available cash. The development of our product candidates and the outcome of our ongoing business development efforts and pipeline expansion activities are highly uncertain.
We expect to continue to reassess and make changes to our existing development programs and pipeline expansion strategy. Our plans for our development programs may be affected by the results of competitors’ clinical trials of product candidates addressing our current target indications, and our business development efforts and pipeline expansion activities may also be affected by the results of competitors' ongoing research and development efforts. We may modify, expand or terminate some or all of our development programs, clinical trials or collaborative research programs at any time as a result of new competitive information or as the result of changes to our product pipeline or business development strategy.
We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
Investment in pharmaceutical and biological product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. We have never generated any revenues, and we cannot estimate with precision the extent of our future losses. We do not currently have any products that are available for commercial sale and we may never generate revenue from selling products or achieve profitability. We expect to continue to incur substantial and increasing losses through the projected commercialization of our product candidates. Our product candidates have not been approved for marketing in the United States or any other jurisdiction, and we may never receive any such approvals. We are uncertain when or if we will achieve profitability and, if so, whether we will be able to sustain it. Our ability to produce revenue and achieve profitability is dependent on our ability to complete the development of our newly licensed product candidates, obtain necessary regulatory approvals, and have our product candidates manufactured and successfully marketed and commercialized. We cannot assure you that we will be profitable even if we successfully commercialize our product candidates. If we do successfully obtain regulatory approval to market our product candidates, our revenues will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the number of competitors in such markets, the accepted price for our product candidates and whether we own the commercial rights for that territory. If the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates, even if approved. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely affect the market price of our common shares and our ability to raise capital and continue operations.
We expect our research and development expenses to be significant as we develop our gene therapy product candidates. In addition, if we obtain regulatory approval for any of our product candidates, we expect to incur increased sales and marketing expenses. As a result, we expect to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future. These losses have had and will continue to have an adverse effect on our financial position and working capital.

Our independent registered public accounting firm has issued a going concern opinion on our consolidated financial statements for the one-year period following the date that our consolidated financial statements for the year ended March 31, 2020 were issued, which have been prepared assuming that we will continue as a going concern. We have not made any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our continuing as a going concern. We will need to raise additional capital when needed or adjust our operational plans to continue as a going concern. We continually assess multiple options to obtain additional funding to support our operations, including proceeds from offerings of our equity securities or debt, or transactions involving product development, technology licensing or collaboration arrangements, or other sources of capital to complete our currently planned development programs. Additional capital may not be available in sufficient amounts or on reasonable terms, if at all, and our ability to raise additional capital may be adversely impacted by potentially worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic.
We are heavily dependent on the success of our gene therapy product candidates, which are still in early stages of clinical or preclinical development. If we are unable to successfully develop and commercialize any of our product candidates, our business will be harmed.
We currently have no products that are approved for commercial sale and may never be able to develop marketable products. We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to the development of our gene therapy product candidates, all of which are in the early stages of clinical development. Accordingly, our business currently depends heavily on the successful development, regulatory approval and commercialization of these product candidates. We cannot be certain that any of our product candidates will receive regulatory approval or be successfully commercialized even if we receive regulatory approval. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of our product candidates are and will remain subject to extensive regulation by the FDA, the EMA, the PMDA and other comparable regulatory authorities that each have differing regulations. We are not permitted to market our product candidates in the United States or in any foreign countries until they receive the requisite approvals from the FDA or comparable regulatory authorities in other countries. We have not submitted marketing applications to the FDA or foreign regulatory authorities and do not expect to be in a position to do so for the foreseeable future. Obtaining marketing approval is a lengthy, expensive and inherently uncertain process, and regulatory authorities may delay, limit or deny approval of our product candidates for many reasons, including:
•we may not be able to demonstrate that a product candidate is safe and effective as a treatment for our targeted indications to the satisfaction of the applicable regulatory authorities;
•our BLA or other key regulatory filings may be delayed or rejected due to issues, including those related to product quality and manufacturing, timing of results from supporting studies, database lock and data transfer;
•the regulatory authorities may require additional nonclinical studies or clinical studies of the product candidate in Parkinson’s disease or other indications, which would increase our costs and prolong our development;
•the results of our clinical trials may not meet the level of statistical or clinical significance required for marketing approval;
•the regulatory authorities may disagree with the number, design, size, conduct or implementation of our clinical trials;
•the contract research organizations (“CROs”) that we retain to conduct clinical trials may take actions outside of our control, or otherwise commit errors or breaches of protocols, that adversely impact our clinical trials;
•the regulatory authorities may not find the data from nonclinical studies and clinical trials sufficient to demonstrate that the clinical and other benefits of the product candidate outweigh its safety risks;
•the regulatory authorities may disagree with our interpretation of data from our nonclinical studies and clinical trials or may require that we conduct additional studies;
•the regulatory authorities may not accept data generated at our clinical trial sites;
•the regulatory authorities may require, as a condition of approval, limitations on approved labeling or distribution and use restrictions;

•the FDA may require development of a risk evaluation and mitigation strategy (“REMS”) as a condition of approval;
•the regulatory authorities may identify deficiencies in the manufacturing processes or facilities of our third-party manufacturers; or
•the regulatory authorities may change their approval policies or adopt new regulations.
In addition, in October 2020, our manufacturing partner for AXO-Lenti-PD, Oxford, informed us of delays in CMC data and third-party fill/finish issues. As a result, the development of a suspension-based manufacturing process for AXO-Lenti-PD will take longer than expected, which will likely result in delays in starting our planned randomized, sham-controlled trial of AXO-Lenti-PD. There can be no assurance as to the timeline for our planned trial or that we will not experience future delays, which would adversely affect our business, financial condition and results of operations.
We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our product candidates.
We are currently in the clinical stage of operations and have not yet achieved profitability. We expect to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as we continue to develop our gene therapy product candidates and prepare for potential future regulatory approvals and commercialization of our products. We have not generated any revenue to date and do not expect to generate product revenue unless and until we successfully complete development and obtain regulatory approval for at least one of our gene therapy product candidates. Our current cash and cash equivalents balance will also not be sufficient to complete all necessary development activities and commercially launch our products.
We expect to spend substantial amounts to complete the development of, seek regulatory approvals for and commercialize our product candidates. Because the length of time and activities associated with successful development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:
•the progress, timing, costs and results of our clinical trials of our product candidates;
•the outcome, timing and cost of meeting regulatory requirements established by the FDA, the EMA, or the PMDA, and other comparable foreign regulatory authorities;
•the achievement of certain development, regulatory and commercialization milestones that give rise to milestone and royalty payments to licensors;
•the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;
•the cost of obtaining necessary intellectual property and defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates or any future product candidates;
•the effect of competing technological and market developments;
•the cost and timing of completion of clinical-stage and commercial-scale manufacturing activities;
•the cost of establishing sales, marketing and distribution capabilities for our product candidates in regions where we choose to commercialize our products on our own; and
•the initiation, progress, timing and results of our commercialization of our product candidates, if approved for commercial sale.

As of June 30, 2020, our cash and cash equivalents totaled $55.5 million and our accumulated deficit was $767.2 million. For the three months ended June 30, 2020 and the fiscal year ended March 31, 2020, we incurred net losses of $8.6 million and $72.6 million, respectively. We anticipate that our current cash and cash equivalents balance will not be sufficient to sustain operations beyond nine months following the date that the accompanying unaudited condensed consolidated financial statements and notes were issued, which raises substantial doubt about our ability to continue as a going concern. These estimates are based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. For example, the FDA ha d placed a clinical hold on our IND for AXO-AAV-GM2 pending the resolution of certain questions that were subsequently resolved, and i n addition, the FDA could require us to conduct preclinical studies or clinical trials for any of our programs beyond those that we currently anticipate will be required.
To continue as a going concern, we will need, among other things, to raise additional capital. We continually assess multiple options to obtain additional funding to support our operations, including proceeds from offerings of our equity securities or debt, or transactions involving product development, technology licensing or collaboration arrangements, or other sources of capital to complete our currently planned development programs. Sources of a sufficient amount of financing may not be available to us on favorable terms, if at all, and due to these uncertainties, there is substantial doubt about our ability to continue as a going concern. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our product candidates. Any significant delays in our programs may also require us to reevaluate our corporate strategy, resulting in the expenditure of significant resources and time, or potentially resulting in us discontinuing our operations.
Raising additional funds by issuing securities may cause dilution to existing shareholders, raising additional funds through debt financings may involve restrictive covenants, and raising funds through lending and licensing arrangements may restrict our operations or require us to relinquish proprietary rights.
We expect that significant additional capital will be needed in the future to continue our planned operations. Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, strategic alliances and license and development agreements in connection with any collaborations. We do not have any committed external source of funds. To the extent that we raise additional capital by issuing equity securities, including pursuant to our “shelf” registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) and our “at-the-market” offering of common shares, our existing shareholders’ ownership may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common shareholder. Debt financing or preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise develop and market ourselves.
We may be required to make significant payments to third parties under the agreements pursuant to which we acquired our gene therapy product candidates.
Under our agreements with Oxford and UMMS, we are subject to significant obligations, including payment obligations upon achievement of specified milestones and payments based on product sales, as well as other material obligations. Some of these milestones require us to make payments prior to generating any product sales. We may not have sufficient funds available to meet our obligations at such time as any of these payments become due, in which case our development efforts would be harmed. Further, failure to make these payments or to meet our other material obligations may result in our counterparties pursuing various remedies under those agreements that could harm our operations.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel. In addition, if we are unable to effectively transition and integrate our new executive officers, our business and financial performance could be adversely affected.
We may not be able to attract or retain qualified management and commercial, scientific and clinical personnel due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, and the cost of living in the New York City area. If we are not able to attract and retain necessary personnel to accomplish our business objectives, we may experience constraints that will impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our financial performance will depend in significant part on our senior management team and key employees with expertise in the gene therapy development field. We are highly dependent on the skills and leadership of our management team. Our senior management and key employees may terminate their position with us at any time. If we lose one or more members of our senior management team or key employees, our ability to successfully implement our business strategy could be seriously harmed. Replacing these individuals may be difficult, cause disruption, and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate additional key personnel. We do not maintain “key person” insurance for any of our executives or other employees.
Many of the other biopharmaceutical companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates and consultants than what we have to offer. If we are unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which we can discover and develop product candidates, our ability to effectively manage any future growth and our business will be limited.
Our employees, independent contractors, principal investigators, consultants, commercial collaborators, manufacturers, service providers and other vendors, or those of our affiliates, may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have an adverse effect on our results of operations.
Our employees and contractors, including principal investigators, consultants, commercial collaborators, manufacturers, service providers and other vendors, or those of our affiliates, may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or other unauthorized activities that violate the laws and regulations, including those of the FDA and other similar regulatory bodies that require the reporting of true, complete and accurate information; manufacturing standards; federal, state and foreign healthcare fraud and abuse laws and data privacy; or laws that require the true, complete and accurate reporting of financial information or data. In particular, sales, marketing and other business arrangements in the healthcare industry are subject to extensive laws intended to prevent fraud, kickbacks, self-dealing, bribery, corruption, antitrust violations, and other abusive practices. These laws may restrict or prohibit a wide range of business activities, including research, manufacturing, distribution, pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use or misrepresentation of information obtained in the course of clinical trials, the creation of fraudulent data in nonclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee or third-party misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government agency could allege such fraud or other misconduct, even if none occurred. If our employees, independent contractors, principal investigators, consultants, commercial collaborators, manufacturers, service providers or other vendors, or those of our affiliates, are alleged or found to be in violation of any such regulatory standards or requirements, or become subject to a corporate integrity agreement or similar agreement and curtailment of our operations, it could have a significant impact on our business and financial results, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, suspension or delay in clinical trials, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, FDA debarment, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight, any of which could adversely affect our ability to operate our business and our results of operations.

O peration of our business internationally exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business in various jurisdictions globally.
Our business strategy includes establishing and maintaining operations and certain key third party arrangements in various jurisdictions around the world. Doing business internationally involves a number of risks, including:
•multiple, conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;
•failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;
•difficulties in managing foreign operations;
•unexpected changes in tariffs or trade barriers;
•complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;
•financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;
•reduced protection for intellectual property rights;
•reduced protection of contractual rights in the event of bankruptcy or insolvency of the other contracting party;
•natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, including the recent COVID-19 pandemic and related shelter-in-place orders, travel, social distancing and quarantine policies, boycotts, curtailment of trade and other business restrictions;
•failure to comply with foreign laws, regulations, standards and regulatory guidance governing the collection, use, disclosure, retention, security and transfer of personal data, including the European Union General Data Privacy Regulation (“GDPR”); and
•failure to comply with the United Kingdom Bribery Act 2010 (“U.K. Bribery Act”) and similar anti-bribery and anti-corruption laws in other jurisdictions, and the Foreign Corrupt Practices Act, including its books and records provisions and its anti-bribery provisions, including by failing to maintain accurate information and control over sales and distributors’ activities.
Any of these risks, if encountered, could significantly harm our current or future international operations and, consequently, negatively impact our financial condition, results of operations and cash flows.
Legal, political and economic uncertainty surrounding the planned exit of the United Kingdom (“U.K.”) from the European Union (“EU”) are a source of instability and uncertainty.
On June 23, 2016, the U.K. held a referendum in which a majority of the eligible members of the electorate voted for the U.K. to leave the EU. The U.K’s withdrawal from the EU is commonly referred to as “Brexit”. The U.K. and the EU have agreed to a withdrawal agreement (the “Withdrawal Agreement”), which was approved by the U.K. Parliament on January 24, 2020. Under the Withdrawal Agreement, the U.K. is subject to a transition period until December 31, 2020 (the “Transition Period”), during which EU rules will continue to apply. Negotiations between the U.K. and the EU are expected to continue in relation to the customs and trading relationship between the U.K. and the EU following the expiration of the Transition Period.
The uncertainty concerning the U.K’s legal, political and economic relationship with the EU after the Transition Period may be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise). These developments, or the perception that any of them could occur, have had, and may continue to have, a significant negative impact on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and limit the ability of key market participants to operate in certain financial markets. In particular, it could also lead to a period of considerable uncertainty in relation to the regulatory process in Europe.

If the U.K. and the EU are unable to negotiate acceptable trading and customs terms or if other EU member states pursue withdrawal, barrier-free access between the U.K. and other EU member states or among the European Economic Area overall could be diminished or eliminated. The long-term effects of Brexit will depend on any agreements (or lack thereof) between the U.K. and the EU and, in particular, any arrangements for the U.K. to retain access to EU markets after the Transition Period. Such a withdrawal from the EU is unprecedented, and it is unclear how the U.K.’s access to the European single market for goods, capital, services and labor within the EU, or single market, and the wider commercial, legal and regulatory environment, will impact our U.K. operations. We may also face new regulatory costs and challenges as a result of Brexit that could have an adverse effect on our operations and development programs. There may continue to be economic uncertainty surrounding the consequences of Brexit which could negatively impact our financial condition, results of operations and cash flows.
Brexit may adversely impact our ability to obtain regulatory approvals of our product candidates in the U.K. or the EU and may require us to incur additional expenses to develop and commercialize our product candidates in the U.K. or the EU or receive clinical supply of our product candidates from manufacturing partners in the U.K.
Brexit has created political and economic uncertainty, particularly in the U.K. and the EU, and this uncertainty may persist for years. A withdrawal could, among other outcomes, disrupt the free movement of goods, services and people between the U.K. and the EU, and result in increased legal and regulatory complexities, as well as potentially higher costs of conducting business in Europe. The U.K.’s vote to exit the EU could also result in similar referendums or votes in other European countries in which we do business. Given the lack of comparable precedent, it is unclear what financial, trade and legal implications the withdrawal of the U.K. from the EU would have and how such withdrawal would affect us.
Since a significant proportion of the regulatory framework in the U.K. applicable to our business and our product candidates is derived from EU directives and regulations, Brexit, following the Transition Period, could materially impact the regulatory regime with respect to the development, approval and commercialization of our product candidates in the U.K. or the EU. For example, as a result of the uncertainty surrounding Brexit, the EMA relocated to Amsterdam from London. Following the Transition Period, the U.K. will no longer be covered by the centralized procedures for obtaining EU-wide marketing authorization from the EMA and, unless a specific agreement is entered into, a separate process for authorization of drug products, including our product candidates, will be required in the U.K., the potential process for which is currently unclear. In the U.K., this transition may result in delays in granting clinical trial authorization or marketing authorization, disruption of importation and export of active substance and other components of new drug formulations, and disruption of the supply chain for clinical trial product and final authorized formulations.
We anticipate that Oxford, which is based in the U.K., will continue to provide clinical and commercial supply for our AXO-Lenti-PD program. Brexit, following the Transition Period, could affect the clearance or timing of the release of our clinical trial materials out of the U.K. Any such delays could result in our clinical study sites outside of the U.K. not having sufficient clinical trial materials and could adversely affect the timing and completion of our clinical trials.
Any new regulations could add time and expense to the conduct of our business, as well as the process by which our products receive regulatory approval in the U.K., the EU and elsewhere. In addition, the announcement of Brexit and the withdrawal of the U.K. from the EU have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Any of these effects of Brexit, among others, could adversely affect our business, our results of operations, liquidity and financial condition.
Use of social media platforms presents new risks.
We believe that our potential patient population is active on social media. Social media practices in the pharmaceutical and biotechnology industries are evolving, which creates uncertainty and risk of noncompliance with regulations applicable to our business. For example, patients may use social media platforms to comment on the effectiveness of, or adverse experiences with, a product candidate, which could result in reporting obligations. In addition, there is a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us or our product candidates on any social networking website. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face restrictive regulatory actions or incur other harm to our business.
The failure to maintain our current enterprise resource planning system (“ERP”) could adversely impact our business and results of operations.
If our ERP system does not continue to operate as intended, the effectiveness of our internal controls over financial reporting could be adversely affected or our ability to assess those controls adequately could be delayed. Significant delays in documenting, reviewing and testing our internal control could cause us to fail to comply with our SEC reporting obligations related to our management's assessment of our internal control over financial reporting.

Potential product liability lawsuits against us could cause us to incur liabilities and limit commercialization of any products that we may develop.
The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large monetary judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. If we are not successful in defending ourselves against product liability claims, we could incur liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:
•impairment of our business reputation and significant negative media attention;
•withdrawal of participants from our clinical trials;
•significant costs to defend related litigation;
•distraction of management’s attention from our primary business;
•substantial monetary awards to patients or other claimants;
•inability to commercialize our product candidates or any future product candidate;
•product recalls, withdrawals or labeling, marketing or promotional restrictions;
•decreased demand for our product candidates or any future product candidate, if approved for commercial sale; and
•loss of revenue.
The product liability insurance we currently carry, and any additional product liability insurance coverage we acquire in the future, may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. A successful product liability claim or series of claims brought against us could cause our share price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business, including preventing or limiting the commercialization of any product candidates we develop.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would harm our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could harm our business.
The COVID-19 pandemic has also resulted in the FDA imposing preventive measures, including postponements of non-U.S. manufacturing and product inspections. If global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

If we fail to comply with applicable U.S. and foreign privacy and data protection laws and regulations, we may be subject to liabilities that adversely affect our business, operations and financial performance.
We are subject to laws and regulations requiring that we take measures to protect the privacy and security of certain information we gather and use in our business. For example, the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations impose, among other requirements, certain regulatory and contractual requirements regarding the privacy and security of personal health information. In addition to HIPAA, numerous other federal and state laws, including, without limitation, state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, govern the collection, use, and storage of personal information. In addition, in June 2018, California enacted the California Consumer Privacy Act (“CCPA”) which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. Although the CCPA includes exemptions for certain clinical trials data, and HIPAA protected health information, the law may increase our compliance costs and potential liability with respect to other personal information we collect about California residents. The CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs and adversely affect our business.
We may also be subject to or affected by laws and regulations globally, including regulatory guidance, governing the collection, use, disclosure, security, transfer and storage of personal data, such as information that we collect about patients and healthcare providers in connection with clinical trials and our other operations in the U.S. and abroad. The global legislative and regulatory landscape for privacy and data protection continues to evolve, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. For example, the EU has adopted the GDPR, which introduces strict requirements for processing personal data. The GDPR is likely to increase the compliance burden on us, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and leverage information about them. The processing of sensitive personal data, such as physical health conditions, may impose heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. In addition, the GDPR provides for breach reporting requirements, more robust regulatory enforcement and fines of up to 20 million euros or up to 4% of annual global revenue. While the GDPR affords some flexibility in determining how to comply with the various requirements, significant effort and expense has been, and will continue to be, invested to ensure continuing compliance. Moreover, the requirements under the GDPR may change periodically or may be modified by EU national law and could have an effect on our business operations if compliance becomes more costly than under current requirements.
It is possible that each of these privacy laws may be interpreted and applied in a manner that is inconsistent with our practices. Further, Brexit has created uncertainty with regard to data protection regulation in the U.K. In particular, it is unclear whether, post Brexit, the U.K. will enact data protection legislation equivalent to the GDPR and how data transfers to and from the U.K. will be regulated. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.
We may not be successful in our efforts to identify and acquire additional gene therapy product candidates, or to enter into collaborations or strategic alliances for the development and commercialization of any such future product candidates.
Part of our strategy involves the business development activities of identifying and acquiring novel product candidates. The process by which we identify product candidates may fail to yield product candidates for clinical development for a number of reasons, including those discussed in these risk factors and also:
•pre-clinical and early clinical results of any product candidates we acquire may not be predictive of future clinical results;
•potential product candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance; or
•potential product candidates may not be effective in treating their targeted diseases.

In addition, the process of identifying and acquiring product candidates is highly competitive, and our ability to compete successfully is impacted by the fact that many of the companies with which we compete for these candidates have significantly greater experience, development and commercialization capabilities, name recognition and financial and human resources than we do. Further, our business development efforts are led by our senior executive officers and other management team members and would be significantly impaired if we were to lose the services of any of these executives. The time and resources spent on business development activities may also distract management's attention from our other development and business activities. Even if we are successful in identifying and acquiring additional product candidates, we may choose to focus our efforts and resources on a potential product candidate that ultimately proves to be unsuccessful. If we are unable to identify and acquire suitable product candidates for clinical development, this could adversely impact our business strategy, our financial position and share price.
We may also decide to collaborate with other pharmaceutical companies for the development and potential commercialization of our product candidates in the United States or other countries or territories of the world. We will face significant competition in seeking appropriate collaborators. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors
Risks Related to Clinical Development, Regulatory Approval and Commercialization
Clinical trials are expensive, time-consuming, difficult to design and implement and involve an uncertain outcome.
Our gene therapy product candidates are still in development and will require extensive clinical testing before we are prepared to submit an application for marketing approval to regulatory authorities. We cannot predict with any certainty if or when we might submit any such application for regulatory approval for our product candidates or whether any such application will be approved by the applicable regulatory authority in our target markets. Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. For instance, regulatory authorities may not agree with our proposed endpoints for any clinical trials of our gene therapy product candidates, which may delay the commencement of our clinical trials. The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take at least several years to complete.
Failure can occur at any stage of our clinical trials, and we could encounter problems that cause us to abandon or repeat clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through nonclinical studies and initial clinical trials, and the results of smaller nonclinical or early clinical trials therefore may not be predictive of the results of large scale or later-stage clinical programs. For example, we have discontinued further clinical development of product candidates that did not meet their primary efficacy endpoints in Phase 2, Phase 2b and Phase 3 clinical studies. Likewise, there can be no assurance that the results of studies conducted by collaborators or other third parties will be viewed favorably or are indicative of our own future study results. A number of companies in the biopharmaceutical industry, and especially in the neurology field, have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials, and in the regulatory approval process.
Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of our product candidate development. Any such failures or delays could negatively impact our business, financial condition, results of operations and prospects.

All of our gene therapy product candidates are in early stages of development. The outcome of nonclinical testing and early clinical trials may not be predictive of the success of later stage clinical trials, interim results of a clinical trial do not necessarily predict final results and results from one completed clinical trial may not be replicated in a subsequent clinical trial with a similar study design. The clinical trials conducted to date for our gene therapy product candidates have involved a small number of patients, making it difficult to predict whether the favorable results that we observed in such trials will be repeated in larger and more advanced clinical trials. In addition, the design of a clinical trial, such as endpoints, inclusion and exclusion criteria, statistical analysis plans, data access protocols and trial sizing, can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Furthermore, as we are exploring new disease areas without any approved treatments, we may need to qualify new and unproven endpoints as we are continuing the development of our product candidates, which may increase uncertainty.
The commencement and completion of clinical trials may be delayed by several factors, including:
•failure to obtain regulatory approval to commence a tria l;
•unforeseen safety issues;
•determination of dosing issues;
•lack of effectiveness during clinical trials;
•inability to reach agreement on acceptable terms with prospective CROs and clinical trial sites;
•slower than expected rates of patient recruitment or failure to recruit suitable patients to participate in a trial;
•changes in or modifications to clinical trial design;
•failure to manufacture or obtain supply of sufficient quantities of a gene therapy product candidate or placebo or failure to obtain sufficient quantities of concomitant medication for use in clinical trials;
•inability to monitor patients adequately during or after treatment;
•inability or unwillingness of medical investigators to follow our clinical and other applicable protocols;
•failure to establish sufficient number of clinical trial sites; or
•clinical sites or others deviating from trial protocol, inappropriately unblinding results, or dropping out of a trial.
Further, by way of example, we, a regulatory agency or an institutional review board (“IRB”) at a clinical trial site may suspend our clinical trials at any time if it appears that we or our collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s current Good Clinical Practice (“cGCP”) regulations, that we are exposing participants to unacceptable health risks, or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for commencement and completion of clinical trials. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our gene therapy product candidates could be harmed, and our ability to generate revenues may be delayed. In addition, any delays in our clinical trials could increase our costs, cause a drop in our share price, slow down the approval process and jeopardize our ability to commence product sales and generate revenues. In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in commencing or completing clinical trials. Any of these occurrences may harm our business, financial condition and results of operations.
Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the applicable regulatory agency, which may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The applicable regulatory agency may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the applicable regulatory agency and may ultimately lead to the denial of marketing approval of one or more of our gene therapy product candidates.

In addition, we acquired worldwide rights to our gene therapy product candidates and were not involved in their development prior to such acquisitions. Any difficulties we experience in transitioning and integrating such gene therapy product candidates into our operations may result in delays in clinical trials as well as problems in our development efforts and regulatory filings, particularly if we do not receive all of the necessary materials, information, reports and data from third parties in a timely manner. More particularly, we have had no involvement with or control over the nonclinical and clinical development of our gene therapy product candidates prior to acquiring the rights to them. We are dependent on our predecessors, including Oxford and UMMS, having conducted such research and development in accordance with the applicable protocols, legal, regulatory and scientific standards, having accurately reported the results of all clinical trials and other research conducted prior to our acquisition of the gene therapy product candidates, having correctly collected and interpreted the data from these trials and other research and having supplied us with complete information, data sets and reports required to adequately demonstrate the results reported through the date of our acquisition of these assets. In addition, we have limited data regarding the safety, tolerability and efficacy of our gene therapy product candidates and their potential indications, and we have not previously conducted development activities for a biological product candidate. Problems related to our predecessors, including UMMS and Oxford, and our limited available data for our gene therapy product candidates could result in increased costs and delays in the development of our gene therapy product candidates, which could adversely affect our ability to generate future revenues.
Interim “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.
From time to time, we may publish interim “top-line” or preliminary data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data over a longer follow-up period become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. In addition, our clinical trials have involved small patient populations; the interim results of these clinical trials may be subject to substantial variability and may not be indicative of final results. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control.
We may encounter delays in enrolling, or be unable to enroll, a sufficient number of patients to complete any of our clinical trials, and even once enrolled we may be unable to retain a sufficient number of patients to complete any of our trials. Patient enrollment and retention in clinical trials depends on many factors, including the size of the patient population, the nature of the trial protocol, the effectiveness of our patient recruitment efforts, delays in enrollment due to travel or quarantine policies, or other factors, related to COVID-19, the existing body of safety and efficacy data with respect to the study candidate, the perceived risks and benefits of gene therapy approaches for the treatment of neurological diseases, the number and nature of competing existing treatments for our target indications, the number and nature of ongoing trials for other product candidates in development for our target indications, perceived risk of the delivery procedure, patients with pre-existing conditions that preclude their participation in any trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Furthermore, the negative results we have reported in clinical trials to date and any other negative results we may report in clinical trials of any of our gene therapy product candidates in the future may make it difficult or impossible to recruit and retain patients in other clinical trials of those gene therapy product candidates. Similarly, negative results reported by our competitors about their product candidates may negatively affect patient recruitment in our clinical trials. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our gene therapy product candidates or could render further development impossible. In addition, we expect to rely on CROs and clinical trial sites to ensure proper and timely conduct of our future clinical trials and, while we intend to enter into agreements governing their services, we will be limited in our ability to control their actual performance.
We face significant competition from other biotechnology and pharmaceutical companies, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer or more advanced or effective than ours and our operating results will suffer if we fail to compete effectively.
Drug development, particularly in the gene therapy field, is highly competitive and subject to rapid and significant technological advancements. As a significant unmet medical need exists in the neurology field, including for the the treatments of Parkinson's disease, GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs and Sandhoff diseases), there are several large and small pharmaceutical companies focused on delivering therapeutics for the treatment of these diseases. Further, it is likely that additional therapies will become available in the future for the treatment of our target indications.

We consider our most direct competitor with respect to AXO-Lenti-PD to be Voyager Therapeutics, which is developing VY-AADC, a gene therapy product candidate for the treatment of advanced Parkinson’s disease. VY-AADC delivers the AADC gene, one of the three genes contained in AXO-Lenti-PD, via an adeno-associated virus (an “AAV virus-based vector”). Voyager began a Phase 2 study in June 2018. Agilis Biotherapeutics, which was acquired by PTC Therapeutics, is developing AGIL-AADC, another AAV virus-based vector gene therapy that delivers the AADC gene, for the treatment of AADC deficiency, a rare disorder that involves loss of AADC gene function. In addition, DBS is approved for treating Parkinson’s disease and is marketed by multiple device manufacturers, including Medtronic, Abbott and Boston Scientific. DBS treatment involves permanent placement of hardware in the brain via stereotactic neurosurgery and may require follow-up adjustments or even invasive device replacements. Another surgical approach is Abbvie’s Duopa which is delivered via a port implanted in the abdominal wall. Further efforts are also underway to develop and commercialize new improved formulations of L-dopa, including Acorda’s Inbrija, for which an NDA was approved by the FDA in December 2018, and Mitsubishi Tanabe’s ND0612. Adjunct therapies are also being developed or have recently been approved to supplement L-dopa therapy, including Sunovion’s sublingual apomorphine and Adamas Pharmaceuticals’ GoCovri. Several companies are also trying to develop other disease modifying therapies that could prevent the progression of Parkinson’s disease. MeiraGTx is developing AAV-GAD, a gene therapy product designed to deliver the GAD gene to increase production of the neurotransmitter GABA to normalize motor circuits. Examples of early stage efforts include Denali Therapeutics’ LRRK2 inhibitors and anti-alpha synuclein antibodies from Prothena/Roche and Biogen, as well as Prevail Therapeutics’ pipeline of AAV-based therapeutics targeting lysosomal dysfunction.
We are unaware of any directly competing commercialized product or clinical-stage product candidate with respect to either AXO-AAV-GM1 or AXO-AAV-GM2 other than LYS-GM101, a gene therapy product candidate being developed by Lysogene S.A., as well as a preclinical gene therapy program being developed by Passage Bio, each for the treatment of GM1 gangliosidosis, and TGTX-101, a gene therapy product candidate being developed by Taysha Gene Therapies for the treatment of GM2 gangliosidosis.
Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing drugs, particularly gene therapy and other biological products, that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer or more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop or that would render any products that we may develop obsolete or non-competitive. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential product candidates uneconomic or obsolete, and we may not be successful in marketing any product candidates we may develop against competitors.
We will face competition from other drugs or from other non-drug products currently approved or that will be approved in the future in the neurology field, including for the treatment of Parkinson’s disease, GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs and Sandhoff diseases). Therefore, our ability to compete successfully will depend largely on our ability to:
•develop and commercialize products that are superior to other products in the market;
•demonstrate through our clinical trials that our gene therapy product candidates are differentiated from existing and future therapies;
•attract qualified scientific, product development and commercial personnel;
•obtain patent or other proprietary protection for our medicines;
•obtain required regulatory approvals;
•obtain coverage and adequate reimbursement from, and negotiate competitive pricing with, third-party payors; and
•successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any gene therapy product candidate we develop. The inability to compete with existing or subsequently introduced products would have an adverse impact on our business, financial condition and prospects.
Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our gene therapy product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing, receiving regulatory and marketing approval for or commercializing therapies before we do, which would have an adverse impact on our business and results of operations.
If we are not able to obtain required regulatory approvals, we will not be able to commercialize our gene therapy product candidates, and our ability to generate revenue will be materially impaired.
The activities associated with the development and commercialization of our gene therapy product candidates, including their design, research, testing, manufacture, safety, efficacy, recordkeeping, labeling, packaging, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA, the PMDA and similar regulatory authorities outside the United States. Failure to obtain marketing approval for our gene therapy product candidates will prevent us from commercializing them.
We have not received approval from regulatory authorities to market any gene therapy product candidate in any jurisdiction, and we will need to complete pivotal clinical trials successfully for our gene therapy product candidates before we can submit any application for regulatory approval. It is possible that our gene therapy product candidates in the future will never obtain the appropriate regulatory approvals necessary for us to commence product sales.
We expect to rely on third-party CROs and consultants to assist us in filing and supporting the applications necessary to gain marketing approvals. Securing marketing approval requires the submission of extensive nonclinical and clinical data and supporting information for our gene therapy product candidates to regulatory authorities for each therapeutic indication to establish safety and efficacy of the gene therapy product candidate for that indication. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Delays or errors in the submission of applications for marketing approval or issues, including those related to gathering the appropriate data and the inspection process, may ultimately delay or affect our ability to obtain regulatory approval, commercialize our gene therapy product candidates and generate product revenues.
Our gene therapy product candidates may cause adverse effects or have other properties that could delay or prevent their regulatory approval or limit the scope of any approved label or market acceptance.
Adverse events caused by our gene therapy product candidates or that of adjuncts could cause us, other reviewing entities, clinical trial sites or regulatory authorities to interrupt, delay or halt clinical trials and could result in the denial of regulatory approval. If an unacceptable frequency or severity of adverse events are reported in our clinical trials for our gene therapy product candidates or any future product candidates, our ability to obtain regulatory approval for such product candidates may be negatively impacted. The laws and regulations governing controlled substances could limit commercialization of our gene therapy product candidates, and failure to comply with those laws and regulations could also result in adverse regulatory, legal, and operational consequences.
In particular, there have been several significant adverse side effects in gene therapy treatments in the past, including reported cases of leukemia in trials using earlier generation viral vectors. Gene therapy is still a relatively new approach to disease treatment and additional adverse side effects could develop. Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction early after administration which could substantially limit the effectiveness of the treatment or represent safety risks for patients. Another traditional safety concern for gene therapies using viral vectors has been the possibility of insertional mutagenesis by the vectors, leading to malignant transformation of transduced cells. Additionally, in previous clinical trials involving AAV vectors for gene therapy, some subjects experienced the development of a positive ELISPOT test associated with T-cell responses, which is of unclear clinical translatability.
There is also the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material. Possible adverse side effects that may occur with treatment with gene therapy products include an immunologic reaction early after administration that could substantially limit the effectiveness of the treatment or represent safety risks for patients. Many times, side effects are only detectable after investigational products are tested in larger scale, pivotal clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval.

In addition to side effects that may be caused by gene therapy product candidates, the administration process or related procedures also can cause adverse side effects. For example, integration of AAV DNA into the host cell's genome has been reported to occur. Further, our AAV delivery systems for AXO-AAV-GM1 and AXO-AAV-GM2 have not been validated in human clinical trials previously, and if such delivery systems do not meet the safety criteria or cannot provide the desired efficacy results, then we may be forced to suspend or terminate our development of AXO-AAV-GM1 or AXO-AAV-GM2. For example, we submitted an IND in late 2019 to support the initiation of a company-sponsored clinical trial of AXO-AAV-GM2 for the treatment of patients with GM2 gangliosidosis. Following its review of the IND, while the FDA had no concerns over animal toxicology or clinical safety in the AXO-AAV-GM2 program, the FDA placed the IND on clinical hold , for which the IND was subsequently cleared in November 2020 following o ur responses to CMC and device-related questions . However, there can no assurance that our programs will not be subject to future clinical holds or similar delays.
If additional clinical experience indicates that any of our gene therapy product candidates has side effects or causes serious or life-threatening side effects, the development of the gene therapy product candidate may fail or be delayed, or, if the gene therapy product candidate has received regulatory approval, such approval may be revoked or limited.
Furthermore, if any of our products are approved and then cause serious or unexpected side effects, a number of potentially significant negative consequences could result, including:
•regulatory authorities may withdraw their approval of the product or require a REMS to impose restrictions on its distribution or other risk management measures;
•regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;
•we may be required to change the way the product is administered or to conduct additional clinical trials;
•we could be sued and held liable for harm caused to patients;
•we could elect to discontinue the sale of our product; and
•our reputation may suffer.
Any of these events could prevent us from achieving or maintaining market acceptance of the affected gene therapy product candidate and could increase the costs of commercializing our gene therapy product candidates.
Our AAV-based gene therapy product candidates and our lentiviral-based gene therapy product candidate are based on new gene transfer technology, which makes it difficult to predict the time and cost of product candidate development and of subsequently obtaining regulatory approval.
The use of gene therapy in the treatment of GM1 gangliosidosis, GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease) and Parkinson’s disease is new. We may experience problems or delays in developing new gene therapy product candidates and such problems or delays may cause unanticipated costs, and such development problems may not be solvable. We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process for our gene therapy product candidates from their current manufacturers, which may prevent us from completing our clinical studies or commercializing our products on a timely or profitable basis, if at all.
In addition, the clinical trial requirements of the FDA and other foreign regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary according to the type, complexity, novelty and intended use and market of such product candidates. The regulatory approval process for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates. To date, only a limited number of gene therapies have received marketing authorization from the FDA or foreign regulatory authorities. Until August 2017, the FDA had never approved a gene therapy product. Since that time, it has only approved a small number of product candidates, including Kymriah by Novartis International AG, for pediatric and young adult patients with a form of acute lymphoblastic leukemia, Yescarta by Kite Pharma, Inc., for adult patients with certain forms of non-Hodgkin's lymphoma, Luxturna by Spark Therapeutics, Inc. for patients with an inherited form of vision loss, and Zolgensma by Novartis International AG, for children less than 2 years old with spinal muscular atrophy. It is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our gene therapy product candidates in either the United States, or other major markets or how long it will take to commercialize our gene therapy product candidates, if any are approved. Approvals by foreign regulatory authorities may not be indicative of what the FDA may require for approval, and vice versa.

Regulatory requirements governing gene therapy products have changed frequently and may continue to change in the future. The FDA has established the Office of Tissues and Advanced Therapies within its Center for Biologics Evaluation and Research (“CBER”) to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee to advise the CBER in its review. If we were to engage an NIH-funded institution, to conduct a clinical trial, that institution’s institutional biosafety committee as well as its IRB would need to review the proposed clinical trial to assess the safety of the trial. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our gene therapy product candidates. Similarly, foreign regulatory authorities may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal products and require that we comply with these new guidelines.
The FDA, NIH and the EMA have each expressed interest in further regulating biotechnology, including gene therapy and genetic testing. For example, the EMA advocates a risk-based approach to the development of a gene therapy product. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our gene therapy product candidates.
These regulatory review committees and advisory groups and any new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these product candidates or lead to significant post-approval limitations or restrictions. As we advance our gene therapy product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of certain of our gene therapy product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue, and our business, financial condition, results of operations and prospects would be materially and adversely affected.
Even if we obtain FDA approval for our gene therapy product candidates in the United States, we may never obtain approval for or commercialize them in any other jurisdiction, which would limit our ability to realize their full market potential.
In order to market any products in any particular jurisdiction, we must establish and comply with numerous and varying regulatory requirements on a country-by-country basis regarding safety and efficacy. Approval by the FDA in the United States does not ensure approval by regulatory authorities in other countries or jurisdictions. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional nonclinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including in international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of any product we develop will be unrealized.
Even if we obtain regulatory approval for our product candidates, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.
Any product candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising and promotional activities for such product, among other things, will be subject to extensive and ongoing requirements of and review by the FDA, the EMA, the PMDA and other comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and drug listing requirements, continued compliance with cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping and cGCP requirements for any clinical trials that we conduct post-approval. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including any requirement to implement a REMS. If any of our product candidates receives marketing approval, the accompanying labels for such products may limit the approved use of the product, which could limit sales.

Regulatory authorities may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. The FDA typically advises that patients treated with gene therapy undergo follow-up observations for potential adverse events for a 15-year period. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. These authorities closely regulate the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. We will be subject to stringent restrictions on manufacturers’ communications regarding off-label use and if we do not market our products for their approved indications, we may be subject to enforcement action for off-label marketing. Prescription drugs may be promoted only for the approved indications in accordance with the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label may be subject to significant liability. However, physicians may, in their independent medical judgment, prescribe legally available products for off-label uses. The FDA does not regulate the behavior of physicians in their choice of treatments but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products. Violations of the FDCA or PHSA in the United States, and other comparable regulations in foreign jurisdictions, relating to the promotion of prescription drugs may lead to enforcement actions and investigations alleging violations of U.S. federal and state health care fraud and abuse laws, as well as state consumer protection laws and comparable laws in foreign jurisdictions.
In addition, later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:
•restrictions on manufacturing such products;
•restrictions on the labeling or marketing of such products;
•restrictions on product marketing, distribution or use;
•requirements to conduct post-marketing studies or clinical trials;
•warning or untitled letters;
•withdrawal of the products from the market;
•recall of products;
•fines, restitution or disgorgement of profits or revenues;
•suspension or withdrawal of marketing approvals;
•refusal to permit the import or export of such products;
•product seizure; or
•injunctions or the imposition of civil or criminal penalties.
Government regulations may change, and additional government regulations may be enacted, either of which could prevent, limit or delay regulatory approval of our product candidates or any future product candidate. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained.
Even if our product candidates receive marketing approval, they may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success.
Even if our product candidates receive marketing approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community, including due to the novelty of gene therapy products in general. If they do not achieve an adequate level of acceptance, we may not generate significant product revenues and become profitable. The degree of market acceptance for our product candidates, if approved for commercial sale, will depend on a number of factors, including but not limited to:
•the efficacy and potential advantages compared to alternative treatments;

•the effectiveness of sales and marketing efforts;
•the cost of treatment in relation to alternative treatments, including any similar generic treatments;
•our ability to offer our products for sale at competitive prices;
•the convenience and ease of administration compared to alternative treatments;
•the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•the ethical, social and legal concerns about gene therapy;
•the strength of marketing and distribution support;
•the availability of third-party coverage and adequate reimbursement and patients’ willingness to pay for our products in the absence of such coverage and adequate reimbursement;
•the prevalence and severity of any side effects; and
•any restrictions on the use of our product together with other medications.
We expect sales of our product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future. The failure of any of our product candidates, if approved, to find market acceptance would harm our business and could require us to seek additional financing.
Negative public opinion and increased regulatory scrutiny of gene therapy and genetic research may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.
Gene therapy remains a novel technology, with only a limited number of gene therapy products approved to date. Public perception may be influenced by claims that gene therapy is unsafe, unethical or immoral, and gene therapy may not gain the acceptance of the public or the medical community. In particular, our success will depend upon the comfort level of physicians to prescribe our product candidates, in lieu of, or in addition to, existing or standard treatments they are already familiar with and for which greater clinical data may be available.
More restrictive government regulations or negative public opinion would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our gene therapy product candidates. Earlier gene therapy trials led to several well-publicized adverse events, including cases of leukemia and death seen in such trials using earlier generation vectors. In addition, there is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biological activity of the genetic material or other components of products used to carry the genetic material. Among the risks in any gene therapy product based on viral vectors are the risks of immunogenicity, elevated liver enzymes, and insertional oncogenesis, which is the process whereby the insertion of a functional gene near a gene that is important in cell growth or division results in uncontrolled cell division, which could potentially enhance the risk of malignant transformation. If our vectors demonstrate a similar effect we may decide or be required to halt or delay further clinical development of our AAV-based product candidates. Adverse events in our clinical studies, even if not ultimately attributable to our product candidates (such as the many adverse events that typically arise from the conditioning process), or adverse events in other lentiviral gene therapy trials, and the resulting publicity, could result in increased governmental regulation, unfavorable public perception, potential regulatory delays in the testing or approval of our product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.
Increasing demand for compassionate use or expanded access of our unapproved therapies could negatively affect our reputation and harm our business.
We are developing our product candidates for life-threatening illnesses for which there are currently limited to no available therapeutic options. It is possible for individuals or groups to target companies with disruptive social media campaigns related to a request for access to unapproved drugs for patients with significant unmet medical need. If we experience a similar social media campaign regarding our decision to provide or not provide our product candidates under an expanded access corporate policy, our reputation may be negatively affected and our business may be harmed.

Recent media attention to individual patients’ expanded access requests has resulted in the introduction of legislation at the local and national level referred to as “Right to Try” laws, such as the Right to Try Act, which are intended to give patients access to unapproved therapies. New and emerging legislation regarding expanded access to unapproved drugs for life-threatening illnesses could negatively impact our business in the future.
A possible consequence of both activism and legislation in this area is the need for us to initiate an unanticipated expanded access program or to make our product candidates more widely available sooner than anticipated. We are a small company with limited resources and unanticipated trials or access programs could result in diversion of resources from our primary goals.
In addition, some patients who receive access to unapproved drugs through compassionate use or expanded access programs have life-threatening illnesses and have exhausted all other available therapies. The risk for serious adverse events in this patient population is high which could have a negative impact on the safety profile of our product candidates if we were to provide them to these patients in accordance with our expanded access corporate policy, which could cause significant delays or an inability to successfully commercialize our product candidates, which could materially harm our business. If we were to provide patients with our product candidates under an expanded access program, we may in the future need to restructure or pause ongoing compassionate use and/or expanded access programs in order to perform the controlled clinical trials required for regulatory approval and successful commercialization of our product candidates, which could prompt adverse publicity or other disruptions related to current or potential participants in such programs.
If we are unable to establish sales, marketing and distribution capabilities either on our own or in collaboration with third parties, we may not be successful in commercializing our product candidates, even if approved.
We do not have an infrastructure for the sales, marketing or distribution of our product candidates should they be approved, and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any product that may be approved, we must build our sales, distribution, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services and obtain requisite licenses. To achieve commercial success for any product for which we have obtained marketing approval, we will need a sales and marketing organization.
We plan to commercialize our product candidates in the United States, the EU, Japan and other major markets. If our product candidates are approved for marketing, we may build a focused sales, distribution and marketing infrastructure to market them. There are significant expenses and risks involved with establishing our own sales, marketing and distribution capabilities, including our ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities, and any failure to obtain and maintain the requisite licenses, could delay any product launch, which would adversely impact the commercialization of our product candidates.
Factors that may inhibit our efforts to commercialize our products on our own include:
•our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;
•the inability of sales personnel to obtain access to physicians or attain adequate numbers of physicians to prescribe any drugs;
•the inability to negotiate with payors regarding reimbursement for our products; and
•unforeseen costs and expenses associated with creating an independent sales and marketing organization.
If we are unable to build our own sales force or negotiate a collaborative relationship for the commercialization of our product candidates, we may be forced to delay the potential commercialization of such products or reduce the scope of our sales or marketing activities for our product candidates. If we elect to increase our expenditures to fund commercialization activities ourselves, we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all. If we do not have sufficient funds, we will not be able to bring our product candidates to market or generate product revenue. We could enter into arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be ideal and we may be required to relinquish rights to one or more of our product candidates or otherwise agree to terms unfavorable to us, any of which may have an adverse effect on our business, operating results and prospects.

If the market opportunities for any product candidates we may develop are smaller than we believe they are, our revenues, if any, may be adversely affected, and our business may suffer. Because the target patient populations for many of the product candidates we may develop are small, we must be able to successfully identify patients and achieve a significant market share to achieve and maintain profitability and growth.
We focus our research and product development on treatments for diseases with limited or no therapeutic options. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with product candidates we may develop, are based on estimates. These estimates may prove to be incorrect and new studies may change the estimated incidence or prevalence of these diseases. The number of patients in the United States, Europe and elsewhere may turn out to be lower than expected, and patients may not be amenable to treatment with our products, or may become increasingly difficult to identify or gain access to, all of which could harm our business, financial condition, results of operations, and prospects.
If we obtain approval to commercialize any products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.
•If our product candidates are approved for commercialization, we may enter into agreements with third parties to market them in certain jurisdictions outside the United States. We expect that we will be subject to additional risks related to international operations or entering into international business relationships, including:
•different regulatory requirements for drug approvals and rules governing drug commercialization in foreign countries;
•reduced protection for intellectual property rights;
•unexpected changes in tariffs, trade barriers and regulatory requirements;
•economic weakness, including inflation, or political instability in particular foreign economies and markets;
•compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
•foreign reimbursement, pricing and insurance regimes;
•foreign taxes;
•foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
•workforce uncertainty in countries where labor unrest is more common than in the United States;
•potential noncompliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and similar anti-bribery and anti-corruption laws in other jurisdictions;
•production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
•business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

Our current and future relationships with investigators, health care professionals, consultants, third-party payors, and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.
Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations.
These laws may regulate the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our products for which we obtain marketing approval. Such laws include:
•the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation; in addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
•the federal false claims laws including the civil False Claims Act, which can be enforced through civil whistleblower or qui tam actions, and civil monetary penalties laws, which impose criminal and civil penalties against individuals or entities for knowingly presenting, or causing to be presented to the federal government, claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or knowingly making, or causing to be made, a false statement to avoid, decrease or conceal an obligation to pay money to the federal government; in addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;
•HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false or fraudulent statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
•HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on health plans, health care clearing houses, and certain health care providers, known as covered entities, and their business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity , as well as their covered subcontractors ;
•a number of federal, state and foreign laws, regulations, guidance and standards that impose requirements regarding the protection of health data that are applicable to or affect our operations;
•the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other “transfers of value” made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and requires applicable manufacturers and group purchasing organizations to report annually to the government ownership and investment interests held by the physicians described above and their immediate family members . Beginning in 2022, applicable manufacturers also will be required to report such information regarding their relationships with physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and certified nurse midwives during the previous year ; and

•analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to our business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; and state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures or drug pricing, as well as state and local laws that require the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare laws. If our operations are found to be in violation of any of these or any other health regulatory laws that may apply to us, we may be subject to significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Even the mere issuance of a subpoena or the fact of an investigation alone, regardless of the merit, may result in negative publicity, a drop in our share price, and other harm to our business, financial condition and results of operations.
Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.
Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.
In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could, among other things, prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any products for which we obtain marketing approval.
For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Affordable Care Act”) was enacted to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for health care and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The law has continued the downward pressure on pharmaceutical pricing, especially under the Medicare program, and increased the industry’s regulatory burdens and operating costs. Among the provisions of the Affordable Care Act of importance to our product candidates are the following:
•an annual, nondeductible fee payable by any entity that manufactures or imports specified branded prescription drugs and biologic agents;
•an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program;
•a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;
•a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer point-of-sale discounts of 70% off negotiated prices of applicable brand drugs to eligible beneficiaries under their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;
•extension of manufacturers’ Medicaid rebate liability to individuals enrolled in Medicaid managed care organizations;
•expansion of eligibility criteria for Medicaid programs in certain states;
•expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•a licensure framework for follow on biologic products;
•a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and
•a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.
There remain judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the current administration to repeal or replace certain aspects of the Affordable Care Act. Since January 2017, the President of the United States has signed Executive Orders and other directives designed to delay the implementation of certain provisions of the Affordable Care Act or otherwise circumvent some of the requirements for health insurance mandated by the Affordable Care Act. Legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act’s “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax.
Further, the Bipartisan Budget Act of 2018, among other things, amended the Affordable Care Act, effective January 1, 2019, to increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In addition, the federal government eliminated federal cost-sharing reduction (“CSR”) payments to insurance companies. The loss of such federal CSR payments has resulted in increased premiums on certain policies issued by qualified health plans under the Affordable Care Act. Moreover, in December 2018, the Centers for Medicare & Medicaid Services (“CMS”) published a new final rule permitting further collections and payments to and from certain Affordable Care Act qualified health plans and health insurance issuers under the Affordable Care Act risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. On April 27, 2020, the United States Supreme Court reversed a Federal Circuit decision that previously upheld Congress' denial of $12 billion in “risk corridor” funding. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the Affordable Care Act, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act of 2017, the remaining provisions of the Affordable Care Act are invalid as well. In December 2019, the U.S. Court of Appeals for the Fifth Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this cas e. It is unclear how such litigation and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and our business. The Affordable Care Act is likely to continue the downward pressure on pharmaceutical pricing and may also increase our regulatory burdens and operating costs. We continue to evaluate the effect that the Affordable Care Act and its possible repeal and replacement has on our business. See “Business—Government Regulation.”
Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This included further reductions to Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will stay in effect through 2030 unless additional Congressional action is taken. The Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended the 2% Medicare sequester from May 1, 2020 through December 31, 2020, and extended the sequester by one year, through 2030. Additionally, in January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period in which the government may recover overpayments to providers from three to five years.

Further, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the out-of-pocket cost of prescription drugs and reform government program reimbursement methodologies for drugs. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to pharmaceutical product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the current administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the current U.S. presidential administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases.
Additionally, on May 11, 2018, the President of the United States previously laid out his administration’s “Blueprint to Lower Drug Prices and Reduce Out-of-Pocket Costs” to reduce the cost of prescription drugs while preserving innovation and cures. The Department of Health and Human Services has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. Congress and the U.S. presidential administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Additionally, on July 24, 2020, President Trump announced four executive orders related to prescription drug pricing that attempt to implement several of the Trump administration proposals, including (i) a policy that would tie certain Medicare Part B drug prices to international drug prices, or the “most favored nation price,” the details of which were released on September 13, 2020 and also expanded the policy to cover certain Part D drugs; (ii) an order that directs HHS to finalize the Canadian drug importation proposed rule previously issued by HHS and makes other changes allowing for personal importation of drugs from Canada; (iii) an order that directs HHS to finalize the rulemaking process on modifying the Anti-Kickback Statute safe harbors for discounts for plans, pharmacies, and pharmaceutical benefit managers; (iv) a policy that reduces costs of insulin and epipens to patients of federally qualified health centers. The FDA also recently released a final rule, effective November 30, 2020, implementing a portion of the importation executive order providing guidance for states to build and submit importation plans for drugs from Canada.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, whether the current regulations, guidance or interpretations will be changed, or what the impact of such changes on our business, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures. In addition, it is possible that additional governmental action is taken in response to t he COVID-19 pandemic.

Coverage and adequate reimbursement may not be available for our product candidates, which could make it difficult for us to sell our products profitably, if approved.
Market acceptance and sales of any approved product candidates that we develop will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government health administration authorities and private health insurers. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Third-party payors decide which drugs or therapies they will pay for and establish reimbursement levels. One payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement, for the product. Additionally, a third-party payor’s decision to provide coverage for a drug or therapy does not imply that an adequate reimbursement rate will be approved. Each plan determines whether or not it will provide coverage for a drug or therapy, what amount it will pay the manufacturer for the drug or therapy, on what tier of its formulary the drug or therapy will be placed, and whether to require step therapy. The position of a drug on a formulary generally determines the co-payment that a patient will need to make to obtain the drug and can strongly influence the adoption of a drug by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided, and reimbursement is adequate to cover a significant portion of the cost of our products.
The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Even if we do obtain adequate levels of reimbursement, third-party payors, such as government or private healthcare insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, products. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices charged for products. We may also be required to conduct expensive pharmacoeconomic studies to justify the coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage or reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize any product candidates that we develop.
Additionally, there have been a number of legislative and regulatory proposals to change the healthcare system in the United States and in some foreign jurisdictions that could affect our ability to sell any future drugs profitably. There can be no assurance that our product candidates, if approved, will be considered medically reasonable and necessary, that it will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available, or that reimbursement policies and practices in the United States and in foreign countries where our products are sold will not adversely affect our ability to sell our product candidate profitably, if approved for sale.
Risks Related to Our Dependence on Third Parties
Gene therapies are novel, complex and difficult to manufacture. We do not have our own manufacturing capabilities and will rely on third parties to produce clinical and commercial supplies of our product candidates.
We are building teams with drug formulation and manufacturing expertise but do not own or operate, nor do we expect to own or operate in the foreseeable future, facilities for product manufacturing, storage and distribution, or testing. In addition to the technical challenges of drug product formulation and scale-up and environmental compliance aspects of chemical and biologics manufacturing, our vendors of manufacturing services will need to comply with U.S. and foreign regulatory authority licensure and cGMP quality requirements. These obligations are enforced by periodic inspection and audit by regulatory authorities, and any adverse findings or violations discovered on such inspections could distract our vendors and be costly and time consuming to remediate, potentially impacting their supply of clinical and future commercial products to us.
Under the Oxford Agreement, Oxford will manufacture and supply the AXO-Lenti-PD in accordance with separate clinical and commercial supply agreements, which will be negotiated between us and Oxford. The Oxford Agreement contains certain key provisions of the clinical and commercial supply agreements, including pricing structure and our ability to transfer the technology to another manufacturer at any time following the completion of formal process characterization, process validation or BLA submission. In July 2020, we entered into an agreement with Viralgen Vector Core, S.L. for the manufacture of all additional clinical trial material for our AXO-AAV-GM1 and AXO-AAV-GM2 development programs and subsequent commercial supply.

Our reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including:
•failure to satisfy their contractual duties or obligations;
•inability to meet our product specifications and quality requirements consistently;
•delay or inability to procure or expand sufficient manufacturing capacity;
•manufacturing and/or product quality issues related to manufacturing development and scale-up;
•costs and validation of new equipment and facilities required for scale-up;
•failure to comply with applicable laws, regulations, and standards, including cGMP and similar foreign standards;
•deficient or improper record-keeping;
•contractual restrictions on our ability to engage additional or alternative manufacturers;
•inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;
•termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;
•reliance on a limited number of sources, and in some cases, single sources for product components, such that if we are unable to secure a sufficient supply of these product components, we will be unable to manufacture and sell our product candidates or any future product candidate in a timely fashion, in sufficient quantities or under acceptable terms;
•lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;
•lack of access or licenses to proprietary manufacturing methods used by third-party manufacturers to make our product candidates;
•operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier or regulatory sanctions related to the manufacture of our or other company’s products;
•carrier disruptions or increased costs that are beyond our control; and
•failure to deliver our products under specified storage conditions and in a timely manner.
The process for manufacturing gene therapy products, including our product candidates, is more complex than those required for most chemical pharmaceuticals, requiring substantial expertise, specialized facilities, highly specific raw materials and significant capital investment and involving other production constraints. Moreover, unlike chemical pharmaceuticals, the physical and chemical properties of a gene therapy product such as ours generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product will perform in the intended manner or that the dosing will be uniform in our products. Accordingly, we and our manufacturers employ multiple steps to control our manufacturing process to assure that the process works and that our product candidates are made strictly and consistently in compliance with the process. Problems with the manufacturing process, including even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory. We may encounter problems achieving adequate quantities and quality of clinical-grade or commercial-grade materials that meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs. In addition, the FDA, EMA and other regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, EMA or other regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Delays in manufacturing processes at our third party manufacturers, including recently at Oxford, which may be outside of our control, have resulted in, and may in the future result in, delays in our planned clinical trials. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

Due to the complexity and constraints associated with manufacturing gene therapy products, there is a limited number of suppliers that can adequately and timely provide the raw materials, including vectors, for our product candidates, particularly if we commence larger clinical trials and studies for our product candidates. If supply from a manufacturing facility is interrupted, including due to equipment malfunctions, facility contamination, material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of suppliers, there could be a significant disruption in supply of our product candidates. We have also terminated supply and manufacturing agreements in the past, and may terminate such agreements in the future, which could also result in supply disruptions. If we are unable to engage other manufacturers or suppliers, we may not be able to enter into arrangements with them on favorable terms or at all. Use of new third-party manufacturers could increase the risk of delays in production or insufficient supplies of our product candidates as we transfer our manufacturing technology to these manufacturers and as they gain experience manufacturing our product candidates. Further, due to intense competition among companies developing gene therapy product candidates, we may encounter difficulties in sourcing adequate supply for our gene therapy products on a timely or cost-efficient basis.
We have no experience manufacturing any of our product candidates. Building our own manufacturing facility, if we decide to do so in the future, would require substantial additional investment, would be time-consuming and may be subject to delays, including those resulting from compliance with regulatory requirements. We also may encounter problems hiring and retaining the experienced specialist scientific, quality control and manufacturing personnel needed to operate our manufacturing process, which could result in delays in our production or difficulties in maintaining compliance with applicable regulatory requirements. Although we may establish our own manufacturing facility or use that of a third-party contract manufacturer to support a commercial launch of our gene therapy product candidates, if approved, the timeframe for us to obtain approval for such facility or qualify such third-party contract manufacturer and ensure that all processes, methods and equipment are compliant with cGMP requirements is uncertain. We must supply all necessary documentation in support of a BLA or other MAA on a timely basis and must adhere to the FDA’s and EMA’s cGMP requirements before any of our product candidates can obtain marketing approval. To date, to our knowledge, a limited number of cGMP gene therapy manufacturing facilities have received approval from the FDA for the manufacture of an approved gene therapy product and, therefore, the timeframe required for us to obtain such approval is uncertain. We are subject to audits from FDA, EMA and other authorities that may result in observations of non-compliance from cGMP requirements. In addition, our ability to receive damages from our CROs in connection with such failures is generally contractually limited.
Any of these events affecting our product candidates or those of adjuncts could lead to clinical trial delays, cost overruns, delay or failure to obtain regulatory approval or impact our ability to successfully commercialize our products, as well as potential product liability litigation, product recalls or product withdrawals. Some of these events could be the basis for FDA action, including injunction, recall, seizure, or total or partial suspension of production.
Any contamination in our manufacturing process, shortages of raw materials or failure of any of our key suppliers to deliver necessary components could result in delays in our clinical development or marketing schedules.
Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could harm our ability to produce product candidates on schedule and could, therefore, harm our results of operations and cause reputational damage. Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of our product candidates could harm or disrupt the commercial manufacturing or the production of clinical material, which could harm our development timelines and our business, financial condition, results of operations and prospects.
We intend to rely on third parties to conduct, supervise and monitor our nonclinical studies and our clinical trials, and if those third parties perform in an unsatisfactory manner, it may harm our business.
We intend to rely on CROs and nonclinical and clinical trial sites to ensure the proper and timely conduct of our nonclinical studies and our clinical trials, and we expect to have limited influence over their actual performance. In addition, pursuant to our agreements with Oxford and UMMS, we may rely on their respective employees for certain services in connection with the transition of the respective gene therapy product candidates to us. We do not have complete control over those employees or their execution of services provided to us, and those employees may not perform such services in a timely or satisfactory manner, which could harm our business and development programs.
We intend to rely upon CROs to monitor and manage data for our clinical programs, as well as the execution of future nonclinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.

We and our CROs will be required to comply with Good Laboratory Practices (“GLPs”) and cGCPs, which are regulations and guidelines enforced by the FDA and are also required by the competent authorities of the member states of the European Economic Area and comparable foreign regulatory authorities in the form of International Council for Harmonization guidelines for any of our product candidates that are in nonclinical and clinical development. The regulatory authorities enforce cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Although we may rely on CROs to conduct our GLP-compliant preclinical studies and GCP-compliant clinical trials, we will remain responsible for ensuring that each of our GLP preclinical studies and GCP clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If we or our CROs fail to comply with cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may reject our marketing applications or require us to perform additional clinical trials before approving our marketing applications. Accordingly, if we or our CROs fail to comply with these regulations or other applicable laws, regulations or standards, or fail to recruit a sufficient number of subjects, we may be required to repeat clinical trials, which would delay the relevant regulatory approval process. Failure by our CROs to properly execute study protocols in accordance with applicable law could also create product liability and healthcare regulatory risks for us as sponsors of those studies.
Our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our competitive position. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret and intellectual property protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our (or their own) clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop could be harmed, our costs could increase, and our ability to generate revenues could be delayed.
If our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms or in a timely manner. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have an adverse impact on our business, financial condition and prospects.
We may seek to enter into collaborations in the future with other third parties. If we are unable to enter into such collaborations, or if these collaborations are not successful, our business could be adversely affected.
We will seek to enter into additional collaborations in the future, including sales, marketing, distribution, development, licensing, and/or broader collaboration agreements. Our likely collaborators include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, biotechnology companies, and medical device manufacturers. However, we may not be able to enter into additional collaborations on favorable terms or at all. Our ability to generate revenues from our collaborations will depend on our and our collaborators’ abilities to successfully perform the functions assigned to each of us in these arrangements. In addition, our collaborators have the ability to abandon research or development projects and terminate applicable agreements. Moreover, an unsuccessful outcome in any clinical trial for which our collaborator is responsible could be harmful to the public perception and prospects of our existing product candidate pipeline.
Our relationship with any future collaborations may pose several risks, including the following:
•collaborators have significant discretion in determining the amount and timing of the efforts and resources that they will apply to these collaborations;
•collaborators may not perform their obligations as expected;
•the nonclinical studies and clinical trials conducted as part of these collaborations may not be successful;

•collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on nonclinical study or clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;
•collaborators may delay nonclinical studies and clinical trials, provide insufficient funding for nonclinical studies and clinical trials, stop a nonclinical study or clinical trial or abandon a product candidate, repeat or conduct new nonclinical studies or clinical trials or require a new formulation of a product candidate for nonclinical studies or clinical trials;
•we may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our stockholders about the status of such product candidates;
•collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;
•product candidates developed in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;
•a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such product candidate;
•disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any product candidates, may cause delays or termination of the research, development or commercialization of such product candidates, may lead to additional responsibilities for us with respect to such product candidates or may result in litigation or arbitration, any of which would be time consuming and expensive;
•collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;
•disputes may arise with respect to the ownership or inventorship of intellectual property developed pursuant to our collaborations;
•collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•the terms of our collaboration agreement may restrict us from entering into certain relationships with other third parties, thereby limiting our options; and
•collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.
We will face significant competition in seeking appropriate collaborators, and the negotiation process is time-consuming and complex. Our ability to reach a definitive collaboration agreement with any future collaborators will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of several factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators.

Risks Related to Our Intellectual Property
If we are unable to obtain and maintain patent protection for our technology and products or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.
We rely, and will continue to rely, upon a combination of patents, trademarks, trade secret protection and confidentiality agreements with employees, consultants, collaborators, advisors and other third parties to protect the intellectual property related to our current and future development programs and product candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries for our current gene therapy product candidates and any future product candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our current and future product development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
The patent applications we have in-licensed or own cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such application(s). Our in-licensed and/or owned patent applications may fail to result in issued patents with claims that cover our current product candidates or other gene therapy product candidates in the United States or in foreign countries. Our in-licensed and owned patent portfolio alone may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our current product candidates or any future product candidates in the United States or in other foreign countries. We may also inadvertently make statements to regulatory agencies during the regulatory approval process that may be inconsistent with positions that have been taken during prosecution of our in-licensed or owned patents which may result in such patents being narrowed, invalidated, or held unenforceable.
The patent rights that we own or have licensed relating to our product candidates may be limited in ways that may affect our ability to exclude third parties from competing against us if we obtain regulatory approval to market these product candidates. For our current product candidates or future product candidates for which we do not hold or do not obtain composition of matter patents, competitors who obtain the requisite regulatory approval can offer products with the same composition as our products so long as the competitors do not infringe any other patents, such as method patents, that we may hold or obtain rights to. Method patents only protect the product when used or sold for the specified method. However, this type of patent protection does not limit a competitor from making and marketing a product that is identical to our product that is labeled for an indication that is outside of the patented method, or for which there is a substantial use in commerce outside the patented method.
There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or be used to invalidate a patent. The patent examination process may require us to narrow our claims, which may limit the scope of patent protection that we may obtain. Even if patents do successfully issue based on our owned or in-licensed applications and even if such patents cover our current or future product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, invalidated, or held unenforceable. Any successful opposition to these patents or any other patents owned by or licensed to us in the future could deprive us of rights necessary for the successful commercialization of any current or future product candidates, if approved. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.
Our owned or in-licensed pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. If the patent applications we hold or have in-licensed with respect to our development programs and product candidates fail to issue as patents, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our current or future product candidates, it could dissuade companies from collaborating with us to develop product candidates and threaten our ability to commercialize future products. Any such outcome could have an adverse effect on our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or whether we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.
Patent reform legislation could increase uncertainties and costs surrounding the prosecution of our owned and in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act made a number of significant changes to United States patent laws. These include provisions that affect the way patent applications are prosecuted and challenged at the U.S. Patent and Trademark Office (“USPTO”) and may also affect patent litigation. The USPTO has developed and continues to develop new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act, subsequent rulemaking, and judicial interpretation of the Leahy-Smith Act and regulations will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement and/or defense of our issued patents, all of which could have an adverse effect on our business and financial condition.
Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.
Even if our patent applications that we own or license issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.
The inventorship and/or ownership rights for patents or patent applications we own or in-license may be challenged by third parties. Such challenges could result in loss of exclusive rights to such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products or require us to obtain a license from such third parties on commercially reasonable terms to secure exclusive rights, or our business could be harmed. If any such challenges to inventorship and/or ownership were asserted, there is no assurance that a court would find in our favor or that, if we choose to seek a license, such license would be available to us on acceptable terms or at all.

Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after the first non-provisional filing date. Certain extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future product candidates, we may be open to competition from biosimilar or generic versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent term and obtain data exclusivity for our product candidates, our business may be materially harmed.
Our commercial success will largely depend on our ability to obtain and maintain patents and other intellectual property in the United States and other countries with respect to our proprietary technology, product candidates and our target indications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after such candidates begin to be commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents.
Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our owned or in-licensed U.S. patents or patent applications, once issued, may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the total patent term including the period of extension cannot exceed 14 years from the product’s approval date. Furthermore, this extension is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request.
If we are unable to extend the expiration date of our existing patents or obtain new patents with longer expiry dates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and nonclinical data to obtain approval of competing products following our patent expiration and launch their product earlier than might otherwise be the case.
The validity, scope and enforceability of any patents that cover our biologic product candidates can be challenged by third parties.
For biologics, such as AXO-Lenti-PD, AXO-AAV-GM1 and AXO-AAV-GM2, the Biologics Price Competition and Innovation Act (“BPCIA”) provides a mechanism for one or more third parties to seek FDA approval to manufacture or sell biosimilar or interchangeable versions of brand name biological products. Due to the large size and complexity of biological products, as compared to small molecules, a biosimilar must be “highly similar” to the reference product with “no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product.” The BPCIA provides, among other things, for a formal pre-litigation process which includes the exchange of information between a biosimilar applicant and a reference product sponsor that can include the identification of relevant patents and each parties’ basis for infringement and invalidity. After the exchange of this information (if the exchange is elected), we must then initiate an infringement lawsuit within 30 days for the patents identified in the exchange. If the biosimilar applicant successfully challenges the asserted patent claims it could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or result in a finding of non-infringement.
Litigation or other proceedings to enforce or defend intellectual property rights are often complex in nature, may be expensive and time-consuming, may divert our management’s attention from our core business, and may result in unfavorable results that could limit our ability to prevent third parties from competing with our product candidates.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent application, failure to respond to office actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our current or future product candidates, our competitors might be able to enter the market sooner, which would have an adverse effect on our business.
We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third-party may hold intellectual property, including patent rights and trade secrets that are important or necessary to the development of our current or future product candidates. It may be necessary for us to use the patented or proprietary technology of one or more third parties to manufacture or commercialize our product candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed, possibly materially. If any such patents were to be asserted against us, there is no assurance that a court would find in our favor or that, if we choose or are required to seek a license, a license to any of these patents would be available to us on acceptable terms or at all.
It may be necessary to use a patented or proprietary AAV-related technology of one or more third parties to manufacture and commercialize AXO-AAV-GM1 or AXO-AAV-GM2. If we are unable to obtain licenses from such third parties when needed or on commercially reasonable terms, our ability to commercialize AXO-AAV-GM1 (if approved) or AXO-AAV-GM2 (if approved), would likely be delayed or impaired.
Third-party claims or litigation alleging infringement of patents or other proprietary rights or seeking to invalidate patents or other proprietary rights may delay or prevent the development and commercialization of our product candidates.
Our commercial success depends in part on our avoiding infringement and other violations of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review, and post-grant review before the USPTO, as well as oppositions and similar proceedings in foreign jurisdictions. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our product candidates or other business activities may be subject to claims of infringement of the patent and other proprietary rights of third parties. Third parties may assert that we are infringing their patents or employing their proprietary technology without authorization.
There may be third-party patents or patent applications with claims to compositions, materials, formulations, methods of manufacture or methods for treatment related to our current or future product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our current or future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates; any molecules, plasmids, vectors, cell lines, etc. formed during the manufacturing process; any final product itself or the intended method of treatment using the product, including combination therapy, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire.

A license may not be available on commercially reasonable terms or at all. In addition, we may be subject to claims that we are infringing other intellectual property rights, such as trademarks or copyrights, or misappropriating the trade secrets of others, and to the extent that our employees, consultants or contractors use intellectual property or proprietary information owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful infringement or other intellectual property claim against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our affected products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.
We cannot provide any assurances that third-party patents do not exist which might be enforced against our product candidates, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation to third parties.
Third-party patent applications directed to methods for producing recombinant lentiviral vectors or recombinant AAV vectors could adversely affect the potential commercialization of our current gene therapy product candidates, if patents issue from such applications that include claims that would cover the methods of making our current gene therapy product candidates. While we do not believe that such pending third-party claims that would cover the methods of making our current gene therapy product candidates are likely to be patentable, we may be incorrect in this belief.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products.
We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of our product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Therefore, patent applications covering our products could have been filed by others without our knowledge. Additionally, pending patent applications or patents that have been published can, subject to certain limitations, be later amended in a manner that could cover our product candidates or the use of our products.
The scope of a patent claim is determined by multiple factors including an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, and our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.
If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our products that are held to be infringing. We might, if possible, also be forced to redesign products, processes, or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

If we breach any of our license or collaboration agreements, it could compromise our development and commercialization efforts for our product candidates.
We have licensed rights to intellectual property from Oxford and UMMS in order to commercialize our product candidates, and we have or intend to enter into one or more commercial supply and manufacturing agreements for our current product candidates.
Disputes may arise between us and any of these counterparties regarding intellectual property rights that are subject to such agreements, including, but not limited to:
•    the scope of rights granted under the agreement and other interpretation-related issues;
•    whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the agreement;
•    our right to sublicense patent and other rights to third parties;
•    our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;
•    the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;
•    our right to transfer or assign our license; and
•    the effects of termination.
These or other disputes over intellectual property that we have licensed (or will license or acquire in the future) may prevent or impair our ability to maintain our current arrangements on acceptable terms or may impair the value of the arrangement to us. Any such dispute could have an adverse effect on our business.
If we materially breach or fail to perform any provision under these license and collaboration agreements, including failure to make payments to a licensor or collaborator when due for royalties and failure to use commercially reasonable efforts to develop and commercialize our product candidates, such licensors and collaborators have the right to terminate our agreement, and upon the effective date of such termination, our right to practice the licensed patent rights and other intellectual property would end. Any uncured, material breach under the agreements could result in our loss of rights to practice the patent rights and other intellectual property licensed to us under the agreements and to liability for potential damages.
Our intellectual property agreements with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology.
Certain provisions in our intellectual property agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could affect the scope of our rights to the relevant intellectual property or technology or affect financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We may become involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.
Competitors may infringe or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file legal claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third-party may also cause the third-party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable.

In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement, or lack of statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third-party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business.
We may not be able to detect or prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.
Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common shares.
Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.
Because of the expense and uncertainty of litigation, we may conclude that even if a third-party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our shareholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.
Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.
The United States has recently enacted and implemented wide-ranging patent reform legislation. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce patents that we have licensed or that we might obtain in the future. Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future.
The United States government may have certain rights in patent applications and patents issuing therefrom that we in-license or own. The United States federal government retains certain rights in inventions produced with its financial assistance under the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. Furthermore, if the U.S. Government has rights related to a product candidate under the Bayh-Dole Act, we may be obligated to substantially manufacture in the U.S. such product if it was invented using government funding. Under certain circumstances, we may be able to obtain a waiver to manufacture outside the U.S., however, such waivers are not guaranteed.

We may not be able to protect our intellectual property rights throughout the world, which could impair our business.
Filing, prosecuting and defending patents covering our current and future product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims, or other intellectual property rights may not be effective or sufficient to prevent them from so competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.
Many countries, including EU countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third-party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.
Because we expect to rely on third parties to manufacture our product candidates, and we expect to continue to collaborate with third parties on the development of our current and future product candidates, we must, at times, share trade secrets with them. We also conduct joint research and development programs that may require us to share trade secrets under the terms of our collaboration or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Further, adequate remedies may not exist in the event of unauthorized use or disclosure. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations.
In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Policing unauthorized use of our or our licensors’ intellectual property is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.
We employ individuals who were previously employed at other biotechnology or pharmaceutical companies. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, collaborators, and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition.
In addition, while it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
If we or our licensors fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we and our licensors are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.
Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common shares. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to initiate or continue our clinical trials and internal research programs, or in-license needed technology or other product candidates. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our product candidates, if approved.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our current and future product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
Any trademarks we have obtained or may obtain may be infringed or successfully challenged, resulting in harm to our business.
We expect to rely on trademarks as one means to distinguish any of our product candidates that are approved for marketing from the products of our competitors. Once we select new trademarks and apply to register them, our trademark applications may not be approved. Third parties may oppose or attempt to cancel our trademark applications or trademarks, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks.
If we attempt to enforce our trademarks and assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
•    others may be able to make products that are the same as or similar to our product candidates, but that are not covered by the claims of the patents or other intellectual property rights that we own or that we have exclusively licensed and have the right to enforce;
•    we, our licensor or any collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or license;
•    we or our licensor might not have been the first to file patent applications covering certain of our inventions;
•    others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
•    it is possible that our pending patent applications will not lead to issued patents;
•    issued patents that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;
•    our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and
•    we may not develop additional proprietary technologies that are patentable.

Risks Related to Our Common Stock
An active trading market for our common shares may not be sustained.
Although our common shares are listed on the Nasdaq Global Select Market (“Nasdaq”) we cannot assure you that an active trading market for our common shares will be sustained, including following the Domestication. In addition, as a result of Roivant Sciences Ltd. (“RSL”) owning approximately 45.3% of our common shares as of June 30, 2020, trading in our common shares may be less liquid than the shares of companies with broader public ownership. If an active market for our common shares is not sustained, you may not be able to sell your shares quickly or at the market price. An inactive market may also impair our ability to raise capital to continue to fund operations by selling common shares and may impair our ability to acquire other companies or technologies by using our common shares as consideration.
The market price of our common shares has been and is likely to continue to be highly volatile, and you may lose some or all of your investment.
The market price of our common shares has been and is likely to continue to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:
•any additional delays in the commencement, enrollment and ultimate completion of our clinical trials, including as a result of the recent clinical hold placed on our AXO-AAV-GM2 program that was lifted in November 2020, and manufacturing delays for our AXO-Lenti-PD program ;
•results of clinical trials of our product candidates or those of our competitors;
•any delay in filing applications for marketing approval of our product candidates, and any adverse development or perceived adverse development with respect to applicable regulatory authorities’ review of those applications;
•failure to successfully develop and commercialize our product candidates;
•failure to maintain our relationship with Oxford or UMMS or comply with the terms of the Oxford Agreement or the UMMS Agreement;
•inability to obtain additional funding;
•inability to obtain, protect or maintain necessary intellectual property;
•regulatory or legal developments in the United States and other countries applicable to our product candidates, including gene therapies;
•adverse regulatory decisions or statements;
•changes in the structure of healthcare payment systems;
•inability to obtain adequate product supply for our current product candidates or any future product candidate, or the inability to do so at acceptable prices;
•introduction of new products, services or technologies by our competitors;
•failure to meet or exceed financial projections we provide to the public;
•failure to meet or exceed the estimates and projections of the investment community;
•changes in the market valuations of similar companies;
•market conditions in the pharmaceutical and biotechnology sectors, and the issuance of new or changed securities analysts’ reports or recommendations;
•announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;
•significant lawsuits, including patent or shareholder litigation, and disputes or other developments relating to our proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
•additions or departures of key scientific or management personnel;

•short sales of our common stock;
•sales of shares of our common stock by us or our stockholders in the future;
•negative coverage in the media or analyst reports, whether accurate or not;
•issuance of subpoenas or investigative demands, or the public fact of an investigation by a government agency, whether meritorious or not;
•trading volume of our common shares;
•general economic, industry and market conditions; and
•the other factors described in this “Risk Factors” section.
In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including in connection with the ongoing COVID-19 pandemic, which has resulted in decreased stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including potentially worsening economic conditions and other adverse effects or developments relating to the ongoing COVID-19 pandemic, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our common shares, regardless of our actual operating performance.
Volatility in our share price could subject us to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities and/or the discontinuation of development of a product candidate due to adverse clinical circumstances or results. This risk is especially relevant for us because pharmaceutical companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.
We are no longer a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, no longer qualify for exemptions from certain corporate governance requirements. If we fail to meet the phase-in deadlines for these corporate governance requirements, our common stock could be delisted from Nasdaq.
Under Nasdaq corporate governance requirements, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. As of September 30, 2020 , RSL no longer controls a majority of the voting power of our outstanding common shares. As a result, we are no longer a “controlled company” within the meaning of these rules, and are required to comply with additional corporate governance requirements, including that o ur c ompensation committe e consist entirely of independent directors by February 202 1.
If we fail to meet the phase-in deadlines for any of these corporate governance requirements, our common shares, or the shares of common stock of Sio Gene Therapies following the Domestication, could be delisted from Nasdaq, which would negatively impact the trading of our common shares and our business and financial condition.
RSL owns a significant percentage of our common shares and is able to exert significant control over matters subject to shareholder approval.
Based on common shares outstanding as of September 30, 2020, RSL beneficially owns approximately 39 .3% of the voting power of our outstanding common shares and has the ability to substantially influence us through this ownership position. RSL’s interests may not always coincide with our corporate interests or the interests of other shareholders, and RSL may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. RSL has closed a transaction with Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) that includes a grant to Sumitomo of a right of first refusal with respect to our common shares held by RSL, which could result in RSL taking actions that may not coincide with our corporate interests or the interests of other shareholders, and could impact our ability to undertake certain corporate transactions. Further, RSL is a privately held company whose ownership and governance structure is not transparent to our other shareholders. There may be changes to the management or ownership of RSL that could impact RSL’s interests in a way that may not coincide with our corporate interests or the interests of other shareholders. So long as RSL continues to own a significant amount of our equity, RSL will continue to be able to strongly influence our decisions.

Our organizational and ownership structure may create significant conflicts of interests.
Our organizational and ownership structure involves a number of relationships that may give rise to certain conflicts of interest between us and minority holders of our common shares, on the one hand, and RSL and its shareholders, on the other hand. Certain of our directors and employees have equity interests in RSL and, accordingly, their interests may be aligned with RSL’s interests, which may not always coincide with our corporate interests or the interests of our other shareholders. Further, our other shareholders may not have visibility into the RSL ownership of any of our directors or officers, which may change at any time through acquisition, disposition, dilution, or otherwise. Any change in our directors’ or officers’ RSL ownership could impact the interests of those holders.
In addition, we are party to certain related party agreements with RSL and its wholly owned subsidiaries, Roivant Sciences, Inc. (“RSI”) and Roivant Sciences GmbH (“RSG”). These entities and their shareholders, including certain of our directors and employees, may have interests which differ from our interests or those of the minority holders of our common shares. For example, we are party to an information sharing and cooperation agreement with RSL pursuant to which RSL has granted us a right of first review on any potential dementia-related product or investment opportunity that RSL may consider pursuing. It is possible that we could fail to pursue a product candidate under this agreement and that product candidate is then successfully developed and commercialized by RSL or one of its other subsidiaries or affiliates. Any material transaction between us and RSL, RSI or RSG is subject to our related party transaction policy, which requires prior approval of such transaction by our Audit Committee. To the extent we fail to appropriately deal with any such conflicts of interests, it could negatively impact our reputation and ability to raise additional funds and the willingness of counterparties to do business with us, all of which could have an adverse effect on our business, financial condition, results of operations and cash flows .
Because we do not anticipate paying any cash dividends on our common shares in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
We have never declared or paid any cash dividends on our common shares. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common shares would be your sole source of gain on an investment in our common shares for the foreseeable future.
Following the Domestication, the Sio Gene Therapies certificate of incorporation and bylaws will provide that the Court of Chancery of the State of Delaware or, under certain circumstances, the federal district courts of the United States of America will be the exclusive forums for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Following the Domestication, the Sio Gene Therapies certificate of incorporation and bylaws will provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a breach of fiduciary duty;
•any action arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation, or our amended and restated bylaws; and
•any action asserting a claim against us that is governed by the internal-affairs doctrine.
These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any claim for which the federal district courts of the United States of America have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims.
Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentences.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Sio Gene Therapies certificate of incorporation and bylaws will further provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Sio Gene Therapies certificate of incorporation and bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the exclusive-forum provisions in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving the dispute in other jurisdictions.
Future sales of our common shares, or the perception that such sales may occur, could depress our share price, even if our business is doing well.
As of September  30, 2020, 18,577,380 of our outstanding common shares, representing 39 .3% of our common shares, were held by RSL. If RSL, or any of our executive officers or directors, were to sell our common shares, or if the market perceived that RSL or any of our executive officers or directors intend to sell our common shares, it could negatively affect our share price. Such a decrease in our share price could also in turn impair our ability to raise capital through the sale of additional equity securities.
Further, we have filed registration statements on Form S-8 under the Securities Act to register the common shares that may be issued under our equity incentive plans from time to time. Shares registered under these registration statements are available for sale in the public market subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates. Sales of these common shares may negatively impact our share price.
In addition, we have filed a “shelf” registration statement on Form S-3 under the Securities Act, allowing us, from time to time, to offer up to $750 million of any combination of registered common shares, preferred shares, debt securities and warrants. We have also entered into a sales agreement with SVB Leerink LLC to sell common shares having an aggregate offering price of up to $50.0 million from time to time through an at-the-market equity offering program. To the extent we issue new common shares as a result of needing additional capital, such shares could constitute a material portion of our then outstanding common shares and cause dilution to our existing shareholders.
I f we are unable to maintain proper and effective internal controls over financial reporting and disclosure controls and procedures, investor confidence in our company and, as a result, the value of our common shares, may be adversely affected.
Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to protect from fraudulent, illegal or unauthorized transactions. Effective disclosure controls and procedures enable us to make timely and accurate disclosure of financial and non-financial information that we are required to disclose. If we cannot provide effective controls and reliable financial reports and other disclosures, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls over financial reporting or disclosure controls and procedures that, even if effective, could be improved.
We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the date we are deemed to be an “accelerated filer,” as defined in the Exchange Act, and also following the date we are no longer an “emerging growth company,” as defined in the JOBS Act.
If material weaknesses or control deficiencies occur or our disclosure controls and procedures are ineffective in the future, we may be unable to report our financial results or make other disclosures accurately on a timely basis, which could cause our reported financial results or other disclosures to be materially misstated and result in the loss of investor confidence and cause the market price of our common shares to decline.

We are an emerging growth company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earliest of (1) March 31, 2021, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a “large accelerated filer,” which means the market value of our common shares that are held by non-affiliates exceeds $700.0 million as of the prior September 30, the end of our second fiscal quarter, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and we also may still qualify as a “non-accelerated filer” which provides for exemption from compliance with the auditor attestation requirements of Section 404.
We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.
The intended tax effects of our corporate structure prior to and following the Domestication and Reorganization, and intercompany arrangements prior to the Domestication and Reorganization, depend on the application of the tax laws of various jurisdictions and on how we operate our business.
The Reorganization involved the tax authorities and related rules and regulations of multiple international jurisdictions. In connection with the Reorganization, we relied on the availability of certain exemptions from tax, and losses and other deductions, in certain such jurisdictions in respect of steps being taken as part of the Reorganization, which are complex. If the tax authorities of any such jurisdictions do not agree with such exemptions, losses or deductions, we may be subject to tax charges and liabilities. Following the Domestication and Reorganization, we will have subsidiaries that are domiciled in the U.K., Switzerland and Ireland. Our corporate structure, including the manner in which we develop and use our intellectual property, will be organized so that we can achieve our business objectives in a tax-efficient manner following the Domestication and Reorganization. Historically, we have conducted operations prior to the Domestication and Reorganization through subsidiaries in various countries and tax jurisdictions, including the U.K. and Switzerland, in part through intercompany service agreements between RSL and certain of its subsidiaries, our subsidiaries and us. In that case, our corporate structure and intercompany transactions, including the manner in which we developed and used our intellectual property, were organized to achieve our business objectives in a tax-efficient manner and in compliance with applicable transfer pricing rules and regulations. If two or more affiliated companies are located in different countries or tax jurisdictions, the tax laws and regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation be maintained to support the transfer prices. While we believe that we have operated in compliance with applicable transfer pricing laws, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms’ length transactions in historical periods prior to the Domestication and Reorganization, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject our income to double taxation or assess interest and penalties, it would increase our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. As we intend to operate in more than one country and taxing jurisdiction, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. Moreover, certain relevant tax, accounting and other laws have special application with respect to “affiliated,” “combined” or similar groups, which included RSL and its subsidiaries prior to March 2020, and which may impact the tax liabilities of the companies. We continue to assess the impact of such changes in tax laws on our business and may determine that changes to our structure, practice or tax positions are necessary in light of such changes and developments in the tax laws of other jurisdictions in which we operate. Such changes may nevertheless be ineffective in avoiding an increase in our consolidated tax liability, which could harm our financial condition, results of operations and cash flows.
Changes in our effective tax rate may reduce our net income in future periods.
Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in Ireland, the United States and other jurisdictions for periods following the Domestication and Reorganization, and also Europe (including the U.K. and Ireland), the United States and other jurisdictions for historical periods prior to the Domestication and Reorganization. Such changes may become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. If such a situation was to arise, it could adversely impact our tax position and our effective tax rate. Failure to manage the risks associated with such changes, or misinterpretation of the laws providing such changes, could result in costly audits, interest, penalties and reputational damage, which could adversely affect our business, results of our operations and our financial condition.
Our actual effective tax rate may vary from our expectation and that variance may be material. A number of factors may increase our future effective tax rates, including: (1) the jurisdictions in which profits are determined to be earned and taxed; (2) the resolution of issues arising from any future tax audits with various tax authorities; (3) changes in the valuation of our deferred tax assets and liabilities; (4) increases in expenses not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions; (5) changes in the taxation of stock-based compensation; (6) changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and (7) challenges to the transfer pricing policies related to our structure prior to the Domestication and Reorganization.
General Risk Factors
Our business and operations would suffer in the event of system failures, security breaches or cyber-attacks.
Our computer systems, as well as those of various third parties on which we rely, or may rely on in the future, including our CRO's and other contractors, consultants, and law and accounting firms, may sustain damage from computer viruses, unauthorized access, data breaches, phishing attacks, cybercriminals, natural disasters, terrorism, war and telecommunication and electrical failures. We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. We have experienced phishing attacks in the past, which have not had a material impact on our operations, however, we may in the future experience material system failures or security breaches that could cause interruptions in our operations or result in a material disruption of our development programs. For example, the loss of nonclinical or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability, suffer reputational damage, and the further development of our product candidates could be delayed.

If securities or industry analysts cease to publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.
The trading market for our common shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common shares or change their opinion of our common shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
We have incurred and will continue to incur substantial costs as a result of operating as a public company, and our management has been and will be required to continue to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel devote a substantial amount of time to compliance with these requirements. Moreover, changing rules and regulations may increase our legal and financial compliance costs and make some activities more time-consuming and more costly. If, notwithstanding our efforts to comply with new or changing laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.
Further, failure to comply with these laws, regulations and standards may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our Board of Directors or members of senior management.

THE DOMESTICATION
General
Axovant will effect the Domestication by filing a notice of discontinuance with the Bermuda Registrar of Companies and filing a certificate of corporate domestication and a certificate of incorporation of Sio Gene Therapies with the Secretary of State of the State of Delaware. The Domestication does not require the approval of any of the shareholders of Axovant. Under Bermuda and Delaware law, the domestication of Axovant in Delaware is deemed effective upon the filing of the certificate of corporate domestication and the certificate of incorporation with the Secretary of State of the State of Delaware. In addition, Sio Gene Therapies must file with the Bermuda Registrar of Companies a copy of the certified copy of the certificate of corporate domestication of Axovant issued by the Secretary of State of the State of Delaware within 30 days of the date of the issuance of the certified copy by the Secretary of State of the State of Delaware. Upon making this filing in Bermuda, the Bermuda Registrar of Companies will issue a certificate of discontinuance and, at that time, we shall cease to be registered as a company in Bermuda. We intend to file the copy of the certified copy of the certificate of corporate domestication with the Bermuda Registrar of Companies on the same day the certified copy is issued by the Secretary of State of the State of Delaware.
In connection with the Domestication, Sio Gene Therapies will adopt new bylaws, which, together with the new certificate of incorporation filed in Delaware, will be the organizational documents of Sio Gene Therapies after the Domestication. As part of the Domestication, we also intend to complete the Reorganization to align our corporate structure with current and future business activity.
Background and Reasons for the Domestication and Reorganization
We are dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need and extending the reach of gene therapies to highly prevalent neurological disorders like Parkinson’s disease. We have assembled a portfolio of gene therapies in partnership with leading scientific institutions and have built a team with extensive experience in the gene therapy space. Our vision is to build the world’s leading gene therapy company for the treatment of neurodegenerative diseases by progressing our current programs and identifying, developing and commercializing other novel gene therapy treatments for neurodegenerative diseases.
Axovant has historically maintained a corporate structure of seven direct and indirect subsidiaries in various jurisdictions, including the United Kingdom, Switzerland, Bermuda and the United States for various financial, legal and tax reasons. Axovant Gene Therapies Ltd., while incorporated in Bermuda, oversaw the global operations through the exercise of central management and control in the U.K. and conducted regular board of director and shareholder meetings in the U.K. Axovant’s Swiss subsidiary owned all of our intellectual property; governed, exploited and protected the intellectual property for development and commercialization through such subsidiary’s board of directors and management. Maintaining this structure is a time-consuming, expensive operation, which has become less justifiable after the failure of our clinical trials for, and the discontinuation of development of, intepirdine and nelotanserin in 2018. This led to a dramatic shift in our strategy and business plan toward becoming a company focused on development of gene therapies.
Our board of directors believes that the Domestication and Reorganization will, among other things:
•Simplify our corporate governance structure that was previously established by Roivant Sciences Ltd. when it was our controlling shareholder;
•Reduce the number of subsidiaries within our corporate structure, resulting in more efficient and less costly governance and administration (such as conducting operations, payroll and intellectual property management from one subsidiary);
•Reduce our exposure to the potential consequences of certain tax regimes, such as the U.K. tax regime, in connection with the simplification of our corporate holding and governance structure;
•Relocate our jurisdiction of organization to one that has a body of law more familiar to our officers, our employees, our board of directors and many of our shareholders; and
•Provide legal, administrative and other similar efficiencies.
For many years, Delaware has been a leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations.

In September 2019, our management initially proposed to the audit committee of our board of directors to initiate an analysis of a change in our jurisdiction of incorporation from Bermuda to the state of Delaware and accompanying internal corporate reorganization. In March 2020, our management presented an updated proposal of the Domestication and Reorganization to the audit committee of our board of directors as well as the full board of directors, and the audit committee preliminarily concurred with such proposal and directed management to continue analyzing the effects of certain variations on the proposed structure. In June 2020, our management presented to the audit committee of our board of directors the results of this further analysis and an updated proposal, and received the committee’s approval to present the proposal for the Domestication and Reorganization to our full board of directors. In October 2020, our board of directors approved the Domestication and Reorganization.
Effects of the Domestication and Reorganization
The Companies Act 1981 of Bermuda, as amended (the “Companies Act”) permits a Bermuda exempted company to discontinue from Bermuda and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. The Companies Act and our current bye-laws authorize our board of directors to discontinue Axovant to a jurisdiction outside of Bermuda (in this case, Delaware) without a shareholder vote. Consequently, we are not asking for your vote or soliciting proxies with respect to the Domestication. The Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the Companies Act.
Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication and the certificate of incorporation have been approved as provided in the organizational documents of the non-U.S. entity. Section 388 does not provide any separate approval requirements for a domestication. The DGCL also does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388.
Under Section 132I of the Companies Act, our discontinuance from Bermuda and continuance in Delaware will not be deemed to operate to create a new legal entity or prejudice or affect our continuity as an existing corporation. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:
•Sio Gene Therapies shall be deemed to be the same entity as Axovant, and the domestication shall constitute a continuation of the existence of Axovant in the form of Sio Gene Therapies;
•all rights, privileges and powers, as well as all property, of Axovant shall remain vested in Sio Gene Therapies;
•all debts, liabilities and duties of Axovant shall remain attached to Sio Gene Therapies and shall be enforceable against Sio Gene Therapies to the same extent as if originally incurred by it; and
•the domestication shall not be deemed a dissolution of Axovant.
Prior to the Reorganization, Axovant Gene Therapies Ltd. had seven direct and indirect wholly-owned subsidiaries:
•Axovant Holdings Limited, an entity organized under the laws of England and Wales;
•Axovant Sciences, Inc., a Delaware corporation;
•Axovant Sciences GmbH, an entity organized under the laws of Switzerland;
•Axovant Sciences America, Inc., a Delaware corporation;
•Axovant Treasury Holdings, Inc., a Delaware corporation;
•Axovant Treasury, Inc., a Delaware Corporation; and
•Axovant Sciences Europe Limited, an entity organized under the laws of Ireland.
Following the Reorganization, Sio Gene Therapies Inc. will have three direct and indirect wholly-owned subsidiaries:
•Axovant Holdings Limited, an entity organized under the laws of England and Wales;

•Axovant Sciences GmbH, an entity organized under the laws of Switzerland; and
•Axovant Sciences Europe Limited, an entity organized under the laws of Ireland.
No Change in Business, Operations, Fiscal Year or Employee Plans
The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents, which are described in this prospectus. Our consolidated business, operations, assets and liabilities will be the same upon effectiveness of the Domestication as they are prior to the Domestication. However, following the Domestication, the principal executive offices and registered offices of Sio Gene Therapies Inc. will be located at 11 Times Square, 33rd Floor, New York, New York 10036. The fiscal year end of Sio Gene Therapies Inc. following the Domestication will remain at March 31.
Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of Sio Gene Therapies.
All Axovant employee benefit plans and agreements will be continued by Sio Gene Therapies. We expect to amend any and all of our share-based benefit plans in accordance with their terms as may be necessary to provide that Sio Gene Therapies common stock will be issued upon the exercise of any options or the payment of any other share-based awards granted under the plans, and otherwise to reflect appropriately the substitution of Sio Gene Therapies common stock for Axovant common shares in connection with the plans, following the Domestication.
No Change in Management or Our Board of Directors
Our executive officers will be the executive officers of Sio Gene Therapies upon effectiveness of the Domestication. Our current executive officers include Pavan Cheruvu, M.D. (Principal Executive Officer), David Nassif (Principal Financial and Accounting Officer, General Counsel) and Gavin Corcoran, M.D. (Chief R&D Officer).
Our board of directors will continue as the board of directors of Sio Gene Therapies following the Domestication. Our current board of directors is comprised of Frank Torti, M.D., Atul Pande, M.D., Pavan Cheruvu, M.D., Berndt Modig, Senthil Sundaram , Eric Venker, M.D., Pharm.D , and Kristiina Vuori, M.D., Ph.D .
In addition, neither the members nor the chairpersons of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will change upon effectiveness of the Domestication, nor will our Lead Independent Director’s status change.
Domestication Share Conversion
In the Domestication, each of our currently issued and outstanding common shares will automatically convert by operation of law, on a one-for-one basis, into shares of Sio Gene Therapies common stock. Consequently, upon the effectiveness of the Domestication, each holder of an Axovant common share will instead hold a share of Sio Gene Therapies common stock representing the same proportional equity interest in Sio Gene Therapies as that shareholder held in Axovant and representing the same class of shares. The number of shares of Sio Gene Therapies common stock outstanding immediately after the Domestication will be the same as the number of common shares of Axovant outstanding immediately prior to the Domestication.
Sio Gene Therapies will not issue new stock certificates to Sio Gene Therapies stockholders who currently hold any of our share certificates. A shareholder who currently holds any of our share certificates will receive a new stock certificate only upon any future transaction in Sio Gene Therapies common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. It is not necessary for shareholders of Axovant to exchange their existing share certificates for share certificates of Sio Gene Therapies. Until surrendered and exchanged, each certificate evidencing Axovant common shares will be deemed for all purposes of the Company to evidence the identical number of shares of Sio Gene Therapies common stock. Holders of uncertificated common shares of Axovant immediately prior to the Domestication will continue as holders of uncertificated common stock of Sio Gene Therapies upon effectiveness of the Domestication.

Similarly, outstanding options, restricted stock units and warrants to acquire Axovant common shares will become options, restricted stock units or warrants to acquire common stock of Sio Gene Therapies. Sio Gene Therapies will not issue new options, restricted stock units or warrants to acquire Sio Gene Therapies common stock until such future transaction that requires the issuance of options, restricted stock units or warrants to acquire Sio Gene Therapies common stock in exchange for existing options, restricted stock units or warrants to acquire Axovant shares. Until surrendered and exchanged, each option, restricted stock unit or warrant to acquire Axovant common shares will be deemed for all purposes of the Company to evidence an option, restricted stock unit or warrant to acquire the identical number of shares of Sio Gene Therapies common stock.
Comparison of Shareholder Rights
Upon effectiveness of the Domestication, the rights of stockholders of Sio Gene Therapies will arise under the new certificate of incorporation and bylaws of Sio Gene Therapies as well as Delaware law. Those organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. No similar right is available under Delaware law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law. Additionally, there are differences between the new organizational documents of Sio Gene Therapies and the current organizational documents of Axovant. For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the new Sio Gene Therapies bylaws will not contain provisions similar to the business combination provisions in our current bye-laws. In addition, while our current bye-laws require approval of our shareholders to amend any provision of the bye-laws, the new Sio Gene Therapies bylaws may generally be amended by the board of directors of Sio Gene Therapies, as permitted under the DGCL.However, our stockholders will have substantially similar voting rights because the provisions of Section 203 will apply upon effectiveness of the Domestication. For a more detailed description of your rights as a stockholder of Sio Gene Therapies and how they may differ from your rights as a shareholder of Axovant, see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies” in this prospectus.
No Vote or Rights of Appraisal in the Domestication
Under the Companies Act and our current bye-laws, shareholder approval of the Domestication is not required, and our shareholders do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Domestication. Nor does Delaware law provide for any such rights. We are not asking you for a proxy and you are requested not to send us a proxy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion includes both historical information and forward-looking information based upon current expectations that involve risk, uncertainties and assumptions. Our actual results may differ materially from management’s expectations as a result of various factors, including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.
Overview
We are a clinical-stage company focused on developing innovative gene therapies for neuro degenerative diseases. We currently have three clinical-stage programs: (i) the AXO-Lenti-PD program for the treatment of Parkinson’s disease, which is comprised of the first generation ProSavin® in which 15 patients were previously dosed in a Phase 1/2 study, and the second generation AXO-Lenti-PD in which we have dosed two patients in Cohort 1 of the dose-escalation study and four patients in Cohort 2; (ii) the AXO-AAV-GM1 program for the treatment of GM1 gangliosidosis in which five patients have been dosed in the juvenile (Type II) low-dose cohort of stage 1, and we have dosed the first juvenile (Type II) patient in the higher dose cohort of the study and e xpect to continue to dose Type II patients and initiate the low-dose infantile (Type I) patients in calendar year 2020; and (iii) the AXO-AAV-GM2 program for the treatment of GM2 gangliosidosis (including Tay-Sachs and Sandhoff diseases) in which two expanded access patients have been dosed under an investigational new drug ("IND") application sponsored by the University of Massachusetts Medical School ("UMMS"). In addition, in November 2020, we obtained clearance from the United States Food and Drug Administration ("FDA") for our IND application, which will allow us to dose patients beginning in calendar 2021.
We are dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need. We have assembled a portfolio of gene therapies in partnership with leading scientific institutions and have built a team with extensive experience in the gene therapy space. We will continue to build integrated internal development capabilities from product development through commercialization and focus on accelerating the pace of product development in the clinic. As part of our ongoing business strategy, we continue to explore potential opportunities to acquire or license new product candidates as well as opportunities for partnership or collaboration on our existing products in development. Our vision is to build the world’s leading gene therapy company for the treatment of neurological diseases by progressing our current programs and identifying, developing and commercializing other novel gene therapy treatments for neurological diseases.
See “Business—Our Key Agreements” for information regarding our license agreement with Oxford Biomedica (UK) Ltd. (the “Oxford Agreement” and “Oxford”, respectively) and our license agreement with UMMS (the “UMMS Agreement ”) .
COVID-19 Business Update
We are continuing to closely monitor the impact of the global COVID-19 pandemic on our business and are taking proactive efforts to protect the health and safety of our patients, study investigators and employees, as well as to maintain business continuity. Based on guidance issued by federal, state and local authorities, we transitioned to a remote work model for our employees, effective March 16, 2020. We believe that the measures we are implementing are appropriate, reflecting both regulatory and public health guidance, to maintain business continuity. We will continue to closely monitor and seek to comply with guidance from governmental authorities and adjust our activities as appropriate.

In the conduct of our business activities, we are also taking proactive efforts minimize the risks of the global COVID-19 pandemic to t he safety and well-being of patients, healthcare workers and employees. For patients already enrolled in our clinical trials, we are working closely with clinical trial investigators and site staff to continue treatment in compliance with trial protocols and to uphold trial integrity, while working to observe government and institutional guidelines designed to safeguard the health and safety of patients, clinical trial investigators and site staff. We are continuing to evaluate clinical trial site initiations and patient enrollment on a case-by-case and patient-by-patient basis in coordination with clinical trial investigators and site staff. Some clinical trial sites, both within the United States and the United Kingdom, continue to screen patients in our clinical trials, and new patients are being enrolled when appropriate . O ur clinical trial progression, dosing, patient enrollment and related activities may be delayed, and reporting of some clinical data may be incomplete or delayed if patients enrolled in our clinical trials are unable to fully participate in all necessary measurement protocols, due to prioritization of hospital resources toward the COVID-19 pandemic or concerns among patients about participating in clinical trials during a pandemic, or restrictions imposed by institutions or local, state or national governments, among other factors. Some patients may have difficulty following certain aspects of clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. For example, patients in our clinical trials for AXO-AAV-GM1 and AXO-AAV-GM2 are infants, often with advanced disease, who may not be able to safely participate in clinical trials for these product candidates during the COVID-19 pandemic. Additionally, our clinical trial for AXO-Lenti-PD can involve elderly patients with advanced disease who may be unable to participate in clinical assessments at our research sites in the United Kingdom. For example, because of the COVID-19 pandemic and a patient refusal, two out of four patients in the second cohort of our Phase 2 clinical trial of AXO-Lenti-PD at our United Kingdom clinical trial sites were unable to participate in Unified Parkinson’s Disease Rating Scale assessments and the mandatory washout of background levodopa therapy at the six-month time point. However, all four of these subjects were able to complete all other efficacy assessments at the six-month timepoint, including the patient-recorded Hauser diaries. We are working with sites and investigators to ensure safe and ethical data collection at future time points through the pandemic in accordance with regulatory guidance. While the COVID-19 pandemic has not resulted in a significant delay to our clinical development timelines to-date, the global pandemic of COVID-19 continues to evolve rapidly, and could materially impact our clinical development and any future commercialization timelines.
Our business could also be harmed by health epidemics wherever we have business operations, including operations of third-party manufacturers, contract research organizations a nd other third parties upon whom we rely. Axovant Sciences, Inc. is based in New York City, we have business operations in North Carolina and certain of our contract manufacturers are located in Europe. We are also dependent on an international supply chain for products to be used in our clinical trials and, if approved by the regulatory authorities, for commercialization. While the COVID-19 pandemic has not adversely impacted our business operations, international supply chain, productivity or clinical development timelines to-date, the effects of executive orders issued by numerous U.S. state governments, including the State of New York and surrounding states, which have imposed continuing aggressive orders, health directives and recommendations to reduce the spread of the disease, including shelter-in-place directives and executive orders directing that all non-essential businesses close their physical operations, as well as our work-from home policies, may negatively impact productivity, disrupt our business or international supply chain and delay our clinical programs and timelines in the future, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course.
The spread of COVID-19 may also materially affect us economically in the future. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 could harm our business and the value of our common shares.
The ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our clinical trials, healthcare systems or the global economy as a whole. However, these effects could harm our operations, and we will continue to monitor the COVID-19 situation closely. For additional information about risks and uncertainties related to the COVID-19 pandemic that may impact our business, financial condition and results of operations, see “Risk Factors.”
Financial Operations Overview
Revenue
We have not generated any revenue from the sale of any products, and we do not expect to generate any revenue unless and until we obtain regulatory approval of and begin to commercialize one of our gene therapy product candidates in development.

Services Agreements with Roivant Sciences, Inc. and Roivant Sciences GmbH
We and our wholly owned subsidiaries, Axovant Sciences Inc. (“ASI”) and Axovant Sciences GmbH (“ASG”), have entered into a services agreement with Roivant Sciences Inc. (“RSI”), a wholly owned subsidiary of our affiliate, Roivant Sciences Ltd. (“RSL”), and ASG has entered into a services agreement with Roivant Sciences GmbH (“RSG”), a wholly owned subsidiary of RSL, pursuant to which RSI provides us, and RSG provides ASG, with services in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to our development, administrative and financial functions. Under the terms of both services agreements, we are obligated to pay or reimburse RSI and RSG for the costs they, or third parties acting on their behalf, incur in providing services to us or ASG, including administrative and support services as well as research and development services. In addition, we are obligated to pay to RSI and RSG at a predetermined mark-up on any general and administrative and research and development services incurred directly by RSI and RSG. For the years ended March 31, 2020 and 2019, we incurred expenses of $0.1 million and $5.1 million, respectively, under the services agreements, inclusive of the mark-up, which includes a portion of the expenses incurred by RSI and RSL on behalf of us that have been treated as capital contributions. We have recorded these charges as research and development expense and general and administrative expense in our consolidated statements of operations. Going forward, the costs allocated to us under our services agreements with RSI and RSG are expected to continue to be insignificant.
Research and Development Expense
Since our inception, our operations have primarily been focused on organizing and staffing our company, raising capital, and acquiring, preparing for and advancing our product candidates into clinical development. Our research and development expenses include program-specific costs as well as unallocated internal costs.
Program-specific costs include:
•    direct third-party costs, which include expenses incurred under agreements with CROs and contract manufacturing organizations, the cost of consultants who assist with the development of our product candidates on a program-specific basis, investigator grants, sponsored research, manufacturing costs in connection with producing materials for use in conducting nonclinical and clinical studies, and any other third-party expenses directly attributable to the development of our product candidates; and
•    upfront payments for the purchase of in-process research and development and milestone payments, which include costs incurred under our agreements with Oxford and UMMS, as well as costs incurred for our discontinued AXO-AAV-OPMD, intepirdine and nelotanserin programs.
Unallocated internal costs include:
•    share-based compensation expense for research and development personnel, including expense related to common share awards and option awards issued by RSL to its employees and employees of its wholly owned subsidiaries, RSI and RSG, as well as to certain of our employees;
•    personnel-related expenses, which include employee-related expenses, such as salaries, benefits and travel expenses, for research and development personnel;
•    costs allocated to us under our services agreements with RSI and RSG; and
•    other expenses, which includes the cost of consultants who assist with our research and development but are not allocated to a specific program.
Research and development activities will continue to be central to our business model and will vary significantly based upon the success of our programs and the achievement of milestones requiring payments to our partners, Oxford and UMMS. For the years ended March 31, 2020 and March 31, 2019 and the three months ended June 30, 2020 and June 30, 2019, the majority of our research and development expenses were associated with our gene therapy product candidates, including upfront nonrefundable payments made to our partners. We expect our research and development expenses to fluctuate over the near term depending on the progression of our gene therapy product candidates currently under development and as associated costs are incurred.
Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials.

The duration, costs and timing of clinical trials of our products in development and any other product candidates will depend on a variety of factors that include, but are not limited to, the following:
•    the number of trials required for approval;
•    the per patient trial costs;
•    the number of patients who participate in the trials;
•    the number of sites included in the trials;
•    the countries in which the trials are conducted;
•    the length of time required to enroll eligible patients;
•    the dose that patients receive;
•    the drop-out or discontinuation rates of patients;
•    the potential additional safety monitoring or other studies requested by regulatory agencies;
•    the duration of patient follow-up;
•    any delays in key trial activities and patient enrollment or diversion of healthcare resources as a result of the COVID-19 pandemic;
•    production shortages or other supply interruptions in clinical trial materials resulting from the COVID-19 pandemic;
•    the timing and receipt of regulatory approvals; and
•    the efficacy and safety profile of the product candidates.
In addition, the probability of success of our gene therapy products in development and any other product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. We may never succeed in achieving regulatory approval of our gene therapy product candidates for any indication in any country. As a result of the uncertainties discussed above, we are unable to determine in advance the duration and completion costs of any clinical trial we conduct, or when and to what extent we will generate revenue from the commercialization and sale of our products in development or other product candidates, if at all.
General and Administrative Expense
General and administrative expenses consist primarily of share-based compensation, legal and accounting fees, consulting services, and employee-related expenses, such as salaries, benefits and travel expenses, for general and administrative personnel. General and administrative expenses also include fees for services received by ASG under the services agreements with RSI and RSG.
We anticipate that our general and administrative expenses will continue to decrease in the near term, primarily as the result of further reductions expected in overhead-related expenses.

Results of Operations for the Three Months Ended June 30, 2020 and 2019
The following table summarizes our results of operations for the three months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,
	2020	2019	Change
Operating expenses:
Research and development expenses
(includes $563 and $721 of share-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)	$5,194	$21,090	$(15,896)
General and administrative expenses
(includes $1,027 and $1,414 of share-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)	4,640	6,468	(1,828)
Total operating expenses	9,834	27,558	(17,724)
Interest expense	796	1,558	(762)
Other income	(2,066)	(1,097)	(969)
Loss before income tax expense	(8,564)	(28,019)	19,455
Income tax expense	30	38	(8)
Net loss	$(8,594)	$(28,057)	$19,463
Research and Development Expenses
Our research and development expenses during the three months ended June 30, 2020 and 2019 consisted of the following (in thousands):

	Three Months Ended June 30,
	2020	2019	Change
Program-specific costs:
AXO-Lenti-PD	$1,658	$14,400	$(12,742)
AXO-AAV-GM1 and AXO-AAV-GM2	385	1,000	(615)
AXO-AAV-OPMD	—	1,776	(1,776)
Discontinued small molecule programs	—	111	(111)
Unallocated internal costs:
Share-based compensation expense	563	721	(158)
Personnel-related	1,960	2,150	(190)
Other	628	932	(304)
Total research and development expenses	$5,194	$21,090	$(15,896)

Research and development expenses were $5.2 million for the three months ended June 30, 2020 compared to $21.1 million for the three months ended June 30, 2019. Excluding the net amount of $13.0 million due to Oxford for a development milestone achieved during the three months ended June 30, 2019, research and development expenses decreased by $2.9 million as compared to the three months ended June 30, 2019, primarily related to the discontinuation of our legacy AXO-AAV-OPMD program in September 2019.
General and Administrative Expenses
General and administrative expenses were $4.6 million for the three months ended June 30, 2020 compared to $6.5 million for the three months ended June 30, 2019, with the decrease of $1.9 million primarily related to reductions in (i) personnel costs of $0.8 million and share-based compensation expense of $0.4 million attributable to reduced headcount, and (ii) pharmaceutical market research expenses of $0.6 million.

Interest Expense
Interest expense was $0.8 million for the three months ended June 30, 2020, and $1.6 million for the three months ended June 30, 2019, which consisted of interest paid and the amortization of debt discount related to our loan and security agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), and also included a loss on extinguishment of debt of approximately $0.5 million during the three months ended June 30, 2020, whereby in April 2020, we prepaid the remaining outstanding principal balance, equal to $15.7 million, together with $0.3 million of accrued interest, fees and other amounts due. Additionally, we prepaid approximately $15.7 million of outstanding principal due without penalty in connection with the November 2019 amendment of the Loan Agreement with Hercules.
Other Income
Other income was $2.1 million and $1.1 million for the three months ended June 30, 2020 and 2019, respectively. The three months ended June 30, 2020 included income of approximately $2.2 million associated with the exercise of a right to purchase convertible preferred stock that was received as compensation for services provided and certain intangible assets. All other income during the three months ended June 30, 2019 was attributable to foreign exchange gains.
Results of Operations for the Years Ended March 31, 2020 and March 31, 2019
The following table summarizes our results of operations for the years ended March 31, 2020 and March 31, 2019 (in thousands):

	Years Ended March 31,
	2020	2019
Operating expenses:
Research and development expenses
(includes $2,772 and $4,758 of share-based compensation expense for the years ended March 31, 2020 and 2019, respectively)	$47,110	$87,552
General and administrative expenses
(includes $5,123 and $11,671 of share-based compensation expense for the years ended March 31, 2020 and 2019, respectively)	22,061	39,466
Total operating expenses	69,171	127,018
Interest expense	4,377	7,530
Other income	(1,358)	(5,616)
Income tax expense	438	133
Net loss	$(72,628)	$(129,065)

Research and Development Expenses
For the years ended March 31, 2020 and 2019, our research and development expenses consisted of the following (in thousands):

	Years Ended March 31,
	2020	2019	Change
Program-specific costs:
AXO-Lenti-PD	$22,182	$30,253	$(8,071)
AXO-AAV-GM1 and AXO-AAV-GM2	9,785	11,154	(1,369)
AXO-AAV-OPMD	1,791	14,573	(12,782)
Intepirdine	(499)	1,251	(1,750)
Nelotanserin	387	8,099	(7,712)
Unallocated internal costs:
Share-based compensation	2,772	4,758	(1,986)
Personnel-related	7,149	10,031	(2,882)
Services agreements	—	2,352	(2,352)
Other	3,543	5,081	(1,538)
Total research and development expenses	$47,110	$87,552	$(40,442)

Research and development expenses were $47.1 million for the year ended March 31, 2020 compared to $87.6 million for the year ended March 31, 2019. Excluding upfront license fee payments made and development and regulatory milestones achieved and due to Oxford, Benitec and UMMS of $14.0 million in the current year and $46.0 million in the prior year, research and development expenses decreased by approximately $8.5 million. Excluding these upfront license fees and development and regulatory milestones achieved, program-specific costs increased by $12.6 million in the current year for the gene therapy programs currently under development, which were offset by decreases of (i) $9.5 million related to the wind-down of the small molecule programs, (ii) $4.9 million in share-based compensation and personnel-related costs primarily associated with a decrease in headcount, and (iii) $2.4 million in costs allocated under our service agreements with RSI and RSG as a result of the decentralization of the services formerly provided to us.
General and Administrative Expenses
General and administrative expenses were $22.1 million for the year ended March 31, 2020 and $39.5 million for the year ended March 31, 2019, with the $17.4 million decrease primarily related to reductions in (i) share-based compensation expense of $6.6 million and personnel costs of $2.3 million attributable to reduced headcount, (ii) legal fees of $4.5 million, and (iii) costs allocated under our services agreements with RSI and RSG of $2.6 million as a result of the decentralization of the services provided to us.
Interest Expense
Interest expense was $4.4 million and $7.5 million for the years ended March 31, 2020 and 2019, respectively, which consisted of interest paid and the amortization of debt discount related to our Loan Agreement with Hercules, whereby we prepaid approximately $15.7 million of outstanding principal due without penalty in connection with the November 2019 amendment of the Loan Agreement. See “—Liquidity and Capital Resources—Loan and Security Agreement with Hercules Capital, Inc.”
Other Income
Other income was $1.4 million and $5.6 million for the years ended March 31, 2020 and 2019, respectively. Other income for the year ended March 31, 2020 included a foreign exchange gain of $0.6 million and interest income of $0.5 million. Other income for the year ended March 31, 2019 included income of $5.9 million associated with convertible preferred stock received from Arvelle Therapeutics B.V. as compensation for services provided and certain intangible assets, partially offset by a foreign exchange loss of $0.8 million.

Liquidity and Capital Resources
Sources of Liquidity
Since our initial public offering in June 2015, our operations have been financed primarily through sales of common shares and pre-funded warrants, as well as borrowings under our credit facilities. As of June 30, 2020, we had $55.5 million of cash and cash equivalents available to us, and in April 2020, we prepaid the remaining outstanding principal balance, equal to $15.7 million, together with $0.3 million of accrued interest, fees and other amounts due under the Loan Agreement with Hercules.
Capital Requirements
We are currently in the clinical stage of operations and have not yet achieved profitability. We expect to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as we continue to develop our gene therapy product candidates and prepare for potential future regulatory approvals and commercialization of our products. We have not generated any revenue to date and do not expect to generate product revenue unless and until we successfully complete development and obtain regulatory approval for at least one of our gene therapy product candidates. Our current cash and cash equivalents balance will also not be sufficient to complete all necessary development activities and commercially launch our products.
We expect to spend substantial amounts to complete the development of, seek regulatory approvals for and commercialize our gene therapy product candidates. In addition, as part of our business development strategy, we generally structure our license agreements and collaboration agreements so that a significant portion of the total license cost is contingent upon the successful achievement of specified development, regulatory or commercial milestones. As a result, we will require cash to make payments upon achievement of these milestones under these agreements. Based on our anticipated timeline for the achievement of development, regulatory and commercial milestones, we do not expect significant milestone payments under our license and collaboration agreements to come due during the fiscal year ending March 31, 2021.
Because the length of time and activities associated with successful development of our gene therapy product candidates are highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities. We anticipate that our current cash and cash equivalents balance will be sufficient to fund our clinical milestones for our gene therapy programs during the current fiscal year. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:
•the progress, timing, costs and results of our clinical trials of our gene therapy product candidates;
•the effects of the COVID-19 pandemic on our business and operations, the medical community and the global economy;
•the outcome, timing and cost of meeting regulatory requirements established by the FDA, the European Medicines Agency, or Japan’s Pharmaceutical and Medical Devices Agency, and other comparable foreign regulatory authorities;
•the achievement of certain development, regulatory and commercialization milestones that give rise to milestone and royalty payments to licensors;
•the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;
•the cost of obtaining necessary intellectual property and defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or our gene therapy product candidates or any future gene therapy product candidates;
•the effect of competing technological and market developments;
•the cost and timing of completion of commercial-scale manufacturing activities;
•the cost of establishing sales, marketing and distribution capabilities for our gene therapy product candidates in regions where we choose to commercialize our products on our own; and
•the initiation, progress, timing and results of our commercialization of our gene therapy product candidates, if approved for commercial sale.

As of June 30, 2020, our cash and cash equivalents totaled $55.5 million and our accumulated deficit was $767.2 million. For the three months ended June 30, 2020 and the fiscal year ended March 31, 2020, we incurred net losses of $8.6 million and $72.6 million, respectively. As of June 30, 2020, we had $12.4 million of non-interest-bearing current liabilities due within one year.
Until such time, if ever, as we can generate substantial revenue from sales of our products in development, we expect to finance our cash needs through a combination of equity offerings, debt financings and potential collaboration, license or development agreements. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our shareholders’ ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our shareholders’ rights. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
In addition, if we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. We cannot ensure that financing will be available in the amounts we need or on terms acceptable to us, if at all. Our ability to raise additional capital may be adversely impacted by worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from the evolving effects of the COVID-19 pandemic. In addition, extreme price and volume fluctuations in the stock market in general, and Nasdaq, in particular, have resulted in volatile and sometimes decreased stock prices for many companies, including us. Broad market and industry factors, including worsening economic conditions and other adverse effects or developments relating to the evolving effects of the COVID-19 pandemic, may negatively affect the market price of our common stock, regardless of our actual operating performance, and impact our ability to raise sufficient additional capital on acceptable terms, if at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. We anticipate that our current cash and cash equivalents balance will not be sufficient to sustain operations beyond nine months following the date that our Quarterly Report on Form 10-Q for the three months ended June 30, 2020 was filed, which raises substantial doubt about our ability to continue as a going concern.
To continue as a going concern, we will need, among other things, to raise additional capital resources. We continually assess multiple options to obtain additional funding to support our operations, including proceeds from offerings of our equity securities or debt, or transactions involving product development, technology licensing or collaboration arrangements, or other sources of capital to complete our currently planned development programs. Sources of a sufficient amount of financing may not be available to us on favorable terms, if at all, and due to these uncertainties, there is substantial doubt about our ability to continue as going concern.
At-the-Market Equity Offering Program
We have engaged SVB Leerink LLC as our agent to sell our common shares from time to time through an at-the-market equity offering program. SVB Leerink LLC is entitled to compensation for its services in an amount equal to 3% of the gross proceeds of any of our common shares sold. As of June 30, 2020, we sold approximately 1.4 million common shares for total proceeds of approximately $4.3 million, net of brokerage fees, under this program, and subsequent to June 30, 2020, we have sold approximately 6.2 million common shares for total proceeds of approximately $19.7 million, net of brokerage fees.
Cash Flows
The following table sets forth a summary of our cash flows for each of the periods shown (in thousands):

	Three Months Ended June 30,		Years Ended March 31,
	2020	2019	2020	2019
	(unaudited)
Net cash used in operating activities	$(13,503)	$(17,731)	$(67,473)	$(134,207)
Net cash used in investing activities	(19)	(78)	(255)	(202)
Net cash (used in) provided by financing activities	(11,748)	(5,014)	41,481	87,071

Operating Activities
Cash flows from operating activities consist of net loss adjusted for non-cash items, including depreciation and share-based compensation expense, as well as the effect of changes in working capital and other activities.
For the three months ended June 30, 2020, net cash used in operating activities was $13.5 million and was primarily attributable to a net loss of $8.6 million, which includes costs incurred for research and development activities, including CRO fees, manufacturing, regulatory and other clinical trial costs, as well as our general and administrative expenses, a realized non-cash gain of $2.2 million associated with an investment in convertible preferred stock, net decreases in accrued expenses of $2.4 million and accounts payable of $1.4 million, and an increase in prepaid expenses of $1.0 million, which were partially offset by $1.6 million of non-cash share-based compensation expense.
For the three months ended June 30, 2019, net cash used in operating activities was $17.7 million and was primarily attributable to a net loss of $28.1 million, which includes costs incurred for research and development activities, including $13.0 million for development and regulatory milestones achieved, CRO fees, manufacturing, regulatory and other clinical trial costs, as well as our general and administrative expenses, which was partially offset by a net increase in accrued liabilities of $7.2 million that was related to the net payment of $13.0 million due to Oxford for a development milestone achieved that was unpaid as of June 30, 2019, less net payments made on other accrued liabilities of $5.8 million, as well as $2.1 million of non-cash share-based compensation expense.
For the year ended March 31, 2020, net cash used in operating activities was $67.5 million and was primarily attributable to a net loss of $72.6 million, which includes costs incurred for research and development activities, including $14.0 million for development and regulatory milestones achieved, CRO fees, manufacturing, regulatory and other clinical trial costs and our general and administrative expenses, as well as a decrease of $9.3 million in accrued expenses, which were partially offset by $7.9 million of non-cash share-based compensation expense, a decrease of $2.9 million in prepaid assets and other current assets and an increase of $2.7 million in accounts payable.
For the year ended March 31, 2019, net cash used in operating activities was $134.2 million and was primarily attributable to a net loss of $129.1 million, which includes costs incurred for research and development activities, including $46.0 million for upfront license fees and a development and regulatory milestone achieved, CRO fees, manufacturing, regulatory and other clinical trial costs and our general and administrative expenses, a decrease of $11.2 million in accrued expenses, a realized noncash gain of $5.9 million associated with an investment in convertible preferred stock and an increase of $3.7 million in prepaid assets and other current assets, which were partially offset by $16.4 million of non-cash share-based compensation expense.
Investing Activities
Cash used in investing activities was $19 thousand and $78 thousand for the three months ended June 30, 2020 and 2019, respectively, and related to purchases of software, equipment and computers.
For the year ended March 31, 2020, net cash used in investing activities was $0.3 million, consisting of purchases of software and computer equipment.
For the year ended March 31, 2019, net cash used in investing activities was $0.2 million, consisting of purchases of software and computer equipment.
Financing Activities
For the three months ended June 30, 2020, net cash used in financing activities was approximately $11.7 million and consisted primarily of $15.7 million of principal payments made on long-term debt, partially offset by $3.9 million of net proceeds from the issuance and sale of our common shares under our share sales agreement with SVB Leerink LLC.
For the three months ended June 30, 2019, net cash used in financing activities was approximately $5.0 million and consisted primarily of principal payments made on long-term debt.
For the year ended March 31, 2020, net cash provided by financing activities was $41.5 million, primarily attributable to the net proceeds of $70.8 million from the issuance and sale of our common shares and pre-funded warrants in a public offering, including 5,333,333 shares issued and sold to RSL at an offering price of $3.75 per common share, partially offset by $29.6 million of principal payments made on long-term debt.

For the year ended March 31, 2019, net cash provided by financing activities was $87.1 million, primarily attributable to the net proceeds of $94.5 million from the issuance and sale of our common shares in two public offerings, a private placement to RSL, and our share sales agreement with Cowen and Company LLC, as well as capital contributions of $1.9 million from RSI and RSG related to expenses incurred under their respective services agreements, which were partially offset by $9.7 million of payments made on long-term debt.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under the SEC’s rules.
Contractual Obligations
The following table provides information with respect to our outstanding contractual obligations as of March 31, 2020:

Contractual Obligations (in thousands) (1)	Total	Under 1 year	1-3 years	3-5 years	Over 5 years
Debt obligations, including interest (2)	$17,126	$17,126	$—	$—	$—
Manufacturing services minimum purchase commitment (3)	1,423	1,423	—	—	—
Real property lease obligations (4)	1,020	943	46	31	—
Total	$19,569	$19,492	$46	$31	$—

(1) This table does not include any milestone and royalty payments which may become payable to third parties for which the timing and likelihood of such payments are not known. Potential milestone and royalty payments are described below under “-Milestone and Royalty Payments.”

(2) Amounts estimated using interest rate in effect at March 31, 2020. Debt obligations are described below under “-Debt Obligations.” In April 2020, we prepaid all outstanding principal and other amounts under the Loan Agreement, which was terminated following such prepayment.

(3) Amount translated at a foreign currency exchange rate of $1.09791 per Euro as published on March 31, 2020. The manufacturing services minimum purchase commitment is described below under “-Manufacturing Services Minimum Purchase Commitment.”

(4) Amounts due, net of prepayments. Real property lease obligations are described below under “-Real Property Leases.”

In addition, we have entered into services agreements with third parties for pharmaceutical manufacturing and research activities in the normal course of business, which can generally be terminated by us with 30 days written notice, unless otherwise indicated. These cancelable contracts are not included in the table above.
Our contractual obligations did not materially change during the three months ended June 30, 2020 as compared to those disclosed above for the year ended March 31, 2020, except that in April 2020, we prepaid the remaining principal balance of $15.7 million of outstanding principal, together with $0.3 million of accrued interest, fees and other amounts, due under the Loan Agreement with Hercules.
Milestone and Royalty Payments to Oxford and UMMS
In addition to the amounts shown in the above table, we are contractually obligated to make up to $55.0 million in payments to Oxford upon the achievement of specified development milestones and $757.5 million upon the achievement of specified regulatory and sales milestones for AXO-Lenti-PD, as well as a tiered royalty from 7% to 10% of the yearly aggregate net sales of the underlying gene therapy products. In April 2019, certain development milestones were achieved resulting in a $13.0 million net payment due to Oxford. We could also be obligated to make payments to UMMS totaling up to $24.5 million upon the achievement of specified development and regulatory milestones and $39.8 million upon the achievement of specified commercial milestones for AXO-AAV-GM1 and AXO-AAV-GM2. In February 2019, certain development and regulatory milestones were achieved resulting in a $1.0 million payment to UMMS, and in October 2019, further development and regulatory milestones were achieved resulting in an additional $1.0 million payment due to UMMS. We are also obligated to pay UMMS tiered mid-single digit royalties based on yearly net sales of the licensed products, subject to a specified annual minimum amount. Additionally, we will pay UMMS a percent of any revenues we receive from any third-party sublicenses to licensed products at rates ranging in the mid-single digits to mid-teens.

These payments are contingent upon the occurrence of certain future events and, given the nature of those events, it is unclear when, if ever, we may be required to make sure payments, and with respect to royalty payments, what the total amount of such payments will be. Further, the timing of any of the foregoing future payments is not reasonably estimable. For those reasons, these contingent payments have not been included in the table above.
Manufacturing Services Minimum Purchase Commitment
In June 2019, we entered into a manufacturing services agreement with a third-party for the manufacture of cGMP grade viral vector. The parties have agreed that our obligation under the agreement is €0.9 million which will be paid by November 2020, at which point the agreement will terminate.
Real Property Leases
In June 2017, we entered into a lease with a third-party for approximately 19,554 square feet of office space in New York, New York. This license agreement was originally set to expire in January 2019 and was extended to January 2021 in August 2018. In October 2019, we entered into an agreement with a third-party to lease office space in Durham, North Carolina under a lease agreement expiring in November 2022. ASA leases 955 square feet of office space in Princeton, New Jersey under a lease agreement expiring in October 2020. For the year ended March 31, 2020, we incurred $1.8 million in rent expense under these agreements.
Recent Accounting Pronouncements
For detailed information regarding recently issued accounting pronouncements and the expected impact on our financial statements, refer to Note 2 “Summary of Significant Accounting Policies,” in the accompanying notes to our consolidated financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Significant Judgments and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of expenses during the reporting periods. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis. Significant estimates include which costs are charged to research and development and general and administrative expense, as well as assumptions used to estimate our ability to continue as a going concern and estimate the fair value of our stock option awards. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
We define our critical accounting policies as those under U.S. GAAP that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles.
Our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements included elsewhere in this prospectus. Not all of these significant accounting policies, however, require that we make estimates and assumptions that we believe are “critical accounting estimates.” We believe that our estimates relating to share-based compensation for stock options granted, research and development accruals, income taxes and our ability to continue as a going concern have the greatest potential impact on our consolidated financial statements and consider these to be our critical accounting policies and estimates and are “critical accounting estimates.”

Share-Based Compensation
We recognize share-based compensation expense related to stock options granted based on the estimated fair value of the awards on the date of grant. We estimate the grant date fair value of stock option awards with only time-based vesting requirements using a Black-Scholes valuation model and use a Monte Carlo Simulation method under the income approach to estimate the grant date fair value of stock option awards with market-based performance conditions. The grant date fair value of the share-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Share-based payments to nonemployees issued in exchange for services is based upon the fair value of the equity instruments issued. Compensation expense for stock options issued to nonemployees is calculated using the Black-Scholes option pricing model and is recorded over the service performance period. Prior to the adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2018-07, “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU No. 2018-07”) on April 1, 2019, options subject to vesting were periodically remeasured to income or expense over the service performance period, which was generally the same as the vesting period. After the adoption of ASU No. 2018-07, we measure equity-classified share-based payment awards issued to nonemployees on the grant date, rather than remeasuring the awards and recognizing income or expense through the performance completion date as previously required.
The Black-Scholes option-pricing model requires the use of highly subjective assumptions, which are used to determine the fair value of only time-based option awards. These assumptions include:
Expected Term. The expected term represents the period that our time-based option awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term).
Expected Volatility. Because we do not have an extended trading history for our common shares, the expected volatility is estimated partially using weighted average measures of implied volatility and the historical volatility of our peer group of companies for a period equal to the expected life of the stock options. Our peer group of publicly traded biopharmaceutical companies was chosen based on their similar size, stage in the life cycle or area of specialty.
Risk-Free Interest Rate. The risk-free interest rate is based on the interest rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the only time-based stock options.
Expected Dividend. We have never paid, and do not anticipate paying, cash dividends on our common shares. Therefore, the expected dividend yield was assumed to be zero.
In prior periods, a significant component of total share-based compensation expense related to the RSL common share awards and RSL options issued by RSL to RSL, RSG and RSI employees. For the years ended March 31, 2020 and 2019, we recorded share-based compensation (benefit) expense of $45 thousand and $(2.6) million, respectively, in relation to the RSL common share awards and RSL stock options issued by RSL to RSL, RSG and RSI employees. Share-based compensation expense is allocated to us by RSL based upon the relative percentage of time utilized by RSL, RSG and RSI employees on our matters. The RSL common share awards and RSL options are fair valued on the date of grant, which is recognized over the requisite service period. The fair value of each RSL option is estimated on the date of grant using the Black-Scholes closed-form option-pricing model. Significant judgment and estimates were used to estimate the fair value of these awards and options as RSL is not publicly traded, and as such, these awards and options classified as Level 3 due to their unobservable nature. RSL common share awards and RSL options are subject to specified vesting schedules and requirements (a mix of time-based, performance-based and corporate event-based, including targets for RSL’s post-IPO market capitalization and future financing events).

Research and Development Expense
Research and development costs are expensed as incurred. Clinical study costs are accrued over the service periods specified in the contracts and adjusted as necessary based upon an ongoing review of the level of effort and costs actually incurred. Payments for a product license prior to regulatory approval of the product and payments for milestones achieved prior to regulatory approval of the product are expensed in the period incurred as research and development. Milestone payments made in connection with final regulatory approvals are capitalized and amortized to cost of revenue over the remaining useful life of the asset. Research and development costs are charged to expense when incurred and currently primarily consist of the development and regulatory milestones achieved for our AXO-Lenti-PD, AXO-AAV-GM1 and AXO-AAV-GM2 gene therapy programs, as well as research and development materials acquired from Oxford and UMMS and expenses from third parties who conduct research and development activities on our behalf. We expense in-process research and development projects acquired as asset acquisitions which have not reached technological feasibility, and which have no alternative future use.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when, after consideration of all positive and negative evidence, it is not more likely than not that our deferred tax assets will be realizable. When uncertain tax positions exist, we recognize the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. When and if we were to recognize interest and penalties related to unrecognized tax benefits, they would be reported in tax expense in the consolidated statements of operations.
Going Concern
We assess and determine our ability to continue as a going concern under the provisions of ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” which requires us to evaluate whether there are conditions or events that raise substantial doubt about our ability to continue as a going concern within one year after the date that our annual and interim consolidated financial statements are issued. Certain additional financial statement disclosures are required if such conditions or events are identified. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting.
Determining the extent, if any, to which conditions or events raise substantial doubt about our ability to continue as a going concern, or the extent to which mitigating plans sufficiently alleviate any such substantial doubt, as well as whether or not liquidation is imminent, requires significant judgment by us. We have determined that there is substantial doubt about our ability to continue as a going concern for the one-year period following the date that the accompanying consolidated financial statements for the year ended March 31, 2020 were issued, which have been prepared assuming that we will continue as a going concern. We have not made any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of us to continue as a going concern.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the potential loss arising from adverse changes in market rates and market prices such as interest rates, foreign currency exchange rates, and changes in the market value of equity instruments. As of June 30, 2020, we had cash and cash equivalents of $55.5 million, with cash consisting of non-interest-bearing deposits denominated in the U.S. dollar and Swiss franc, and cash equivalents consisting of interest-bearing money market fund deposits denominated in the U.S. dollar, which are invested in debt securities issued or guaranteed by the U.S. government and repurchase agreements fully collateralized by U.S. Treasury and U.S. government securities. We have policies requiring us to invest in high-quality issuers, limit our exposure to any individual issuer, and ensure adequate liquidity. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalent investments are in the form of money market funds and marketable securities and are invested in U.S. Treasury obligations. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our portfolio.

BUSINESS

Overview
We are a clinical-stage company focused on developing innovative gene therapies for neurodegenerative diseases. We currently have three clinical-stage programs: (i) the AXO-Lenti-PD program for the treatment of Parkinson's disease, which is comprised of the first generation ProSavin® in which 15 patients were previously dosed in a Phase 1/2 study, and the second generation AXO-Lenti-PD in which we have dosed two patients in Cohort 1 of the dose-escalation study and four patients in Cohort 2; (ii) the AXO-AAV-GM1 program for the treatment of GM1 gangliosidosis in which five patients have been dosed in the juvenile (Type II) low-dose cohort of stage 1, and we have dose d the first juvenile (Type II) patien t in the higher dose cohort of the study and expect to continue to dose Type II patients and initiate the low-dose infantile (Type I) patients in calendar year 2020; and (iii) the AXO-AAV-GM2 program for the treatment of GM2 gangliosidosis (including Tay-Sachs and Sandhoff diseases) in which two expanded access patients have been dosed under an investigational new drug ("IND") application sponsored by the University of Massachusetts Medical School ("UMMS"). In addition, in November 2020, we obtained clearance from the United States Food and Drug Administration ("FDA") for our IND application, which will allow us to dose patients beginning in calendar 2021.
We are dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need and extending the reach of gene therapies to highly prevalent neurodegenerative disorders like Parkinson's disease. We have assembled a portfolio of gene therapies in partnership with leading scientific institutions and have built a team with extensive experience in the gene therapy space. Our team pursues new innovations in vector design and delivery to optimize our investigational gene therapy products for safety, potency, durability, and immunologic response. We will continue to build integrated internal development capabilities from product development through commercialization and focus on accelerating the pace of product development in the clinic. As part of our ongoing business strategy, we continue to explore potential opportunities to acquire or license new product candidates as well as opportunities for partnership or collaboration on our existing products in development. Our vision is to build the world's leading gene therapy company for the treatment of neurodegenerative diseases by progressing our current programs and identifying, developing and commercializing other novel gene therapy treatments for neurodegenerative diseases.
Our Product Pipeline
The following table summarizes the status of our gene therapy development programs. Our wholly owned subsidiary, Axovant Sciences , Inc. (“AS I ”), holds global commercial rights to each of the following programs:

Gene Therapy Program	Clinical Indication	Clinical Development Stage

AXO-Lenti-PD	Parkinson’s disease	Phase 2

AXO-AAV-GM1	GM1 gangliosidosis	Phase 1/2

AXO-AAV-GM2	GM2 gangliosidosis (Tay-Sachs and	Phase 1/2
Sandhoff diseases)

AXO-Lenti-PD Program
Overview
AXO-Lenti-PD is an in vivo lentiviral gene therapy investigational product candidate currently being developed as a potential one-time treatment of Parkinson’s disease. We licensed the worldwide development and commercialization rights to AXO-Lenti-PD and ProSavin from Oxford BioMedica (UK) Ltd. (“Oxford”), under an exclusive license agreement entered into in June 2018 (the “Oxford Agreement”). Currently, we have six years of data on 15 patients dosed in a Phase 1/2 clinical trial of ProSavin and 12-month data on two patients dosed in Cohort 1 of the Phase 2 clinical trial of the SUNRISE-PD study. We reported six-month data from the four patients dosed in Cohort 2 of the SUNRISE-PD study in October 2020.

AXO-Lenti-PD delivers a construct of three genes that encode the critical enzymes required for the biochemical synthesis of dopamine from endogenous tyrosine. The three enzymes are: Tyrosine Hydroxylase (“TH”), the enzyme that converts tyrosine to levodopa (“L-dopa”), Cyclohydrolase 1 (“CH1”), the rate-limiting enzyme for synthesis of Tetrahydrobiopterin (“BH4”), a critical cofactor for production of L-dopa, and Aromatic L-Amino Acid Decarboxylase (“AADC”), the enzyme that converts L-dopa to dopamine. AXO-Lenti-PD is delivered by a one-time stereotactic guided infusion into the putamen. We believe that delivery of all three of these genes will enable the continuous, tonic, endogenous synthesis of dopamine in this region of the brain that is deficient in dopamine, with a goal of improving motor function, reducing the burden of oral therapy, and mitigating dyskinesia in patients with Parkinson’s disease. Dopamine deficiency plays a central role in Parkinson’s disease and we believe that restoring the ability to synthesize dopamine in patients will offer lasting improvement in the symptoms of Parkinson’s disease. Oxford previously conducted a Phase 1/2 clinical study with ProSavin. In this clinical trial, ProSavin was observed to have a favorable long-term safety profile and demonstrated effects on motor function for six years, supporting proof-of-concept. AXO-Lenti-PD delivers a re-engineered construct relative to ProSavin that has been demonstrated to increase dopamine production in nonclinical studies.
Parkinson’s Disease
Parkinson’s disease is a chronic neurodegenerative disorder that primarily results in progressive and debilitating motor symptoms. It is estimated that up to 1,000,000 people in the United States and 7,000,000 to 10,000,000 people worldwide suffer from Parkinson’s disease. It typically develops between the ages of 55 and 65 years and affects approximately 1% of people 60 years of age. The underlying factors that result in the development of Parkinson’s disease are largely unknown. However, Parkinson’s disease is a neurodegenerative disease that results in reduced levels of the neurotransmitter dopamine in the striatum, a region in the brain responsible for motor control. Dopamine is essential for movement, and low levels of dopamine in patients with Parkinson’s disease are believed to result in the typical motor symptoms of the disease, including hypo- and bradykinesia, rigidity, tremor, and postural instability.
The treatment of Parkinson’s disease is currently limited to symptomatic treatments, as no therapies have proven effective in altering the course of the disease or addressing the underlying pathophysiological processes. The mainstay of treatment typically involves the daily administration of oral L-dopa, the precursor to dopamine. While L-dopa is effective in controlling motor symptoms early in the disease, progressive loss of dopaminergic neurons and chronic L-dopa therapy are believed to contribute to the “wearing off” of L-dopa’s efficacy in the more advanced stages of the disease. Patients become increasingly less responsive to oral L-dopa therapy and require higher doses to manage their symptoms. More advanced Parkinson’s disease patients often begin to experience “on-off” motor fluctuations, characterized by unpredictable “OFF periods” of reduced mobility and increased rigidity and tremor. In addition, abnormal and involuntary movements known as dyskinesias may occur at higher L-dopa blood levels. Approximately 10% of patients per year develop “on-off” motor fluctuations after starting L-dopa therapy.
As Parkinson’s disease progresses, other therapies can be used in combination with L-dopa and include dopamine receptor agonists and inhibitors of enzymes related to dopamine metabolism, such as monoamine oxidase B (“MAO-B”) and catechol O-methyl transferase (“COMT”). These therapies aim to further improve overall dopaminergic function. Patient-friendly treatment options for motor fluctuations in advanced Parkinson’s disease are limited. Subcutaneous injections of the dopamine agonist apomorphine are used for the acute treatment of OFF periods. Duopa/Duodopa is an enteral suspension of L-dopa and the peripheral AADC inhibitor carbidopa that is continuously administered over the course of the day through a surgically-placed percutaneous endoscopic gastrostomy with jejunal (“PEG-J”) tube to reduce fluctuations in L-dopa blood levels. Deep-Brain Stimulation (“DBS”), a procedure in which electrodes are surgically placed in the basal ganglia, either in the subthalamic nucleus or internal globus pallidus, is another option for advanced Parkinson’s disease. Through an impulse generator, electrical stimuli are delivered to the brain to modulate neural signals within these target regions. It remains unclear exactly how DBS improves the symptoms of Parkinson’s disease. Both Duopa/Duodopa and DBS require indwelling hardware - a PEG-J tube, or electrodes, leads, and impulse generator - respectively.
Earlier-Generation Product Candidate: ProSavin (OXB-101)
ProSavin, the earlier-generation gene therapy candidate to AXO-Lenti-PD, delivered the same three genes (AADC, TH, and CH1) as AXO-Lenti-PD in the same lentiviral vector, but in a less optimized payload configuration. AXO-Lenti-PD was the result of multifactorial experimentation to optimize the payload configuration to improve endogenous dopamine production. The initial Phase 1/2 clinical trial of ProSavin was completed in 2012 and long-term follow-up is ongoing.

Nonclinical Studies for ProSavin
In nonclinical studies in non-human primate models of Parkinson’s disease, ProSavin was shown to be well-tolerated, restored striatal dopamine production to approximately 50% of normal levels and improved motor function without associated dyskinesias (p-value<0.05). ProSavin was observed to improve Parkinson’s disease symptoms and clinical disease severity in the same non-human primate model, with a durable response seen up to 12 months (p-value<0.05 at all-time points beyond week 4). One of the ProSavin treated non-human primates was continued on the study and exhibited a sustained motor improvement until the study was concluded at 44 months. Also, in non-human primate models, treatment with ProSavin plus oral levodopa significantly reduced dyskinesias (p<0.05) compared to an empty vector plus oral levodopa, with effects sustained out to eight weeks. Nonclinical study data did not reveal adverse reactions nor findings with potential impact on patient safety and provided pertinent data on the optimal method of delivery in the clinic. ProSavin was also observed to be well tolerated when co-administered with L-dopa and apomorphine, indicating that it can be used in conjunction with these commonly used Parkinson’s disease medications.
In summary, these experiments were determined to demonstrate the long-term safety of therapeutic doses of ProSavin as well as significant efficacy to improve measures of movement and reduce dyskinesias in animal models. These results supported the initiation of clinical trials for ProSavin.
Phase 1/2 Clinical Trial of ProSavin
ProSavin was evaluated for safety and efficacy in a Phase 1/2 study in patients with advanced Parkinson’s disease by Oxford. In this study, ProSavin was observed to be well-tolerated with sustained improvements on motor function as measured by the U PDR S Part III (motor) score in the state “OFF” levodopa medication, which we refer to as UPDRS Part III “OFF.” The Phase 1/2 clinical trial was conducted at sites in the United Kingdom (“UK”) and France on a total of 15 patients with advanced Parkinson’s disease. Three target dose levels of ProSavin were assessed in four patient cohorts: Low Dose: 1.9 × 107 transducing units (“TU”) in Cohort 1 (n=3); Medium Dose: 4.0 × 107 TU in Cohorts 2a (n=3) and 2b (n=3); High Dose: 1.0 × 108 TU in Cohort 3 (n=6). Cohorts 2b and 3 underwent a modified delivery method to increase the rate of delivery of the viral vector. The primary endpoints were the number and severity of adverse events as well as the UPDRS Part III “OFF” scores at six months after gene therapy administration. No serious adverse events related to ProSavin or the surgical procedure were reported. Reported adverse events were generally mild and related to either Parkinson’s disease progression or L-dopa-induced dyskinesias that were ameliorated with reduction of L-dopa administration. The most common adverse events in the first 12 months were dyskinesia (n=11 subjects), “on-off” motor fluctuations (n=9), headache (n=4), and akinesia (n=3).
Across all patients, mean UPDRS Part III “OFF” scores were significantly improved at six months (33% reduction, p-value=0.0001) and 12 months (31% reduction, p-value=0.0001) compared to baseline. In a long term follow up safety study being performed by Oxford for the patients from the Phase 1/2 study, ProSavin has been observed to show a favorable long-term safety profile and demonstrated positive effects on motor function for over six years. Sustained improvement was seen through six years of follow-up and the long-term follow-up study is still ongoing (10 years exposure in the earliest subject). Clinical data from this study were published in The Lancet in 2014 and long-term follow-up data from this study were published in Human Gene Therapy Clinical Development in 2018.
Next-Generation Product Candidate: AXO-Lenti-PD
AXO-Lenti-PD is a re-engineered gene therapy product candidate that was selected following multifactorial experimentation to optimize the payload configuration of ProSavin to increase endogenous dopamine production. The modifications included a different ordering of the genes, the fusion of TH and CH1 with a flexible linker, and the removal of a genetic control element between TH and AADC. Both ProSavin and AXO-Lenti-PD utilize the same exact fourth generation lentiviral vector. We believe these changes lead to more balanced stoichiometry of gene expression and colocalization of enzymatic activity. The targeted net result is increased dopamine production in transduced cells.

Nonclinical Studies for AXO-Lenti-PD
In vitro experiments with AXO-Lenti-PD showed up to 10-fold increases in dopamine + L-dopa production over ProSavin. In vivo experiments in non-human primate models showed increased AADC activity in the brain with AXO-Lenti-PD compared to ProSavin as measured by positron emission tomography (“PET”) scans. Functionally, in non-human primate models at approximately 1/5th of the dose, AXO-Lenti-PD demonstrated a similar level of improvement in spontaneous locomotor activity compared to ProSavin. A recent placebo-controlled study in a non-human primate model of Parkinson’s disease published in Molecular Therapy: Methods and Clinical Development compared two doses of AXO-Lenti-PD against control-group animals receiving a placebo. The study demonstrated statistically significant differences in Parkinson’s disease clinical response scores at six months in this diseased-animal model (p<0.0002 for AXO-Lenti-PD compared to control), dose-dependent increases in PET signaling using a 6-[(18)F]fluoro-m-tyrosine radiotracer (p<0.001 for AXO-Lenti-PD compared to control), and dose-dependent increases in gene expression for AADC, TH, and CH1 in transduced striatal tissue. We believe these data provide evidence that AXO-Lenti-PD may have greater potency compared to ProSavin in terms of dopamine production, enzymatic activity and functional improvement in animal models of Parkinson’s disease.
SUNRISE-PD Phase 2 Clinical Trial of AXO-Lenti-PD
In the fourth quarter of calendar year 2018, we initiated the Phase 2 clinical trial of the SUNRISE-PD study in the UK. The SUNRISE-PD study is currently enrolling patients in the UK, and we plan to file an IND application with the FDA to support enrollment of patients in the United States. Additionally, we have filed a Clinical Trial Application to support local enrollment in France.
The design of the SUNRISE-PD study consists of two parts, including a single arm dose-escalation portion studying multiple potential dose levels and a sham-controlled portion with patients randomized either to an active group receiving the optimal dose as determined in the first portion, or a control group receiving an imitation “sham” surgical procedure. We will only be able to initiate the randomized, sham-controlled Phase 2 study after we and our partner Oxford have successfully completed a suspension-based manufacturing process. Based on information received from our manufacturing partner, Oxford, in October 2020 regarding delays in CMC data and third-party fill/finish issues, the d evelopment of a suspension-based manufacturing process for AXO-Lenti-PD will take longer than expected. As a result, we believe that it is unlikely that our planned randomized, sham-controlled trial of AXO-Lenti-PD will enroll patients by the end of calendar year 2021. Manufacturing of several GMP batches is now underway and planned at Oxford with a goal of generating material for use in future clinical trials as soon as possible. We expect to provide an update on program timelines in the first quarter of 2021 or as program timelines are clarified.
The SUNRISE-PD study is evaluating the safety and tolerability of AXO-Lenti-PD as well as assessing efficacy using clinical measures of motor function, patient diaries and biomarkers. We expect the primary endpoint of the double-blind, randomized, sham-controlled portion of the SUNRISE-PD study will be assessed at six months and may include data from Hauser patient diaries and the UPDRS Part III “OFF” scores and other measures being assessed in the study.
In January 2020, we reported 12-month data from Cohort 1 in the open-label, dose-escalation portion of the SUNRISE-PD Phase 2 study. AXO-Lenti-PD was observed to be generally well tolerated, with no serious adverse events attributable to the gene therapy. At month 12, the patients experienced an average improvement from baseline in UPDRS III (motor) score, in the state “OFF” levodopa therapy, of 22 points, representing an average improvement of 37% from baseline. Individual patient improvements from baseline at 12 months of 20 points and 24 points were observed (from 58 to 38 and from 60 to 36, respectively). Previously, at six months post-dosing, these patients demonstrated an average 17-point change from baseline, or 29% improvement, on the same scale. Improvement in the UPDRS Part III “OFF” score in Cohort 1 exhibited evidence of dose response when compared to the low (n=“3”), medium (n=“6”), and high (n=“6”) dose cohorts of ProSavin that were previously evaluated in a separate Phase 1/2 study at 12 months, as follows:

1These data are based on a cross-trial comparison and not a head-to-head clinical trial. As a result, these data may not be directly comparable.

In addition, the patients experienced an average improvement of approximately 13 points from baseline on the UPDRS Part II (activities of daily living) “OFF” score at 12 months post-dosing, representing an average improvement of 44% from baseline, and an average improvement of 3 points from baseline on the UPDRS Part IV (complications of therapy) “OFF” score at six months post-dosing. The 12-month timepoint is considered an important timeframe for assessment of therapeutic response, differentiation from sham/placebo effect, and durability of gene therapy in Parkinson’s disease.
Only one of two patients in Cohort 1 was able to record a Hauser diary. Improvements were observed across various diary measures from baseline to 12 months for the single patient. The Parkinson’s Disease Questionnaire-39 score index, a well-validated quality of life measure in Parkinson’s disease, demonstrated an average 15-point change from baseline for the patients in Cohort 1, or 30% improvement from baseline to 12 months.
We dosed the first patient in Cohort 2 of the SUNRISE-PD clinical study in April 2019 and the last (fourth) patient in February 202 0. The target dose being tested in Cohort 2 is 1.4×107 TU, which is three times higher than the dose used in Cohort 1. In October 2020, we reported that all of the four patients in the cohort were able to complete the evaluations that do not require an inpatient visit (Hauser diary, Levodopa Equivalent Daily Dose), and only two of the four were able to complete the UPDRS Part II and III evaluations - one patient refused this evaluation and the other was not able to be seen in the clinic since it was closed due to COVID-19 response measures. AXO-Lenti-PD was observed to be generally well tolerated, with no serious adverse events attributable to the gene therapy. At month 6, the patients experienced an average improvement from baseline in UPDRS Part III (motor) score, in the state "OFF" levodopa therapy, of 21 points, representing an average improvement of 40% from baseline. Individual patient improvements from baseline at 6 months of 22 and 19 points were observed . Similarly, at six months, the patients experienced an improvement in the UPDRS Part II (quality of life) of 14 points, which represents a 71% improvement. Individual patients' improvement from baseline were 12 and 15 points. The Hauser diary was completed by all four patients and demonstrated an improvement from baseline of 2.3 hours in OFF time and 2.2 hours in good ON time.

AXO-AAV-GM1 and AXO-AAV-GM2 Programs
Overview
We are developing AXO-AAV-GM1 and AXO-AAV-GM2 as potential one-time disease modifying treatments for GM1 and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), respectively.
GM1 Gangliosidosis and GM2 Gangliosidosis (Including Tay-Sachs and Sandhoff Diseases)
GM1 gangliosidosis is a rare, inherited neurodegenerative lysosomal storage disorder characterized by the accumulation of GM1 ganglioside. This accumulation occurs due to a defect in the galactosidase beta 1 (“GLB1”) gene. The GLB1 gene codes for the β-galactosidase (“β-gal”) enzyme which catalyzes the hydrolysis of GM1 gangliosides. Impaired β-gal activity results in the toxic accumulation of GM1 gangliosides, causing the progressive destruction of nerve cells in the brain and spinal cord and early death. GM1 gangliosidosis is uniformly fatal, and there are no disease-modifying treatment options. The estimated incidence for GM1 gangliosidosis is approximately one in 100,000 live births worldwide. In 2019, we collaborated with the National Institutes of Health (“NIH”) to publish a comprehensive retrospective study characterizing the natural history of Type 1 GM1 gangliosidosis in Molecular Genetics and Metabolism (Lang et.al., 2019). This paper describes a rapidly progressive clinical course of Type 1 GM1 gangliosidosis, in which almost all patients experience significant multi-organ system dysfunction and neurodevelopmental regression between six and 18 months of age.
GM2 gangliosidosis, also known as Tay-Sachs or Sandhoff diseases, is a rare, inherited neurodegenerative lysosomal storage disorder characterized by buildup of GM2 ganglioside in lysosomes. Defects in the hexosaminidase subunit alpha (“HEXA”) gene (leading to Tay-Sachs disease) and hexosaminidase subunit beta (“HEXB”) gene (leading to Sandhoff disease) cause deficiencies in beta-hexosaminidase A (“Hex A”) enzyme activity. Hex A enzyme deficiency leads to progressive accumulation of GM2 gangliosides in the central nervous system (“CNS”) with ensuing neurodegeneration. Both Tay-Sachs disease and Sandhoff disease are characterized by progressive nervous system dysfunction, resulting in marked cognitive and physical impairment. Tay-Sachs and Sandhoff diseases result in approximately 50% mortality by three and a half years of age and 75% mortality by five years of age. Currently there are no disease-modifying treatment options for either Tay-Sachs disease or Sandhoff disease, and management is limited to symptomatic treatment. The estimated incidence for Tay-Sachs and Sandhoff diseases is approximately one in 150,000 live births worldwide.
The estimated incidence for the combination of GM1 gangliosidosis, Tay-Sachs and Sandhoff diseases is approximately one in 60,000 live births worldwide. We estimate that there are between approximately 600 and 1,000 patients with GM1 gangliosidosis, Tay-Sachs and Sandhoff diseases in the United States and European Union combined. These diseases, in the severe form, reduce life expectancy to two to four years.
AXO-AAV-GM1
AXO-AAV-GM1 is an investigational gene therapy currently being developed as a potential one-time disease modifying treatment for GM1 gangliosidosis. The program utilizes an adeno-associated virus (“AAV”) vector to deliver a functional copy of the GLB1 gene with the goals of restoring β-gal enzyme activity in the CNS and reducing GM1 ganglioside accumulation, to ultimately improve neurological function and extend survival. The therapy is administered intravenously and utilizes the AAV9 capsid, which has been shown to cross the blood-brain barrier. Intravenous administration has the potential to broadly transduce the CNS and peripheral tissues, as well as treat peripheral manifestations of the disease. We licensed exclusive worldwide rights for the development and commercialization of AXO-AAV-GM1 from the University of Massachusetts Medical School (“UMMS”) in December 2018. In November 2019, we announced that the FDA had granted orphan drug designation for AXO-AAV-GM1.
Preclinical studies in GM1 murine and feline models have supported AXO-AAV-GM1’s ability to improve β-gal enzyme activity, reduce GM1 ganglioside accumulation, improve neuromuscular function, and extend survival. Magnetic resonance imaging (“MRI”) of GM1 feline models treated with other GM1 gene therapy demonstrated substantially normal brain architecture through at least two years of age, as compared with untreated GM1 feline models.

AXO-AAV-GM1 is currently being evaluated in an IND overseen by the NIH. We presented an update from the first child dosed with AXO-AAV-GM1 in the fourth quarter of calendar year 2019, who was observed to have clinically significant improvements from baseline gene transfer to six-month follow-up based on neurological exam, the Vineland-3 scale, Clinical Global Impression assessments, and nutritional status. The Vineland-3 scale is an individually administered measure of adaptive behavior that is widely used to assess individuals with intellectual, developmental, and other disabilities. In addition, AXO-AAV-GM1 was observed to be generally well tolerated with four treatment emergent adverse events, of which two were considered possibly related (increased Fibrin D dimer and increased AST, both of which resolved with no clinical sequelae), and no reports of serious adverse events related to the investigational gene therapy or intravenous administration of the vector. We have completed the enrollment and dosing of the five patients in the lower dose in Stage 1 of the registrational study of late infantile and juvenile onset (type II) GM1 patients and expect initial data to be available during the fourth quarter of calendar year 2020. An IND amendment was cleared to expand Stage 2 of the registrational study protocol to include infantile (Type I) GM1 patients, the population most severely affected by the disease, and to evaluate a higher dose level for both Type I and Type II patients. We expect to initiate dosing in the high-dose cohort of Stage 1 of the AXO-AAV-GM1 clinical program, which will include both Type I and Type II patients, in the second half of calendar year 2020. In October 2020, the FDA granted Rare Pediatric Disease designation to AXO-AAV-GM1.
AXO-AAV-GM2
AXO-AAV-GM2 is an investigational gene therapy that we are developing as a potential one-time disease modifying treatment for GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). The AXO-AAV-GM2 program utilizes AAV dual vectors to deliver functional copies of both the HEXA gene and the HEXB gene, with the goal of restoring normal Hex A enzyme function in the CNS. AXO-AAV-GM2 is administered directly to the brain and CNS and utilizes the neurotropic AAVrh.8 capsid. The HEXA and HEXB genes will be delivered in a 1:1 ratio using separate AAvrh.8 vectors. As part of the AXO AAV-GM2 program, we are also exploring a next-generation gene therapy that would utilize a bicistronic vector to deliver both the HEXA and HEXB genes in a single vector using the AAV9 capsid for systemic intravenous administration. We licensed exclusive worldwide rights for the development and commercialization of AXO-AAV-GM2 from UMMS in December 2018.
Administration of AXO-AAV-GM2 in the Sandhoff mouse model showed increases in Hex A enzyme, reductions of GM2 ganglioside in the brain, and improvements in motor coordination. Extension of survival was also observed in the Sandhoff mouse model, with increases in survival in a dose-dependent manner. Patients with infantile Tay-Sachs disease, late-infantile or juvenile disease, and adult disease have been shown to have less than 0.1%, approximately 0.5%, and between 2% and 4% of normal Hex A activity, respectively. In addition, patients with infantile Tay-Sachs disease, late-infantile or juvenile disease, and adult disease have a median survival time from birth of three to four, 10 to 15, and over 18 years, respectively. Hex A activity of between 5% and 10% or more of normal is believed to be compatible with a disease-free life. We believe that the restoration of Hex A activity to 0.5% of normal activity could represent a clinically meaningful effect. AXO-AAV-GM2 is currently being evaluated in two patients under an expanded access IND overseen by UMMS. Initial observations suggested that AXO-AAV-GM2 was generally well-tolerated and associated with improvement in bioactivity outcomes. In addition, data suggested attainment of normal neurodevelopmental milestones and improvement in myelination on brain MRI.
We submitted an IND to the FDA in late calendar year 2019 to support the initiation of our registrational clinical trial in patients with GM2 gangliosidosis. Following the review of the IND, the FDA did not raise concerns related to animal toxicology or safety from the investigator-sponsored (UMMS) study. Rather, due to chemistry, manufacturing and controls and device-related questions posed by the FDA, the FDA placed the IND on clinical hold. In January 2020, we provided responses to the questions posed by the FDA , and in November 2020, the clinical hold was lifted by the FDA. In October 2020, the FDA granted Rare Pediatric Disease Designation to AXO-AAV-GM2.
Patient #1
AXO-AAV-GM2 is currently being evaluated in two patients under the expanded access IND overseen by UMMS. The first patient was dosed in November 2018. In March 2019, October 2019 and May 2020, the three-month, six-month and 12-month data were reported from the first patient, a 30-month-old with advanced infantile Tay-Sachs disease, who received a total dose of 1.0 × 1014 vg of AXO-AAV-GM2 administered into the cisterna magna (75% of vector) and lumbar spinal canal (25% of vector) only. Due to the patient’s advanced disease, a co-delivered intrathalamic injection of AXO-AAV-GM2 was not administered.

AXO-AAV-GM2 was observed to be generally well-tolerated with no reports of serious adverse events (“SAE” or “SAEs”) related to the investigational gene therapy as of either the three-month, six-month or 12-month visits. No clinically relevant laboratory abnormalities were observed following administration. Within the safety parameters that were summarized by the investigator was a high CSF pressure (42 cm H2O) that was noted to be 21 cm H2O after the infusion (normal 18 cm H2O). Baseline aspartate transaminase elevation was noted, which has been well described in patients with Tay-Sachs disease with no clinical relevance. There was a slight clinically insignificant transient rise in liver function tests that were considered related to the oral medications (Sirolimus or Keppra). One SAE of possible aspiration pneumonia was considered unrelated to the investigational therapy by the investigator. From an immunology standpoint, the patient was noted to have achieved adequate immunosuppression with no humoral or T-cell response to the vector. The patient’s clinical condition was stable from baseline to month 12 without clinical deterioration observed on neurological exam. In addition, there was no deterioration in the MRI of the brain from baseline to the MRI at month three post infusion.
Patient #2
In June 2019, a six-month-old child with early symptomatic infantile Tay-Sachs disease received AXO-AAV-GM2 prior to the onset of severe symptoms, delivered into the thalamus bilaterally as well as into the cisterna magna and lumbar intrathecal space, the planned routes of administration for patients in the registrational program. The surgical procedure was well tolerated with no neurological defects noted. There were baseline elevated transaminases noted with a transient increase. This child is clinically stable at six months after dosing with plateaued development. Importantly, no seizure activity and no exaggerated startle responses were observed. By contrast, the patient’s untreated, two older siblings with Tay-Sachs disease exhibited rapid disease progression, clinical regression and seizure onset at 12 to 18 months of age. In addition, brain MRIs taken three and six months after administration (at 10 and 13 months of age, respectively) demonstrated no damage to the thalamus and normal new myelin deposition. By contrast, commonly reported MRI findings in infantile Tay-Sachs disease at this age include demyelination and cerebral and cerebellar atrophy. The CHOP INTEND score, a 16-item scale of motor function that has been validated in infants with neuromuscular disorders, was 58 out of 64 at baseline, increasing to a total score of 60 at month three following gene transfer and declining to a total score of approximately 52 at month 12 following gene transfer. Total CHOP INTEND scores sustained at levels greater than 40 points indicate a clinically meaningful improvement.
AXO-AAV-GM2 was observed to be generally well-tolerated with no reports of SAEs related to the investigational gene therapy. One SAE was a febrile urinary tract infection due to Klebsiella (gram negative bacteria) and was considered unrelated to the investigational therapy by the investigator. No clinically relevant laboratory abnormalities were observed following administration, with a transient positive immune response related to the immunosuppressive agent, Sirolimus. The patient’s clinical condition was stable from baseline to month three without gain or loss of milestones and a stable neurological exam with lower extremity weakness that is unchanged from baseline. In addition, the MRI showed no injury to the thalamus and an increase of myelin that is seen with normal brain development.
Our Key Agreements
Oxford BioMedica License Agreement
In June 2018, we, through our wholly owned subsidiary, Axovant Sciences GmbH (" ASG ") , and since August 2020, through our wholly owned subsidiary, ASI, entered into the Oxford Agreement, pursuant to which we received a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Oxford to develop and commercialize AXO-Lenti-PD and related gene therapy products for all diseases and conditions. In June 2018, as partial consideration for the license, we made an upfront payment to Oxford of $30.0 million, $5.0 million of which was applied as a credit against the process development work and clinical supply that Oxford is obligated to provide to us over the term of the Oxford Agreement. Under the terms of the Oxford Agreement, we could be obligated to make payments to Oxford totaling up to $55.0 million upon the achievement of specified development milestones and $757.5 million upon the achievement of specified regulatory and sales milestones. In April 2019, certain development milestones were achieved resulting in a $13.0 million net payment due to Oxford. We will also be obligated to pay Oxford a tiered royalty from 7% to 10%, based on yearly aggregate net sales of the underlying gene therapy products, subject to specified reductions upon the occurrence of certain events as set forth in the Oxford Agreement. These royalties are required to be paid, on a product-by-product and country-by-country basis, until the latest to occur of the expiration of the last to expire valid claim of a licensed patent covering such product in such country, the expiration of regulatory exclusivity for such product in such country, or 10 years after the first commercial sale of such product in such country.

We are solely responsible, at our expense, for all activities related to the development and commercialization of the gene therapy products. Pursuant to the Oxford Agreement, we are required to use commercially reasonable efforts to develop, obtain regulatory approval of, and commercialize a gene therapy product in the United States and at least one major market country in Europe. In addition, we are required to meet certain diligence milestones and to include at least one U.S.-based clinical trial site in a pivotal study of a gene therapy product. If we fail to meet any of these specified development milestones, we may cure such failure by paying Oxford certain fees, which range from $0.5 million to $1.0 million. In July 2020, we entered into a three-year clinical supply agreement with Oxford for the manufacturing and supply of cGMP batches to support the ongoing and future clinical development of AXO-Lenti-PD. If Oxford completes the development of a suspension-based manufacturing process, and successfully produces clinical supplies for our studies, we anticipate that future commercial supply for the AXO-Lenti-PD program will be manufactured by Oxford in accordance with a separate cGMP commercial supply agreement to be negotiated between the parties. We have the right to terminate the Oxford Agreement at any time upon two months' advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party's uncured material breach or with respect to a failure to make a required payment.
The University of Massachusetts Medical School Exclusive License Agreement
In December 2018, we, through our wholly owned subsidiary, ASG, and since August 2020, through our wholly owned subsidiary, ASI, entered into an exclusive license agreement (the “UMMS Agreement”) with UMMS pursuant to which we received a worldwide, royalty-bearing, sub-licensable license under certain patent applications and any patents issuing therefrom, biological materials and know-how controlled by UMMS to develop and commercialize gene therapy product candidates, including AXO-AAV-GM1 and AXO-AAV-GM2, for the treatment of GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). This license is exclusive with respect to patents and biological materials and non-exclusive with respect to know-how and is subject to UMMS’ retained rights for academic research, teaching and non-commercial patient care purposes, as well as to certain pre-existing rights of the U.S. government.
Under the UMMS Agreement, we are solely responsible, at our expense, for the research, development and commercialization of the licensed product candidates. We will reimburse UMMS for payments made by UMMS for the manufacture of clinical trial materials for us, up to a specified amount. We are obligated to use diligent efforts to develop and commercialize the licensed product candidates and are required to achieve certain development and commercial milestones in accordance with the timeline set forth in the agreement.
Under the terms of the UMMS Agreement, we made an upfront payment of $10.0 million. In addition, we could be obligated to make payments to UMMS totaling up to $24.5 million upon the achievement of specified development and regulatory milestones and $39.8 million upon the achievement of specified commercial milestones. In February 2019, certain development and regulatory milestones were achieved resulting in a $1.0 million payment to UMMS, and in October 2019, further development and regulatory milestones were achieved resulting in an additional $1.0 million payment due to UMMS. We are also obligated to pay UMMS tiered mid-single digit royalties based on yearly net sales of the licensed products, subject to a specified annual minimum amount. Additionally, we will pay UMMS a percentage of any revenues we receive from any third-party sublicenses to licensed products at rates ranging in the mid-single digits to mid-teens.
The UMMS Agreement will expire upon the expiration of our obligations to make royalty payments to UMMS, which continues until the later of the expiration of licensed patents and any applicable orphan designation exclusivity and 10 years after the first commercial sale of the licensed products. Upon such expiration, the licenses granted to us by UMMS will automatically convert to perpetual, irrevocable, worldwide royalty-free licenses. We have the right to terminate the UMMS Agreement at any time upon 90 days' advance written notice to UMMS. Either party may terminate the UMMS Agreement for the other party's uncured material breach upon 60 days' advance written notice, including in the event that UMMS reasonably determines we have not fulfilled our diligence obligations.
Manufacturing
We currently do not own or operate facilities for product manufacturing but work with third parties and our license partners to manufacture our program materials. We have hired experienced personnel and continue to build a team with gene therapy product formulation and manufacturing expertise.

For the AXO-Lenti-PD program, we rely on inventory transferred to us under the Oxford Agreement to support our ongoing Phase 2 study. In July 2020, we entered into a three-year clinical supply agreement with Oxford for the manufacturing and supply of cGMP batches to support the ongoing and future clinical development of AXO-Lenti-PD. In October 2020, Oxford informed us of delays in CMC data and third-party fill/finish issues. As a result, the development of a suspension-based manufacturing process for AXO-Lenti-PD will take longer than expected, which will likely result in delays in starting our planned randomized, sham-controlled trial of AXO-Lenti-PD.
If Oxford completes the development of a suspension-based manufacturing process, and successfully produces clinical supplies for our studies, w e anticipate that future c ommercial supply for the AXO-Lenti-PD program will be manufactured by Oxford in accordance with a separate cGMP c ommercial supply agreement to be negotiated between the parties . As set forth in the Oxford Agreement, such clinical and commercial supply agreements will contain certain key provisions, including the pricing structure and our ability to transfer the technology to another manufacturer at any time following the completion of formal process characterization, process validation or BLA submission. W e have the right to terminate the Oxford Agreement at any time upon two months' advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party's uncured material breach or with respect to a failure to make a required payment.
In July 2020, we entered into an agreement with Viralgen Vector Core, S.L. for the manufacture of all additional clinical trial material for our AXO-AAV-GM1 and AXO-AAV-GM2 development programs and subsequent commercial supply.
Manufacturing of any product candidate is subject to extensive regulations that impose various procedural and documentation requirements, which govern recordkeeping, manufacturing processes and controls, personnel, quality control and quality assurance, among others.
Competition
We consider our most direct competitor with respect to AXO-Lenti-PD to be Voyager Therapeutics, which is developing VY-AADC, a gene therapy product candidate for the treatment of advanced Parkinson’s disease. VY-AADC delivers the AADC gene, one of the three genes contained in AXO-Lenti-PD, via an adeno-associated virus (an “AAV virus-based vector”). Voyager began a Phase 2 study in June 2018. Agilis Biotherapeutics, which was acquired by PTC Therapeutics, is developing AGIL-AADC, another AAV virus-based vector gene therapy that delivers the AADC gene, for the treatment of AADC deficiency, a rare disorder that involves loss of AADC gene function. In addition, DBS is approved for treating Parkinson’s disease and is marketed by multiple device manufacturers, including Medtronic, Abbott and Boston Scientific. DBS treatment involves permanent placement of hardware in the brain via stereotactic neurosurgery and may require follow-up adjustments or even invasive device replacements. Another surgical approach is Abbvie’s Duopa which is delivered via a port implanted in the abdominal wall. Further efforts are also underway to develop and commercialize new improved formulations of L-dopa, including Acorda’s Inbrija, for which an NDA was approved by the FDA in December 2018, and Mitsubishi Tanabe’s ND0612. Adjunct therapies are also being developed or have recently been approved to supplement L-dopa therapy, including Sunovion’s sublingual apomorphine and Adamas Pharmaceuticals’ GoCovri. Several companies are also trying to develop other disease modifying therapies that could prevent the progression of Parkinson’s disease. MeiraGTx is developing AAV-GAD, a gene therapy product designed to deliver the GAD gene to increase production of the neurotransmitter GABA to normalize motor circuits. Examples of early stage efforts include Denali Therapeutics’ LRRK2 inhibitors and anti-alpha synuclein antibodies from Prothena/Roche and Biogen, as well as Prevail Therapeutics’ pipeline of AAV-based therapeutics targeting lysosomal dysfunction.
We are unaware of any directly competing commercialized product or clinical-stage product candidate with respect to either AXO-AAV-GM1 or AXO-AAV-GM2 other than LYS-GM101, a gene therapy product candidate being developed by Lysogene S.A., as well as a preclinical gene therapy program being developed by Passage Bio, each for the treatment of GM1 gangliosidosis, and TGTX-101, a gene therapy product candidate being developed by Taysha Gene Therapies for the treatment of GM2 gangliosidosis.

Drug development is highly competitive and subject to rapid and significant technological advancements. Our ability to compete will depend upon our ability to complete necessary clinical trials and regulatory approval processes, and effectively market any product that we may successfully develop. Our current and potential future competitors include pharmaceutical and biotechnology companies, academic institutions and government agencies. The primary competitive factors that will affect the commercial success of any product candidate for which we may receive marketing approval include efficacy, safety and tolerability profile, dosing convenience, price, coverage and reimbursement. Many of our existing or potential competitors have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, as well as in obtaining regulatory approvals of those product candidates in the United States and in foreign countries. Our current and potential future competitors also have significantly more experience commercializing products that have been approved for marketing. Mergers and acquisitions in the pharmaceutical and biotechnology industries could result in even more resources being concentrated among a small number of our competitors.
Accordingly, our competitors may be more successful than us in obtaining regulatory approval for therapies and in achieving widespread market acceptance of their products. It is also possible that the development of a cure or more effective treatment method for Parkinson’s disease, GM1 and GM2 by a competitor could render our product candidates non-competitive or obsolete or reduce the demand for our product candidates before we can recover our development and commercialization expenses.
Intellectual Property
Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our current gene therapy product candidates, any of our future product candidates, novel discoveries, product development technologies and other know-how. Our commercial success also depends on our ability to operate without infringing on the proprietary rights of others and our ability to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patents and patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, copyrights, know-how, continuing technological innovation and potential in-licensing and acquisition opportunities to develop and maintain our proprietary position.
While we seek broad coverage under our existing patent applications, there is always a risk that an alteration to the process of obtaining patents or changes to the patent law in the United States or elsewhere may provide sufficient basis for a competitor to challenge or avoid infringement of our patents. In addition, patents, if granted, expire and we cannot provide any assurance that any patents will be issued from our pending applications or any future applications or that any future issued patents will adequately protect our intellectual property or cover our product candidates.
Individual patents are valid for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal patent term in the countries in which they are obtained. Generally, patents issued from regularly filed applications in the United States are granted a term of 20 years from the earliest non-provisional filing date. In addition, in certain instances, a patent’s term can be extended via Patent Term Adjustment (“PTA”) to recapture a portion of the U.S. Patent and Trademark Office’s (the “USPTO”) delay in issuing the patent as well as via Patent Term Extension (“PTE”) to recapture a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the PTE period can be applied to only one patent per approved product, cannot be longer than five years and the total patent term including the PTE period must not exceed 14 years following FDA approval of an NDA or BLA. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest non-provisional filing date. The actual protection afforded by a patent varies on a product by product basis, on a claim by claim basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. The patent term of a European patent is 20 years from its filing date; however, unlike in the United States, a European patent is not granted PTA for delays at the European Patent Office. However, the European Union does have a compensation program similar to the U.S.’s PTE called Supplementary Patent Certificate (“SPC”) that would effectively extend patent protection for up to five years on one patent and the total patent term including the SPC must not exceed 15 years following the EMA granting of marketing authorization. Other major markets, including Japan, have similar patent term extension provisions and, if eligible, we intend to seek patent term extensions in those countries that have such programs.

In June 2018, we, through our wholly owned subsidiary, ASG, entered into the Oxford Agreement with Oxford. Pursuant to the Oxford Agreement, we received from Oxford a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Oxford to develop and commercialize certain lentiviral-based gene therapy products for all diseases and conditions. Oxford is prohibited from granting licenses to third parties to develop, commercialize, or distribute such lentiviral-based gene therapy products. The licensed IP includes issued U.S. and foreign patents and pending U.S. and foreign patent applications that cover compositions of matter as well as methods of making and using AXO-Lenti-PD in major markets, including the United States, Japan, China, India, the United Kingdom, and Australia. These patents and applications, if issued, include patent families that expired starting at the end of 2018, with the projected last to expire in October of 2032 (not taking into account any PTA or PTE, which may potentially be obtained in the future). New patent application filings would provide patent coverage out to at least 2040, if a patent issues. A U.S. composition of matter patent relevant to AXO-Lenti-PD naturally expires in 2023 inclusive of PTA, and we expect an allowed application to issue as a patent that will expire in 2032 (not taking into account any PTA or PTE, which may potentially be obtained in the future). Depending on certain factors, the term of a patent covering an approved product may be extended by up to five years with PTE.
In December 2018, we, through our wholly owned subsidiary, ASG, entered into the UMMS Agreement with UMMS. Pursuant to the UMMS Agreement, we received from UMMS a worldwide, royalty-bearing, sub-licensable license under certain patent applications and any patents issuing therefrom, and other intellectual property controlled by UMMS to develop and commercialize gene therapy product candidates, including AXO-AAV-GM1 for treatment of GM1 gangliosidosis and AXO-AAV-GM2 for treatment of GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). This license is exclusive with respect to patents and biological materials and non-exclusive with respect to know-how and is subject to UMMS’ retained rights for academic research, teaching and non-commercial patient care purposes, as well as to certain pre-existing rights of the U.S. government. The licensed IP includes pending U.S. and foreign patent applications directed to compositions of matter as well as methods of using AXO-AAV-GM1 and/or AXO-AAV-GM2.
Furthermore, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part by using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements and invention assignment agreements with selected partners and consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed by our employees or through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.
Our commercial success will also depend in part on not infringing the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our product candidate(s) or processes, obtain licenses or cease certain activities. Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our gene therapy product candidate(s) may have an adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we believe we have rights, we may have to participate in interference or derivation proceedings in the USPTO to determine priority and/or inventorship of an invention.
Government Regulation
In the United States, pharmaceutical and biological products are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and the Public Health Service Act (“PHSA”). The FDCA, PHSA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending BLAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

We cannot market a biological product, including gene therapy product candidates which are regulated as biologics, in the United States until the product candidate has received FDA approval. The steps required before a new biologic may be marketed in the United States generally include the following:
•    completion of extensive nonclinical laboratory tests, animal studies, and formulation studies in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations;
•    submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;
•    performance of adequate and well-controlled human clinical trials in accordance with Good Clinical Practice (“GCP”) requirements to establish the safety and efficacy of the product for each proposed indication;
•    submission to the FDA of a BLA, in the case of biological product candidates including gene therapy product candidates, after completion of all pivotal clinical trials;
•    satisfactory completion of an FDA inspection of sites involved in our clinical trials;
•    satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the active pharmaceutical ingredient (“API”) and finished product are produced and tested to assess compliance with cGMPs; and
•    FDA review and approval of the BLA prior to any commercial marketing or sale of the product in the United States.
Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.
Nonclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the nonclinical tests must comply with federal regulations and requirements, including GLP regulations. The results of nonclinical testing are submitted to the FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term nonclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.
A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. If the FDA raises concerns or questions about the conduct of the trial, such as whether human research subjects will be exposed to an unreasonable health risk, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed.
Clinical trials involve the administration of the investigational new biologic to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations, including GCP requirements, as well as under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol and subsequent protocol amendments must be submitted to the FDA as part of the IND.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (“IRB”) for approval at each site at which the clinical trial will be conducted. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.
U.S. Biological Products Development Process
Before testing any biological product candidate, including a gene therapy product, in humans, the product candidate enters the nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the nonclinical tests must comply with federal regulations and requirements including GLPs.

Where a gene therapy study is conducted at, or sponsored by, institutions receiving funding from the NIH for recombinant DNA research, the NIH Guidelines for Research Involving Recombinant DNA Molecules (“NIH Guidelines”) are mandatory, however many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. An institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution, assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. Annual reporting of clinical trial data including safety information also is required.
The clinical study sponsor must submit the results of the nonclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some nonclinical testing typically continues after the IND is submitted. An IND is an exemption from the FDCA that allows an unapproved product to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational product to humans. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA requests certain changes to a protocol before the study can begin, or the FDA places the clinical study on a clinical hold within that 30-day time period. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, studies may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such studies.
Clinical trials involve the administration of the biological product candidate to healthy volunteers or subjects under the supervision of qualified investigators, generally physicians not employed by or under the study sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical study, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical study will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical study must be reviewed and approved by an independent IRB, at or servicing each institution at which the clinical study will be conducted. An IRB is charged with protecting the welfare and rights of study participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical study subject or his or her legal representative and must monitor the clinical study until completed. Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. Additionally, gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the NIH also are potentially subject to review by a committee within the NIH’s Office of Science Policy called the Novel and Exceptional Technology and Research Advisory Committee, or the NExTRAC. This review group focuses on clinical trials that cannot be evaluated by standard oversight bodies and pose unusual risks. With certain gene therapy protocols, FDA review of or clearance to allow the IND to proceed could be delayed if the NExTRAC decides that full public review of the protocol is warranted.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
•    Phase 1. The biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. Guidelines on clinical trials with gene therapy products issued by the FDA’s Office of Tissues and Advanced Therapies state that the FDA has determined that the benefit-risk ratio of these products does not warrant their evaluation in healthy human subjects.
•    Phase 2. The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.
•    Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. The FDA recommends that sponsors observe subjects for potential gene therapy-related delayed adverse events for a 15-year period, including a minimum of five years of annual examinations followed by ten years of annual queries, either in person or by questionnaire, of trial subjects.
During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.
Human gene therapy products are a new category of therapeutics, regulated as biologics. Because this is a relatively new and expanding area of novel therapeutic interventions, there can be no assurance as to the length of the study period, the number of patients the FDA will require to be enrolled in the studies in order to establish the safety, efficacy, purity and potency of human gene therapy products, or that the data generated in these studies will be acceptable to the FDA to support marketing approval.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.
After the completion of clinical trials of a biological product, FDA approval of a BLA, must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal studies, human studies, information on the manufacture and composition of the product, proposed labeling and other relevant information. In addition, under the Pediatric Research Equity Act (“PREA”), a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.
Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each BLA must be accompanied by a significant user fee. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. The application also needs to be published and submitted in an electronic format that can be processed through the FDA’s electronic systems. If the electronic submission is not compatible with FDA’s systems, the BLA can be refused to file. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and effective, for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy (“REMS”), is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.
Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical trial sites to assure that the clinical trials were conducted in compliance with IND study requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.
Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that usually describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.
If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized. As a condition for approval, the FDA may also require additional nonclinical testing as a Phase 4 commitment.
One of the performance goals agreed to by the FDA under the PDUFA is to review standard BLAs in 10 months from filing and priority BLAs in six months from filing, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Maintaining substantial compliance with applicable federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP. We will rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of any products that we may commercialize. Manufacturers of our products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Following approval, the manufacturing facilities are subject to biennial inspections by the FDA’s biologics team and such inspections may result in an issuance of FDA Form 483 deficiency observations or a warning letter, which can lead to plant shutdown and other more serious penalties and fines. Prior to the institution of any manufacturing changes, a determination needs to be made whether FDA approval is required in advance. If not done in accordance with FDA expectations, the FDA may restrict supply and may take further action. Annual product reports are required to be submitted annually. Other post-approval requirements applicable to biological products, include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information, and complying with electronic record and signature requirements. After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products. Systems need to be put in place to record and evaluate adverse events reported by health care providers and patients and to assess product complaints. An increase in severity or new adverse events can result in labeling changes or product recall. Defects in manufacturing of commercial products can result in product recalls.
We also must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval or license revocation, clinical hold, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.
Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.
Market and Data Exclusivity
The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively referred to as the Affordable Care Act, included a subtitle called the Biologics Price Competition and Innovation Act of 2009 or BPCIA. The BPCIA established a regulatory scheme authorizing the FDA to approve biosimilars and interchangeable biosimilars. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Additional guidance is expected to be finalized by FDA in the near term.

Under the BPCIA, a manufacturer may apply for licensure of a biologic product that is “biosimilar to” or “interchangeable with” a previously approved biological product or “reference product.” In order for the FDA to approve a biosimilar product, it must find that there are no clinically meaningful differences between the reference product and proposed biosimilar product in terms of safety, purity and potency. For the FDA to approve a biosimilar product as interchangeable with a reference product, the FDA must find that the biosimilar product can be expected to produce the same clinical results as the reference product and (for products administered multiple times) that the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date of approval of the reference product. The FDA may not approve a biosimilar product until 12 years from the date on which the reference product was approved. The BPCIA also requires a 180-day notice of commercial marketing. Even if a product is considered to be a reference product eligible for exclusivity, another company could market a competing version of that product if the FDA approves a full BLA for such product containing the sponsor’s own nonclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
Foreign Regulation
In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.
To obtain regulatory approval of an investigational biological product under European Union (“EU”) regulatory systems, we must submit a marketing authorization application. The application used to file the BLA in the United States is similar to that required in the European Union, with the exception of, among other things, country-specific document requirements. The process for doing this depends, among other things, on the nature of the medicinal product.
The centralized procedure results in a single marketing authorization (“MAA”) granted by the European Commission that is valid across the EEA (i.e., the European Union as well as Iceland, Liechtenstein and Norway). The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated orphan medicines and (iv) advanced-therapy medicines, such as gene therapy, somatic cell therapy or tissue-engineered medicines. The centralized procedure may at the request of the applicant also be used in certain other cases. Therefore, the centralized procedure would be mandatory for the products we are developing.

The Committee for Advanced Therapies (“CAT”) is responsible in conjunction with the CHMP for the evaluation of ATMPs. The CAT is primarily responsible for the scientific evaluation of ATMPs and prepares a draft opinion on the quality, safety and efficacy of each ATMP for which a marketing authorization application is submitted. The CAT’s opinion is then taken into account by the CHMP when giving its final recommendation regarding the authorization of a product in view of the balance of benefits and risks identified. Although the CAT’s draft opinion is submitted to the CHMP for final approval, the CHMP may depart from the draft opinion, if it provides detailed scientific justification. The CHMP and CAT are also responsible for providing guidelines on ATMPs and have published numerous guidelines, including specific guidelines on gene therapies and cell therapies. These guidelines provide additional guidance on the factors that the EMA will consider in relation to the development and evaluation of ATMPs and include, among other things, the preclinical studies required to characterize ATMPs; the manufacturing and control information that should be submitted in a marketing authorization application; and post-approval measures required to monitor patients and evaluate the long-term efficacy and potential adverse reactions of ATMPs. Although these guidelines are not legally binding, we believe that our compliance with them is likely necessary to gain and maintain approval for any of our product candidates.
Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA by the EMA is 210 days. This excludes so-called clock stops, during which additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. At the end of the review period, the CHMP provides an opinion to the European Commission. If this is opinion favorable, the Commission may then adopt a decision to grant an MA. In exceptional cases, the CHMP might perform an accelerated review of an MAA in no more than 150 days (not including clock stops). This is usually when the product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation.
EU Data and Marketing Exclusivity
The European Union also provides opportunities for market exclusivity. Marketing authorization applications for generic medicinal products do not need to include the results of preclinical and clinical trials, but instead can refer to the data included in the marketing authorization of a reference product for which regulatory data exclusivity has expired. In the European Union, upon receiving marketing authorization, new chemical entities generally receive eight years of data exclusivity and an additional two years of market exclusivity. The two-year period may be extended to three years if during the first eight years a new therapeutic indication with significant clinical benefit over existing therapies is approved. If granted, data exclusivity prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application. During the additional two-year period of market exclusivity, a generic marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic product can be marketed until the expiration of the market exclusivity. However, there is no guarantee that a product will be considered by the EU regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity.
There is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product, for example, because of differences in raw materials or manufacturing processes. For such products, the results of appropriate preclinical or clinical trials must be provided, and guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product. There are no such guidelines for complex biological products, such as gene or cell therapy medicinal products, and so it is unlikely that biosimilars of those products will currently be approved in the European Union. However, guidance from the EMA states that they will be considered in the future in light of the scientific knowledge and regulatory experience gained at the time.
EU Orphan Medicinal Products
Products receiving orphan designation in the European Union can receive ten years of market exclusivity. During the ten-year market exclusivity period, the EMA cannot accept another application for a marketing authorization or grant a marketing authorization or accept an application to extend an existing marketing authorization, for the same therapeutic indication, in respect of a similar medicinal product. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

The criteria for designating an “orphan medicinal product” in the European Union are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the European Union when the application is made, or (b) the product, without the benefits derived from orphan status, would not generate sufficient return in the European Union to justify investment; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the European Union, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers. The application for orphan drug designation must be submitted before the MAA. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, an MAA may be granted to a similar product for the same indication at any time if:
•    the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;
•    the applicant consents to a second orphan medicinal product application; or
•    the applicant cannot supply enough orphan medicinal product.
EU Pediatric Investigation Plan
In the EMA, MAAs for new medicinal products not authorized have to include the results of trials conducted in the pediatric population, in compliance with a pediatric investigation plan (“PIP”) agreed with the EMA’s Pediatric Committee (“PDCO”). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which an MA is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when these data are not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Once the MA is obtained in all EU Member States and trial results are included in the product information, even when negative, the product is eligible for a six-months supplementary protection certificate extension.
EU Post-Approval Controls
The holder of an MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).
All new MAAs must include a risk management plan (“RMP”) describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the marketing authorization. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third parties requesting access, subject to limited redactions.
All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each EU Member State and can differ from one country to another.

EU Pricing and Reimbursement
Governments influence the price of medicinal products in the European Union through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other EU Member States allow companies to fix their own prices for medicines but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription medicines, has become intense. As a result, increasingly high barriers are being erected to the entry of new products.
Other Healthcare Laws
Although we currently do not have any products on the market, our current and future business operations may be subject to additional healthcare regulation and enforcement by the U.S. federal government and by authorities in the states and foreign jurisdictions in which we conduct our business. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security, price reporting and physician sunshine laws. Some of our pre-commercial activities are subject to some of these laws.
The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer or a party acting on its behalf, to knowingly and willfully solicit, receive, offer, or pay any remuneration, directly or indirectly, that is intended to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value, including cash, improper discounts, and free or reduced-price items and services. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated.
Additionally, the intent standard under the Anti-Kickback Statute was amended by the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
The federal false claims laws, including the civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed. Persons and entities can be held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing or coding information to customers or promoting a product off-label. In addition, certain of our future activities relating to the reporting of wholesaler or estimated retail prices for our products, the reporting of prices used to calculate Medicaid rebate information and other information affecting federal, state and third-party reimbursement for our products, and the sale and marketing of our products, are subject to scrutiny under this law.
The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, including the final omnibus rule published on January 25, 2013, mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. At present, it is unclear if we would be considered a business associate subject to HIPAA based on our business activities and service offerings upon the commercialization of a product. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, certain state and foreign laws, regulations, standards and regulatory guidance govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
The Affordable Care Act, through the enactment of the Physician Payments Sunshine Act, imposes, among other things, new annual reporting requirements for covered manufacturers for certain payments and other transfers of value provided to physicians, as defined by such law, and teaching hospitals, as well as certain ownership and investment interests held by physicians and their immediate family members.
Many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, state laws that require drug manufacturers to report information related to pricing, payments and other transfers of value to physicians and other healthcare providers or marketing expenditures as well as state and local laws that require the registration of pharmaceutical sales representatives. Additionally, to the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws.
Because we intend to commercialize products that could be reimbursed under a federal healthcare program and other governmental healthcare programs, we will continue to develop a comprehensive compliance program that establishes internal controls to facilitate adherence to the rules and program requirements to which we will or may become subject. Although the development and implementation of compliance programs designed to establish internal control and facilitate compliance can mitigate the risk of violating these laws, and the subsequent investigation, prosecution, and penalties assessed for violations of these laws, the risks cannot be entirely eliminated.
If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

Foreign Corrupt Practices Act
We are subject to the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). The FCPA prohibits U.S. companies and their representatives from processing, offering, or making payments of money or anything of value to foreign officials with the intent to obtain or retain business or seek a business advantage. In certain countries, the health care professionals we regularly interact with may meet the definition of a foreign government official for the purposes of the FCPA. Our international activities create the risk of unauthorized payments or offers of payments by our employees, consultants and agents, even though they may not always be subject to our control. We discourage these practices by our employees, consultants, and agents. However, our existing safeguards may prove to be less than effective, and our employees, consultants, and agents may engage in conduct for which we might be held responsible. Recently, there has been a substantial increase in anti-bribery law enforcement activity by U.S. regulators, with more frequent and aggressive investigations and enforcement activity by both the Department of Justice and the SEC. A determination that our operations or activities are not, or were not, in compliance with U.S. or foreign laws or regulations could result in the imposition of substantial fines, interruptions of business, loss of suppliers, vendor or other third-party relationships, termination of necessary licenses or permits, and legal or equitable sanctions. Other internal or governmental investigations or legal or regulatory proceedings, including lawsuits brought by private litigants, may also follow as a consequence.
Other Applicable Laws
We are subject to a variety of financial disclosure and securities trading regulations, both in the United States and in other jurisdictions in which we operate, as a public company in the U.S., including laws relating to the oversight activities of the SEC and the regulations of Nasdaq, on which our common shares are traded.
We are also subject to various other federal, state, and local laws and regulations, including those related to safe working conditions, and the storage, transportation, or discharge of items that may be considered hazardous substances, hazardous waste, or environmental contaminants.
In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.
We are also subject to or affected by federal, state and foreign privacy, security and data protection laws, regulations, standards and regulatory guidance that govern the collection, use, disclosure, retention, security and transfer of personal data. Our operations extend to countries around the world, and many of these jurisdictions have established privacy legal frameworks with which we, our customers or our vendors must comply.
Healthcare Reform
In the United States and foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could affect our future results of operations. There have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs.
In particular, the Affordable Care Act has had, and is expected to continue to have, a significant impact on the healthcare industry. The Affordable Care Act was designed to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, the Affordable Care Act revised the definition of “average manufacturer price” (“AMP”) for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices and imposed a significant annual fee on companies that manufacture or import certain branded prescription drug products.

There remain judicial and Congressional challenges to certain aspects of the Affordable Care Act, as well as efforts by the current administration to repeal or replace certain aspects of the Affordable Care Act. For example, since January 2017, the President has signed Executive Orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the Affordable Care Act. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Affordable Care Act. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the Affordable Care Act were signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the Affordable Care Act’s mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminates the health insurer tax. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole,” and increase from 50% to 70% the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in the Medicare Part D program. On December 14, 2018, a Texas U.S. District Court Judge ruled that the Affordable Care Act is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. Additionally, on December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the Affordable Care Act are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, and has allotted one hour for oral arguments, which are expected to occur in the fall. It is unclear how such litigation and other efforts to repeal and replace the Affordable Care Act will impact the Affordable Care Act and our business.
Further, there has been heightened government scrutiny over the manner in which manufacturers set prices for their marketed pharmaceutical products. Such scrutiny has resulted in several recent Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to pharmaceutical product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the current administration’s budget proposal for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the current administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, on May 11, 2018, the President of the United States laid out his administration’s “Blueprint to Lower Drug Prices and Reduce Out-of-Pocket Costs” to reduce the cost of prescription drugs while preserving innovation and cures. The Department of Health and Human Services has solicited feedback on some of these measures and has implemented others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019.
Although some of these and other measures may require additional authorization to become effective, Congress and the U.S. presidential administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
It is uncertain whether and how future legislation, whether domestic or foreign, could affect prospects for our product candidates or what actions foreign, federal, state, or private payors for health care treatment and services may take in response to any such health care reform proposals or legislation. Adoption of price controls and other cost-containment measures and adoption of more restrictive policies in jurisdictions with existing controls and measures reforms may prevent or limit our ability to generate revenue, attain profitability or commercialize our product candidates.

Moreover, the Drug Supply Chain Security Act imposes obligations on manufacturers of pharmaceutical products, among others, related to product tracking and tracing. Among the requirements of this legislation, manufacturers are required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. Further, under this legislation, manufacturers have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.
Coverage and Reimbursement
Sales of our products, if and when approved, will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government healthcare programs, private health insurers and managed care organizations. Third-party payors generally decide which drugs they will cover and establish certain reimbursement levels for such drugs. In particular, in the United States, private health insurers and other third-party payors often provide reimbursement for products and services based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided, and reimbursement is adequate to cover a significant portion of the cost of our products. Sales of our product candidates, and those of any future product candidate, will therefore depend substantially on the extent to which the costs of our product candidates, and those of any future product candidate, will be paid by third-party payors. Additionally, the market for our product candidates, and those of any future product candidate, will depend significantly on access to third-party payors’ formularies without prior authorization, step therapy, or other limitations such as approved lists of treatments for which third-party payors provide coverage and reimbursement. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As such, coverage and reimbursement for therapeutic products can differ significantly from payor to payor. One third-party payor’s decision to cover a particular medical product or service does not ensure that other payors will also provide coverage for the medical product or service or will provide coverage at an adequate reimbursement rate. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately and will likely be a time-consuming process.
Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs and challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs (including drug prices) has become a priority of federal and state governments. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution by generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products once approved as a benefit under their plans or, if they do, the level of reimbursement may not be sufficient to allow us to sell our products on a profitable basis. Decreases in third-party reimbursement for our products once approved or a decision by a third-party payor to not cover our products could reduce or eliminate utilization of our products and have an adverse effect on our sales, results of operations and financial condition. In addition, state and federal healthcare reform measures have been and will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures.
Employees
As of May 31, 2020, we had 38 full-time employees. Our and ASI’s employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

Available Information
Our website is www.axovant.com. Following the Domestication, our website will be www.siogtx.com. The contents of, or information accessible through, our website are not part of prospectus, and our website address is included in this document as an inactive textual reference only. We make our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports, available free of charge on our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements and other information. The address of the SEC’s website is www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors
Our Board of Directors (the “Board”) presently has s even members. Each director is elected to serve a one-year term, with all directors subject to annual election. Vacancies on the Board may be filled by the Board or by the shareholders in a general meeting. A director elected to fill a vacancy, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term.
Berndt Modig, Senthil Sundaram, Pavan Cheruvu, M.D., Atul Pande, M.D., Frank Torti, M.D. and Erik Venker, M.D., Pharm.D. are each current directors who were previously elected by our shareholders. Kristiina Vuori, M.D., Ph.D. was appointed to the Board in October 2020 to fill an existing vacancy.
The following table identifies our directors as of the date of this prospectus, as well as the position they hold at Axovant, any committee membership, and their ages as of May 31, 2020:

Name	Age	Director Since	Position	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Frank Torti, M.D.	41	2018	Chairperson		✓
Atul Pande, M.D.	65	2015	Lead Independent Director	✓	✓	✓*
Pavan Cheruvu, M.D.	38	2018	Principal Executive Officer and Director
Berndt Modig	61	2015	Director	✓	✓*
Senthil Sundaram	41	2019	Director	✓*		✓
Eric Venker, M.D., Pharm.D.	33	2020	Director
Kristiina Vuori, M.D., Ph.D.	52	2020	Director			✓
_____________
*    Chairperson.

Below is a brief biography of each director.
Frank Torti, M.D.
Dr. Torti has served as Chairperson of the Board since September 2018. Dr. Torti has served as the Vant Chair of Roivant Sciences, Inc., or RSI, which is a wholly owned subsidiary of our affiliate, RSL, since January 2020. In this capacity he is responsible for the biopharmaceutical companies in the Roivant family and serves as Chairperson of the boards of directors of those companies. He previously served as Vant Investment Chair of RSI, from August 2018 to December 2019. Prior to joining RSI, from August 2007 to August 2018, Dr. Torti served as a Partner of New Enterprise Associates, or NEA, specializing in investments in healthcare. Prior to joining NEA, Dr. Torti worked for the Duke University Center for Clinical & Genetic Economics from 2002 to 2005 in various capacities, where he was involved in clinical trials research and economic evaluations of multinational clinical trials. Dr. Torti presently serves as Chairperson of the boards of directors of Arbutus Biopharma Corp., Immunovant Inc., and several private biopharmaceutical companies. He has previously served on the boards of directors of numerous development and commercial stage public and private healthcare companies, including Annexon Biosciences, Inc., Eargo Inc., Galera Therapeutics, Inc., Myovant Sciences Ltd., NeoTract, Inc., Urovant Sciences Ltd, and others. Dr. Torti earned an M.D. from the University of North Carolina School of Medicine, an M.B.A. from Harvard Business School and a B.A. from the University of North Carolina. Our Board of Directors believes that Dr. Torti’s extensive experience in healthcare investing, as well as his operational experience and clinical trial background, qualifies him to serve on the Board.

Atul Pande, M.D.
Dr. Pande has served as a member of the Board since March 2015 and currently serves as our Lead Independent Director. Dr. Pande has served as Chief Medical Advisor of PureTech Health plc since February 2018, and previously served as its Chief Medical Officer since February 2017 and a Senior Advisor from July 2016 through February 2017. Dr. Pande has also served as President and Chief Executive Officer of Verity BioConsulting LLC, a drug development consulting firm since 2014. He previously served as Chief Medical Officer of Tal Medical, Inc., a clinical-stage medical device company, from December 2014 to December 2017. From 2007 to April 2014, Dr. Pande was Senior Vice President and Senior Advisor, Pharmaceutical R&D at GlaxoSmithKline plc, a pharmaceutical company. He has also held senior roles at Pfizer Inc., a multinational pharmaceutical company, Parke-Davis/Warner-Lambert, a subsidiary of Pfizer Inc. and Lilly Research Laboratories, a global pharmaceutical research organization and division of Eli Lilly & Co., where he was involved in the development of numerous central nervous system drugs. Dr. Pande is currently a director of Autifony Therapeutics Limited, a biotechnology company, Karuna Therapeutics, Inc., a biopharmaceutical company, Perception Neurosciences, a biopharmaceutical company, and Immunovant Inc., a biopharmaceutical company, and he previously served as a director of Heptares Therapeutics Ltd., a biotechnology company now a part of the Sosei Group. He also serves on the Scientific Advisory Boards of Cennerv Pharma PTE LTD and Centrexion Corporation. Dr. Pande is a fellow of several professional societies, including the American Psychiatric Association. He has published over 50 peer-reviewed scientific papers and numerous abstracts, book chapters and book reviews. Dr. Pande received his MBBS (Bachelor of Medicine, Bachelor of Surgery) and his M.D. from the University of Lucknow, India and completed his research fellowship training in psychiatry at the University of Michigan Medical School and his postgraduate specialty training and psychiatry residency program at Western University. We believe that Dr. Pande’s medical background and significant knowledge of the life sciences industry qualify him to serve on the Board.
Pavan Cheruvu, M.D.
Dr. Cheruvu has served as our Principal Executive Officer and the Chief Executive Officer of Axovant Sciences, Inc. since February 2018 and as a member of the Board since September 2018. Prior to joining Axovant, Dr. Cheruvu worked at RSI since October 2015, and was appointed to RSI’s executive leadership team in September 2017. Dr. Cheruvu completed his residency in internal medicine at Johns Hopkins Hospital and continued his training in a clinical fellowship in cardiovascular medicine at the University of California, San Francisco. Prior to his medical training, Dr. Cheruvu worked as a management consultant at McKinsey & Company, a consulting company, from June 2008 through June 2011, where he focused on biopharmaceutical strategy. Dr. Cheruvu received his B.S.E. in Biomedical Engineering, B.S.E. in Electrical Engineering, and A.B. in Chemistry from Duke University, his M.Sc. in Computer Science from Oxford University and his M.D. from Harvard Medical School. We believe that Dr. Cheruvu’s experience as a life sciences investor and experience in the biopharmaceutical industry qualify him to serve on the Board.
Berndt Modig
Mr. Modig has served as a member of the Board since March 2015. Since March 2016, Mr. Modig has served as Chief Executive Officer of Pharvaris B.V., a pre-clinical stage biotechnology company focusing on rare diseases. He served as Chief Financial Officer of Prosensa Holding N.V., a pharmaceutical company, from March 2010 until its acquisition by BioMarin Pharmaceutical Inc. in January 2015. From October 2003 to November 2008, Mr. Modig was Chief Financial Officer at Jerini AG, a pharmaceutical company, where he directed private financing rounds, its initial public offering in 2005, and its acquisition by Shire plc, a biopharmaceutical company acquired by Takeda Pharmaceutical Company, in 2008. Before that, Mr. Modig served as Chief Financial Officer at Surplex AG, a reseller of used industrial equipment, from 2001 to 2003, and as Finance Director Europe of U.S.-based Hayward Industrial Products Inc., a thermoplastic valve manufacturer, from 1999 to 2001. In previous positions, Mr. Modig was a partner in the Brussels-based private equity firm Agra Industria from 1994 to 1999 and a Senior Manager in the Financial Services Industry Group of Price Waterhouse LLP in New York from 1991 to 1994. Mr. Modig currently serves as a director and the chair of the audit committee of Kiadis Pharma N.V., a public biopharmaceutical company. He also serves as chair of the audit committee and as a director of Centogene N.V., a public biopharmaceutical company. He also previously served on (i) the board of directors of Auris Medical Holding Ltd., a pharmaceutical company, from April 2014 to March 2018, and (ii) the board of directors of Affimed N.V, a public biopharmaceutical company, from September 2014 to August 2020. Mr. Modig received his bachelor’s degree in business administration, economics and German from the University of Lund, Sweden and his M.B.A. from INSEAD, Fontainebleau, France and is a Certified Public Accountant (inactive). We believe that Mr. Modig’s extensive international experience in finance and operations, private equity, and mergers and acquisitions qualifies him to serve on the Board.

Senthil Sundaram
Mr. Sundaram has served as a member of the Board since June 2019. In July 2020, Mr. Sundaram became the Chief Executive Officer and director of Terns Pharmaceuticals, Inc., clinical-stage pharmaceutical company. Mr. Sundaram served as the Chief Financial Officer of Nightstar Therapeutics plc, a clinical-stage gene therapy company, from April 2017 to June 2019, when it was acquired by Biogen, Inc., a multinational biotechnology company. While at Nightstar, Mr. Sundaram led a number of private and public offerings, including its initial public offering, and a variety of business development efforts including the M&A process that resulted in the acquisition by Biogen. From February 2013 to April 2017, Mr. Sundaram served in a variety of positions at Intercept Pharmaceuticals, Inc., a biopharmaceutical company, including most recently as its Vice President and head of business development. Prior to joining Intercept, from 2000 to 2013, Mr. Sundaram worked in the healthcare investment banking groups at Lehman Brothers Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and Lazard Ltd. Mr. Sundaram earned a B.S. in Computer Engineering and a B.A. in Economics from Brown University. We believe that Mr. Sundaram’s extensive experience in leadership roles at biopharmaceutical companies qualifies him to serve on the Board.
Eric Venker, M.D., Pharm.D.
Dr. Venker has served as a member of the Board since February 2020. Dr. Venker has served as Chief Operating Officer of RSI since November 2018. From October 2017 to October 2018, Dr. Venker served as Chief of Staff to RSI’s Chief Executive Officer, and from 2014 to 2015 as an Analyst at RSI. From 2015 to 2017, Dr. Venker was a physician at New York Presbyterian Hospital/Columbia University Medical Center, where he trained in internal medicine, and also served as Chair of the Housestaff Quality Council leading operational initiatives to improve efficiencies. From 2011 to 2015, Dr. Venker was a Clinical Pharmacist at Yale-New Haven Hospital. Dr. Venker also serves on the boards of directors of Arbutus Biopharma Corporation and Immunovant, Inc., each a biopharmaceutical company Dr. Venker received his Pharm.D. from St. Louis College of Pharmacy and his M.D. from Yale School of Medicine. We believe that Dr. Venker’s medical background and experience in the biopharmaceutical industry qualify him to serve on the Board.
Kristiina Vuori, M.D., Ph.D.
Dr. Vuori, age 52, has served as a member of the Board since October 2020. Dr. Vuori has served as President of Sanford Burnham Prebys Medical Discovery Institute, or the Institute, since January 2010. The Institute is a non-profit research organization focused on biomedical research and drug discovery in the areas of cancer, neurodegeneration, diabetes, and infectious, inflammatory, and childhood diseases. In addition, Dr. Vuori has held the Pauline and Stanley Foster Presidential Chair since January 2010 and has served as Professor at the Institute since January 1995. From July 2014 to September 2017, Dr. Vuori served on the board of directors of WebMD Health Corp., an online publisher of health news and information, and since June 2019, has served on the board of directors of Bionano Genomics, Inc., a life sciences instrumentation company. Additionally, she serves or has served in the past five years on the boards of directors of the California Institute for Regenerative Medicine, the Sanford Consortium for Regenerative Medicine and the California Breast Cancer Research Council. Dr. Vuori earned her M.D. and Ph.D. from the University of Oulu, Finland. We believe that that Dr. Vuori’s experience as a physician-scientist in biomedical research and drug discovery and as an educator of research scientists, her experience managing a large non-profit research organization, and her various leadership roles in non-profit, for-profit and public boards qualify her to serve on the Board.
Executive Officers
The following table sets forth information concerning our executive officers and other senior management, including their ages, as of May 31, 2020:

Name	Age	Position(1)
Executive Officers
Pavan Cheruvu, M.D.	38	Principal Executive Officer, Chief Executive Officer of Axovant Sciences, Inc.
David Nassif	66	Principal Financial and Accounting Officer and General Counsel, Chief Financial Officer of Axovant Sciences, Inc.
Gavin Corcoran, M.D.	57	Chief R&D Officer of Axovant Sciences, Inc.
(1) Unless otherwise indicated, all executive officers are employees of Axovant Sciences, Inc., our wholly owned subsidiary.

Executive Officers
Pavan Cheruvu, M.D.
See “Directors, Executive Officer’s and Corporate Governance—Pavan Cheruvu, M.D.”
David Nassif
Mr. Nassif has served as our Principal Financial and Accounting Officer and Chief Financial Officer of Axovant Sciences, Inc. since July 2019 and as our General Counsel since July 2019. He served as Executive Vice President and Chief Financial Officer of SteadyMed, Ltd., a specialty pharmaceutical company, from March 2013 (first as a financial consultant and commencing March 2015 on a full-time basis) until June 2019. From May 2011 through September 2014, Mr. Nassif served as the President and Chief Financial Officer of Histogen, Inc., a regenerative medicine company. From May 2007 to February 2010, Mr. Nassif served as the Executive Vice President and Chief Financial Officer of Zogenix, Inc., a specialty pharmaceutical company. Mr. Nassif received a B.Sc. in Finance and Management Information Systems from the University of Virginia with honors and a J.D. from the University of Virginia School of Law.
Gavin Corcoran, M.D.
Dr. Corcoran has served as the Chief R&D Officer of Axovant Sciences, Inc. since July 2018. Prior to joining Axovant, he served as Chief Medical Officer of Allergan plc from March 2015 to June 2018 and of Actavis plc from July 2014 to March 2015. Dr. Corcoran served as Executive Vice President for Global Medicines Development at Forest Laboratories from December 2011 to June 2014, prior to the acquisition of Forest Laboratories, Inc. by Actavis in 2014. Earlier in his career, Dr. Corcoran also served as Head of Late Stage Clinical Development for Inflammation and Immunology at Celgene Corporation, Chief Scientific Officer and head of R&D at Stiefel Laboratories and he held various leadership roles in clinical development and regulatory affairs at Amgen Inc., Schering-Plough Corporation, and Bayer AG. He received his M.B.B.Ch. from the University of the Witwatersrand in South Africa and completed his clinical training in internal medicine and infectious diseases at the University of Texas Health Science Center at San Antonio.

Information Regarding the Board of Directors and Corporate Governance
Board Leadership Structure
Dr. Torti currently serves as Chairperson of the Board. The Board believes that Dr. Torti’s role as Chairperson helps ensure that management and the Board act with common purpose and benefit from the extensive executive leadership and operational experience of Dr. Torti. The Board believes that Dr. Torti is well-positioned to act as a bridge between management and the Board, facilitating the regular flow of information. In addition, the Board believes that, under current circumstances, the separation of the offices of Chairperson and Principal Executive Officer will enhance oversight of management and Board function, allowing Dr. Cheruvu the ability to focus on his primary responsibilities as Principal Executive Officer, enhancing shareholder value and expanding and strengthening our business.
Our corporate governance guidelines provide that the Board will select its Chairperson in the manner that it determines to be in the best interests of our shareholders. The same person may hold the positions of Principal Executive Officer and Chairperson, or the Board may separate these offices. If the Chairperson is an independent director, the Board may designate the Chairperson as the lead independent director. If the Chairperson is not an independent director, the Board may designate one of the independent directors as the lead independent director. Dr. Pande was designated by the Board as our lead independent director in September 2018. The lead independent director’s duties include among other things: establishing the agenda for meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over any portions of meetings of the Board evaluating the performance of the Board; and coordinating the activities of the other independent directors and perform such other duties the Board may establish or delegate.
At the present time, the Board believes that the current Board members, together with our management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee our business and affairs. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting us at any given time. Notwithstanding the foregoing, the independent directors of the Board regularly participate in executive sessions at which only independent directors are present.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. The Board believes its current leadership structure, including the appointment of a lead independent director and having a majority or equal number of independent directors on each committee and the Board itself, supports the risk oversight function of the Board.
In particular, the Board is responsible for reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions, assessing major risks facing us and considering ways to address those risks and overseeing the establishment and maintenance of processes and conditions to maintain our integrity. Our Board has received regular updates from the management team on the evolving COVID-19 situation and is involved in strategy decisions related to the impact of COVID-19 on our business. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee of the Board also monitors compliance with certain legal and regulatory requirements, including oversight of related-person transactions, complaint procedures, certain ethical compliance and regulatory and accounting initiatives, and is responsible for oversight of the performance of our internal audit function. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitor compliance with certain regulatory requirements. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

The oversight responsibility of the Board and its committees is informed by reports from our management team that are designed to provide visibility to Board about the identification and assessment of key risks and our risk mitigation strategies. At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit related risks. In addition, among other matters, management provides the Audit Committee and Nominating and Corporate Governance Committee of the Board periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors; Attendance at Annual Meeting of Shareholders
During our fiscal year ended March 31, 2020, the Board met 15 times; the Audit Committee met seven times; the Compensation Committee met six times; and the Nominating and Corporate Governance Committee met six times. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the last fiscal year for which he or she was a director or committee member.
As required under applicable Nasdaq listing rules, in our fiscal year ended March 31, 2020, our independent directors met in regularly scheduled executive sessions at which only independent directors were present. Dr. Pande and Mr. Modig typically presided over the executive sessions.
Our policy is that directors are invited to attend the Annual General Meetings of Shareholders. No members of the Board attended our 2019 Annual General Meeting of Shareholders.
Information Regarding Committees of the Board of Directors
The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Below is a description of each of these committees. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Copies of the written charters of such committees, are available on our website at http://investors.axovant.com/investors/corporate-governance. Information contained on or accessible through this website is not incorporated by reference nor otherwise included in this report, and any references to this website are intended to be inactive textual references only.
As previously disclosed, on February 24, 2020, we completed a public offering of our common shares and pre-funded warrants to purchase common shares, which resulted in Roivant Sciences Ltd. no longer controlling a majority of the voting power of our outstanding common shares. We refer to this public offering as the February Offering. As a result of the February Offering, we no longer qualify as a “controlled company” for purposes of certain exemptions from the corporate governance standards of Nasdaq, including director independence.
Pursuant to the phase-in periods stipulated by Nasdaq listing rules, we are required to have at least one independent director on each of our Compensation and Nominating and Corporate Governance Committees as of the date we ceased to qualify as a controlled company, a majority of independent directors on those committees by May 2020, or 90 days after the date we ceased to qualify as a controlled company, and fully independent Compensation and Nominating and Corporate Governance Committees by February 2021, or one year after the date we ceased to qualify as a controlled company.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Board reviews Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that each member of the Audit Committee satisfies the independence requirements under applicable Nasdaq listing rules and Rule 10A-3 of the Exchange Act.

The Audit Committee is composed of Mr. Modig, Dr. Pande and Mr. Sundaram. The Board has also determined that each of Mr. Modig and Mr. Sundaram qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations. The Board made a qualitative assessment of Mr. Modig’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at public reporting companies. In addition to our Audit Committee, Mr. Modig also serves on the audit committees of two other public companies, Kiadis Pharma N.V. and Affimed N.V. Likewise, the Board made a qualitative assessment of Mr. Sundaram’s level of knowledge and experience based on a number of factors, including his experience as a chief financial officer at a public reporting company and investment banker. The Board has determined that this simultaneous service of Mr. Modig does not impair his ability to effectively serve on our Audit Committee.
The principal duties and responsibilities of the Audit Committee include:
•    recommending and retaining an independent registered public accounting firm to serve as our independent auditors, for purposes of the Companies Act, overseeing our independent auditors’ work and determining our independent auditors’ compensation;
•    evaluating the performance of and assessing the qualifications of our independent auditors;
•    approving in advance all audit services and non-audit services to be provided to us by our independent auditors;
•    monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;
•    assessing and taking other appropriate action to oversee the independence of our independent auditors, including reviewing written disclosures from the independent auditors delineating all relationships between the auditors, or their affiliates, and us, or persons in financial oversight roles at Axovant, that may reasonably be thought to bear on independence (at least annually, consistent with the Public Company Accounting Oversight Board, or PCAOB, Rule 3526);
•    reviewing the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and recommending to the Board whether such financial statements should be so included;
•    reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditor’s review of our quarterly financial statements, including, as appropriate, a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the SEC;
•    reviewing and discussing with management and our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and management, including risks related to our accounting matters, financial reporting and legal and regulatory compliance; and reviewing and discussing with management, as appropriate, insurance programs;
•    conferring with management and our independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•    coordinating the Board’s oversight of the performance of our internal audit function;
•    reviewing and approving or rejecting transactions between us and any related persons; and
•    establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Compensation Committee
The Compensation Committee is composed of Mr. Modig, Dr. Pande, and Dr. Torti. The Board has determined that Mr. Modig and Dr. Pande are “independent,” as independence is currently defined in applicable Nasdaq listing rules. Dr. Torti, by virtue of his position as Vant Chair of RSI, is not independent under applicable SEC and Nasdaq listing rules. All members of the Compensation Committee other than Dr. Torti are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee of the Board acts on behalf of the Board to, among other things, oversee our compensation strategy, policies, plans and programs and to review and determine the compensation to be paid to our executive officers. In general, the Compensation Committee of the Board performs the same policy- and compensation-setting functions for our subsidiaries and their executive officers as it does for us, and references herein to our personnel, policies, plans and programs include those of our subsidiaries as well. The principal duties and responsibilities of the Compensation Committee include:
•    reviewing, modifying and approving our overall compensation strategy and policies, including: (1) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (2) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (3) establishing policies with respect to equity compensation arrangements; (4) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; (5) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate; (6) reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives; (7) considering and establishing share ownership guidelines for our executive officers and directors, if deemed appropriate; and (8) evaluating the efficacy of our compensation policy and strategy in achieving expected benefits to us and otherwise furthering our policies;
•    establishing and approving individual and corporate goals and objectives of our Principal Executive Officer and our other executive officers and senior management and evaluating performance of the Principal Executive Officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;
•    reviewing and approving the type and amount of compensation to be paid or awarded to Board members;
•    selecting and retaining compensation consultants, legal counsel and other advisers; and
•    adopting, amending, administering, and terminating our equity compensation plans, pension and profit-sharing plans, bonus plans, deferred compensation plans and similar programs.
Compensation Committee Processes and Procedures
The Compensation Committee meets at least once annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the Principal Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information, to provide advice or to otherwise participate in Compensation Committee meetings. The Principal Executive Officer may not participate in, or be present during, the voting or deliberations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Axovant.
In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants that any member of the Compensation Committee deems necessary or appropriate in the discharge of his or her responsibilities. If the Compensation Committee chooses to retain or obtain the advice of a compensation consultant, independent legal counsel, or other advisor, it has the direct responsibility for the appointment, compensation and oversight of the work of such party, and we will provide for appropriate funding, as determined by the Compensation Committee, for the payment to such party. In addition, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms, all at our expense. Under the charter, the Compensation Committee may select a compensation consultant, legal counsel or other advisor (other than in-house legal counsel and certain other types of advisors) only after taking into consideration all factors relevant to that party’s independence from management, including the six factors prescribed by the SEC and Nasdaq; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford, a national compensation consulting firm, to provide executive compensation advisory services based, in part, on its reputation and extensive experience in the industry. The Compensation Committee determined that Radford was independent from management and had no conflicts of interest in connection with the advisory services to be provided. Specifically, the Compensation Committee requested that Radford develop a comparative group of companies and perform analyses of competitive performance and compensation levels for that group. Radford has also conducted interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee approved the recommendations.
The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Principal Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Principal Executive Officer. The evaluation of the performance of the Principal Executive Officer is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director share ownership information, company share performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is composed of Dr. Pande , Mr. Sundaram and Dr. Vuori . The Board has determined that Dr. Pande , Mr. Sundaram and Dr. Vuori are “independent,” as independence is currently defined in applicable Nasdaq listing rules. The principal duties and responsibilities of the Nominating and Corporate Governance Committee include:
•    identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board;
•    reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the Board;
•    reviewing, discussing and assessing the performance of the Board, including Board committees, such assessment to include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of our company and its shareholders, specific areas in which the Board and/or management believe contributions could be improved, overall Board composition and makeup, including the reelection of current Board members, and the independence of directors;
•    overseeing the Board’s committee structure and operations, evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees, and recommending to the Board the membership of each such committee;
•    reviewing, discussing and assessing our corporate governance principles;
•    reviewing our policy statements to determine adherence to our Code of Business Ethics and Conduct; and
•    overseeing and reviewing the processes and procedures we use to provide accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of our company , demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our company , to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder.
Shareholder Communications with the Board of Directors
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may do so by sending written communications to the Board or such director at Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or, following the Domestication, at Sio Gene Therapies Inc., Attn: Corporate Secretary, at 11 Times Square, 33rd Floor, New York, New York 10036. The Corporate Secretary will forward each communication to the Legal Department of Axovant Gene Therapies Ltd., and the communication will be further forwarded to the Board or individual directors to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the communication will be discarded.
In addition to shareholder communications with directors, any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Axovant Gene Therapies Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or, following the Domestication, in care of Sio Gene Therapies Inc., Attn: Corporate Secretary, 11 Times Square, 33rd Floor, New York, New York 10036. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chairperson of the Audit, Compensation, or Nominating and Corporate Governance Committee.
Please note that the foregoing communication procedure does not apply to (i) shareholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Code of Business Ethics and Conduct
The Board has adopted a Code of Business Ethics and Conduct, or Code of Conduct, that applies to all of our directors, officers, employees, consultants and independent contractors. The Code of Conduct is available on our website at http://investors.axovant.com/investors/corporate-governance , or after the Domestication, at http://investors.siogtx.com/investors/corporate-governance . Information contained on or accessible through this website is not incorporated by reference nor otherwise included in this report, and any references to this website are intended to be inactive textual references only. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or otherwise as required by applicable law and Nasdaq listing requirements.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to establish the authority and practices to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices that the Board intends to follow with respect to a number of areas, including its composition and selection, role, meetings, committees, access to management and use of outside advisors, Principal Executive Officer evaluation and succession planning, and Board assessment and compensation. The Corporate Governance Guidelines may be viewed at http://investors.axovant.com/investors/corporate-governance , or after the Domestication, at http://investors.siogtx.com/investors/corporate-governance . Information contained on or accessible through this website is not incorporated by reference nor otherwise included in this report, and any references to this website are intended to be inactive textual references only.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth, for our fiscal years ended March 31, 2020 and 2019, compensation awarded or paid to, or earned by, our Principal Executive Officer and our two next most highly compensated executive officers as of March 31, 2020. These executive officers are referred to herein as our named executive officers.

Name and Principal Position	Fiscal Year	Salary	Stock Awards (1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Other		Total
Pavan Cheruvu, M.D.	2019	$500,000	$351,056	$1,784,077	$225,000	$8,616	(3)	$2,868,749
Principal Executive Officer	2018	500,000	—	—	255,000	12,539	(4)	767,539
David Nassif (5)	2019	300,000	234,032	970,828	175,000	81,350	(6)	1,761,210
Principal Financial and Accounting Officer and General Counsel
Gavin Corcoran, M.D. (7)	2019	425,000	248,663	628,885	146,094	8,616	(8)	1,457,258
Chief R&D Officer	2018	318,750	—	794,197	141,445	8,668	(9)	1,263,060
(1) Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option and stock award granted to the named executive officers during the indicated fiscal year, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included elsewhere in this prospectus for the year ended March 31, 2020. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In March 2020, RSL forfeited all of Dr. Cheruvu’s RSL restricted stock units (“RSL RSUs”) and granted him newly issued RSL equity instruments: RSL performance options and RSL capped value appreciation rights (“RSL CVARs”). The vesting of the RSL performance options and RSL CVARs is not deemed probable as of March 31, 2020. These two instruments will vest only to the extent certain RSL liquidity conditions and vesting requirements (a mix of time-based and market conditions) are achieved by a specified date in the future, and provided, for the time-based vesting requirements, that Dr. Cheruvu has provided continued service to RSL or an affiliate of RSL, such as Axovant. As a result, as of the grant date the RSL performance options and RSL CVARs performance criteria were deemed not probable of occurring, therefore no share-based compensation expense has been recorded related to these newly awarded RSL instruments and no value has been ascribed to such instruments in the table above. Assuming that the vesting conditions to the RSL performance options and RSL CVARs were met and the performance criteria was deemed probable, the value of such awards as of the grant date would have been $7.7 million.
(2) See “—Annual Cash Bonus.”
(3) Amount includes (a) $8,400 in 401(k) matching contributions; and (b) $216 of life insurance premiums paid on behalf, and for the benefit of, Dr. Cheruvu. Amount excludes $1,011,993 in share-based compensation expense allocated to Axovant from RSL for RSL equity instruments granted to Dr. Cheruvu.
(4) Amount includes (a) $8,313 in 401(k) matching contributions; (b) $332 of income tax gross-ups paid in respect to long-term disability benefits; (c) $3,635 of travel incentives; and (d) $259 of life insurance premiums paid on behalf, and for the benefit of, Dr. Cheruvu. Amount excludes $261,205 in share-based compensation expense allocated to Axovant from RSL for RSL equity instruments granted to Dr. Cheruvu.
(5) Mr. Nassif joined Axovant in July 2019.
(6) Amount includes (a) $78,206 for reimbursed temporary housing expenses, as a result of the Company requiring Mr. Nassif to reside in New York City for one year as a condition to his employment; (b) $3,000 in 401(k) matching contributions; and (c) $144 of life insurance premiums paid on behalf, and for the benefit of, Mr. Nassif.
(7) Dr. Corcoran joined Axovant in July 2018.
(8) Amount includes (a) $8,400 in 401(k) matching contributions; and (b) $216 of life insurance premiums paid on behalf, and for the benefit of, Dr. Corcoran.
(9) Amount includes (a) $8,500 in 401(k) matching contributions; (b) $163 of life insurance premiums paid on behalf, and for the benefit of, Dr. Corcoran; and (c) $5 of travel incentives.

Narrative to Summary Compensation Table
We review compensation annually for all employees, including our named executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to Axovant. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The Compensation Committee of the Board has historically determined compensation for our named executive officers. The Compensation Committee typically reviews and discusses management’s proposed compensation with the Principal Executive Officer for all named executive officers other than the Principal Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each named executive officer. The Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our named executive officers. For our fiscal years ended March 31, 2020 and 2019, the Compensation Committee retained Radford, a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program.
Annual Cash Bonus
We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. For the fiscal year ending March 31, 2021, the target cash bonus for Dr. Cheruvu is 60% of his base salary, subject to the achievement of overall company performance criteria, and the target cash bonus for each of Mr. Nassif and Mr. Corcoran is 50% of their respective base salaries, subject to the achievement of individual performance criteria to be determined by the Board or the Compensation Committee, as well as overall company performance criteria.
For the year ended March 31, 2019, bonuses were awarded based on our achievement of specified corporate goals, including creating value with our gene therapy pipeline and small molecule portfolio and finance goals, as well as individual goals for the named executive officer. Dr. Cheruvu’s bonus was weighted 100% based on the achievement of corporate goals. For each other executive officer, the bonuses were weighted 75% based on the achievement of the corporate goals and 25% based on the achievement of individual objectives established for each officer. In April 2019, the Compensation Committee awarded each executive officer a bonus for the year ended March 31, 2019, based on each executive officer’s achievement of corporate goals at the 85% level and individual goals at levels ranging from 100% to 125%, and prorated for partial years of employment, as applicable.
For the year ended March 31, 2020, bonuses were awarded based on our achievement of specified corporate goals, including creating value with our gene therapy pipeline and finance goals, as well as individual goals for the named executive officers. Dr. Cheruvu’s bonus was weighted 100% based on the achievement of corporate goals. For each other executive officer, the bonuses were weighted 75% based on the achievement of the corporate goals and 25% based on the achievement of individual objectives established for each officer. In March 2020, the Compensation Committee awarded each executive officer a bonus for the year ended March 31, 2020, based on each executive officer’s achievement of corporate goals at the 75% level and individual goals at levels ranging from 50% to 125%.

Outstanding Equity Awards as of March 31, 2020
    The following table shows certain information regarding outstanding equity awards held by our named executive officers as of March 31, 2020, as adjusted to reflect the 1-for-8 reverse share split effected in May 2019. All option awards were granted under our 2015 Equity Incentive Plan.

	Option Awards					Restricted Stock Units (RSUs)
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (2)(3)		Option Exercise Price	Option Expiration Date	Number of Vested Securities Underlying	Number of Unvested Securities Underlying (4)	Market Value of Outstanding RSUs (5)
Pavan Cheruvu, M.D.(6)	6,250	—		$127.92	11/15/2025	—	—	—
	6,250	—		193.92	4/27/2027	—	—	—
	121,262	121,261		14.48	2/12/2028	—	—	—
	—	199,500	(7)	8.48	4/15/2029	—	—	—
	—	199,500		8.48	4/15/2029	—	—	—
	—	—		—	—	22,591	22,590	$110,242

David Nassif	—	75,000	(8)	6.42	7/1/2029	—	—	—
	—	150,000		6.42	7/1/2029	—	—	—
	—	—		—	—	15,060	15,060	73,493

Gavin Corcoran, M.D.	—	25,000	(9)	19.68	7/16/2028	—	—	—
	11,721	19,529		19.68	7/16/2028	—	—	—
	—	25,000	(7)	8.48	4/15/2029	—	—	—
	—	95,875		8.48	4/15/2029	—	—	—
	—	—		—	—	16,002	16,001	78,087
(1) Because options granted to the named executive officers are exercisable immediately subject to a repurchase right in our favor which lapses as the option vests, this column reflects the number of options held by the named executive officers that were exercisable and vested as of March 31, 2020.
(2) Because options granted to the named executive officers are exercisable immediately subject to a repurchase right in our favor which lapses as the option vests, this column reflects the number of options held by the named executive officers that were exercisable and unvested as of March 31, 2020.
(3) Except as otherwise noted, each of these options vests as to 25% of the underlying common shares one year from the date of grant, with the remaining common shares vesting in 12 equal quarterly installments thereafter, provided the named executive officer has provided continuous service to us through each such date. All common shares underlying each of these options will become fully vested upon a change in control, as that term is defined in our 2015 Equity Incentive Plan.
(4) The scheduled vesting date for each of these unvested restricted shares is July 31, 2020, provided the named executive officer has provided continuous service to us through that date.
(5) The market value is equal to the product of $2.44, which is the closing price of our common stock on March 31, 2020, and the sum of the number of vested and unvested RSUs.
(6) Excludes all RSL equity instruments. RSL granted RSL awards, RSL vanilla options and RSL RSUs to Dr. Cheruvu while he was employed by RSL’s subsidiary, Roivant Sciences, Inc., prior to his commencement of employment as our Principal Executive Officer. In March 2020, RSL purchased a portion of Dr. Cheruvu’s RSL awards and RSL vanilla options, and all of Dr. Cheruvu’s RSL RSUs were forfeited, in exchange for $1.2 million in cash and two newly issued RSL equity instruments. The vesting of these two RSL equity instruments, RSL performance options and RSL CVARs, is not deemed probable as of March 31, 2020. These two instruments will vest only to the extent certain RSL liquidity conditions and vesting requirements (a mix of time-based and market conditions) are achieved by a specified date in the future, and provided, for the time-based vesting requirements, that Dr. Cheruvu has provided continued service to RSL or an affiliate of RSL, such as Axovant. The RSL vanilla options are subject to specified time-based vesting schedules and requirements, provided that Dr. Cheruvu has provided continuous service to RSL or an affiliate of RSL, such as Axovant, through such date. The RSL awards are fully vested as of March 31, 2020. The aggregate fair value of the RSL equity instruments held by Dr. Cheruvu was $3.0 million at March 31, 2020. Significant judgment and estimates were used to estimate the fair value of these RSL equity instruments, as they are not publicly traded.
(7) One-third of the option will vest at such time as the Company’s stock price is equal to or greater than $16.96 per share, one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $33.92 per share, and one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $50.88 per share, provided the named executive officer has provided continuous service to us through each such date.
(8) One-third of the option will vest at such time as the Company’s stock price is equal to or greater than $12.84 per share, one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $25.68 per share, and one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $38.52 per share, provided the named executive officer has provided continuous service to us through each such date.

(9) One-third of the option will vest at such time as the Company’s stock price is equal to or greater than $59.04 per share, one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $98.40 per share, and one-third of the option will vest at such time as the Company’s stock price is equal to or greater than $137.76 per share, provided the named executive officer has provided continuous service to us through each such date.
Employment, Severance and Change in Control Agreements
The employment agreement or offer letter for each of our named executive officers sets forth the initial terms and conditions of his employment. These agreements provide for at-will employment and set forth the officer’s annual base salary, performance bonus target opportunity, initial equity incentive grant, terms of severance and eligibility for employee benefits. Each of them provided services to us pursuant to one or more inter-company services agreements between Axovant Gene Therapies Ltd. and its wholly owned subsidiaries. For the purposes of this discussion, references to “we,” “us” and “our” will be deemed to refer to Axovant Gene Therapies Ltd. or Axovant Sciences, Inc., as the context requires.
Pavan Cheruvu, M.D., David Nassif and Gavin Corcoran, M.D.
Dr. Cheruvu has served as our Principal Executive Officer and Chief Executive Officer of Axovant Sciences, Inc. since February 2018. Mr. Nassif has served as our Principal Financial Officer and General Counsel, as well as Chief Financial Officer of Axovant Sciences, Inc., since July 2019. Dr. Corcoran has served as Chief R&D Officer of Axovant Sciences, Inc. since July 2018.
Under each of Dr. Cheruvu’s, Mr. Nassif’s and Dr. Corcoran’s employment agreements, such executive officer is eligible for the following severance and change in control benefits, conditioned upon delivering a release of claims in our favor:
•    If we terminate the officer’s employment without cause or the officer resigns for good reason, in either case, prior to a change in control or more than 12 months following a change in control, then we will pay to the officer a one-time cash payment equal to the sum of his annual base salary, the pro-rated amount of the his annual target bonus in respect of the fiscal year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the fiscal year ended prior to the termination of his employment. We will also reimburse the officer for continued medical coverage for one year if he timely elects such continued coverage.
•    If we terminate the officer’s employment without cause or the officer resigns for good reason, in either case, upon or on or before the twelve-month anniversary of a change in control, but not before a change in control, then we will pay to Mr. Nassif or Dr. Corcoran a one-time cash payment equal to 1.5 times, and to Dr. Cheruvu a one-time cash payment equal to two times, the sum of his annual base salary, the pro-rated amount of the his annual target bonus in respect of the fiscal year in which the termination of employment occurs, and any unpaid annual bonus amount with respect to the fiscal year ended prior to the termination of his employment. We will also reimburse the officer for continued medical coverage for 18 months if he timely elects such continued coverage.
•    If the officer is subjected to excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code, he will either have his payments cut back so that the excise tax does not apply, or he will receive the full payments and benefits and be subject to the excise tax, whichever puts him in a better after-tax position.
The definitions of “cause,” “good reason” and “change in control” are set forth in the individual employment agreements.
Further, under the terms of our 2015 Equity Incentive Plan, if Dr. Cheruvu, Mr. Nassif or Dr. Corcoran are employed by us immediately prior to a change in control, then all remaining common shares underlying the officer’s outstanding options will vest.
We consider the severance and change in control benefits described above to be critical to attracting and retaining high caliber executives. We believe that appropriately structured severance and change in control benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each named executive officer to focus on continuing normal business operations and, in the event of a change in control, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our shareholders will impact his own financial security.

2015 Equity Incentive Plan
In March 2015, our board of directors and our sole shareholder adopted our 2015 Equity Incentive Plan, or the 2015 Plan. In May 2015, our board of directors amended the 2015 Plan and our sole shareholder ratified such amendments. The description of the 2015 Plan set forth below, reflects the 2015 Plan, as amended. Our 2015 Plan provides for the grant of incentive options within the meaning of Section 422 of the Internal Revenue Code, or the Code, to our employees and our subsidiary corporations’ employees, and for the grant of nonstatutory options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. The 2015 Plan also provides for the grant of performance cash awards to our employees, consultants and directors.
Shares issued under the 2015 Plan may be authorized but unissued or reacquired common shares. Shares subject to stock awards granted under the 2015 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2015 Plan. Additionally, shares issued pursuant to stock awards under the 2015 Plan that we repurchase or that are forfeited, as well as shares reacquired by us as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2015 Plan.
Our board of directors, or a duly authorized committee thereof, will have the authority to administer the 2015 Plan. Our board of directors will delegate its authority to administer the 2015 Plan to our compensation committee under the terms of the compensation committee’s charter. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of our common shares to be subject to such stock awards. Subject to the terms of the 2015 Plan, the administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a common share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the 2015 Plan.
The administrator has the power to modify outstanding awards under our 2015 Plan. Subject to the terms of the 2015 Plan, the administrator has the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
The administrator may provide, in an individual award agreement or in any other written agreement between us and the participant, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.
Our board has the authority to amend, suspend, or terminate the 2015 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No incentive options may be granted after the tenth anniversary of the date our board of directors adopted the 2015 Plan.
Director Compensation
Non-Employee Director Compensation Policy
Non-employee directors are compensated for service on the Board and its committees through a combination of cash retainers and equity grants. We also reimburse directors for expenses incurred in serving as a director. Directors who are also employed by us are not separately compensated for their service on the Board. Additionally, Dr. Venker does not receive a cash retainer or equity grants.
For our fiscal year ended March 31, 2020, each non-employee director (other than Mr. Oren and Dr. Venker) was paid the following annual amounts quarterly in arrears:
•    Board retainer of $40,000
•    Audit committee retainer of $9,000 ($20,000 for the Chairperson)
•    Compensation Committee retainer of $6,000 ($12,000 for the Chairperson)

•    Nominating and Corporate Governance Committee retainer of $5,000 ($8,000 for the Chairperson)
The chairman of the Board receives an annual retainer of $30,000, and the lead independent director receives an annual retainer of $20,000. For the fiscal year ending March 31, 2021, we anticipate that each new non-employee director will receive an initial option grant to purchase 18,750 common shares. In addition, on an annual basis, typically in April, each continuing non-employee director will receive an additional option grant. Option grants have an exercise price equal to the closing price of our common stock on Nasdaq on the grant date. Initial grants vest in three equal annual installments, and annual grants vest in full on the first anniversary of the grant date, in each case subject to the non-employee director’s continuous service through the vesting date. Option grants to non-employee directors expire on the ten-year anniversary of the grant date. In April 2019, the Compensation Committee adopted a policy that all directors serving as of an annual grant date shall be eligible for equity awards regardless of the date of their appointment to the Board.

Director Compensation for Fiscal Year Ended March 31, 2020
The following table shows, for our fiscal year ended March 31, 2020, certain information with respect to the compensation of our non-employee directors:

Name	Fee Earned or Paid in Cash	Option Awards(1)		Total
Current Directors
Frank Torti, M.D.	$76,000	$173,603	(2)	$249,603
Atul Pande, M.D.	83,000	173,603	(2)	256,603
Berndt Modig	58,871	173,603	(2)	232,474
Ilan Oren (3)	—	—		—
Senthil Sundaram (4)	37,420	76,969		114,389
Eric Venker, M.D., Pharm.D. (5)	—	—		—

Former Directors
George Bickerstaff	90,739	173,603	(6)	264,342
Roger Jeffs	21,452	173,603	(7)	195,055
Myrtle Potter	39,713	173,603	(6)	213,316

(1) Amounts reported in this column do not reflect the amounts actually received by the director. Instead, these amounts reflect the aggregate grant date fair value of each stock option and the incremental fair value related to the accelerated vesting of stock options granted to certain directors during the fiscal year, as computed in accordance with FASB ASC 718.
(2) In April 2019, each of Dr. Torti, Dr. Pande, and Mr. Modig was granted an option to purchase 31,875 common shares with an exercise price of $8.48 per share. The shares subject to the options will vest on the first anniversary of the date of the grant.
(3) Mr. Oren, since his re-appointment to the Board in June 2018, has declined to receive any cash or equity compensation for his service as a director. Ilan Oren was not nominated to stand for re-election at our annual meeting of shareholders for 2020. Effective September 24, 2020, the date of such meeting, Mr. Oren is no longer a member of our Board.
(4) Mr. Sundaram was appointed to our Board in June 2019. In June 2019, he was granted an option to purchase 18,750 common shares with an exercise price of $6.19 per share. The shares subject to the options will vest in three equal installments on the annual anniversary of the date of appointment.
(5) Dr. Venker was appointed to our Board in February 2019 and has declined to receive any cash or equity compensation for his service as a director.
(6) In April 2019, each of Mr. Bickerstaff and Ms. Potter was granted an option to purchase 31,875 common shares with an exercise price of $8.48 per share. The shares subject to the options vested upon Mr. Bickerstaff’s and Ms. Potter’s resignations in February 2020, which are exercisable through August 17, 2021.
(7) In April 2019, Mr. Jeffs was granted an option to purchase 31,875 common shares with an exercise price of $8.48 per share. No shares subject to this option vested and this option terminated in accordance with its terms following Mr. Jeffs’ resignation in August 2019.

The following table provides information regarding the aggregate number of stock options held by each of our non-employee directors as of March 31, 2020, as adjusted to reflect a 1-for-8 reverse share split effected in May 2019:

Name	Outstanding Stock Options (1)
Current Directors
Frank Torti, M.D.	50,625
Atul Pande, M.D.	59,875
Berndt Modig	51,385
Senthil Sundaram	18,750

(1) All of these options allow for early exercise, subject to our repurchase option with respect to any unvested common shares. In addition, all common shares underlying options held by our directors will become fully vested upon a change in control, as that term is defined in our 2015 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related-Person Transactions Policy and Procedures
We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of Axovant Gene Therapies Ltd., including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:
•    the risks, costs and benefits to us;
•    the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•    the terms of the transaction;
•    the availability of other sources for comparable services or products; and
•    the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Axovant and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.
Related-Person Transactions
The following is a description of transactions since April 1, 2018, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest. The share and per share amounts set forth in this section have been adjusted for our 1-for-8 reverse share split effected in May 2019.
RSL Financings
In July 2018, we issued and sold 1,785,714 common shares at a purchase price of $14.00 per common share to RSL, which was the closing price per share of our common shares as reported on Nasdaq on June 5, 2018, the date of the securities purchase agreement.
In December 2018, we issued and sold 4,145,115 common shares in a follow-on public offering, including 395,115 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares and 1,250,000 shares issued and sold to RSL, at an offering price of $8.00 per common share.
In March 2019, we issued and sold 3,333,333 common shares in a follow-on public offering at an offering price of $12.00 per common share, including 833,333 shares issued and sold to RSL.

In February 2020, we issued and sold 16,631,336 common shares and pre-funded warrants to purchase up to 3,301,998 common shares in a follow-on public offering, including 2,600,000 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares, at an offering price of $3.75 per common share and $3.74999 per pre-funded warrant, including 5,333,333 shares issued and sold to RSL.
Family Relationships
Shankar Ramaswamy, M.D., the former Chief Business Officer of Axovant Sciences, Inc. and former employee of Roivant Sciences, Inc., is the brother of Vivek Ramaswamy, the Chief Executive Officer of Roivant Sciences, Inc., former Chairman of our Board of Directors and former Chief Executive Officer of Axovant Sciences, Inc. During the fiscal year ended March 31, 2019, Shankar Ramaswamy earned total cash compensation, consisting of salary and bonus, of $442,500. During the fiscal year ended March 31, 2020, Shankar Ramaswamy earned total cash compensation, consisting of salary, of $130,769 and was granted stock options with an aggregate grant date fair value, as computed in accordance with FASB ASC 718, of $373,954. Shankar Ramaswamy, M.D. was no longer employed by Axovant Sciences, Inc. as of September 2019.
Information Sharing and Cooperation Agreement
In June 2018, we entered into an amended and restated information sharing and cooperation agreement with RSL (the Cooperation Agreement”), which became effective concurrently with the closing of the private placement to RSL in July 2018. The Cooperation Agreement, among other things:
•    obligates us to deliver to RSL periodic financial statements and other information upon reasonable request and to comply with other specified financial reporting requirements;
•    requires us to supply certain material information to RSL to assist it in preparing any future SEC filings; and
•    requires us to implement and observe certain policies and procedures related to applicable laws and regulations.
We have agreed to indemnify RSL and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with RSL’s status as a shareholder under the Cooperation Agreement and the operations of or services provided by RSL or its affiliates or their respective officers, employees or directors to us or any of our subsidiaries, subject to certain limitations set forth in the Cooperation Agreement.
Subject to specified exceptions, the Cooperation Agreement will terminate at such time as RSL is no longer required (a) under Generally Accepted Accounting Principles in the United States, or U.S. GAAP, to consolidate our results of operations and financial position, (b) under U.S. GAAP to account for its investment in us under the equity method of accounting, or (c) otherwise to include our separate financial statements in its filings with the SEC pursuant to any SEC rule. In addition, the Cooperation Agreement may be terminated upon mutual written consent of the parties or upon written notice from RSL to us in the event of our bankruptcy, liquidation, dissolution or winding-up.
Affiliate Services Agreements
We and our wholly owned subsidiaries, Axovant Sciences Inc. (“ASI”) and Axovant Sciences GmbH (“ASG”), have entered into a services agreement with Roivant Sciences Inc. (“RSI”), a wholly owned subsidiary of RSL, and ASG has entered into a services agreement with Roivant Sciences GmbH (“RSG”), a wholly owned subsidiary of RSL, pursuant to which RSI provides us, and RSG provides ASG, with services in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to our development, administrative and financial functions. Under the terms of both services agreements, we are obligated to pay or reimburse RSI and RSG for the costs they, or third parties acting on their behalf, incur in providing services to us or ASG, including administrative and support services as well as research and development services. In addition, we are obligated to pay to RSI and RSG at a predetermined mark-up on any general and administrative and research and development services incurred directly by RSI and RSG. For the years ended March 31, 2020 and 2019, we incurred expenses of $0.1 million and $5.1 million, respectively, under the services agreements, inclusive of the mark-up, which includes a portion of the expenses incurred by RSI and RSL on behalf of us that have been treated as capital contributions. We have recorded these charges as research and development expense and general and administrative expense in our consolidated statements of operations. Going forward, the costs allocated to us under our services agreements with RSI and RSG are expected to continue to be insignificant.

Indemnification Agreements
We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours. The contractual rights to indemnification and expense advancement are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.
Independence of the Board of Directors
As a result of the February Offering, we are a no longer a “controlled company” within the meaning of applicable listing rules of Nasdaq and, as a result, are no longer exempt from Nasdaq corporate governance requirements that a majority of the Board be “independent,” and that our Compensation Committee and our Nominating and Corporate Governance Committee consist solely of independent directors. The Board has undertaken a review of the independence of its directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and Axovant, our senior management and our independent auditors, the Board has affirmatively determined that the following three individuals are independent directors within the meaning of the applicable SEC and Nasdaq listing rules: Mr. Modig, Dr. Pande, Mr. Sundaram and Dr. Vuori. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The Board has determined that Dr. Cheruvu, by virtue of his position as our principal executive officer and Dr. Torti and Dr. Venker, by virtue of their positions with RSI, are not independent under applicable SEC and Nasdaq listing rules.
Nasdaq corporate governance requirements now applicable to us include:
•    that a majority of our board of directors consists of independent directors by February 2021;
•    that our nominating and corporate governance and compensation committees consist of a majority of independent directors by May 2020 and entirely of independent directors by February 2021; and
•    that director nominees are selected, or recommended for the board of directors’ selection, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate or a nominations committee comprised solely of independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information regarding the ownership of our common shares as of May 31, 2020, by:
•    all those known by us to be beneficial owners of more than five percent of our common shares;
•    each of the executive officers named in the Summary Compensation Table;
•    each of our directors; and
•    all of our executive officers and directors of as a group.
This table is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. We have deemed common shares subject to options that are currently exercisable or exercisable within 60 days of May 31, 2020, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Applicable percentages are based on 40,234,146 shares outstanding on May 31, 2020, adjusted as required by rules promulgated by the SEC. Except as set forth below, the principal business address of each such person or entity is c/o Axovant Gene Therapies Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom. All figures reflect a 1-for-8 reverse share split effected in May 2019.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Shareholder:
Roivant Sciences Ltd. (1)	18,577,380	46.17%
Consonance Capital Management LP (2)	4,060,022	9.99
Entities affiliated with Sphera Global Healthcare Management Ltd.(3)	2,931,017	7.28
Named Executive Officers and Directors:
Pavan Cheruvu. M.D. (4)	853,214	2.08
David Nassif (5)	328,110	*
Gavin Corcoran, M.D. (6)	256,827	*
Atul Pande, M.D. (7)	90,745	*
Berndt Modig (8)	78,624	*
Frank Torti, M.D. (9)	68,125	*
Senthil Sundaram (10)	36,250	*
Ilan Oren (11)	—	—
Eric Venker, M.D., Pharm.D.	—	—
Kristiina Vuori, M.D., Ph.D.	—	—
All executive officers and directors as a group (9 persons)	1,711,895	4.09%
_____________
* Represents beneficial ownership of less than one percent
(1) As reported on a Schedule 13D/A filed by RSL on February 28, 2020, RSL directly owns and has sole voting power over 18,577,380 common shares. Sakshi Chhabra, Andrew Lo, Patrick Machado, Keith Manchester, M.D., Ilan Oren, Masayo Tada and Vivek Ramaswamy are the members of the board of directors of RSL and may be deemed to have shared voting, investment and dispositive power with respect to the shares held by this entity. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. The principal business address of RSL is c/o Roivant Sciences Ltd., Suite 1, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.

(2) As reported on a Schedule 13F-HR filed by Consonance Capital Management LP on May 15, 2020, Consonance Capital Management LP directly owns and has sole voting power over 3,653,303 common shares. Consonance Capital Management LP also owns pre-funded warrants to purchase up to 3,301,998 common shares with an exercise price of $0.00001 per share which are immediately exercisable, except that the warrants cannot be exercised in an amount that would cause Consonance Capital Management LP to exceed beneficial ownership of 9.99% of our common shares, subject to certain exceptions. Therefore, based on common shares outstanding as of May 31, 2020, 406,719 of the pre-funded warrants outstanding that can currently be exercised are included in, and the remaining 2,895,279 pre-funded warrants outstanding that cannot currently be exercised are excluded from, the number of common shares beneficially owned in the table above such that the number of shares beneficially owned by Consonance Capital Management LP does not exceed 9.99% of our common shares. The address of Consonance Capital Management LP is 1370 Avenue of the Americas Suite 3301 New York NY 10019.
(3) As reported on a Schedule 13G/A filed by Sphera Funds Management Ltd. on February 25, 2020. Sphera Funds Management Ltd. (“Sphera Funds”) holds 2,157,998 common shares and Sphera Biotech Master Fund, L.P. (“Sphera Biotech”) holds 773,019 common shares. Sphera Global Healthcare Management Ltd. has investment management authority over all common shares held by Sphera Funds and Sphera Biotech. Sphera Global Healthcare GP Ltd. is the general partner of Sphera Global Healthcare Management Ltd. Sphera Funds Management Ltd. and Moshe Arkin jointly control Sphera Global Healthcare GP Ltd. and disclaim beneficial ownership with respect to such common shares. The address of the Sphera entities is 21 Ha’arba’ah St. Tel Aviv 64739 Israel.
(4) Represents (i) 7,500 common shares; (ii) 22,591 vested restricted stock units and (iii) 823,123 common shares issuable pursuant to immediately exercisable options, including 611,859 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(5) Represents (i) 9,150 common shares; (ii) 15,060 vested restricted stock units and (iii) 303,900 common shares issuable pursuant to immediately exercisable options, including 266,400 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(6) Represents (i) 16,002 vested restricted stock units and (ii) 240,825 common shares issuable pursuant to immediately exercisable options, including 195,234 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(7) Represents (i) 13,370 common shares and (ii) 77,375 common shares issuable pursuant to immediately exercisable options, including 17,500 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(8) Represents (i) 9,739 common shares and (ii) 68,885 common shares issuable pursuant to immediately exercisable options, including 17,500 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(9) Represents 68,125 common shares issuable pursuant to immediately exercisable options, including 30,000 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(10) Represents 36,250 common shares issuable pursuant to immediately exercisable options, including 30,000 shares issuable following exercise of such options that remain unvested within 60 days after May 31, 2020.
(11) Ilan Oren was not nominated to stand for re-election at our annual meeting of shareholders for 2020. Effective September 24, 2020, the date of such meeting, Mr. Oren is no longer a member of our Board.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of Axovant. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year ended March 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except as follows. Roivant Sciences Ltd. acquired an additional 5,333,333 of our common shares in an underwritten public offering we conducted that closed on February 24, 2020. Due to an administrative error, Roivant Sciences Ltd. reported this transaction on a Form 4 filed with the SEC on February 27, 2020.
Equity Compensation Plan Information
The following table shows information regarding our equity compensation plan as of March 31, 2020:

Plan Category	Number of common shares to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,256,598	$14.39	1,503,243	(1)
Equity compensation plans not approved by shareholders	—	—	—
Total	2,256,598	$14.39	1,503,243
(1) Pursuant to the terms of our 2015 Equity Incentive Plan, an additional 1,581,051 shares were added to the number of available shares effective April 1, 2020.

DESCRIPTION OF CAPITAL STOCK
The following description of the Sio Gene Therapies capital stock reflects our capital stock as it will exist upon completion of the Domestication, as governed by our new certificate of incorporation and bylaws and by Delaware law. This description is a summary. We urge you to read the forms of the new certificate of incorporation and bylaws of Sio Gene Therapies in their entirety, which are attached as Appendix A and Appendix B to this prospectus.
General
We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 49659. We were incorporated on October 31, 2014 under the name Roivant Neurosciences Ltd. We changed our name to Axovant Sciences Ltd. in March 2015 and to Axovant Gene Therapies Ltd. in March 2019. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
Authorized Share Capital
Until the effective date of the Domestication (the "Effective Time"), Axovant will not have any Delaware capital stock and will not exist as a Delaware entity. Upon the Effective Time, Sio Gene Therapies’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
As of June 30, 2020, Axovant had 40,973,380 common shares outstanding. Upon effectiveness of the Domestication, each common share of Axovant will automatically convert by operation of law into one share of common stock of Sio Gene Therapies.
As of June 30, 2020, Axovant had reserved 5,589,437 of its 1,000,000,000 authorized common shares for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans, and upon effectiveness of the Domestication, Sio Gene Therapies will reserve a similar number of its 1,000,000,000 authorized shares of common stock for such issuances.
Sio Gene Therapies’s common stock will carry the following rights:
•Voting. Each holder of Sio Gene Therapies common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of Sio Gene Therapies. Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters.
•Dividends and distributions. The holders of Sio Gene Therapies common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by its board of directors, from legally available funds.
•Liquidation, dissolution or winding up. In the event of the liquidation, dissolution or winding-up of Sio Gene Therapies, holders of its common stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of its preferred stock (if any).
•Restrictions on transfer. Neither the new Sio Gene Therapies certificate of incorporation nor Sio Gene Therapies’s bylaws contain any restrictions on the transfer of its common stock. However, in the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.
•Redemption, conversion or preemptive rights. Holders of Sio Gene Therapies common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for Sio Gene Therapies securities.
•Other provisions. There will be no redemption provisions or sinking fund provisions applicable to the common stock of Sio Gene Therapies.

In addition, among other things, the new Sio Gene Therapies certificate of incorporation and bylaws will:
•provide that the authorized number of directors may be changed only by resolution of our board of directors;
•provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders or by written consent or electronic transmission;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
•provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our principal executive officer, by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, any two directors or any director and the secretary; and
•not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
The amendment of any of these provisions in the new Sio Gene Therapies certificate of incorporation would require approval by the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The amendment of any of these provisions in the new Sio Gene Therapies bylaws would require approval by either (i) the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, or (ii) the majority of our directors then in office.
The rights, preferences, and privileges of the holders of the Sio Gene Therapies common stock will be subject to, and may be negatively impacted by, the rights of the holders of any series of preferred stock of Sio Gene Therapies.
Outstanding Warrants
As of June 30, 2020, we had outstanding pre-funded warrants to purchase 3,301,998 common shares.  Upon the completion of the Domestication, the common shares underlying each warrant will automatically convert into an equal number of shares of common stock, and the warrants will remain exercisable on the same basis as before the Domestication.
The pre-funded warrants will not expire until they are fully exercised. The pre-funded warrants are exercisable at any time until they are fully exercised. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional common shares will be issued in connection with the exercise of a pre-funded warrant. The exercise price of our shares of common stock purchasable upon the exercise of the pre-funded warrants is $0.00001 per share. The exercise price of the pre-funded warrants and the number of shares of common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares, as well as upon any distribution of assets, including cash, shares or other property, to our shareholders. The exercise price of the pre-funded warrants will not be adjusted below the par value of our shares of common stock. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

We may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of common shares beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of common shares outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may decrease such percentage upon at least 61 days' prior written notice from the holder to us.
Upon the consummation of a fundamental transaction (as described in the pre-funded warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, without regard to any limitations on exercised contained in the pre-funded warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each pre-funded warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.
Preferred Stock
Under the the new Sio Gene Therapies certificate of incorporation and bylaws, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock will be outstanding immediately following the Domestication. We have no present plans to issue any shares of preferred stock.
Delaware Anti-Takeover Laws and the New Sio Gene Therapies Certificate of Incorporation and Bylaws
The new Sio Gene Therapies certificate of incorporation and bylaws will contain provisions that may prevent or discourage a third party from acquiring Sio Gene Therapies, even if the acquisition would be beneficial to its stockholders. Upon effectiveness of the Domestication, the board of directors of Sio Gene Therapies also will have the authority to fix the rights, powers and preferences of shares of the preferred stock of Sio Gene Therapies and to issue such shares without a stockholder vote.
Upon effectiveness of the Domestication, Sio Gene Therapies will also be subject to Section 203 of the DGCL. Section 203 prohibits Sio Gene Therapies from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or Sio Gene Therapies.
Board of Directors
Similar to our current bye-laws, the bylaws of Sio Gene Therapies provide that the board of directors shall consist of not less than two directors or such number in excess thereof as the stockholders may from time to time determine and that the board of directors may from time to time determine a maximum number of directors. Upon effectiveness of the Domestication, Sio Gene Therapies’s board of directors will have six members.
Additionally, similar to our current bye-laws, the bylaws of Sio Gene Therapies provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination(s) has been received by the Secretary of the Company, generally, not less than 45 nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. Under both the bye-laws of Axovant and the bylaws of Sio Gene Therapies, directors are elected by a plurality of votes cast. After the Domestication, our existing Corporate Governance Policy will continue to apply.
Choice of Forum
The new Sio Gene Therapies certificate of incorporation and bylaws each provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. These exclusive-forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.  Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the new Sio Gene Therapies certificate of incorporation and bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies
The rights of our current shareholders are governed by the laws of Bermuda and our existing memorandum of continuance and bye-laws. Upon effectiveness of the Domestication, we will be incorporated in Delaware and will no longer be incorporated in Bermuda or generally subject to the Companies Act. As a result, the rights of stockholders of Sio Gene Therapies will be governed by Delaware law as well as the new Sio Gene Therapies certificate of incorporation and bylaws.
Some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. The following description summarizes the main differences between the rights our shareholders currently possess under Bermuda law and the Axovant memorandum of continuance and bye-laws, as compared with the rights our shareholders will possess under Delaware law and the new Sio Gene Therapies certificate of incorporation and bylaws as in effect upon effectiveness of the Domestication.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.
The new Sio Gene Therapies certificate of incorporation will not provide for any higher voting requirement with regard to these matters. The new Sio Gene Therapies bylaws will not contain the provisions regarding “business combinations” and “interested stockholders”. However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication. See “Description of Capital Stock—Delaware Anti-Takeover Laws and the New Sio Gene Therapies Certificate of Incorporation and Bylaws.” Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a general meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Axovant bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding voting shares.
The Axovant bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Axovant bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

interested shareholder must be approved by our board of directors and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder.

An "interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Note that each share of an amalgamating or merging companies carries the right to vote in respect of an amalgamation or merger whether or not is otherwise carries the right to vote.

Acquisitions

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock.
Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority shareholders of a company in the following ways:
•By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Shareholders’ suits

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Class actions and derivative actions generally are available to stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
The new Sio Gene Therapies certificate of incorporation eliminates the liability of directors of Sio Gene Therapies to the stockholders of Sio Gene Therapies under certain circumstances. See “—Indemnification of directors and executive management and limitation of liability” below.

Class actions and derivative actions in Bermuda are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
The Axovant bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Dissenters’ right of appraisal

With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation. A stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.	A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

Indemnification of directors and executive management and limitation of liability

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:
•any breach of a director’s duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or
•any transaction from which the director derived an improper personal benefit.
The new Sio Gene Therapies certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of Sio Gene Therapies shall not be liable to Sio Gene Therapies or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of Axovant in Bermuda or the domestication of Axovant in Delaware or otherwise).
A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
The Axovant bye-laws contain provisions that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Axovant bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:
•by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;
•by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;
•by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or
•by the stockholders.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.
The new Sio Gene Therapies bylaws also provide that Sio Gene Therapies shall indemnify its directors, employees and agents (and any other persons to which applicable law permits the Corporation to provide indemnification) to the fullest extent possible except as prohibited by Delaware law and provides for advancement of expenses as described above. Sio Gene Therapies will remain obligated on any indemnification obligations with respect to directors and officers of Axovant arising prior to the Domestication.

Directors

The number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation. Directors need not be stockholders unless so required by the certificate of incorporation or bylaws.
The new Sio Gene Therapies certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized directors.
The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company's bye-laws.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components:
•the duty of care; and
•the duty of loyalty.
The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.
Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.
The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.
In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Interested Directors

Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.	Bermuda law provides that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words. Subject to the rules of Nasdaq and applicable U.S. securities laws, the Axovant bye-laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting.

Shareholder action by written consent

The new Sio Gene Therapies certificate of incorporation provides that any actions which shareholders may take at a general meeting of shareholders may be taken by the shareholders through the unanimous written consent of the shareholders who would be entitled to vote on the matter at the general meeting.	The Companies Act provides that shareholders may take action by written consent, expect in respect of the removal of an auditor from office before the expiry of his term or in respect of a resolution passed for the purpose of removing a director before the expiration of his term of office. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company.

Shareholder proposals

A stockholder of a Delaware corporation has the right to put any proposal before the annual meeting of stockholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but stockholders may be precluded from calling special meetings.
Consistent with Delaware law, the new Sio Gene Therapies bylaws provide that notice of stockholder nomination for director and other proposals must be given in writing to the secretary of Sio Gene Therapies during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive office of Sio Gene Therapies not less than 90 days and nor more than 120 days prior to the anniversary of the date on which the Company held the preceding year’s annual meeting. Notices must include information about the nominee or other proposal, share ownership, any material interest of the proposing stockholder in the proposal and other matters.

Shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.
Pursuant to the Axovant bye-laws, any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board of directors must give notice of the intention to propose the person for election in accordance with the Axovant bye-laws.

Special Meeting of Shareholders

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders. Stockholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or bylaws.
The new Sio Gene Therapies bylaws permit the board of directors to call a special meeting of stockholders and require the directors of Sio Gene Therapies to, upon a request of stockholders holding not less than one tenth of the voting power of the shares of capital stock of Sio Gene Therapies issued and entitled with to vote at such a meeting, proceed to convene a special meeting of stockholders. The request must state the purposes of the meeting and must be signed by the requesting stockholders and delivered to the registered office of the Company.
Under Delaware law and the new Sio Gene Therapies bylaws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Under Delaware law, an affidavit of a competent employee of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under the Axovant bye-laws, a special general meeting of shareholders may be called upon the request of our Chairman, our Chief Executive Officer or our board of directors. In addition, upon receiving a requisition from holders of common shares representing at least ten percent (10%) of the total voting power of our common shares, the board will convene a special general meeting.
Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting and the Axovant bye-laws provide that not less than 21 days’ notice nor more than 60 days’ advance notice be provided. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

Voting Rights and Quorum Requirements

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for stockholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.
The Sio Gene Therapies bylaws will generally provide that all matters to be voted on by stockholders, must be approved by a majority of votes cast at a meeting, provided that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes cast at a meeting and that the holders of a majority in voting power of the shares issued and entitled to vote at a meeting, present in person or represented by proxy at the commencement of the meeting, shall constitute a quorum for the transaction of all business except as otherwise required by the DGCL. When a quorum is present to organize a meeting, it is not broken by a subsequent withdrawal of any stockholders.

Under Bermuda law, the voting rights of our shareholders are regulated by the Axovant bye-laws and, in certain circumstances, the Companies Act. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.
Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Axovant bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. The specific voting rights of our common shares are set forth in detail under “—Common Shares—Voting Rights.”

Removal of directors

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Any or all of the directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
The new Sio Gene Therapies certificate of incorporation, however, provides that a director or the entire board of directors may only be removed from office by the stockholders with cause.
Under the Axovant bye-laws, a director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Director vacancies

Under the new Sio Gene Therapies certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and newly created directorships resulting from an increase in the number of directors will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the directors, or by a sole remaining director, and not by the stockholders. If the holders of any class or series of stock are entitled to elect one or more directors, vacancies and newly created directorships of such class or series will be filled by a majority of the directors elected by such class or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders.	Vacancies and new directorships may be filled by a majority vote of shareholders in general meeting or a majority of the directors.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
A Bermuda company may be wound up by the Bermuda court on application presented by the company itself, its creditors (including contingent or prospective creditors) or its contributories. The Bermuda court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Bermuda court, just and equitable to do so.
A Bermuda company limited by shares may be wound up voluntarily when the shareholders so resolve in general meeting. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. In the case of a voluntary winding up, the company shall, from the commencement of the winding up, cease to carry on its business, except so far as may be required for the beneficial winding up thereof.

Variation of rights of shares

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.
The new Sio Gene Therapies certificate of incorporation provides that, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the preferred stock, without a separate vote of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock. Further, pursuant to the new Sio Gene Therapies certificate of incorporation, the holders of common stock, as such, shall not be entitled to vote on any amendment of the new certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to the new certificate of incorporation or pursuant to the DGCL as then in effect.
Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preferred stock ranking prior to common stock will not be deemed to vary the rights attached to common stock.
Under the Axovant bye-laws, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing issued shares of the relevant class is present. The Axovant bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Amendment of Certificate of Incorporation/Memorandum of Association

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the stockholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Minister, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Amendment of Bylaws/Bye-laws

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.
The new Sio Gene Therapies certificate of incorporation empowers the board of directors to amend, repeal, or adopt bylaws without stockholder approval by approval of a majority of the authorized number of directors. The stockholders shall also have the power to amend, repeal or adopt the Sio Gene Therapies bylaws, provided that the new Sio Gene Therapies certificate of incorporation will require the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote to amend the bylaws.

The Axovant bye-laws provide that they may only be amended upon a resolution approved by a majority of the board and a resolution approved by a majority of the shareholders of the company. In addition, no amendment to the Axovant bye-laws may be made which would materially, adversely and disproportionately affect the rights, obligations, powers or preferences of any class of common shares without similarly affecting the rights, obligations, powers or preferences of all other classes of common shares without the majority vote of the shares constituting such class so affected.

Inspection of Books and Records

Stockholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association/continuance, including its objects and powers, and certain alterations to the memorandum of association/continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Payment of dividends

The board of directors may approve a dividend without stockholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:
•out of its surplus, or
•in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.
Under Bermuda law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Axovant bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Creation and issuance of new shares

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	The authorized share capital of a Bermuda company is determined by the company’s shareholders.
Listing
Our common shares are currently listed on Nasdaq under the symbol “AXGT.” We expect the shares of common stock of Sio Gene Therapies to trade on Nasdaq under the symbol “SIOX” after the Domestication.
Transfer Agent and Registrar
The Transfer Agent for our common shares is American Stock Transfer & Trust Company. Upon effectiveness of the Domestication, the Transfer Agent for the common stock of Sio Gene Therapies will be American Stock Transfer & Trust Company.
Governing Documents
To change our jurisdiction of incorporation, we must file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware and a notice of discontinuance and a copy of the certified copy of the certificate of corporate domestication issued by the Secretary of State of the State of Delaware with the Bermuda Registrar of Companies. We will also adopt a new set of bylaws governed by Delaware law. The new certificate of incorporation and bylaws will replace our current memorandum of continuance and bye-laws as our governing documents upon effectiveness of the Domestication. Nevertheless, there are some differences between our new governing documents and Delaware law, on one hand, and our current governing documents and Bermuda law, on the other hand, that may affect the rights of shareholders. See “—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies.”
Termination
We may terminate or abandon the Domestication at any time before it becomes effective. In that event, we would continue to be a Bermuda exempted company and our current governing documents would remain in effect.
Effective Time
The Domestication will become effective when all of the following three steps have been taken: (i) we file a notice of discontinuance with the Bermuda Registrar of Companies in accordance with Section 132H of the Companies Act, (ii) we file the new Sio Gene Therapies certificate of incorporation and the certificate of corporate domestication of Axovant with the Secretary of State of the State of Delaware, (iii) we file a copy of the certified copy of the certificate of corporate domestication of Axovant issued by the Secretary of State of the State of Delaware with the Bermuda Registrar of Companies and (iv) we receive a certificate of discontinuance from the Bermuda Registrar of Companies which we expect will provide that the effective date of the discontinuance of Axovant under Bermuda law is the date that Sio Gene Therapies’s domestication in Delaware is effective pursuant to Delaware law. We expect such domestication in Delaware to be effective on or about November 12 , 2020.
Expenses of the Domestication
We will pay the expenses of the Domestication incurred by us and any related transactions regardless of whether the Domestication is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION

This section describes the material U.S. federal income tax consequences of the Domestication to holders of our common shares (hereinafter “Shares”) and/or our warrants. It applies to you only if you hold our Shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances, nor does it address tax consequences applicable to holders subject to special rules, including:
•a dealer in securities;
•a financial institution or financial services entity;
•a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;
•a tax-exempt organization or government organization;
•a life insurance company, real estate investment trust or regulated investment company;
•a controlled foreign corporation or passive foreign investment company;
•a person liable for alternative minimum tax;
•a U.S. expatriate or former long-term resident of the United States;
•a person that actually or constructively owns 10% or more of our Shares, by vote or value, or is treated as actually or constructively owning 10% or more of our Shares, by vote or value through ownership of warrants (except as specifically provided below);
•a partnership (or other pass-through entity or arrangement treated as a pass-through entity) for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity;
•a person that received Shares or warrants as compensation for services;
•accrual method taxpayers subject to Section 451(b) of the Code;
•a person that holds our Shares or warrants as part of a straddle or a hedging or conversion transaction, or
•a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.
This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings by the IRS and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws or the Medicare tax on net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication and as a result there can be no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.
You are a U.S. holder if you are a beneficial owner of our Shares or our warrants and you are, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the U.S.,
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),
•an estate whose income is subject to U.S. federal income tax regardless of its source, or

•a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of our Shares or warrants that is, not a “U.S. holder” or a partnership (including any entity or arrangement treated as a pass-through) for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a pass-through) for U.S. federal income tax purposes holds our Shares and/or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements treated as a pass-through) for U.S. federal income tax purposes holding our Shares and/or warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning our Shares and/or warrants.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR SHARES AND/OR WARRANTS AND THE SHARES AND/OR WARRANTS OF SIO GENE THERAPIES IN YOUR PARTICULAR CIRCUMSTANCES.
Treatment of Warrants
Although it is not entirely free from doubt, because the warrants are pre-funded warrants, we believe a warrant should be treated as a common share for U.S. federal income tax purposes and a holder of warrants should generally be taxed in the same manner as a holder of common shares, as described below (and such warrants should be taken into account in determining the percentage ownership of a holder for purposes of the discussion below). However, our characterization is not binding on the IRS, and the IRS may treat our warrants as warrants to acquire our common shares. If so, the tax consequences of the Domestication and the ownership and disposition of Sio Gene Therapies warrants may differ from the treatment described below. Accordingly, each holder of warrants should consult his, her or its own tax advisor regarding the potential consequences of the Domestication. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and all references to Shares include Axovant warrants and all references to Delaware Stock (as defined below) include Sio Gene Therapies warrants.
U.S. Holders
Effects of the Domestication
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Axovant will change its jurisdiction of incorporation from Bermuda to Delaware. We intend to take the position that the Domestication will qualify as an F Reorganization; however, Cooley LLP has not provided an opinion to the effect that the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Moreover, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such holder
Assuming the Domestication qualifies as an F Reorganization, U.S. holders generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “Effects of Section 367 to U.S. Holders” and “Passive Foreign Investment Company Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Axovant (i) transferred all of its assets and liabilities to Sio Gene Therapies in exchange for all of the outstanding common stock of Sio Gene Therapies (hereinafter “Delaware Stock”); (ii) then distributed the Delaware Stock to the shareholders of Axovant; and (iii) the shareholders of Axovant exchanged their Shares for the Delaware Stock. The taxable year of Axovant will be deemed to end on the date of the Domestication. The remainder of this discussion assumes that the Domestication constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Basis and Holding Period. A U.S. holder’s adjusted basis in the Delaware Stock received in the Domestication will be equal to the U.S. holder’s adjusted basis in its Shares, as the case may be, surrendered in exchange therefore, increased by the amount included in income of such U.S. holder (if any) as a result of Section 367 of the Code (as discussed below). The U.S. holder’s holding period in the Delaware Stock, respectively, received in the Domestication will include the period of time during which such holder held its Shares.
Effects of Section 367 to U.S. Holders
U.S. Holders Whose Shares Have a Fair Market Value of Less Than $50,000. A U.S. holder whose Shares have a fair market value of less than $50,000 on the day of the Domestication will not recognize any gain or loss and is not required to include any part of the “all earnings and profits amount” (as defined below) in income and no election (as described below) is required.
U.S. Holders Holding Shares Which Have 10% or More of the Voting Power of Axovant or 10% or More of the Total Value of Axovant. A U.S. holder who on the day of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of (i) the total combined voting power of all classes of our shares entitled to vote on the day of the Domestication or (ii) the total value of all classes of shares (a “U.S. Shareholder”) is required to include in income as a dividend the “all earnings and profits amount” attributable to the Shares it owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. holder’s “all earnings and profits amount” with respect to its Shares is the net positive earnings and profits of Axovant (as determined under Treasury Regulations under Section 367) attributable to the Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
We, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication. We cannot, however, guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. A U.S. holder’s ownership of warrants will be considered in determining whether such U.S. holder owns 10% or more of the total combined voting power or value of all classes of our shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% of the total value of all classes of shares for U.S. federal tax purposes. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.
All Other U.S. Holders of Shares. A U.S. holder whose Shares have a fair market value of $50,000 or more but is not a U.S. Shareholder must generally recognize gain (but not loss) with respect to the Delaware Stock received in the Domestication or, alternatively, may elect to recognize the “all earnings and profits” amount (if any) attributable to such holder as described below. Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Delaware Stock received in the Domestication in an amount equal to the excess of the fair market value of the Delaware Stock received at the time of the Domestication over the holder’s adjusted tax basis in the Shares that are converted into Delaware Stock. Any such gain should be capital gain if the holder held the Shares as capital assets and should be long-term capital gain if the holder held the Shares for longer than one year.
As an alternative to recognizing gain, a U.S. holder may elect to include in income the “all earnings and profits amount” attributable to its Shares under Section 367(b). The income so included pursuant to this election (if any) generally would be treated as dividend income. We, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication, and therefore, the amount of the inclusion may potentially be zero. We cannot, however, guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. If our cumulative earnings and profits will not be greater than zero through the day of the Domestication, the making of an election to include the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to our Shares in the Domestication. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

There are, however, strict conditions for making this election. The election must comply with the requirements of Treasury Regulation Sections 1.367(b)-1(c) and 1.367(b)-3(c)(3) and must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange, (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from us establishing and substantiating the U.S. holder’s “all earnings and profits” amount with respect to the U.S. holder’s Shares, and (B) a representation that the U.S. holder has notified Axovant Gene Therapies Ltd. (or its successor in interest) that the U.S. holder is making the election, and (vi) certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the regulations thereunder. Additionally, the notice/election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice to us of the election no later than the date it is filed. In connection with the election, we intend to provide all U.S. holders eligible to make such an election with information regarding Axovant’s earnings and profits upon request.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS NOTICE/ELECTION.
Passive Foreign Investment Company Considerations
In addition to the discussion under the heading “Effects of Section 367 to U.S. Holders,” above, the Domestication could be a taxable event to a U.S. holder if we are characterized as a passive foreign investment company (“PFIC”) in our current taxable year ending on the date of the Domestication, or in a prior taxable year in which a U.S. holder owned Shares.
Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Additionally, a look-through rule generally applies with respect to 25% or more owned subsidiaries.
Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. With respect to the taxable year that ended on March 31, 2020, and prior taxable years, we believe that we were not a PFIC and presently do not anticipate that we will be a PFIC for the current taxable year ending on the date of the Domestication based upon the expected value of our assets, including any goodwill, and the expected nature and composition of our income and assets. However, our status as a PFIC is a fact-intensive determination made on an annual basis, and we cannot provide any assurances regarding our PFIC status for the current or prior taxable years. There can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. In the event we are or were treated as a PFIC for any taxable year the tax consequences discussed herein may be different.
All U.S. holders are strongly urged to consult their own tax advisors regarding the tax consequences of the Domestication, including how the application of the PFIC rules (including if we were treated as a PFIC) may alter the tax consequences to them. Our U.S. counsel expresses no opinion with respect to our PFIC status for our current or prior taxable years. We will determine whether we were a PFIC or not for our taxable year ending on the date of the Domestication and make such determination available to U.S. holders.
Non-U.S. Holders
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. tax consequences to non-U.S. holders of our Shares.

Consequences to Non-U.S. Holders Owning and Disposing of the Stock of Sio Gene Therapies After the Domestication
Distributions. Generally, any cash or other property distributions paid to a non-U.S. holder on the Delaware Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in Delaware Stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of Delaware Stock and will be treated as described under the section titled “Gain on Disposition of Stock” below.
Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of Delaware Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
If a non-U.S. holder holds Delaware Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Delaware Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.
However, any such effectively connected dividends paid on Delaware Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.
Gain on Disposition of Stock. Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of the Delaware Stock unless:
•the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S., and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States,
•the non-U.S. holder is an individual, the non-U.S. holder holds the Delaware Stock as a capital asset, the non-U.S. holder is present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or
•Sio Gene Therapies becomes a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for the Delaware Stock, and the Delaware Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

We do not anticipate becoming a USRPHC after the Domestication. However, the determination of whether a corporation is a USRPHC is primarily factual and there can be no assurance that such facts will not change or that the IRS or a court will agree with our determination. If we are a USRPHC and either our Delaware Stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding Delaware Stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our Delaware Stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of Delaware Stock will also generally be subject to withholding at a rate of 15%. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
Information Reporting Requirements and Backup Withholding
Annual reports are required to be filed with the IRS and provided to each holder indicating the amount of dividends on our Delaware Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Delaware Stock. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of our Delaware Stock, but under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.

SECURITIES ACT RESTRICTIONS ON RESALE OF SIO GENE THERAPIES
COMMON STOCK

Upon effectiveness of the Domestication, the outstanding common stock of Sio Gene Therapies will have been registered under the Securities Act of 1933 (the “Securities Act”), and owners of the stock who are not affiliates of the Company may freely resell their stock under the Securities Act. Owners who are affiliates, however, will not be permitted to resell their stock unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available. In general, Rule 144 will permit an affiliate to resell shares of stock received upon completion of the Domestication only if certain requirements are met. Among other things, the affiliate may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on Nasdaq during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, the Company must have filed all periodic reports it was required to file under the Securities Exchange Act of 1934, as amended, within the year preceding the resale and (depending on the amount being resold), the affiliate must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of the Company is any person who controls, is controlled by or is under common control with the Company.
ACCOUNTING TREATMENT OF THE DOMESTICATION

No material accounting effect or change in the net carrying amounts of the consolidated assets and liabilities of Axovant is expected as a result of the Domestication. The consolidated business, capitalization, assets, liabilities and financial statements of Sio Gene Therapies immediately following the Domestication are expected to be the same as those of Axovant immediately prior to thereto.
LEGAL MATTERS

The validity of the common stock of Sio Gene Therapies into which the outstanding common shares of Axovant will be converted by operation of law in the Domestication has been passed upon for Sio Gene Therapies by Cooley LLP.
EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at March 31, 2020 and 2019, and fo r each of the two years in the period ended March 31, 2020, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2(B) to the consolidated financial statements) . We've included our financial statements in th e prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS
Axovant Gene Therapies Ltd.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Axovant Gene Therapies Ltd.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Axovant Gene Therapies Ltd. (the Company) as of March 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2020, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(B) to the financial statements, the Company has an accumulated deficit, has incurred recurring losses and used significant cash flows in operations, expects continuing future losses and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2(B). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2016.

Iselin, New Jersey
June 9, 2020

AXOVANT GENE THERAPIES LTD.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2020	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$80,752	$106,999
Prepaid expenses and other current assets	2,971	5,859
Income tax receivable	1,707	1,726
Total current assets	85,430	114,584
Long-term investment	5,871	5,871
Other non-current assets	46	973
Operating lease right-of-use assets	1,532	—
Property and equipment, net	801	1,278
Total assets	$93,680	$122,706
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,412	$1,698
Accrued expenses	11,319	20,619
Current portion of operating lease liabilities	889	—
Current portion of long-term debt	15,423	21,182
Total current liabilities	32,043	43,499
Operating lease liabilities, net of current portion	79	—
Long-term debt	—	22,994
Total liabilities	32,122	66,493
Commitments and contingencies (Note 12)
Shareholders’ equity:
Common shares, par value $0.00001 per share, 1,000,000,000 shares authorized, 39,526,299 and 22,779,891 issued and outstanding at March 31, 2020 and March 31, 2019, respectively	—	—
Accumulated other comprehensive (loss) income	(55)	911
Additional paid-in capital	820,257	741,318
Accumulated deficit	(758,644)	686,016
Total shareholders’ equity	61,558	56,213
Total liabilities and shareholders’ equity	$93,680	$122,706

The accompanying notes are an integral part of these consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Years Ended March 31,
	2020	2019
Operating expenses:
Research and development expenses(1)
(includes $2,772 and $4,758 of share-based compensation expense for the years ended March 31, 2020 and 2019, respectively)	$47,110	$87,552
General and administrative expenses(2)
(includes $5,123 and $11,671 of share-based compensation expense for the years ended March 31, 2020 and 2019, respectively)	22,061	39,466
Total operating expenses	69,171	127,018
Interest expense	4,377	7,530
Other income	(1,358)	(5,616)
Loss before income tax expense	(72,190)	(128,932)
Income tax expense	438	133
Net loss	$(72,628)	$(129,065)
Net loss per common share — basic and diluted	$(2.93)	$(8.02)
Weighted average common shares outstanding — basic and diluted	24,812,536	16,100,686
 (1) Includes total costs (benefit) allocated from certain wholly owned subsidiaries of the Company's affiliate, Roivant Sciences Ltd., of $0 and $(450) for the years ended March 31, 2020 and 2019, respectively.
 (2) Includes total costs allocated from certain wholly owned subsidiaries of the Company's affiliate, Roivant Sciences Ltd., of $147 and $2,898 for the years ended March 31, 2020 and 2019, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Years Ended March 31,
	2020	2019
Net loss	$(72,628)	$(129,065)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(966)	785
Total other comprehensive (loss) income	(966)	785
Comprehensive loss	$(73,594)	$(128,280)

The accompanying notes are an integral part of these consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Consolidated Statements of Shareholders’ Equity
(in thousands, except share and per share amounts)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Shares	Amount
Balance at March 31, 2018	13,473,512	$—	$628,111	$556,951	$126	$71,286
Issuance of shares upon exercise of stock options	39,130	—	335	—	—	335
Shares issued for private placement offering	1,785,714	—	25,000	—	—	25,000
Shares sold in public offerings, net of underwriting discounts and commissions and offering expenses of $3.7 million	7,478,448	—	69,488	—	—	69,488
Shares sold under share sales agreement	3,087	—	61	—	—	61
Share-based compensation expense	—	—	19,067	—	—	19,067
Capital contribution — share-based compensation expense	—	—	(2,638)	—	—	(2,638)
Non-cash capital contribution received from Roivant Sciences, Inc.	—	—	1,894	—	—	1,894
Foreign currency translation adjustment	—	—	—	—	785	785
Net loss	—		—	(129,065)	—	(129,065)
Balance at March 31, 2019	22,779,891	$—	$741,318	$(686,016)	911	$56,213
Issuance of shares upon exercise of stock options	11,778	—	86	—	—	86
Shares issued for restricted stock units	103,294	—	—	—	—	—
Shares and pre-funded warrants sold in public offering, net of underwriting discounts and commissions and offering expenses of $3.9 million	16,631,336	—	70,810	—	—	70,810
Share-based compensation expense	—	—	7,895	—	—	7,895
Non-cash capital contribution received from Roivant Sciences, Inc.	—	—	148	—	—	148
Foreign currency translation adjustment	—	—	—	—	(966)	(966)
Net loss	—	—	—	(72,628)	—	(72,628)
Balance at March 31, 2020	39,526,299	$—	$820,257	$(758,644)	$55	$61,558

The accompanying notes are an integral part of these consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(72,628)	$(129,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on disposal of fixed assets	19	148
Unrealized foreign currency translation adjustment	(966)	785
Amortization of operating lease right-of-use assets	1,617	—
Share-based compensation expense	7,895	16,429
Depreciation and non-cash amortization	1,477	2,450
Non-cash gain on long-term investment	—	(5,871)
Change in operating lease liabilities	(1,582)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	2,917	(3,685)
Other non-current assets	340	(973)
Income tax receivable	19	25
Accounts payable	2,710	(2,251)
Due to/from Roivant Sciences Ltd. and certain of its wholly owned subsidiaries	(25)	(956)
Accrued expenses	(9,266)	(11,243)
Net cash used in operating activities	(67,473)	(134,207)
Cash flows from investing activities:
Purchases of property and equipment	(255)	(202)
Net cash used in investing activities	(255)	(202)
Cash flows from financing activities:
Capital contribution received from Roivant Sciences, Inc.	148	1,894
Payments on long-term debt	(29,563)	(9,707)
Cash proceeds from stock option exercises	86	335
Cash proceeds from issuance of common shares and pre-funded warrants, net of issuance costs	70,810	94,549
Net cash provided by financing activities	41,481	87,071
Net change in cash and cash equivalents	(26,247)	(47,338)
Cash and cash equivalents—beginning of year	106,999	154,337
Cash and cash equivalents—end of year	$80,752	$106,999
Non-cash operating activities:
Operating lease right-of-use assets recognized upon and since the adoption of ASC 842, Leases, on April 1, 2019	$3,103	$—
Operating lease liabilities recognized upon and since the adoption of ASC 842, Leases, on April 1, 2019	2,517	—
Amounts reclassified from other non-current assets to operating lease right-of-use assets upon the adoption of ASC 842, Leases, on April 1, 2019	586	—
Supplemental disclosure of cash paid:
Income taxes	$562	$71
Interest	$4,012	$6,376
The accompanying notes are an integral part of these consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Notes to Consolidated Financial Statements

Note 1—Description of Business
Axovant Gene Therapies Ltd. (“AGT”), together with its wholly owned subsidiaries (the “Company”), is a clinical-stage company focused on gene therapy for neurological diseases. The Company is developing a pipeline of innovative product candidates for the treatment of these debilitating diseases, including Parkinson’s disease, GM1 gangliosidosis, and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). The Company is dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need.
AGT is an exempted limited company incorporated under the laws of Bermuda, which was originally formed under the name Roivant Neurosciences Ltd. in October 2014 and changed its name to Axovant Sciences Ltd. in March 2015 and to AGT in March 2019. AGT has seven wholly owned subsidiaries:
•    Axovant Holdings Limited (“AHL”);
•    Axovant Sciences, Inc. (“ASI”);
•    Axovant Sciences GmbH (“ASG”);
•    Axovant Sciences America, Inc. (“ASA”);
•    Axovant Treasury Holdings, Inc. (“ATH”);
•    Axovant Treasury, Inc. (“ATI”); and
•    Axovant Sciences Europe Limited.
Since its inception, the Company has devoted substantially all of its efforts to organizing and staffing the Company, raising capital, acquiring product candidates and advancing its product candidates into clinical development. The Company has determined that it has one operating and reporting segment as it allocates resources and assesses financial performance on a consolidated basis. The Company does not expect to generate revenue unless and until it successfully completes development and obtains regulatory approval for one of its product candidates.
Note 2—Summary of Significant Accounting Policies
(A) Basis of Presentation:
The Company’s fiscal year ends on March 31, and its fiscal quarters end on June 30, September 30, and December 31.
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). The consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries. The Company has no unconsolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain prior period balances have been reclassified to conform to the current period presentation.
A 1-for-8 reverse share split of the Company’s outstanding common stock was effected on May 8, 2019 as approved by the Company’s Board of Directors and a majority of its shareholders, which reduced the number of common shares issued and outstanding from approximately 182.2 million to 22.8 million as of March 31, 2019. As such, all references to share and per share amounts in the financial statements and accompanying notes have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company’s common stock and the par value per share, which were not affected.
(B) Going Concern and Management’s Plans:
The Company assesses and determines its ability to continue as a going concern in accordance with the provisions of ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” which requires the Company to evaluate whether there are conditions or events that raise substantial doubt about its ability to continue as a going concern within one year after the date that its annual and interim consolidated financial statements are issued. Certain additional financial statement disclosures are required if such conditions or events are identified. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting. Determining the extent, if any, to which conditions or events raise substantial doubt about the Company’s ability to continue as a going concern, or the extent to which mitigating plans sufficiently alleviate any such substantial doubt, as well as whether or not liquidation is imminent, requires significant judgment by management.
The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
As of March 31, 2020, the Company’s cash and cash equivalents totaled $80.8 million and its accumulated deficit was $758.6 million. For the fiscal years ended March 31, 2020 and 2019, the Company incurred net losses of $72.6 million and $129.1 million, respectively. As of March 31, 2020, the Company had aggregate gross interest-bearing indebtedness of $15.7 million, all of which was due within one year. The Company also had $16.6 million of other non-interest-bearing current liabilities due within one year. The Company expects to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as it continues to develop its gene therapy product candidates and prepares for potential future regulatory approvals and commercialization of its products, if approved. The Company has not generated any revenue to date and does not expect to generate product revenue unless and until it successfully completes development and obtains regulatory approval for at least one of its product candidates, and its current cash and cash equivalents balance will not be sufficient to complete all necessary development activities and commercially launch its products. The Company anticipates that its current cash and cash equivalents balance will not be sufficient to sustain operations within one year after the date that these audited consolidated financial statements and notes were issued, which raises substantial doubt about the Company’s ability to continue as a going concern.
To continue as a going concern, the Company will need, among other things, to raise additional capital resources. The Company continually assesses multiple options to obtain additional funding to support its operations, including proceeds from offerings of the Company’s equity securities or debt, cash received from the exercise of outstanding common stock options, or transactions involving product development, technology licensing or collaboration arrangements, or other sources of capital to complete its currently planned development programs. Management can provide no assurances that it can raise a sufficient amount of financing for the Company on favorable terms, if at all. Although the Company has successfully obtained financing in the past, and management believes that it will continue to do so in the future, ASC Subtopic 205-40, “Financial Statement Presentation - Going Concern,” does not permit future financing activities that are not probable of being implemented and probable of alleviating the conditions that raise substantial doubt to be included in the Company’s assessment of its liquidity.
Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as going concern. The consolidated financial statements and accompanying notes have been prepared on the basis that the Company will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.
(C) Use of Estimates:
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to certain assets, including which costs are charged to research and development and general and administrative expense, as well as assumptions used to estimate its ability to continue as a going concern and estimate the fair value of its stock option awards. Specifically, the Company estimates the grant date fair value of stock option awards with only time-based vesting requirements using a Black-Scholes valuation model and uses a Monte Carlo Simulation method under the income approach to estimate the grant date fair value of stock option awards with market-based performance conditions. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Additionally, the Company assessed the impact that the COVID-19 pandemic has had on its operations and financial results as of March 31, 2020 and through the date of issuance of these audited consolidated financial statements. The Company’s analysis was informed by the facts and circumstances as they were known to the Company. This assessment considered the impact

COVID-19 may have on financial estimates and assumptions that affect the reported amounts of assets and liabilities and expenses.

(D) Risks and Uncertainties:
The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to commercialization of products, regulatory approvals, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.
(E) Concentrations of Credit Risk:
Financial instruments that potentially subject the Company to concentration of credit risk include cash and cash equivalents. At March 31, 2020, substantially all of the cash balances are deposited in 3 banking institutions, each in excess of insured levels.
(F) Cash and Cash Equivalents:
The Company considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in banks and amounts held in money market funds.
(G) Property and Equipment:
Property and equipment, consisting of leasehold improvements, furniture and fixtures, computers, software and other office equipment, is recorded at cost. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred. Upon disposal, retirement or sale, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of the respective assets, generally three to five years, once the asset is installed and placed in service. Amortization of leasehold improvements is recorded over the shorter of the lease term or estimated useful life of the related asset.
The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. Recoverability is measured by comparison of the book values of the assets to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book value of the assets exceed their fair value, which is measured based on the projected discounted future net cash flows arising from the assets.
(H) Debt Issuance Costs and Debt Discount:
Debt issuance costs related to a recognized debt liability are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, and are amortized to interest expense over the term of the related debt using the effective interest method. Further, debt discounts created as a result of the allocation of proceeds received from a debt issuance to warrants issued in conjunction with the debt issuance are amortized to interest expense under the effective interest method over the life of the recognized debt liability.
(I) Research and Development Expense:
Research and development costs are expensed as incurred. Clinical study costs are accrued over the service periods specified in the contracts and adjusted as necessary based upon an ongoing review of the level of effort and costs actually incurred. Payments for a product license prior to regulatory approval of the product and payments for milestones achieved prior to regulatory approval of the product are expensed in the period incurred as research and development. Milestone payments made in connection with final regulatory approvals are capitalized and amortized to cost of revenue over the remaining useful life of the asset. Research and development costs primarily consist of intellectual property and research and development materials acquired under license and license and collaboration agreements (see Note 3), certain costs charged by RSI and RSG under their services agreements with the Company (see Note 8) and expenses from third parties who conduct research and development activities on behalf of the Company. The Company expenses in-process research and development projects acquired as asset acquisitions which have not reached technological feasibility, and which have no alternative future use.
(J) Income Taxes:

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when, after consideration of all positive and negative evidence, it is not more likely than not that the Company’s deferred tax assets will be realizable. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. When and if the Company were to recognize interest and penalties related to unrecognized tax benefits, they would be reported in tax expense in the consolidated statement of operations.
(K) Share-Based Compensation:
Share-based awards to employees and directors with only time-based vesting requirements are valued at fair value on the date of grant and that fair value is recognized on a straight-line basis over the requisite service period of the entire award. The Company values such time-based stock options using the Black-Scholes option pricing model. Certain assumptions are made with respect to utilizing the Black-Scholes option pricing model, including the expected life of the award, volatility of the underlying shares and the risk-free interest rate. The expected life of such time-based stock options is calculated using the simplified method (based on the mid-point between the vesting date and the end of the contractual term), and the risk-free interest rate is based on the rates paid on securities issued by the U.S. Treasury with a term approximating the expected life of the equity award. The expected share price volatility for such time-based stock option awards was estimated partially using weighted average measures of implied volatility and using the average historical price volatility for industry peers.
The Company estimates the grant date fair value of stock option awards to employees with market-based performance conditions using a Monte Carlo Simulation method under the income approach. Certain assumptions are made with respect to utilizing the Monte Carlo Simulation method, including the volatility of the underlying shares and the drift rate, or estimated cost of equity. The expected share price volatility for such market-based performance stock option awards was estimated by taking the median historical price volatility for industry peers over the contractual term of the options. The drift rate, or estimated cost of equity, for such market-based performance stock option awards is based on various financial and risk-associated metrics of industry peers, as well as estimated factors specific to us.
The Company accounts for share-based payments to nonemployees issued in exchange for services based upon the fair value of the equity instruments issued. Compensation expense for stock options issued to nonemployees is calculated using the Black-Scholes option pricing model and is recorded over the service performance period. Prior to the Company’s adoption of ASU No. 2018-07, “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU No. 2018-07”) on April 1, 2019, options subject to vesting were periodically remeasured over the service performance period, which was generally the same as the vesting period. After the adoption of ASU No. 2018-07, the Company measures equity-classified share-based payment awards issued to nonemployees on the grant date, rather than remeasuring the awards through the performance completion date as previously required (see Note 2(N)).
The Company recognizes forfeitures of awards when they occur.
(L) Net Loss per Common Share:
Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted-average number of common shares and 3,301,998 pre-funded warrants (see Note 9) outstanding during the year, without further consideration for potentially dilutive securities. In accordance with ASC Topic 260, Earnings Per Share, the pre-funded warrants are included in the computation of basic net loss per share because the exercise price is negligible, and they are fully vested and exercisable at any time after the original issuance date. Diluted net loss per common share is computed by dividing the net loss applicable to common shareholders by the diluted weighted-average number of common shares outstanding during the year calculated in accordance with the treasury stock method. In periods in which the Company reports a net loss, all common share equivalents are deemed anti-dilutive such that basic net loss per common share and diluted net loss per common share are equivalent. Potentially dilutive common shares have been excluded from the diluted net loss per common share computations in all periods presented because such securities have an anti-dilutive effect on net loss per common share due to the Company’s net loss. There are no reconciling items used to calculate the weighted-average number of total common shares outstanding for basic and diluted net loss per common share data. Restricted Stock Units (“RSUs”) and stock options to purchase a total of 2.3 million and 1.9 million common shares were not included in the calculation of diluted weighted-average common shares outstanding for the years ended March 31, 2020 and 2019, respectively, because they were anti-dilutive given the net loss of the Company.

(M) Financial Instruments and Fair Value Measurement:
The Company utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments.
The guidance establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
Fair value is defined as the exchange price, or exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, the guidance establishes a three-tier fair value hierarchy that distinguishes among the following:
•    Level 1-Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•    Level 2-Valuations are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.
•    Level 3-Valuations are based on inputs that are unobservable (supported by little or no market activity) and significant to the overall fair value measurement.
To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, a long-term investment, accounts payable and long-term debt. Cash consists of non-interest-bearing deposits denominated in the U.S. dollar and Swiss franc, while cash equivalents consists of interest-bearing money market fund deposits denominated in the U.S. dollar, which are invested in debt securities issued or guaranteed by the U.S. government and repurchase agreements fully collateralized by U.S. Treasury and U.S. government securities. Cash and accounts payable are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. The carrying value of the Company’s money market fund included in cash and cash equivalents of $40.4 million at March 31, 2020 approximates fair value, which is based on quoted prices in active markets for identical securities.
At March 31, 2020, the Company held a long-term investment in nonredeemable convertible preferred stock, which is accounted for in accordance with the provisions of ASC 321, “Investments - Equity Securities” whereby the Company elected to use the measurement alternative therein (see Note 4).
The following table summarizes the fair value of the Company’s money market fund included in cash equivalents based on the inputs used at March 31, 2020 in determining such values (in thousands):

	Fair Value	Price Quotations (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$40,425	$40,425	$—	$—

The carrying value of the Company’s debt of $15.4 million at March 31, 2020 approximated fair value, which was based on current interest rates for similar types of borrowings and is classified in Level 2 of the fair value hierarchy.
(N) Recent Accounting Pronouncements:

In February 2016, the FASB issued Topic 842, which requires lessees to recognize on their consolidated balance sheets a liability to make lease payments and a right-of-use asset representing their right to use the underlying asset for the lease term for both finance and operating leases with lease terms greater than twelve months. Topic 842 is effective for annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. Topic 842 allows entities to choose to use either (i) the effective date or (ii) the beginning of the earliest comparative period presented in the financial statements as the date of initial application. Topic 842 provides a number of optional practical expedients in transition. The Company adopted Topic 842 on April 1, 2019 using the optional modified retrospective transition method. Comparative periods were not restated. For leases that commenced prior to April 1, 2019, the Company elected the following package of practical expedients when assessing the transition impact: (1) not to reassess whether any expired or existing contracts are or contain leases; (2) not to reassess the lease classification for any expired or existing leases; and (3) not to reassess initial direct costs for any existing leases. The Company also elected to: (1) use the total lease term in its initial incremental borrowing rate calculation; (2) combine its lease and non-lease components and account for them as a single lease component; and (3) not apply the use of hindsight in determining the lease term when considering lessee options to extend or terminate the lease and to purchase the underlying asset. Upon adoption, the Company recorded corresponding aggregate operating lease right-of-use assets and operating lease liabilities of $3.0 million and $2.4 million, respectively, including $0.6 million of prepaid rent previously classified within other non-current assets in the Company’s consolidated balance sheet that was reclassified to operating lease right-of-use assets. The adoption of the new standard did not materially impact the Company’s consolidated results of operations and cash flows and did not have an impact on the Company’s beginning accumulated deficit balance. For additional information regarding the Company’s leases, see Note 5 for further information regarding the impact of the Company’s adoption of Topic 842.
In February 2018, the FASB issued ASU No. 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU No. 2018-02”). On December 22, 2017, an Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018 (commonly known as the “Tax Cuts and Jobs Act”) was enacted in the United States, which introduced a comprehensive set of tax reforms. ASU No. 2018-02 allows companies to reclassify stranded tax effects resulting from the Tax Cuts and Jobs Act, from accumulated other comprehensive (loss) income to retained earnings. ASU No. 2018-02 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company adopted the provisions of ASU No. 2018-02 for the fiscal year beginning April 1, 2019, which did not have a material impact on its consolidated financial statements and related disclosures.
In June 2018, the FASB issued ASU No. 2018-07, “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU No. 2018-07”). ASU No. 2018-07 requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, rather than remeasuring the awards through the performance completion date as previously required. Additionally, for nonemployee awards with performance conditions, compensation cost associated with the award is to be recognized when achievement of the performance condition is probable, rather than upon achievement of the performance condition. Further, the requirement to reassess the liability or equity classification for nonemployee awards upon vesting is eliminated, except for awards in the form of convertible instruments. ASU No. 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year, with early adoption permitted after the adoption of ASU No. 2014-09. The Company adopted the provisions of ASU No. 2018-07 for the fiscal year beginning April 1, 2019, which did not have a material impact on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”). ASU No. 2019-12 simplifies the accounting for income taxes, eliminates certain exceptions within Income Taxes (Topic 740), and clarifies certain aspects of the current guidance to promote consistency among reporting entities, and is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company early adopted the provisions of ASU No. 2019-12 on April 1, 2020, which did not have a material impact on its consolidated financial statements and related disclosures.
In January 2020, the FASB issued ASU No. 2020-01, “Investments — Equity Securities: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815” (“ASU No. 2020-01”). ASU No. 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with ASC 321, “Investments — Equity Securities” immediately before applying or upon discontinuing the equity method of accounting in ASC 323, “Investments—Equity Method and Joint Ventures.” The provisions of ASU No. 2020-01 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years with early adoption permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. While the Company does not expect the adoption of ASU No. 2020-01 to materially impact the Company’s consolidated financial statements and related disclosures because it does not currently account for any investments pursuant to the equity method of accounting in accordance with ASC 323, “Investments—Equity Method and Joint Ventures”, the impact on the Company’s consolidated financial statements and disclosures will depend on the facts and circumstances of any specific future transactions.
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial position, results of operations or cash flows.
(O) Foreign Currency:
The Company has operations in the United States, the United Kingdom, Ireland and Switzerland. The results of its non-U.S. dollar based functional currency operations are translated to U.S. dollars at the average exchange rates during the year. The Company’s assets and liabilities are translated using the current exchange rate as of the balance sheet date and shareholders’ equity is translated using historical rates. Adjustments resulting from the translation of the financial statements of the Company’s foreign functional currency subsidiaries into U.S. dollars are excluded from the determination of net loss and are accumulated in a separate component of shareholders’ equity. Foreign exchange transaction gains and losses are included in other (income) expense in the Company’s results of operations.
Note 3—License and Collaboration Agreements
(A) Oxford BioMedica License Agreement:
On June 5, 2018, the Company, through its wholly owned subsidiary, ASG, entered into an exclusive license agreement (the “Oxford Agreement”) with Oxford BioMedica (UK) Ltd. (“Oxford”), pursuant to which the Company received a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Oxford to develop and commercialize AXO-Lenti-PD and related gene therapy products for all diseases and conditions. In June 2018, as consideration for the license, the Company made an upfront nonrefundable payment to Oxford of $30.0 million, $5.0 million of which was applied as a credit against the process development work and clinical supply that Oxford is obligated to provide to the Company over the term of the Oxford Agreement. Under the terms of the Oxford Agreement, the Company could be obligated to make payments to Oxford totaling up to $55.0 million upon the achievement of specified development milestones and $757.5 million upon the achievement of specified regulatory and sales milestones. In April 2019, certain development milestones were achieved resulting in a $13.0 million net payment due to Oxford. The Company will also be obligated to pay Oxford a tiered royalty from 7% to 10%, based on yearly aggregate net sales of the underlying gene therapy products, subject to specified reductions upon the occurrence of certain events as set forth in the Oxford Agreement. These royalties are required to be paid, on a product-by-product and country-by-country basis, until the latest to occur of the expiration of the last to expire valid claim of a licensed patent covering such product in such country, the expiration of regulatory exclusivity for such product in such country, or 10 years after the first commercial sale of such product in such country.
The Company is solely responsible, at its expense, for all activities related to the development and commercialization of the gene therapy products underlying the Oxford Agreement. Pursuant to the Oxford Agreement, the Company is required to use commercially reasonable efforts to develop, obtain regulatory approval of, and commercialize a gene therapy product underlying the Oxford Agreement in the United States and at least one major market country in Europe. In addition, the Company is required to meet certain diligence milestones and to include at least one U.S.-based clinical trial site in a pivotal study of a gene therapy product underlying the Oxford Agreement. If the Company fails to meet any of these specified development milestones, it may cure such failure by paying Oxford certain fees, which range from $0.5 million to $1.0 million.
The Company evaluated the Oxford Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the in-process research and development (“IPR&D”) had not reached technological feasibility and therefore has no alternative future use. Accordingly, $25.0 million of the $30.0 million upfront nonrefundable payment to Oxford under the Oxford Agreement was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. As the remaining $5.0 million of the upfront payment under the licensing agreement represents a nonrefundable payment for process development work and clinical supply that Oxford is obligated to provide over the term of the Oxford Agreement, the Company fully capitalized this portion of the payment upon execution, with $1.7 million remaining capitalized within prepaid expenses and other current assets in its consolidated balance sheet as of March 31, 2020, which will be recorded to research and development expense as the process development work and clinical supply are provided by Oxford.

The Company has the right to terminate the Oxford Agreement at any time upon two months’ advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party’s uncured material breach or with respect to a failure to make a required payment.
Additionally, during the years ended March 31, 2020 and March 31, 2019 respectively, the Company incurred $9.2 million and $5.3 million of AXO-Lenti-PD program-specific costs, excluding the upfront nonrefundable payment and development milestones achieved, within research and development expenses in its consolidated statements of operations and paid a total of $15.2 million and $31.5 million to Oxford, including the upfront nonrefundable payment.
(B) Benitec Biopharma License and Collaboration Agreement:
In July 2018, the Company, through its wholly owned subsidiary, ASG, entered into a license and collaboration agreement (the “Benitec Agreement”) with Benitec Biopharma Limited (“Benitec”), pursuant to which the Company made an upfront payment of $10.0 million and received a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Benitec to develop and commercialize investigational gene therapy AXO-AAV-OPMD and related gene therapy products (collectively, the “AXO-AAV-OPMD Program”) for all diseases and conditions. The Company terminated the Benitec Agreement in its entirety, effective September 3, 2019.
The Company evaluated the Benitec Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the IPR&D had not reached technological feasibility and therefore has no alternative future use. Accordingly, the $10.0 million upfront nonrefundable payment was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. During the years ended March 31, 2020 and March 31, 2019, respectively, the Company also incurred $1.8 million and $4.6 million of AXO-AAV-OPMD program-specific costs within research and development expenses in its consolidated statements of operations and paid a total of $2.8 million and $12.1 million to Benitec, including the upfront nonrefundable payment.
(C) The University of Massachusetts Medical School Exclusive License Agreement:
In December 2018, the Company, through its wholly owned subsidiary, ASG, entered into an exclusive license agreement (the “UMMS Agreement”), with the University of Massachusetts Medical School (“UMMS”) pursuant to which the Company received a worldwide, royalty-bearing, sub-licensable license under certain patent applications and any patents issuing therefrom, biological materials and know-how controlled by UMMS to develop and commercialize gene therapy product candidates, including AXO-AAV-GM1 and AXO-AAV-GM2, for the treatment of GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), respectively. This license is exclusive with respect to patents and biological materials and non-exclusive with respect to know-how and is subject to UMMS’ retained rights for academic research, teaching and non-commercial patient care purposes, as well as to certain pre-existing rights of the U.S. government.
Under the UMMS Agreement, the Company is solely responsible, at its expense, for the research, development and commercialization of the licensed gene therapy product candidates. The Company will reimburse UMMS for payments made by UMMS for the manufacture of clinical trial materials for the Company, up to a specified amount. The Company is obligated to use diligent efforts to develop and commercialize the licensed gene therapy product candidates and is required to achieve certain development and commercial milestones in accordance with the timeline set forth in the agreement.
The Company evaluated the UMMS Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the IPR&D had not reached technological feasibility and therefore has no alternative future use. Accordingly, the upfront payment of $10.0 million made from the Company to UMMS was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. In addition, the Company could be obligated to make payments to UMMS totaling up to $24.5 million upon the achievement of specified development and regulatory milestones and $39.8 million upon the achievement of specified commercial milestones. In February 2019, certain development and regulatory milestones were achieved resulting in a $1.0 million payment due to UMMS, and in October 2019, further development and regulatory milestones were achieved resulting in an additional $1.0 million payment due to UMMS. The Company is also obligated to pay UMMS tiered mid-single digit royalties based on yearly net sales of the licensed products, subject to a specified annual minimum amount. Additionally, the Company will pay UMMS a percentage of any revenues it receives from any third-party sublicenses to licensed products at rates ranging in the mid-single digits to mid-teens.

The UMMS Agreement will expire upon the expiration of the Company’s obligations to make royalty payments to UMMS, which continues until the later of the expiration of licensed patents and any applicable orphan designation exclusivity and 10 years after the first commercial sale of the licensed products. Upon such expiration, the licenses granted to the Company by UMMS will automatically convert to perpetual, irrevocable, worldwide royalty-free licenses. The Company has the right to terminate the UMMS Agreement at any time upon 90 days’ advance written notice to UMMS. Either party may terminate the UMMS Agreement for the other party’s uncured material breach upon 60 days’ advance written notice, including in the event that UMMS reasonably determines the Company has not fulfilled its diligence obligations.
During the years ended March 31, 2020 and March 31, 2019, respectively, the Company incurred $8.8 million and $1.2 million of program-specific costs excluding development and regulatory milestones achieved related to AXO-AAV-GM1 and AXO-AAV-GM2 within research and development expenses in its consolidated statements of operations and paid a total of $3.0 million and $10.2 million to UMMS, including the upfront payment.
Note 4—Long-term Investment
On February 13, 2019, ASG entered into a share subscription agreement (the “Subscription Agreement”) to purchase up to approximately 8.1 million shares of nonredeemable convertible preferred stock of Arvelle Therapeutics B.V. (“Arvelle”) in exchange for €0.00001 per share paid in cash, as well as certain goods and services provided by ASG to Arvelle. The first closing under the Subscription Agreement occurred on February 25, 2019 with ASG purchasing approximately 5.9 million nonredeemable convertible preferred shares of Arvelle, which was initially recorded at a fair value of $5.9 million and was capitalized as a long-term investment in the Company’s consolidated balance sheet and recorded to other non-operating income in the Company’s consolidated statement of operations. ASG also received the right to purchase up to approximately 2.2 million additional nonredeemable convertible preferred shares of Arvelle at a price of €0.00001 per share, which was exercised upon the second closing under the Subscription Agreement in May 2020 (see Note 14). The Company accounts for its investment in Arvelle in accordance with the provisions of ASC 321, “Investments - Equity Securities”, and elected to use the measurement alternative therein. The investment will be remeasured upon future observable price change(s) in orderly transaction(s) or upon impairment, if any.
Pursuant to the terms of the Subscription Agreement, the Company billed Arvelle a total of $3.6 million during the year ended March 31, 2019 for third-party costs incurred and paid on behalf of Arvelle, which were primarily recorded as offsets to the general and administrative expenses initially charged. On February 13, 2019, ASI and ASG also entered into a transition services agreement with two wholly owned subsidiaries of Arvelle, whereby ASI and ASG received reimbursement for any expenses they, or third parties acting on their behalf, incurred on behalf of Arvelle or its subsidiaries (the “Transition Services Agreement”). For any general and administrative and research and development activities performed by its employees, ASI billed the employee compensation expense plus a predetermined mark-up, whereby the Company recorded $0.2 million and $0.1 million to other income in its consolidated statement of operations during the years ended March 31, 2020 and March 31, 2019 for such costs, inclusive of the mark-up. The Company billed Arvelle a total of $0.2 million for all other charges at cost during the year ended March 31, 2019 under the terms of the Transition Services Agreement. The Transition Services Agreement ended in September 2019.
Note 5—Leases
The Company adopted the provisions of Topic 842 on April 1, 2019 using the effective date as its date of initial application and applied the optional modified retrospective transition method. Comparative periods were not restated. For leases that commenced prior to April 1, 2019, the Company elected the following package of practical expedients when assessing the transition impact: (1) not to reassess whether any expired or existing contracts are or contain leases; (2) not to reassess the lease classification for any expired or existing leases; and (3) not to reassess initial direct costs for any existing leases. The Company also elected to: (1) use the total lease term in its initial incremental borrowing rate calculation; (2) combine its lease and non-lease components and account for them as a single lease component; and (3) not apply the use of hindsight in determining the lease term when considering lessee options to extend or terminate the lease and to purchase the underlying asset. Upon adoption, the Company recorded corresponding aggregate operating lease right-of-use assets and operating lease liabilities of $3.0 million and $2.4 million, respectively, including $0.6 million of prepaid rent previously classified within other non-current assets in the Company’s consolidated balance sheet that was reclassified to operating lease right-of-use assets. Operating right-of-use assets and obligations were recognized based on the present value of remaining lease payments over the lease term using an incremental borrowing rate of 12.9%. As the Company’s operating leases do not provide an implicit rate, estimated incremental borrowing rates were used based on the information available at the adoption date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and other operating costs are expensed as incurred. Leases with an initial term of 12 months or less are not recorded within the Company’s balance sheet. In addition, the Company reviews agreements at inception to determine if they include a lease, and when they do, uses its incremental borrowing rate or implicit interest rate to determine the present value of the future lease payments.
The Company leases office facilities in New York, New York, Durham, North Carolina, and Princeton, New Jersey, with corresponding lease terms ending in January 2021, November 2022, and October 2020, respectively, whereby the last payment under the lease agreement for the office facility in New York, New York is due in September 2020. These leases are classified as operating leases in accordance with the provisions of Topic 842. The aggregate weighted-average remaining lease term and aggregate weighted-average discount rate were 1.0 years and 12.9%, respectively, for the Company’s contractual rent obligations for operating leases as of March 31, 2020.
During the year ended March 31, 2020, the Company incurred $1.8 million in rent expense associated with contractual rent obligations for its operating leases. During the year ended March 31, 2020, the Company paid $1.8 million related to its contractual rent obligations associated with operating lease right-of-use assets. The following table provides a reconciliation of the Company’s remaining undiscounted contractual rent obligations due within each respective fiscal year ending March 31 to the operating lease liabilities recognized as of March 31, 2020 (in thousands):

Year Ending March 31,	Amount
2021	$943
2022	46
2023	31
2024	—
2025	—
Thereafter	—
Total undiscounted payments	$1,020
Less: present value adjustment	(52)
Present value of future payments	$968

Note 6—Accrued Expenses
As of March 31, 2020 and 2019, accrued expenses consisted of the following (in thousands):

	March 31, 2020	March 31, 2019
Research and development expenses	$6,951	$13,416
Salaries, bonuses, and other compensation expenses	2,521	3,899
Legal expenses	704	1,319
Other expenses	1,143	1,985
Total accrued expenses	$11,319	$20,619

Note 7—Long-term Debt
On February 2, 2017, AGT and its subsidiaries, AHL, ASG and ASI entered into a loan and security agreement (as amended on May 24, 2017, September 22, 2017 and November 27, 2019) (the “Loan Agreement”) with Hercules, under which the AGT, AHL and ASG (the “Borrowers”) borrowed an aggregate of $55.0 million (the “Term Loan”). Subsequently, ASA was added as a Borrower in July 2017, ATH and ATI were added as Borrowers in April 2018 and the Company’s affiliate, Roivant Sciences Ltd. (“RSL”), was added as a guarantor in November 2019. Pursuant to the Loan Agreement, ASI and RSL issued guarantees of the Borrowers’ obligations under the Loan Agreement and the Borrowers and ASI granted Hercules a first position lien on substantially all of their respective assets, excluding intellectual property. The Term Loan initially bore interest at a variable per annum rate calculated for any day as the greater of either (i) the prime rate plus 6.80%, and (ii) 10.55%, which was subsequently changed in connection with the November 2019 amendment of the Loan Agreement to a variable per annum rate calculated for any day as the greater of either (i) the prime rate plus 6.80%, and (ii) 11.55%. The Term Loan had a scheduled maturity date of March 1, 2021. The Borrowers were initially obligated to make monthly payments of accrued interest under the Loan Agreement until September 1, 2018, followed by monthly installments of principal and interest beginning October 1, 2018 through March 1, 2021. Subsequent to the November 2019 amendment of the Loan Agreement, the Borrowers were obligated to make monthly payments of accrued interest from December 1, 2019 until August 1, 2020, followed by monthly installments of principal and interest from September 1, 2020 through March 1, 2021. Prepayment of the Term Loan was subject to penalty.

The Borrowers prepaid 50%, or approximately $15.7 million, of outstanding principal due without penalty in connection with the November 2019 amendment of the Loan Agreement, which was accounted for as a modification of debt in accordance with applicable accounting guidance. In April 2020, the Company prepaid $15.7 million of outstanding principal, together with $0.3 million of accrued interest, fees and other amounts, due under the Loan Agreement with Hercules. In connection with the prepayment, the credit facility and Loan Agreement with Hercules were terminated, and all obligations, liens and security interests under the Loan Agreement were released, discharged and satisfied (see Note 14).
In connection with the Loan Agreement, the Company issued a warrant to Hercules, exercisable for an aggregate of 34,260 of the Company’s common shares at an exercise price of $96.32 per share (the “Warrant”). In August 2017, Hercules exercised the Warrant on a cashless basis and received a net issuance of 16,228 of the Company’s common shares. The Warrant was accounted for as an equity instrument since it was indexed to the Company’s common shares and met the criteria for classification in shareholders’ equity. The relative fair value of the Warrant on the date of issuance of approximately $2.3 million was estimated using the Black-Scholes model. In addition, at the closing of the Term Loan, the Company paid transaction costs of $1.5 million. These amounts were recorded as a discount on the debt and were amortized to interest expense using the effective interest method over the life of the Term Loan, which was a period of 48 months, with the remaining unamortized balance upon prepayment in April 2020 charged to interest expense.
Note 8—Related Party Transactions
(A) Services Agreements:
In October 2014, AGT and ASI entered into a services agreement (the “RSI Services Agreement”) with Roivant Sciences, Inc. (“RSI”), a wholly owned subsidiary of RSL, under which RSI agreed to provide certain administrative and research and development services to AGT and ASI. AGT and ASI amended and restated the RSI Services Agreement with RSI on October 13, 2015, effective for the fiscal year commencing April 1, 2015. Under the RSI Services Agreement, as amended and restated, AGT and ASI pay or reimburse RSI for any expenses it, or third parties acting on its behalf, incurs for AGT and ASI. For any general and administrative and research and development activities performed by RSI employees, RSI charges back the employee compensation expense plus a predetermined mark-up. Employee compensation expense, inclusive of base salary and fringe benefits, is determined based upon the relative percentage of time utilized on AGT and ASI matters. All other costs are billed back at cost.
In February 2017, AGT and ASI amended and restated the RSI Services Agreement, effective as of December 13, 2016, to add ASG as a services recipient. In addition, in February 2017, ASG entered into a separate services agreement with Roivant Sciences GmbH (“RSG”), a wholly owned subsidiary of RSL, effective as of December 13, 2016 (the “RSG Services Agreement”), for the provision of services by RSG to ASG in relation to the identification of potential product candidates and project management of clinical trials, as well as other services related to development, administrative and financial activities. In June 2019, both the RSI Services Agreement and the RSG Services Agreement were amended, whereby RSI and RSG, respectively, as service providers, have agreed to indemnify AGT, ASI and ASG and each of their officers, employees and directors against all losses arising out of, due to or in connection with the provision of services (or the failure to provide services) under the applicable services agreement, subject to certain limitations set forth in the applicable services agreement. In addition, AGT, ASI and ASG have agreed to indemnify RSI and RSG, respectively, and their respective affiliates and officers, employees and directors against all losses arising out of, due to or in connection with the receipt of services under the applicable services agreement, subject to certain limitations set forth in the applicable services agreement. Such indemnification obligations will not exceed the payments made by AGT, ASI and ASG under the applicable services agreement for the specific service that allegedly caused or was related to the losses during the period in which such alleged losses were incurred. The term of each of the services agreements will continue until terminated upon 90 days’ written notice by any party with respect to the services such party provides or receives thereunder. Under the RSI Services Agreement and the RSG Services Agreement, the Company incurred expenses of $0.1 million and $5.1 million for the years ended March 31, 2020 and 2019, respectively, inclusive of the mark-up.
(B) Information Sharing and Cooperation Agreement:
In March 2015, the Company entered into an information sharing and cooperation agreement with RSL, as amended and restated in June 2018 (the “Restated Cooperation Agreement”) in connection with a share purchase placement agreement with RSL (the “Private Placement”), for which the amendments became effective in July 2018 upon the closing of the Private Placement. The Restated Cooperation Agreement, among other things, obligates the Company to deliver periodic financial statements and other financial information to RSL and comply with other specified financial reporting requirements, and requires the Company to implement and observe certain policies and procedures related to applicable laws and regulations. The Company agreed to indemnify RSL and its affiliates and their respective officers, employees and directors against all losses arising out of, due to or in connection with RSL’s status as a shareholder under the Restated Cooperation Agreement and the operations of or services provided by RSL or its affiliates or their respective officers, employees or directors to the Company or any of its subsidiaries, subject to certain limitations set forth in the Restated Cooperation Agreement.
Subject to specified exceptions, the Restated Cooperation Agreement will terminate at such time as RSL is no longer required (a) under U.S. GAAP to consolidate the Company’s results of operations and financial position, (b) under U.S. GAAP to account for its investment in the Company under the equity method of accounting, or (c) otherwise to include separate financial statements of the Company in its filings with the SEC pursuant to any SEC rule. In addition, the Cooperation Agreement may be terminated upon mutual written consent of the parties or upon written notice from RSL to the Company in the event of the Company’s bankruptcy, liquidation, dissolution or winding-up.
(C) RSL Financings:
In July 2018, the Company received $25.0 million of net proceeds from RSL in exchange for the issuance and sale of 1,785,714 of the Company’s common shares to RSL at a purchase price of $14.00 per common share, which was the closing price per share of the Company’s common shares on Nasdaq on June 5, 2018, the date of the share purchase agreement (see Note 9(B)).
In December 2018, the Company issued and sold 4,145,115 common shares in a follow-on public offering, including 395,115 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares and 1,250,000 shares issued and sold to RSL, at an offering price of $8.00 per common share for gross proceeds of $33.2 million. The aggregate net proceeds to the Company were approximately $31.6 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 9(B)).
In March 2019, the Company issued and sold 3,333,333 common shares at an offering price of $12.00 per common share for gross proceeds of $40.0 million, including 833,333 shares issued and sold to RSL. The aggregate net proceeds to the Company were approximately $37.9 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 9(B)).
In February 2020, the Company issued and sold 16,631,336 common shares and pre-funded warrants to purchase up to 3,301,998 common shares in a follow-on public offering, including 2,600,000 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares, at an offering price of $3.75 per common share and $3.74999 per pre-funded warrant, including 5,333,333 shares issued and sold to RSL. The net proceeds to the Company were approximately $70.8 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 9(B)).
Note 9—Shareholders’ Equity
(A) Overview:
The Company’s Memorandum of Association, filed on October 31, 2014 in Bermuda, authorized the issuance of one class of shares. The total number of shares authorized was 1,000,000,000 with a par value per share of $0.00001 at March 31, 2020. A 1-for-8 reverse share split of the Company’s outstanding common stock was effected on May 8, 2019 as approved by the Company’s Board of Directors and a majority of its shareholders, which reduced the number of common shares issued and outstanding from approximately 182.2 million to 22.8 million as of March 31, 2019. As such, all references to share and per share amounts in the financial statements and accompanying notes to the financial statements have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company’s common stock and the par value per share, which were not affected.
(B) Transactions:
For the years ended March 31, 2020 and March 31, 2019, RSI incurred $0.1 million and $1.9 million, respectively, of expenses on behalf of the Company. These amounts were treated as capital contributions.
On June 5, 2018, the Company entered into a share purchase agreement with RSL pursuant to which the Company agreed to issue and sell to RSL 1,785,714 of its common shares at a purchase price of $14.00 per share, which was the closing price per share of the Company’s common shares on Nasdaq on June 5, 2018. On July 9, 2018, the Company received $25.0 million of net proceeds from RSL upon the closing of this private placement (see Note 8 (C)).
On June 22, 2018, the Company entered into a sales agreement with Cowen and Company, LLC (“Cowen”) to sell the Company’s common shares having an aggregate offering price of up to $75.0 million from time to time through an at-the-

market equity offering program under which Cowen has acted as the Company’s agent, which was terminated in April 2020. As of March 31, 2020, approximately $0.1 million of the Company’s common shares had been sold under the sales agreement.
On December 18, 2018, the Company issued and sold 4,145,115 common shares in a follow-on public offering, including 395,115 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares and 1,250,000 shares issued and sold to RSL, at an offering price of $8.00 per common share for gross proceeds of $33.2 million. The aggregate net proceeds to the Company were approximately $31.6 million, after deducting underwriting discounts and commissions and offering expenses incurred. See Note 8(C) for information regarding RSL’s participation in this offering.
In March 2019, the Company issued and sold 3,333,333 common shares, including 833,333 shares issued and sold to RSL, at an offering price of $12.00 per common share for gross proceeds of $40.0 million. The aggregate net proceeds to the Company were approximately $37.9 million, after deducting underwriting discounts and commissions and offering expenses incurred.
In February 2020, the Company issued and sold 16,631,336 common shares and pre-funded warrants to purchase up to 3,301,998 common shares in a follow-on public offering, including 2,600,000 common shares sold pursuant to the exercise of the underwriters’ option to purchase additional shares, at an offering price of $3.75 per common share and $3.74999 per pre-funded warrant, including 5,333,333 shares issued and sold to RSL. The net proceeds to the Company were approximately $70.8 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 8(C)). The pre-funded warrants do not expire and are immediately exercisable except that the pre-funded warrants cannot be exercised by the holder if, after giving effect thereto, the holder would beneficially own more than 9.99% of the Company’s common stock, subject to certain exceptions. The pre-funded warrants are classified as equity in accordance with ASC 480, “Distinguishing Liabilities from Equity”, and the fair value of the pre-funded warrants was recorded as a credit to additional paid-in capital and is not subject to remeasurement. As of March 31, 2020, none of the pre-funded warrants had been exercised.
In April 2020, the Company entered into a sales agreement with SVB Leerink LLC to sell the Company’s common shares having an aggregate offering price of up to $25.0 million from time to time through an at-the-market equity offering program under which SVB Leerink LLC is acting as the Company’s agent. SVB Leerink LLC is entitled to compensation for its services in an amount equal to 3% of the gross proceeds of any of the Company’s common shares sold under the sales agreement. The Company has sold approximately 0.9 million common shares for total proceeds of approximately $2.7 million, net of brokerage fees, under the sales agreement since April 2020 (see Note 14).
Note 10—Share-Based Compensation
Stock Options:
In March 2015, the Company adopted its 2015 Equity Incentive Plan, which was amended and restated in June 2017 by its Board of Directors and became effective upon shareholder approval in August 2017 (the “2015 Plan”). A 1-for-8 reverse share split of the Company’s outstanding common stock was effected on May 8, 2019 as approved by the Company’s Board of Directors and a majority of its shareholders. The reverse share split reduced the number of shares authorized for issuance, the number of shares available for issuance, and the number of options outstanding under the 2015 Plan from approximately 24.8 million to 3.1 million, from approximately 8.4 million to 1.0 million, and from approximately 15.4 million to 1.9 million, respectively, as of March 31, 2019. As such, all references to share and per share amounts in the financial statements and accompanying notes to the financial statements have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company’s common stock and the par value per share, which were not affected. At March 31, 2020, totals of 4.0 million common shares were authorized for issuance and 1.5 million common shares were available for future issuance under the 2015 Plan.
Stock options granted under the 2015 Plan provide option holders, if approved by the Board of Directors, the right to exercise their options prior to vesting. In the event that an option holder exercises the unvested portion of any option, such unvested portion will be subject to a repurchase option held by the Company at the lower of (1) the fair market value of its common shares on the date of repurchase and (2) the exercise price of the options. Any common shares underlying such unvested portion will continue to vest in accordance with the original vesting schedule of the option.
The Company estimated the fair value of each time-based stock option on the date of grant using the Black-Scholes closed-form option-pricing model applying the weighted average assumptions in the following table:

	Years Ended March 31,
	2020	2019
Expected share price volatility	78.9%	85.5%
Expected risk free interest rate	2.30%	2.82%
Expected term, in years	6.13	6.03
Expected dividend yield	—%	—%
The Company estimated the grant date fair value of each market-based performance stock option granted during the year ended March 31, 2020 using a Monte Carlo Simulation method under the income approach by applying the following assumptions:

Expected share price volatility	73.6 - 74.3%
Contractual term, in years	10

The following table presents a summary of option activity and data under the Company’s stock incentive plans through March 31, 2020:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding at March 31, 2018	1,760,602	$44.11	$52.68	8.73	$1,347,255
Granted	606,599	16.41	11.42
Exercised	(39,130)	8.57	100.42		242,574
Forfeited	(408,913)	53.04	53.64
Cancelled	—	—	—
Options outstanding at March 31, 2019	1,919,158	$34.09	$49.35	6.86	$1,569,809
Granted	1,541,672	8.12	4.96
Exercised	(11,778)	7.20	114.40		2,972
Forfeited	(1,440,317)	33.99	50.32
Cancelled	—	—	—
Options outstanding at March 31, 2020	2,008,735	$14.39	$13.87	8.33	$—
Options vested and expected to vest at March 31, 2020	2,008,735	$14.39	$13.87	8.33	$—
Options exercisable at March 31, 2020	1,714,955	$15.16	$14.60	8.29	$—
At March 31, 2020, there were vested options to purchase 0.5 million common shares outstanding.
The following table presents a summary of restricted stock unit activity and data under the Company’s stock incentive plans through March 31, 2020:

	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs outstanding at March 31, 2019	—	$—
Granted	369,577	7.50
Vested and settled	(103,294)	7.77
Forfeited	(18,420)	7.77
RSUs outstanding at March 31, 2020	247,863	$7.37

(A) Equity Awards:
During the years ended March 31, 2020 and 2019, the Company granted options to purchase a total of 1.5 million and 0.6 million of its common shares, respectively, with weighted average exercise prices of $8.12 and $16.41, respectively, and estimated grant date fair values of $7.6 million and $6.3 million, respectively, under the 2015 Plan. Share-based compensation expense is included in research and development and general and administrative expenses in the accompanying consolidated statements of operations. Time-based stock options granted to the Company’s employees vest over a period of four years with 25% of the common shares underlying the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in 12 quarterly installments thereafter, subject to continuing service. Initial stock options granted to the Company’s non-employee directors vest in equal installments on the first, second and third anniversaries of the vesting commencement date, and stock options subsequently granted annually to the Company’s non-employee directors vest fully on the first anniversary of the vesting commencement date, each subject to continuous service. The stock options granted to employees during the years ended March 31, 2020 and 2019 include options with market-based performance conditions to purchase 0.4 million and 0.1 million common shares, respectively, with weighted average exercise prices of $8.07 and $20.49 per share, respectively, and corresponding estimated grant date fair values of $1.2 million and $1.5 million, respectively, which were estimated using Monte Carlo Simulation methods under the income approach. At March 31, 2020, options with market-based performance conditions to purchase 0.4 million common shares at a weighted average exercise price of $10.66 per share were outstanding. The market-based performance options vest based on the trading price for the Company’s common shares exceeding certain closing price thresholds. At March 31, 2020, options with market-based performance conditions to purchase 19 thousand common shares at a weighted average exercise price of $11.68 per share were outstanding and vested, all of which vested during the year ended March 31, 2019.
During the year ended March 31, 2020, the Company granted RSUs underlying a total of 0.4 million common shares with an aggregate grant date fair value of $2.8 million to its employees under the 2015 Plan. One-half of the RSUs granted in September 2019 vested on January 31, 2020 with the remainder scheduled to vest on July 31, 2020, subject to continuing service. All other RSUs granted are scheduled to vest in three equal annual installments commencing on the first anniversary of the vesting commencement date, subject to continuing service.
The Company recorded total share-based compensation expense of $7.0 million and $17.7 million for the years ended March 31, 2020 and 2019, respectively, related to options and RSUs granted to its employees, directors and consultants. The share-based compensation expense was recorded as research and development and general and administrative expenses in the accompanying consolidated statements of operations. At March 31, 2020, total unrecognized compensation expense related to non-vested outstanding equity awards related to options and RSUs granted to its employees, directors and consultants was $8.9 million, which is expected to be recognized over the remaining weighted-average service period of 2.36 years.
(B) Share-Based Compensation for Related Parties:
(1) Share-Based Compensation Allocated to the Company by RSL:
The Company has incurred share-based compensation expense for RSL common share awards and RSL options issued by RSL to RSL, RSG and RSI employees. Share-based compensation expense has been allocated to the Company by RSL based upon the relative percentage of time utilized by RSL, RSG and RSI employees on Company matters.
The Company recorded share-based compensation expense (benefit) of $45 thousand and $(2.6) million, respectively, for the years ended March 31, 2020 and 2019, in relation to the RSL common share awards and options issued by RSL to RSL, RSG and RSI employees.
(2) RSL Common Share Awards and Options:
Certain employees of the Company have been granted RSL common share awards and options. The Company recorded share-based compensation expense of $0.9 million and $1.3 million for the years ended March 31, 2020 and 2019, respectively, related to these awards.
Note 11—Income Taxes
The loss before income taxes and the related tax expense are as follows (in thousands):

	Year ended March 31, 2020	Year ended March 31, 2019
Loss before income taxes:
United States	$(4,403)	$(11,345)
Switzerland	(62,520)	(111,383)
Bermuda (1)	(5,216)	(6,206)
Other (2)	(51)	2
Total loss before income taxes	$(72,190)	$(128,932)
Current taxes:
United States	$403	$123
Switzerland	—	—
Bermuda (1)	—	—
Other (3)	35	10
Total current tax expense	438	133
Deferred taxes:
United States	—	—
Switzerland	—	—
Bermuda (1)	—	—
Other (2)	—	—
Total deferred tax expense	—	—
Total income tax expense	$438	$133

(1) Bermuda entity is centrally controlled and managed in the United Kingdom.
(2) AHL (United Kingdom) and ASEU (Ireland).
(3) Includes state income tax expense.
A reconciliation of income tax benefit computed at the Bermuda statutory rate to income tax expense reflected in the financial statements is as follows (in thousands):

	Year Ended March 31, 2020		Year Ended March 31, 2019
	$	%	$	%
Income tax benefit at Bermuda statutory rate	$—	—%	$	—%
Foreign rate differential (1)	(15,415)	21.35	(14,653)	11.37
Valuation allowance	16,759	(23.21)	29,962	(23.24)
Research and development credit	(621)	0.86	(1,437)	1.12
Research and development true-up	(285)	0.39	318	(0.25)
Switzerland rate change	—	—	(14,057)	10.90
Total income tax expense	$438	(0.61)%	$	(0.10)%
(1) Primarily related to current tax on United States operations including permanent and temporary differences, Swiss net operating losses and United Kingdom taxation of the parent company.

The Company is not subject to taxation under the laws of Bermuda since it was organized as a Bermuda Exempted Limited Company, for which there is no current tax regime. The Company’s provision for income taxes is primarily federal, state and local taxes in the United States. The Company’s effective tax rates of (0.61)% and (0.10)% , respectively, for the years ended March 31, 2020 and March 31, 2019 differ from the Bermuda federal statutory rate of 0% primarily due to the U.S. permanent unfavorable tax differences, stock compensation deductions and a valuation allowance that effectively eliminates the Company’s net deferred tax assets.
On October 24, 2016, the FASB issued ASU No. 2016-16, which eliminates the prohibition of immediate recognition of current and deferred income tax impact for all intra-entity asset transfers, except for inventory. The Company adopted ASU No. 2016-16 in the year ended March 31, 2019 and recognized a deferred tax asset of $3.8 million upon adoption with a corresponding valuation allowance of $3.8 million, which was subsequently impaired.

On March 27, 2020, the United States government enacted the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) which includes numerous modifications to income tax provisions, including a limitation on business interest expense and net operating loss provisions and the acceleration of alternative minimum tax credits. Given the Company’s history of losses, the CARES Act is not expected to have a material impact on its income tax positions.
As of March 31, 2020, the Company had an aggregate tax receivable of $1.7 million from various federal, state and local jurisdictions. Deferred taxes reflect the tax effects of the differences between the amounts recorded as assets and liabilities for financial reporting purposes and the comparable amounts recorded for income tax purposes. Significant components of the deferred tax assets (liabilities) at March 31, 2020 and 2019 are as follows (in thousands):

	March 31, 2020	March 31, 2019
Deferred tax assets:
Research tax credits	$10,782	$9,876
Intangibles	6,738	5,995
Other	78	18
Net operating loss	160,319	144,866
Share-based compensation	10,738	10,249
Lease liability	206	—
Subtotal	188,861	171,004
Valuation allowance	(187,762)	(171,004)
Deferred tax liabilities:
Right of use	(334)	—
Other	(765)	—
Total net deferred tax assets	$—	$—
The Company has net operating losses in the United States, Switzerland, the United Kingdom and Ireland in the amounts of $102 thousand, $1.21 billion, $11.4 million and $13 thousand, respectively. The United States federal net operating loss can be carried forward indefinitely with utilization limited to 80% of future taxable income for tax years beginning after January 1, 2021. The Switzerland net operating loss will begin to expire as of March 31, 2025. The United Kingdom net operating loss can be carried forward indefinitely with an annual limitation on utilization. As of March 31, 2020, the Company has federal research and development carryforwards of approximately $10.8 million. If not utilized, the research and development credit carryforwards will start to expire in 2038.
The Company assesses the realizability of the deferred tax assets at each balance sheet date based on available positive and negative evidence in order to determine the amount which is more likely than not to be realized and record a valuation allowance as necessary. Due to the Company’s cumulative loss position which provides significant negative evidence difficult to overcome, the Company has recorded a full valuation allowance of $187.8 million as of March 31, 2020, representing the portion of the deferred tax asset that is not more likely than not to be realized. The Company will continue to assess the realizability of deferred tax assets at each balance sheet date in order to determine the proper amount, if any, required for a valuation allowance.
There are outside basis differences related to the Company’s investment in subsidiaries for which no deferred taxes have been recorded as these would not be subject to tax on repatriation as Bermuda has no tax regime for Bermuda exempted limited companies, and the United Kingdom tax regime relating to company distributions and sales generally provides for exemption from tax for most overseas profits, subject to certain exceptions.
The Company is subject to tax and files income tax returns in the United Kingdom, Switzerland, Ireland and the United States federal and United States state and local jurisdictions. The Company is subject to tax examinations for tax years ended March 31, 2016 and forward in all applicable income tax jurisdictions. Tax audits and examinations can involve complex issues, interpretations and judgments. The resolution of matters may span multiple years particularly if subject to litigation or negotiation. The Company believes it has appropriately recorded its tax position using reasonable estimates and assumptions, however the potential tax benefits may impact the results of operations or cash flows in the period of resolution, settlement or when the statutes of limitations expire. There are no uncertain tax benefits recorded as of March 31, 2020.
Note 12—Commitments and Contingencies

As of March 31, 2020, the Company had entered into commitments under the Oxford Agreement (see Note 3), the UMMS Agreement (see Note 3), the Loan Agreement (see Note 7), the services agreements with RSI and RSG (see Note 8(A)), and agreements to rent office space. In addition, the Company has entered into services agreements with third parties for pharmaceutical manufacturing and research activities in the normal course of business, which can generally be terminated by the Company with 30 days written notice, unless otherwise indicated. See Note 5 for information regarding rent expense incurred, and remaining contractual rent obligations due, in connection with the Company’s outstanding contractual rent obligations.
In June 2019, the Company entered into a manufacturing services agreement with a third-party for the manufacture of cGMP grade viral vector, which can be terminated without cause by the Company with six months written notice. Under the terms of this agreement, the Company is committed to pay a minimum of approximately $1.4 million for manufacturing services through December 2020, which remains outstanding at March 31, 2020.
The Company has the right to terminate the Oxford Agreement at any time upon two months’ advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party’s uncured material breach or with respect to a failure to make a required payment.
The Company has the right to terminate the UMMS Agreement at any time upon 90 days’ advance written notice to UMMS. Either party may terminate the UMMS Agreement for the other party’s uncured material breach upon 60 days’ advance written notice, including in the event that UMMS reasonably determines the Company has not fulfilled its diligence obligations.
Note 13—Selected Quarterly Financial Data (Unaudited)
The following table presents selected quarterly financial data for the years ended March 31, 2020 and March 31, 2019:

	First Quarter Ended	Second Quarter Ended	Third Quarter Ended	Fourth Quarter Ended	First Quarter Ended	Second Quarter Ended	Third Quarter Ended	Fourth Quarter Ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019
Research and development expenses	$21,090	$6,833	$8,267	$10,920	$37,418	$21,502	$21,483	$7,149
General and administrative expenses	6,468	5,051	5,409	5,133	11,754	10,622	10,933	6,157
Total operating expenses	27,558	11,884	13,676	16,053	49,172	32,124	32,416	13,306
Net loss	(28,057)	(13,884)	(14,039)	(16,648)	(51,888)	(33,835)	(34,296)	(9,046)
Net loss per share attributable to common shareholders - basic and diluted	$(1.23)	$(0.61)	$(0.62)	$(0.54)	$(3.85)	$(2.24)	$(2.13)	$(0.45)
Note 14—Subsequent Events
In April 2020, the Company prepaid the remaining outstanding principal balance, equal to $15.7 million, together with $0.3 million of accrued interest, fees and other amounts due under the Loan Agreement with Hercules. In connection with the prepayment, the credit facility and Loan Agreement with Hercules were terminated, and all obligations, liens and security interests under the Loan Agreement were released, discharged and satisfied.
In April 2020, the Company entered into a sales agreement with SVB Leerink LLC to sell the Company’s common shares having an aggregate offering price of up to $25.0 million from time to time through an at-the-market equity offering program under which SVB Leerink LLC is acting as the Company’s agent. SVB Leerink LLC is entitled to compensation for its services in an amount up to 3% of the gross proceeds of any of the Company’s common shares sold under the sales agreement. In connection with the Company’s entering into the sales agreement with SVB Leerink, the Company’s sales agreement with Cowen was terminated. The Company has sold approximately 0.9 million common shares for total proceeds of approximately $2.7 million, net of brokerage fees, under the sales agreement since April 2020.
In May 2020, ASG exercised its right to purchase up to approximately 2.2 million additional nonredeemable convertible preferred shares of Arvelle at a price of €0.00001 per share upon the closing of the second financing under the Subscription

Agreement, which was recorded at a fair value of approximately $2.2 million and was capitalized as a long-term investment in the Company’s consolidated balance sheet and recorded to other non-operating income in the Company’s consolidated statement of operations upon exercise.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except share and per share amounts)

	June 30, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$55,482	$80,752
Prepaid expenses and other current assets	3,998	2,971
Income tax receivable	1,717	1,707
Total current assets	61,197	85,430
Long-term investment	8,055	5,871
Other non-current assets	46	46
Operating lease right-of-use assets	1,105	1,532
Property and equipment, net	633	801
Total assets	$71,036	$93,680
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,970	$4,412
Accrued expenses	8,949	11,319
Current portion of operating lease liabilities	465	889
Current portion of long-term debt	—	15,423
Total current liabilities	12,384	32,043
Operating lease liabilities, net of current portion	71	79
Total liabilities	12,455	32,122
Commitments and contingencies (Note 11)
Shareholders’ equity:
Common shares, par value $0.00001 per share, 1,000,000,000 shares authorized, 40,973,380 and 39,526,299 issued and outstanding at June 30, 2020 and March 31, 2020, respectively	—	—
Additional paid-in capital	825,830	820,257
Accumulated deficit	(767,238)	(758,644)
Accumulated other comprehensive loss	(11)	(55)
Total shareholders’ equity	58,581	61,558
Total liabilities and shareholders’ equity	$71,036	$93,680

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2020	2019
Operating expenses:
Research and development expenses
(includes $563 and $721 of share-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)	$5,194	$21,090
General and administrative expenses
(includes $1,027 and $1,414 of share-based compensation expense for the three months ended June 30, 2020 and 2019, respectively)	4,640	6,468
Total operating expenses	9,834	27,558
Other (income) expenses:
Interest expense	796	1,558
Other income	(2,066)	(1,097)
Loss before income tax expense	(8,564)	(28,019)
Income tax expense	30	38
Net loss	$(8,594)	$(28,057)
Net loss per common share — basic and diluted	$(0.20)	$(1.23)
Weighted-average common shares outstanding — basic and diluted	43,287,222	22,780,114

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited, in thousands)

	Three Months Ended June 30,
	2020	2019
Net loss	$(8,594)	$(28,057)
Other comprehensive income (loss):
Foreign currency translation adjustment	44	(972)
Total other comprehensive income (loss)	44	(972)
Comprehensive loss	$(8,550)	$(29,029)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Statements of Shareholders’ Equity
(Unaudited, in thousands, except share amounts)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

	Shares	Amount
Balance at March 31, 2019	22,779,891	$—	$741,318	$(686,016)	$911	$56,213
Issuance of shares upon exercise of stock options	781	—	5	—	—	5
Share-based compensation expense	—	—	2,135	—	—	2,135
Capital contribution received from Roivant Sciences, Inc.	—	—	28	—	—	28
Foreign currency translation adjustment	—	—	—	—	(972)	(972)
Net loss	—	—	—	(28,057)	—	(28,057)
Balance at June 30, 2019	22,780,672	$—	$743,486	$(714,073)	$(61)	$29,352

	Common Shares		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

	Shares	Amount
Balance at March 31, 2020	39,526,299	$—	$820,257	$(758,644)	$(55)	$61,558
Shares issued for restricted stock units	53,653	—	—	—	—	—
Shares sold in connection with at-the-market offering, net of brokerage fees and offering expenses of $0.5 million	1,393,428	—	3,930	—	—	3,930
Share-based compensation expense	—	—	1,590	—	—	1,590
Capital contribution received from Roivant Sciences, Inc.	—	—	53	—	—	53
Foreign currency translation adjustment	—	—	—	—	44	44
Net loss	—	—	—	(8,594)	—	(8,594)
Balance at June 30, 2020	40,973,380	$—	$825,830	$(767,238)	$(11)	$58,581

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(8,594)	$(28,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized foreign currency translation adjustment	44	(972)
Amortization of operating lease right-of-use assets	427	369
Share-based compensation expense	1,590	2,135
Depreciation and non-cash amortization	492	426
Non-cash gain on long-term investment	(2,184)	—
Change in operating lease liabilities	(432)	(369)
Other	3	25
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,027)	203
Income tax receivable	(10)	(190)
Other non-current assets	—	340
Accounts payable	(1,442)	1,198
Accrued expenses	(2,370)	7,161
Net cash used in operating activities	(13,503)	(17,731)
Cash flows from investing activities:
Purchases of property and equipment	(19)	(78)
Net cash used in investing activities	(19)	(78)
Cash flows from financing activities:
Payments on long-term debt	(15,731)	(5,047)
Capital contribution received from Roivant Sciences, Inc.	53	28
Cash proceeds from stock option exercises	—	5
Cash proceeds from issuance of common shares, net of issuance costs	3,930	—
Net cash used in financing activities	(11,748)	(5,014)
Net change in cash and cash equivalents	(25,270)	(22,823)
Cash and cash equivalents—beginning of period	80,752	106,999
Cash and cash equivalents—end of period	$55,482	$84,176
Non-cash operating activities:
Operating lease right-of-use assets recognized upon and since the adoption of ASC 842, Leases, on April 1, 2019	$—	$2,986
Operating lease liabilities recognized upon and since the adoption of ASC 842, Leases, on April 1, 2019	—	2,400
Amounts reclassified from other non-current assets to operating lease right-of-use assets upon the adoption of ASC 842, Leases, on April 1, 2019	—	586

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AXOVANT GENE THERAPIES LTD.
Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1—Description of Business
Axovant Gene Therapies Ltd. (“AGT”), together with its wholly owned subsidiaries (the “Company”), is a clinical-stage company focused on gene therapy for neurodegenerative diseases. The Company is developing a pipeline of innovative product candidates for the treatment of these debilitating diseases, including Parkinson's disease, GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease). The Company is dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need.
AGT is an exempted limited company incorporated under the laws of Bermuda, which was originally formed under the name Roivant Neurosciences Ltd. in October 2014 and changed its name to Axovant Sciences Ltd. in March 2015 and to Axovant Gene Therapies Ltd. in March 2019. AGT has seven wholly owned subsidiaries:
•Axovant Holdings Limited (“AHL”);
•Axovant Sciences, Inc. (“ASI”);
•Axovant Sciences GmbH (“ASG”);
•Axovant Sciences America, Inc. (“ASA”);
•Axovant Treasury Holdings, Inc. (“ATH”);
•Axovant Treasury, Inc. (“ATI”); and
•Axovant Sciences Europe Limited.
Since its inception, the Company has devoted substantially all of its efforts to organizing and staffing the Company, raising capital, acquiring product candidates and advancing its product candidates into clinical development. The Company has determined that it has one operating and reporting segment as it allocates resources and assesses financial performance on a consolidated basis. The Company does not expect to generate revenue unless and until it successfully completes development and obtains regulatory approval for one of its product candidates.
Note 2—Summary of Significant Accounting Policies
(A) Basis of Presentation:
The Company’s fiscal year ends on March 31, and its fiscal quarters end on June 30, September 30 and December 31.
These unaudited condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (the “Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on June 10, 2020. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of the Company and its results of operations and cash flows for the periods presented have been included. Operating results for the three months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending March 31, 2021, for any other interim period, or for any other future year.
Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”), and as amended by Accounting Standards Updates (“ASU”), issued by the Financial Accounting Standards Board (“FASB”). These unaudited condensed consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries. The Company has no unconsolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain prior period balances have been reclassified to conform to the current period presentation.

These unaudited condensed consolidated financial statements and accompanying notes have been prepared on the basis that the Company will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern (see Note 2(B)).
A 1-for-8 reverse share split of the Company's outstanding common stock was effected on May 8, 2019 as approved by the Company's Board of Directors and a majority of its shareholders, which reduced the number of common shares issued and outstanding from approximately 182.2 million to 22.8 million as of March 31, 2019. As such, all references to share and per share amounts in these unaudited condensed consolidated financial statements and accompanying notes have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company's common stock and the par value per share, which were not affected.
There have been no significant changes in the Company’s accounting policies from those disclosed in its Annual Report.
(B) Going Concern and Management's Plans:
The Company assesses and determines its ability to continue as a going concern in accordance with the provisions of ASC Subtopic 205-40, “Presentation of Financial Statements—Going Concern” (“ASC Subtopic 205-40”), which requires the Company to evaluate whether there are conditions or events that raise substantial doubt about its ability to continue as a going concern within one year after the date that its annual and interim consolidated financial statements are issued. Certain additional financial statement disclosures are required if such conditions or events are identified. If and when an entity’s liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting. Determining the extent, if any, to which conditions or events raise substantial doubt about the Company’s ability to continue as a going concern, or the extent to which mitigating plans sufficiently alleviate any such substantial doubt, as well as whether or not liquidation is imminent, requires significant judgment by management.
The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
As of June 30, 2020, the Company’s cash and cash equivalents totaled $55.5 million and its accumulated deficit was $767.2 million. For the three months ended June 30, 2020 and the fiscal year ended March 31, 2020, the Company incurred net losses of $8.6 million and $72.6 million, respectively. The Company expects to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as it continues to develop its gene therapy product candidates and prepares for potential future regulatory approvals and commercialization of its products, if approved. The Company has not generated any revenue to date and does not expect to generate product revenue unless and until it successfully completes development and obtains regulatory approval for at least one of its product candidates, and its current cash and cash equivalents balance will not be sufficient to complete all necessary development activities and commercially launch its products. The Company anticipates that its current cash and cash equivalents balance will not be sufficient to sustain operations beyond nine months following the date that these unaudited condensed consolidated financial statements and notes were issued, which raises substantial doubt about the Company's ability to continue as a going concern.
To continue as a going concern, the Company will need, among other things, to raise additional capital. The Company continually assesses multiple options to obtain additional funding to support its operations, including proceeds from offerings of the Company’s equity securities or debt, cash received from the exercise of outstanding common stock options, or transactions involving product development, technology licensing or collaboration arrangements, or other sources of capital to complete its currently planned development programs. Management can provide no assurances that it can raise a sufficient amount of financing for the Company on favorable terms, if at all. Although the Company has successfully obtained financing in the past, and management believes that it will continue to do so in the future, ASC Subtopic 205-40 does not permit future financing activities that are not probable of being implemented and probable of alleviating the conditions that raise substantial doubt to be included in the Company's assessment of its liquidity.
Due to these uncertainties, there is substantial doubt about the Company’s ability to continue as going concern. These unaudited condensed consolidated financial statements and accompanying notes have been prepared on the basis that the Company will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.
C) Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to certain assets, including which costs are charged to research and development and general and administrative expense, as well as assumptions used to estimate its ability to continue as a going concern and estimate the fair value of its stock option awards. Specifically, the Company estimates the grant date fair value of stock option awards with only time-based vesting requirements using a Black-Scholes valuation model and uses a Monte Carlo Simulation method under the income approach to estimate the grant date fair value of stock option awards with market-based performance conditions. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Additionally, the Company assessed the impact that the COVID-19 pandemic has had on its operations and financial results as of June 30, 2020 and through the date of issuance of these unaudited condensed consolidated financial statements. The Company’s analysis was informed by the facts and circumstances as they were known to the Company. This assessment considered the impact COVID-19 may have on financial estimates and assumptions that affect the reported amounts of assets and liabilities and expenses.
(D) Net Loss per Common Share:
Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted-average number of common shares and 3,301,998 pre-funded warrants (see Note 9(B)) outstanding during the period, without further consideration for potentially dilutive securities. In accordance with ASC Topic 260, Earnings Per Share, the pre-funded warrants are included in the computation of basic net loss per share because the exercise price is negligible and they are fully vested and exercisable at any time after the original issuance date. Diluted net loss per common share is computed by dividing the net loss applicable to common shareholders by the diluted weighted-average number of common shares outstanding during the period calculated in accordance with the treasury stock method. In periods in which the Company reports a net loss, all common share equivalents are deemed anti-dilutive such that basic net loss per common share and diluted net loss per common share are equivalent. Potentially dilutive common shares have been excluded from the diluted net loss per common share computations in all periods presented because such securities have an anti-dilutive effect on net loss per common share due to the Company’s net loss. There are no reconciling items used to calculate the weighted-average number of total common shares outstanding for basic and diluted net loss per common share data. Restricted Stock Units (“RSUs”) and stock options outstanding for approximately 0.8 million and 2.3 million common shares, respectively, were not included in the calculation of diluted weighted-average common shares outstanding for the three months ended June 30, 2020 because they were anti-dilutive given the net loss of the Company. Stock options for approximately 3.0 million common shares were not included in the calculation of diluted weighted-average common shares outstanding for the three months ended June 30, 2019 because they were anti-dilutive given the net loss of the Company.
(E) Financial Instruments and Fair Value Measurement:
The Company utilizes fair value measurement guidance prescribed by accounting standards to value its financial instruments.
The guidance establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.
Fair value is defined as the exchange price, or exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, the guidance establishes a three-tier fair value hierarchy that distinguishes among the following:
•Level 1-Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•Level 2-Valuations are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.
•Level 3-Valuations are based on inputs that are unobservable (supported by little or no market activity) and significant to the overall fair value measurement.

To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, a long-term investment and accounts payable. Cash consists of non-interest-bearing deposits denominated in the U.S. dollar and Swiss franc, while cash equivalents consists of interest-bearing money market fund deposits denominated in the U.S. dollar, which are invested in debt securities issued or guaranteed by the U.S. government and repurchase agreements fully collateralized by U.S. Treasury and U.S. government securities. Cash and accounts payable are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. The carrying value of the Company's money market fund included in cash and cash equivalents of $40.5 million at June 30, 2020 approximated fair value, which is based on quoted prices in active markets for identical securities.
At June 30, 2020, the Company held a long-term investment in nonredeemable convertible preferred stock, which is accounted for in accordance with the provisions of ASC 321, “Investments - Equity Securities” whereby the Company elected to use the measurement alternative therein (see Note 4).
The following table summarizes the fair value of the Company's money market fund included in cash equivalents based on the inputs used at June 30, 2020 in determining such values (in thousands):

	Fair Value	Price Quotations (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$40,450	$40,450	$—	$—
(F) Recent Accounting Pronouncements:
In February 2016, the FASB issued Topic 842, which requires lessees to recognize on their consolidated balance sheets a liability to make lease payments and a right-of-use asset representing their right to use the underlying asset for the lease term for both finance and operating leases with lease terms greater than twelve months. Topic 842 is effective for annual periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. Topic 842 allows entities to choose to use either (i) the effective date or (ii) the beginning of the earliest comparative period presented in the financial statements as the date of initial application. Topic 842 provides a number of optional practical expedients in transition. The Company adopted Topic 842 on April 1, 2019 using the optional modified retrospective transition method. Comparative periods were not restated. For leases that commenced prior to April 1, 2019, the Company elected the following package of practical expedients when assessing the transition impact: (1) not to reassess whether any expired or existing contracts are or contain leases; (2) not to reassess the lease classification for any expired or existing leases; and (3) not to reassess initial direct costs for any existing leases. The Company also elected to: (1) use the total lease term in its initial incremental borrowing rate calculation; (2) combine its lease and non-lease components and account for them as a single lease component; and (3) not apply the use of hindsight in determining the lease term when considering lessee options to extend or terminate the lease and to purchase the underlying asset. Upon adoption, the Company recorded corresponding aggregate operating lease right-of-use assets and operating lease liabilities of $3.0 million and $2.4 million, respectively, including $0.6 million of prepaid rent previously classified within other non-current assets in the Company’s consolidated balance sheet that was reclassified to operating lease right-of-use assets. The adoption of the new standard did not materially impact the Company’s consolidated results of operations and cash flows and did not have an impact on the Company’s beginning accumulated deficit balance. For additional information regarding the Company’s leases, see Note 5 for further information regarding the impact of the Company's adoption of Topic 842.

In February 2018, the FASB issued ASU No. 2018-02, “Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” (“ASU No. 2018-02”). On December 22, 2017, an Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018 (commonly known as the “Tax Cuts and Jobs Act”) was enacted in the United States, which introduced a comprehensive set of tax reforms. ASU No. 2018-02 allows companies to reclassify stranded tax effects resulting from the Tax Cuts and Jobs Act, from accumulated other comprehensive (loss) income to retained earnings. ASU No. 2018-02 is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company adopted the provisions of ASU No. 2018-02 for the fiscal year beginning April 1, 2019, which did not have a material impact on its consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” (“ASU No. 2018-07”). ASU No. 2018-07 requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, rather than remeasuring the awards through the performance completion date as previously required. Additionally, for nonemployee awards with performance conditions, compensation cost associated with the award is to be recognized when achievement of the performance condition is probable, rather than upon achievement of the performance condition. Further, the requirement to reassess the liability or equity classification for nonemployee awards upon vesting is eliminated, except for awards in the form of convertible instruments. ASU No. 2018-07 is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year, with early adoption permitted after the adoption of ASU No. 2014-09. The Company adopted the provisions of ASU No. 2018-07 for the fiscal year beginning April 1, 2019, which did not have a material impact on its consolidated financial statements and related disclosures.
In December 2018, the Company, through its wholly owned subsidiary, ASG, entered into an exclusive license agreement (the “UMMS Agreement”), with the University of Massachusetts Medical School (“UMMS”) pursuant to which the Company received a worldwide, royalty-bearing, sub-licensable license under certain patent applications and any patents issuing therefrom, biological materials and know-how controlled by UMMS to develop and commercialize gene therapy product candidates, including AXO-AAV-GM1 and AXO-AAV-GM2, for the treatment of GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), respectively. In October 2019, a certain development and regulatory milestone was achieved resulting in a $1.0 million payment due to UMMS. During the three months ended June 30, 2020 and June 30, 2019, the Company incurred $0.4 million and $1.0 million, respectively, of program-specific costs excluding development and regulatory milestones achieved related to AXO-AAV-GM1 and AXO-AAV-GM2 within research and development expenses in its unaudited condensed consolidated statements of operations. The Company paid a total of zero and $1.0 million to UMMS during the three months ended June 30, 2020 and June 30, 2019, respectively.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”). ASU No. 2019-12 simplifies the accounting for income taxes, eliminates certain exceptions within Income Taxes (Topic 740), and clarifies certain aspects of the current guidance to promote consistency among reporting entities, and is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company early adopted the provisions of ASU No. 2019-12 on April 1, 2020, which did not have a material impact on its consolidated financial statements and related disclosures.
In January 2020, the FASB issued ASU No. 2020-01, “Investments — Equity Securities: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815” (“ASU No. 2020-01”). ASU No. 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with ASC 321, “Investments — Equity Securities” immediately before applying or upon discontinuing the equity method of accounting in ASC 323, “Investments—Equity Method and Joint Ventures.” The provisions of ASU No. 2020-01 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years with early adoption permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. While the Company does not expect the adoption of ASU No. 2020-01 to materially impact the Company’s consolidated financial statements and related disclosures because it does not currently account for any investments pursuant to the equity method of accounting in accordance with ASC 323, “Investments—Equity Method and Joint Ventures”, the impact on the Company’s consolidated financial statements and disclosures will depend on the facts and circumstances of any specific future transactions.
Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial position, results of operations or cash flows.
Note 3—License and Collaboration Agreements
(A) Oxford BioMedica License Agreement:
On June 5, 2018, the Company, through its wholly owned subsidiary, ASG, entered into an exclusive license agreement (the “Oxford Agreement”) with Oxford BioMedica (UK) Ltd. (“Oxford”), pursuant to which the Company received a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Oxford to develop and commercialize AXO-Lenti-PD and related gene therapy products for all diseases and conditions. In June 2018, as consideration for the license, the Company made an upfront nonrefundable payment to Oxford of $30.0 million, $5.0 million of which was applied as a credit against the process development work and clinical supply that Oxford is obligated to provide to the Company over the term of the Oxford Agreement. Under the terms of the Oxford Agreement, the Company could be obligated to make payments to Oxford totaling up to $55.0 million upon the achievement of specified development milestones and $757.5 million upon the achievement of specified regulatory and sales milestones. In April 2019, certain development milestones were achieved resulting in a $13.0 million net payment due to Oxford. The Company will also be obligated to pay Oxford a tiered royalty from 7% to 10%, based on yearly aggregate net sales of the underlying gene therapy products, subject to specified reductions upon the occurrence of certain events as set forth in the Oxford Agreement. These royalties are required to be paid, on a product-by-product and country-by-country basis, until the latest to occur of the expiration of the last to expire valid claim of a licensed patent covering such product in such country, the expiration of regulatory exclusivity for such product in such country, or 10 years after the first commercial sale of such product in such country.
The Company is solely responsible, at its expense, for all activities related to the development and commercialization of the gene therapy products underlying the Oxford Agreement. Pursuant to the Oxford Agreement, the Company is required to use commercially reasonable efforts to develop, obtain regulatory approval of, and commercialize a gene therapy product underlying the Oxford Agreement in the United States and at least one major market country in Europe. In addition, the Company is required to meet certain diligence milestones and to include at least one U.S.-based clinical trial site in a pivotal study of a gene therapy product underlying the Oxford Agreement. If the Company fails to meet any of these specified development milestones, it may cure such failure by paying Oxford certain fees, which range from $0.5 million to $1.0 million.
The Company evaluated the Oxford Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the in-process research and development (“IPR&D”) had not reached technological feasibility and therefore has no alternative future use. Accordingly, $25.0 million of the $30.0 million upfront nonrefundable payment to Oxford under the Oxford Agreement was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. As the remaining $5.0 million of the upfront payment under the licensing agreement represents a nonrefundable payment for process development work and clinical supply that Oxford is obligated to provide over the term of the Oxford Agreement, the Company fully capitalized this portion of the payment upon execution, with $1.7 million remaining capitalized within prepaid expenses and other current assets in its consolidated balance sheet as of March 31, 2020, which will be recorded to research and development expense as the process development work and clinical supply are provided by Oxford. The Company has the right to terminate the Oxford Agreement at any time upon two months’ advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party’s uncured material breach or with respect to a failure to make a required payment.
Additionally, during the years ended March 31, 2020 and March 31, 2019 respectively, the Company incurred $9.2 million and $5.3 million of AXO-Lenti-PD program-specific costs, excluding the upfront nonrefundable payment and development milestones achieved, within research and development expenses in its consolidated statements of operations and paid a total of $15.2 million and $31.5 million to Oxford, including the upfront nonrefundable payment.
(B) Benitec Biopharma License and Collaboration Agreement:
In July 2018, the Company, through its wholly owned subsidiary, ASG, entered into a license and collaboration agreement (the “Benitec Agreement”) with Benitec Biopharma Limited (“Benitec”), pursuant to which the Company made an upfront payment of $10.0 million and received a worldwide, exclusive, royalty-bearing, sub-licensable license under certain patents and other intellectual property controlled by Benitec to develop and commercialize investigational gene therapy AXO-AAV-OPMD and related gene therapy products (collectively, the “AXO-AAV-OPMD Program”) for all diseases and conditions. The Company terminated the Benitec Agreement in its entirety, effective September 3, 2019.
The Company evaluated the Benitec Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the IPR&D had not reached technological feasibility and therefore has no alternative future use. Accordingly, the $10.0 million upfront nonrefundable payment was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. During the years ended March 31, 2020 and March 31, 2019, respectively, the Company also incurred $1.8 million and $4.6 million of AXO-AAV-OPMD program-specific costs within research and development expenses in its consolidated statements of operations and paid a total of $2.8 million and $12.1 million to Benitec, including the upfront nonrefundable payment.
(C) The University of Massachusetts Medical School Exclusive License Agreement:

In December 2018, the Company, through its wholly owned subsidiary, ASG, entered into an exclusive license agreement (the “UMMS Agreement”), with the University of Massachusetts Medical School (“UMMS”) pursuant to which the Company received a worldwide, royalty-bearing, sub-licensable license under certain patent applications and any patents issuing therefrom, biological materials and know-how controlled by UMMS to develop and commercialize gene therapy product candidates, including AXO-AAV-GM1 and AXO-AAV-GM2, for the treatment of GM1 gangliosidosis and GM2 gangliosidosis (including Tay-Sachs disease and Sandhoff disease), respectively. This license is exclusive with respect to patents and biological materials and non-exclusive with respect to know-how and is subject to UMMS’ retained rights for academic research, teaching and non-commercial patient care purposes, as well as to certain pre-existing rights of the U.S. government.
Under the UMMS Agreement, the Company is solely responsible, at its expense, for the research, development and commercialization of the licensed gene therapy product candidates. The Company will reimburse UMMS for payments made by UMMS for the manufacture of clinical trial materials for the Company, up to a specified amount. The Company is obligated to use diligent efforts to develop and commercialize the licensed gene therapy product candidates and is required to achieve certain development and commercial milestones in accordance with the timeline set forth in the agreement.
The Company evaluated the UMMS Agreement and determined that the acquired set of assets and activities did not meet the definition of a business and thus the transaction was not considered a business combination. The Company determined that the IPR&D had not reached technological feasibility and therefore has no alternative future use. Accordingly, the upfront payment of $10.0 million made from the Company to UMMS was recorded as research and development expense in the Company’s consolidated statements of operations during the year ended March 31, 2019. In addition, the Company could be obligated to make payments to UMMS totaling up to $24.5 million upon the achievement of specified development and regulatory milestones and $39.8 million upon the achievement of specified commercial milestones. In February 2019, certain development and regulatory milestones were achieved resulting in a $1.0 million payment due to UMMS, and in October 2019, further development and regulatory milestones were achieved resulting in an additional $1.0 million payment due to UMMS. The Company is also obligated to pay UMMS tiered mid-single digit royalties based on yearly net sales of the licensed products, subject to a specified annual minimum amount. Additionally, the Company will pay UMMS a percentage of any revenues it receives from any third-party sublicenses to licensed products at rates ranging in the mid-single digits to mid-teens.
The UMMS Agreement will expire upon the expiration of the Company’s obligations to make royalty payments to UMMS, which continues until the later of the expiration of licensed patents and any applicable orphan designation exclusivity and 10 years after the first commercial sale of the licensed products. Upon such expiration, the licenses granted to the Company by UMMS will automatically convert to perpetual, irrevocable, worldwide royalty-free licenses. The Company has the right to terminate the UMMS Agreement at any time upon 90 days’ advance written notice to UMMS. Either party may terminate the UMMS Agreement for the other party’s uncured material breach upon 60 days’ advance written notice, including in the event that UMMS reasonably determines the Company has not fulfilled its diligence obligations.
During the years ended March 31, 2020 and March 31, 2019, respectively, the Company incurred $8.8 million and $1.2 million of program-specific costs excluding development and regulatory milestones achieved related to AXO-AAV-GM1 and AXO-AAV-GM2 within research and development expenses in its consolidated statements of operations and paid a total of $3.0 million and $10.2 million to UMMS, including the upfront payment.
Note 4—Long-term Investment
On February 13, 2019, ASG entered into a share subscription agreement (the “Subscription Agreement”) to purchase up to approximately 8.1 million shares of nonredeemable convertible preferred stock of Arvelle Therapeutics B.V. (“Arvelle”) in exchange for €0.00001 per share paid in cash, as well as certain goods and services provided by ASG to Arvelle. The first closing under the Subscription Agreement occurred on February 25, 2019 with ASG purchasing approximately 5.9 million nonredeemable convertible preferred shares of Arvelle, which was initially recorded at a fair value of $5.9 million and was capitalized as a long-term investment in the Company's consolidated balance sheet and recorded to other non-operating income in the Company's consolidated statement of operations. ASG also received the right to purchase up to approximately 2.2 million additional nonredeemable convertible preferred shares of Arvelle at a price of €0.00001 per share upon a potential future second closing under the Subscription Agreement. In May 2020, ASG fully exercised this right and purchased the approximately 2.2 million additional nonredeemable convertible preferred shares upon the closing of the second financing under the Subscription Agreement, which was recorded at a fair value of $2.2 million and was capitalized as a long-term investment in the Company's unaudited condensed consolidated balance sheet and recorded to other non-operating income in the Company's unaudited condensed consolidated statement of operations. The Company accounts for its investment in Arvelle in accordance with the provisions of ASC 321, “Investments - Equity Securities”, and elected to use the measurement alternative therein. The investment will be remeasured upon future observable price change(s) in orderly transaction(s) or upon impairment, if any.

Note 5—Leases
The Company adopted the provisions of Topic 842 on April 1, 2019 using the effective date as its date of initial application and applied the optional modified retrospective transition method. Comparative periods were not restated. For leases that commenced prior to April 1, 2019, the Company elected the following package of practical expedients when assessing the transition impact: (1) not to reassess whether any expired or existing contracts are or contain leases; (2) not to reassess the lease classification for any expired or existing leases; and (3) not to reassess initial direct costs for any existing leases. The Company also elected to: (1) use the total lease term in its initial incremental borrowing rate calculation; (2) combine its lease and non-lease components and account for them as a single lease component; and (3) not apply the use of hindsight in determining the lease term when considering lessee options to extend or terminate the lease and to purchase the underlying asset. Upon adoption, the Company recorded corresponding aggregate operating lease right-of-use assets and operating lease liabilities of $3.0 million and $2.4 million, respectively, including $0.6 million of prepaid rent previously classified within other non-current assets in the Company’s consolidated balance sheet that was reclassified to operating lease right-of-use assets. Operating right-of-use assets and obligations were recognized based on the present value of remaining lease payments over the lease term using an incremental borrowing rate of 12.9%. As the Company’s operating leases do not provide an implicit rate, estimated incremental borrowing rates were used based on the information available at the adoption date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and other operating costs are expensed as incurred. Leases with an initial term of 12 months or less are not recorded within the Company's unaudited condensed balance sheet. In addition, the Company reviews agreements at inception to determine if they include a lease, and when they do, uses its incremental borrowing rate or implicit interest rate to determine the present value of the future lease payments.
The Company leases office facilities in New York, New York, Durham, North Carolina and Princeton, New Jersey, with corresponding lease terms ending in January 2021, November 2022, and October 2020, respectively, whereby the last payment under the lease agreement for the office facility in New York, New York is due in September 2020. These leases are classified as operating leases in accordance with the provisions of Topic 842. The aggregate weighted-average remaining lease term and aggregate weighted-average discount rate were 0.9 years and 12.9%, respectively, for the Company's contractual rent obligations for operating leases as of June 30, 2020

During the three months ended June 30, 2020 and 2019, the Company incurred $0.5 million and $0.4 million, respectively, in rent expense associated with contractual rent obligations for its operating leases. During the three months ended June 30, 2020 and 2019, the Company paid $0.5 million and $0.4 million, respectively, related to its contractual rent obligations associated with operating lease right-of-use assets. The following table provides a reconciliation of the Company's remaining undiscounted contractual rent obligations due within each respective fiscal year ending March 31 to the operating lease liabilities recognized as of June 30, 2020 (in thousands):

Fiscal Year Ending March 31,	Amount
2021	$484
2022	46
2023	31
2024	—
2025	—
Thereafter	—
Total undiscounted payments	561
Less: Present value adjustment	(26)
Present value of future payments	$535
Note 6—Accrued Expenses
As of June 30, 2020, and March 31, 2020, accrued expenses consisted of the following (in thousands):

	June 30, 2020	March 31, 2020
Research and development expenses	$6,789	$6,951
Salaries, bonuses and other compensation expenses	1,142	2,521
Legal expenses	335	704
Other expenses	683	1,143
Total accrued expenses	$8,949	$11,319

Note 7—Long-term Debt
In April 2020, the Company fully prepaid $15.7 million of outstanding principal, together with $0.3 million of accrued interest, fees and other amounts, due under its loan and security agreement (the “Loan Agreement”) with Hercules Capital, Inc. (“Hercules”), which was accounted for as an extinguishment of debt with a corresponding loss of approximately $0.5 million included within interest expense during the three months ended June 30, 2020. In connection with the prepayment, the credit facility and Loan Agreement with Hercules were terminated, and all obligations, liens and security interests under the Loan Agreement were released, discharged and satisfied.
Note 8—Related Party Transactions
(A) Services Agreements:
In October 2014, and as amended in October 2015, February 2017 and June 2019, AGT, ASI and ASG entered into a services agreement (the “RSI Services Agreement”) with Roivant Sciences, Inc. (“RSI”), a wholly owned subsidiary of RSL, under which RSI agreed to provide certain administrative and research and development services to AGT, ASI and ASG. Under the RSI Services Agreement, expenses of $53 thousand and $28 thousand were incurred during the three months ended June 30, 2020 and June 30, 2019, respectively, inclusive of a predetermined mark-up.
(B) RSL Financing Participation:
In February 2020, the Company issued and sold 16,631,336 common shares and pre-funded warrants to purchase up to 3,301,998 common shares in a follow-on public offering, including 2,600,000 common shares sold pursuant to the exercise of the underwriters' option to purchase additional shares, at an offering price of $3.75 per common share and $3.74999 per pre-funded warrant, including 5,333,333 shares issued and sold to RSL. The net proceeds to the Company were approximately $70.8 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 9(B)).
Note 9—Shareholders' Equity
(A) Overview:
The Company’s Memorandum of Association, filed on October 31, 2014 in Bermuda, authorized the issuance of one class of shares. The total number of shares authorized was 1,000,000,000 with a par value per share of $0.00001 at June 30, 2020. A 1-for-8 reverse share split of the Company's outstanding common stock was effected on May 8, 2019 as approved by the Company's Board of Directors and a majority of its shareholders, which reduced the number of common shares issued and outstanding from approximately 182.2 million to 22.8 million as of March 31, 2019. As such, all references to share and per share amounts in these unaudited condensed consolidated financial statements and accompanying notes have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company's common stock and the par value per share, which were not affected.
(B) Transactions:
During the three months ended June 30, 2020 and June 30, 2019, expenses of $53 thousand and $28 thousand, respectively, were incurred by RSI on behalf of the Company and were recorded as capital contributions (see Note 8(A)).
In February 2020, the Company issued and sold 16,631,336 common shares and pre-funded warrants to purchase up to 3,301,998 common shares in a follow-on public offering, including 2,600,000 common shares sold pursuant to the exercise of the underwriters' option to purchase additional shares, at an offering price of $3.75 per common share and $3.74999 per pre-funded warrant, including 5,333,333 shares issued and sold to RSL. The net proceeds to the Company were approximately $70.8 million, after deducting underwriting discounts and commissions and offering expenses incurred (see Note 8(B)).The pre-funded warrants do not expire and are immediately exercisable except that the pre-funded warrants cannot be exercised by the holder if, after giving effect thereto, the holder would beneficially own more than 9.99% of the Company’s common stock, subject to certain exceptions. The pre-funded warrants are classified as equity in accordance with ASC 480, “Distinguishing Liabilities from Equity”, and the fair value of the pre-funded warrants was recorded as a credit to additional paid-in capital and is not subject to remeasurement. As of June 30, 2020, none of the pre-funded warrants had been exercised.
During the three months ended June 30, 2020, the Company engaged SVB Leerink LLC as its agent to sell the Company's common shares from time to time through an at-the-market equity offering program. SVB Leerink LLC receives compensation for its services in an amount equal to 3% of the gross proceeds of any of the Company's common shares sold. As of June 30, 2020, the Company sold approximately 1.4 million common shares for total proceeds of approximately $4.3 million, net of brokerage fees, under this program, and subsequent to June 30, 2020, the Company has sold approximately 1.1 million common shares for total proceeds of approximately $3.3 million, net of brokerage fees (see Note 12).

Note 10—Share-Based Compensation
In March 2015, the Company adopted its 2015 Equity Incentive Plan, which was amended and restated in June 2017 by its Board of Directors and became effective upon shareholder approval in August 2017 (the “2015 Plan”). A 1-for-8 reverse share split of the Company's outstanding common stock was effected on May 8, 2019 as approved by the Company's Board of Directors and a majority of its shareholders. The reverse share split reduced the number of shares authorized for issuance, the number of shares available for issuance, and the number of options outstanding under the 2015 Plan from approximately 24.8 million to 3.1 million, from approximately 8.4 million to 1.0 million, and from approximately 15.4 million to 1.9 million, respectively, as of March 31, 2019. As such, all references to share and per share amounts in these unaudited condensed consolidated financial statements and accompanying notes have been retroactively restated to reflect the 1-for-8 reverse share split, except for the authorized number of shares of the Company's common stock and the par value per share, which were not affected. In April 2020, the number of common shares authorized for issuance under the 2015 Plan increased automatically to approximately 5.6 million common shares in accordance with the terms of the 2015 Plan. Under the 2015 Plan at June 30, 2020, a total of 2.1 million common shares were available for future grant, RSUs for approximately 0.8 million common shares were outstanding, and options to purchase approximately 2.3 million common shares were outstanding with a weighted-average exercise price of $12.73 per share.

Stock options granted under the 2015 Plan provide option holders, if approved by the Board of Directors, the right to exercise their options prior to vesting. In the event that an option holder exercises the unvested portion of any option, such unvested portion will be subject to a repurchase option held by the Company at the lower of (1) the fair market value of its common shares on the date of repurchase and (2) the exercise price of the options. Any common shares underlying such unvested portion will continue to vest in accordance with the original vesting schedule of the option.
(A) Equity Awards:
During the three months ended June 30, 2020 and 2019, the Company granted options to purchase a total of 0.4 million and 1.3 million, respectively, of its common shares, with weighted-average exercise prices of $3.45 and $8.45, respectively, and estimated grant date fair values of $1.1 million and $6.4 million, respectively, under the 2015 Plan. Share-based compensation expense is included in research and development and general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations. Time-based stock options granted to the Company's employees vest over a period of four years with 25% of the common shares underlying the option vesting on the first anniversary of the vesting commencement date and the remainder vesting in 12 quarterly installments thereafter, subject to continuing service. Initial stock options granted to the Company's non-employee directors vest in equal installments on the first, second and third anniversaries of the vesting commencement date, and stock options subsequently granted annually to the Company's non-employee directors vest fully on the first anniversary of the vesting commencement date, each subject to continuous service. The stock options granted to employees during the three months ended June 30, 2019 include options with market-based performance conditions to purchase 0.3 million common shares, with a weighted-average exercise price of $8.48 per share and corresponding estimated grant date fair value of $1.0 million which was estimated using Monte Carlo Simulation methods under the income approach. There were no options with market-based performance conditions granted during the three months ended June 30, 2020. As of June 30, 2020, options with market-based performance conditions to purchase 0.4 million common shares at a weighted-average exercise price of $10.66 per share were outstanding. The market-based performance options vest based on the trading price for the Company’s common shares exceeding certain closing price thresholds. As of June 30, 2020, stock options with market-based performance conditions to purchase approximately 19 thousand common shares with a weighted-average exercise price of $11.68 per share were outstanding and vested.
During the three months ended June 30, 2020, the Company granted RSUs for a total of 0.7 million common shares with an aggregate grant date fair value of $2.6 million to its employees under the 2015 Plan, with the RSUs granted scheduled to vest in three equal annual installments commencing on the first anniversary of the vesting commencement date, subject to continuing service.
The Company recorded total share-based compensation expense of $1.6 million and $2.0 million for the three months ended June 30, 2020 and 2019, respectively, related to options and RSUs granted to its employees, directors and consultants. The share-based compensation expense was recorded as research and development and general and administrative expenses in the Company's unaudited condensed consolidated statements of operations. At June 30, 2020, total unrecognized compensation expense related to non-vested outstanding equity awards related to options and RSUs granted to its employees, directors and consultants was $8.4 million, which is expected to be recognized over the remaining weighted-average service period of 2.47 years.
(B) Share-Based Compensation for Related Parties:
(1) RSL Common Share Awards and Options:

Certain employees of the Company have been granted RSL common share awards and options. The Company recorded share-based compensation expense of $25 thousand and $0.1 million for the three months ended June 30, 2020 and 2019, respectively, related to these awards.

Note 11—Commitments and Contingencies
As of June 30, 2020, the Company had entered into commitments under the Oxford Agreement (see Note 3(A)), the UMMS Agreement (see Note 3(C)), the services agreements with RSI and RSG (see Note 8(A)), and agreements to rent office space. In addition, the Company has entered into services agreements with third parties for pharmaceutical manufacturing and research activities in the normal course of business, which can generally be terminated by the Company with 30 days written notice, unless otherwise indicated. See Note 5 for information regarding rent expense incurred, and remaining contractual rent obligations due, in connection with the Company's outstanding contractual rent obligations.
In June 2019, the Company entered into a manufacturing services agreement with a third-party for the manufacture of cGMP grade viral vector. The parties have agreed that the Company’s obligation under the agreement is €0.9 million which will be paid by November 2020, at which point the agreement will terminate.
The Company has the right to terminate the Oxford Agreement at any time upon two months' advance written notice prior to the first commercial sale of a product, or for a specified period of advance written notice after the first commercial sale of a product. Either party may terminate the Oxford Agreement for the other party's uncured material breach or with respect to a failure to make a required payment.
The Company has the right to terminate the UMMS Agreement at any time upon 90 days' advance written notice to UMMS. Either party may terminate the UMMS Agreement for the other party's uncured material breach upon 60 days' advance written notice, including in the event that UMMS reasonably determines the Company has not fulfilled its diligence obligations.

Note 12—Subsequent Events
Subsequent to June 30, 2020, the Company has sold approximately 1.1 million common shares for total proceeds of approximately $3.3 million, net of brokerage fees, through SVB Leerink LLC.

P ART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
The new Sio Gene Therapies certificate of incorporation provides that no director of Sio Gene Therapies shall be liable to Sio Gene Therapies or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of Axovant, whether taken or omitted prior to the Effective Time, in connection with the discontinuance of Axovant in Bermuda or the continuance of Axovant in State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to Sio Gene Therapies, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The new Sio Gene Therapies bylaws also provide that Sio Gene Therapies shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL. For purposes of the indemnification described in this paragraph, references to Sio Gene Therapies include Axovant Gene Therapies Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as Sio Gene Therapies. Sio Gene Therapies will remain obligated on any indemnification obligations of Axovant arising prior to the Domestication.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Sio Gene Therapies, including Axovant Gene Therapies Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as Sio Gene Therapies, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 21. Exhibits and Financial Statement Schedules
(a)    Exhibits .

Exhibit No.	Description of Document	Form	File No.	Exhibit No.	Filing Date	Filed Herewith
3.1	Form of New Certificate of Incorporation of Sio Gene Therapies Inc.	S-4	333-249279	3.1	10/02/2020
3.2	Form of New Bylaws of Sio Gene Therapies Inc.	S-4	333-249279	3.2	10/02/2020
4.1	Form of Pre-funded Warrant to purchase Common Shares	8-K	001-37418	4.1	02/21/2020
5.1	Opinion of Cooley LLP	S-4	333-249279	5.1	10/02/2020
8.1	Tax opinion of Cooley LLP	S-4	333-249279	8.1	10/02/2020
10.1	Waiver and Option Agreement, dated as of May 8, 2015, by and between Roviant Sciences Ltd. and the Registrant	S-1/A	333-204073	10.9	05/22/2015
10.2	Forms of Option Grant Notice and Option Agreement under 2015 Equity Incentive Plan, as amended.	S-1/A	333-204073	10.2	05/22/2015
10.3	Form of Early Exercise Stock Purchase Agreement under 2015 Equity Incentive Plan, as amended.	S-1/A	333-204073	10.3	05/22/2015
10.4	Form of Indemnification Agreement with directors and executive officers.	S-1/A	333-204073	10.4	05/22/2015
10.5	Non-Employee Director Compensation Policy.	10-K	001-37418	10.12	06/13/2017
10.6	2015 Equity Incentive Plan, as amended.	8-K	001-37418	10.1	08/22/2017
10.7	Amended and Restated Information Sharing and Cooperation Agreement, dated as of June 5, 2018, by and between the Registrant and Roivant Sciences Ltd.	10-Q	001-37418	10.1	08/07/2018
10.8	License Agreement, dated as of June 5, 2018, by and between Axovant Sciences GmbH and Oxford BioMedica (UK) Ltd.	10-Q	001-37418	10.3	08/07/2018
10.9	Exclusive License Agreement, dated as of December 7, 2018, by and between Axovant Sciences GmbH and the University of Massachusetts.	10-Q	001-37418	10.1	02/07/2019
10.10	Amended and Restated Services Agreement, effective as of June 10, 2019, by and among Roivant Sciences, Inc., Axovant Sciences GmbH, Axovant Sciences, Inc. and the Registrant.	10-K	001-37418	10.21	06/11/2019
10.11	Amended and Restated Services Agreement, effective as of June 10, 2019, by and among Roivant Sciences GmbH and Axovant Sciences GmbH.	10-K	001-37418	10.22	06/11/2019

Exhibit No.	Description of Document	Form	File No.	Exhibit No.	Filing Date	Filed Herewith
10.12	Separation and General Release Agreement between Axovant Sciences, Inc. and Gregory Weinhoff, M.D., dated as of June 28, 2019.	10-Q	001-37418	10.1	08/09/2019
10.13	Separation and General Release Agreement between Axovant Sciences, Inc. and Mathew Bazley, dated as of July 29, 2019.	10-Q	001-37418	10.2	08/09/2019
10.14	Employment Agreement, dated November 4, 2019, by and between Pavan Cheruvu and Axovant Sciences, Inc.	8-K	001-37418	10.1	11/08/2019
10.15	Employment Agreement, dated November 4, 2019, by and between David Nassif and Axovant Sciences, Inc.	8-K	001-37418	10.2	11/08/2019
10.16	Employment Agreement, dated November 4, 2019, by and between Gavin Corcoran and Axovant Sciences, Inc.	8-K	001-37418	10.3	11/08/2019
10.17	Sales Agreement, dated as of June 11, 2020, by and between the Registrant and SVB Leerink LLC	S-3	333-235889	1.2	06/11/2020
21.1	Subsidiaries of the Registrant	10-K	001-37418	21.1	06/10/2020
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm					X
23.2	Consent of Cooley LLP (included in Exhibit 5.1)	S-4	333-249279	23.2	10/02/2020
23.3	Consent of Cooley LLP (included in Exhibit 8.1)	S-4	333-249279	23.3	10/02/2020
24.1	Power of Attorney (included on signature page to the original filing of this registration statement and the signature page to this Amendment No. 1 to the registration statement)					X

(b)    No schedules have been included because the information required to be set forth therein is not applicable.

Item 22.    Undertakings
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(6)     That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on November 10 , 2020.

Axovant Gene Therapies Ltd.

By:	/s/ Pavan Cheruvu
Name: Pavan Cheruvu, M.D.
Title: Principal Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pavan Cheruvu and David Nassif, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her, and in his or her name in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Pavan Cheruvu	Principal Executive Officer and Director	November 10, 2020
Pavan Cheruvu, M.D.

	/s/ David Nassif	Principal Financial and Accounting Officer, General Counsel	November 10, 2020
David Nassif

	*	Chairperson of the Board of Directors	November 10, 2020
Frank Torti, M.D.

	*	Lead Independent Director	November 10, 2020
Atul Pande, M.D.

	*	Director	November 10, 2020
Berndt Modig

	*	Director	November 10, 2020
Senthil Sundaram

	*	Director	November 10, 2020
Eric Venker, M.D., Pharm.D.

	/s/ Kristiina Vuori	Director	November 10, 2020
Kristiina Vuori, M.D., Ph.D.

*By:	/s/ David Nassif
David Nassif
Attorney-in-fact